AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1999.
                                                  REGISTRATION NO. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            GUARANTY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                                6712                         75-1656431
(State or other jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)        Classification Code Number)        Identification Number)

                                100 WEST ARKANSAS
                           MOUNT PLEASANT, TEXAS 75455
                                 (903) 572-9881
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                                         Copies to:
          DEVRY GARRETT, ESQ.
             LEGAL OFFICER                       WILLIAM T. LUEDKE IV, ESQ.
           100 WEST ARKANSAS                    BRACEWELL & PATTERSON, L.L.P.
      MOUNT PLEASANT, TEXAS 75455              2900 SOUTH TOWER PENNZOIL PLACE
            (903) 572-9881                        HOUSTON, TEXAS 77002-2781
   (Name, address, including zip code,
    and telephone number, including
    area code, of agent for service)


           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                              PROPOSED                 PROPOSED
                                                               MAXIMUM                  MAXIMUM
              TITLE OF EACH CLASS            AMOUNT           OFFERING                 AGGREGATE           AMOUNT OF
                 OF SECURITIES                TO BE           PRICE PER                OFFERING          REGISTRATION
               TO BE REGISTERED            REGISTERED           SHARE                    PRICE                FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value                351,750             (1)                 $  999,520 (2)          $278
=======================================================================================================================

(1)   Not applicable.

(2) Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the book value as of March 31, 1999 of the securities to be received by the registrant in exchange for the securities registered hereby.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

FIRST AMERICAN FINANCIAL CORPORATION                   GUARANTY BANCSHARES, INC.

                           PROXY STATEMENT/PROSPECTUS
        Special Meeting of Shareholders to be held _____________, 1999.

                         -----------------------------------

                            GUARANTY BANCSHARES, INC.
                    (Common Stock, $1.00 Par Value Per Share)

      First American Financial Corporation is providing you with this proxy statement/prospectus in connection with a solicitation of proxies by the Board of Directors of First American for approval of the proposed acquisition of First American by Guaranty Bancshares, Inc. Pursuant to the Agreement and Plan of Reorganization dated as of April 23, 1999, Guaranty will acquire First American through the merger of First American with and into a wholly-owned subsidiary of Guaranty. First American will hold a special shareholders' meeting to vote on the merger on ___________, ____________, 1999, at ___________, local time, at its principal executive office, 919 Gilmer Street, Sulphur Springs, Texas.

      In exchange for all of the issued and outstanding common stock of First American, Guaranty will issue 351,750 shares of Guaranty common stock and $3,379,480 in cash. For each share of First American stock that you own, you will receive 3.417039 shares of Guaranty common stock and $32.829609 in cash.

      This proxy statement/prospectus also constitutes the prospectus of Guaranty for the shares of Guaranty common stock to be issued in the merger. Guaranty common stock is traded on the Nasdaq Stock Market National Market under the symbol "GNTY." On _________, 1999, the last reported sale price per share of Guaranty common stock on the Nasdaq was $________ per share.

      This proxy statement/prospectus and the related materials are first being mailed to the First American shareholders on or about ___________________.

                              --------------------

                     AN INVESTMENT IN GUARANTY COMMON STOCK
             IN CONNECTION WITH THE MERGER INVOLVES CERTAIN RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 20.

                              --------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE SHARES OF GUARANTY COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this proxy statement/prospectus is ________________________.

                        FIRST AMERICAN FINANCIAL CORPORATION
                                  919 GILMER STREET
                            SULPHUR SPRINGS, TEXAS 75483

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD _____________, 1999


      NOTICE IS HEREBY GIVEN that First American Financial Corporation will hold a Special Meeting of Shareholders at its principal executive office, 919 Gilmer Street, Sulphur Springs, Texas 75483 on _____________, 1999, at __:00 _.m.,
local time, for the following purposes:

      1. To consider and vote on a proposal to be acquired by Guaranty Bancshares, Inc. pursuant to an Agreement and Plan of Reorganization dated as of April 23, 1999 between Guaranty Bancshares, Inc. and First American Financial Corporation as more specifically described in the attached proxy statement/prospectus.

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The Board of Directors fixed the close of business on ____________, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of these shareholders will be available for examination at the special meeting and at First American's offices at 919 Gilmer Street, Sulphur Springs, Texas 75483, during ordinary business hours, after __________, 1999, for the examination of any shareholder for any purpose germane to the special meeting.

                                            By order of the Board of Directors,

                                            James W. Capps
                                            President

____________, 1999

                               ----------------------

                                      IMPORTANT

      YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                                  TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..........................................  1

Questions and Answers about the Merger.......................................  2

SUMMARY......................................................................  5
    The Companies............................................................  5
    The Merger...............................................................  5
    The Special Meeting and Vote Required....................................  5
    Reasons for the Merger; Recommendation of the First American
      Board of Directors.....................................................  6
    What You Will Receive in the Merger......................................  6
    Conditions to Completion of the Merger...................................  6
    Regulatory Approvals.....................................................  7
    Termination of the Merger Agreement......................................  7
    Resale of Guaranty Common Stock Received
      in the Merger..........................................................  8
    Appraisal Rights.........................................................  8
    Comparative Shareholder Rights...........................................  8
    Material Federal Income Tax Consequences
      of the Merger..........................................................  8

Selected Historical Financial Data...........................................  9
    Selected Financial Data of Guaranty......................................  9
    Selected Financial Data of First American...............................  11
    Summary of Historical and Pro Forma Per Share Selected Financial Data...  13
    Comparative Stock Prices................................................  14

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.................................  15

CAPITALIZATION..............................................................  19

RISK FACTORS................................................................  20

FORWARD-LOOKING INFORMATION.................................................  26
    Interest Rates and Economy .............................................  26
    Competition and Product Availability ...................................  26
    Asset Management........................................................  26
    Liquidity and Capital ..................................................  26
    Systems ................................................................  26
    Personnel ..............................................................  27
    Tax, Regulatory, Compliance and Legal ..................................  27

NATURE OF TRADING MARKET AND MARKET PRICES..................................  28

DIVIDEND HISTORY AND POLICIES...............................................  29
    First American..........................................................  29
    Guaranty................................................................  29

THE SPECIAL MEETING.........................................................  31
    General.................................................................  31
    Shares Entitled to Vote, Quorum and Vote Required.......................  31
    Voting and Revocation of Proxies........................................  31

THE MERGER..................................................................  32
    Terms of the Merger.....................................................  32
    Shareholder Approval....................................................  32
    Stock Options...........................................................  32
    Background and Reasons for the Merger; Recommendation of First
     American Board.........................................................  32
    Operations After the Merger.............................................  33
    Other Terms and Conditions..............................................  33
    Business Pending Effective Time.........................................  34
    Amendment...............................................................  34
    Termination.............................................................  34
    Expenses................................................................  35
    Exchange of Shares......................................................  35
    Material Federal Income Tax Consequences................................  35
    Dissenters Rights of Appraisal and Related Issues.......................  37
    Accounting Treatment....................................................  38
    Restrictions on Sales of Guaranty Common Stock by Affiliates
      of First American.....................................................  38
    Regulatory Approvals....................................................  38

COMPARISON OF RIGHTS OF SHAREHOLDERS OF GUARANTY AND FIRST AMERICAN.........  39

SELECTED CONSOLIDATED FINANCIAL DATA OF GUARANTY............................  42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS OF GUARANTY..................................................  44

GUARANTY....................................................................  71
    General.................................................................  71
    Facilities..............................................................  71
    Competition.............................................................  71
    Employees...............................................................  72
    Legal Proceedings.......................................................  72
    Interests of Certain Persons............................................  72

MANAGEMENT OF GUARANTY......................................................  72
    Directors and Executive Officers of
      Guaranty..............................................................  72
    Compensation Committee Interlocks and Insider Participation.............  74
    Summary Compensation Table..............................................  74
    Stock Option Plan.......................................................  75
    Bonus Plan..............................................................  75
    Benefit Plans...........................................................  76
    Interests of Management and Others in
      Certain Transactions..................................................  76

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT OF GUARANTY AND
    PRINCIPAL SHAREHOLDERS..................................................  77

DESCRIPTIONS OF SECURITIES OF GUARANTY......................................  79
    Authorized Capital Stock................................................  79
    Preferred Stock.........................................................  79
    Common Stock............................................................  80
    Texas Law and Certain Provisions of the Articles of
      Incorporation and Bylaws..............................................  80

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST AMERICAN......................  83

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS OF FIRST AMERICAN............................................  85

FIRST AMERICAN.............................................................. 109
    General................................................................. 109
    Facilities.............................................................. 109
    Competition............................................................. 109
    Employees............................................................... 109
    Legal Proceedings....................................................... 109

BENEFICIAL OWNERSHIP OF FIRST AMERICAN STOCK BY MANAGEMENT OF
    FIRST AMERICAN AND PRINCIPAL SHAREHOLDERS............................... 110

SUPERVISION AND REGULATION OF GUARANTY AND FIRST AMERICAN................... 112
    Guaranty and First American............................................. 112
    Guaranty Bank........................................................... 114
    First American Bank..................................................... 117
    Instability of Regulatory Structure..................................... 120
    Expanding Enforcement Authority......................................... 120
    Effect on Economic Environment.......................................... 120

RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS.................................. 122

LEGAL OPINIONS.............................................................. 122

EXPERTS..................................................................... 122

OTHER MATTERS............................................................... 122

INDEX TO FINANCIAL STATEMENTS............................................... F-1

EXHIBIT A Agreement and Plan of Reorganization.............................. A-1

EXHIBIT B Provisions of the Texas Business Corporation Act
          Relating to Rights of Dissenting Shareholders..................... B-1

                         WHERE YOU CAN FIND MORE INFORMATION

      Guaranty has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the Guaranty common stock to be issued in the merger. As allowed by Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Guaranty and the Guaranty common stock. This proxy statement/prospectus is a part of the registration statement and is a prospectus of Guaranty in addition to being a proxy statement of First American for the special meeting.

      In addition to filing this registration statement with the Commission, Guaranty files reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:


Public Reference Room     New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
      Room 1024                  Suite 1300           500 West Madison Street
Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                    Chicago, Illinois 60661-2511

      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800- SEC-0330. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Guaranty, who file electronically with the Commission. The address of that site is http://www.sec.gov.

      Upon your written or oral request, Guaranty will provide you without charge a copy of this proxy statement/prospectus and a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates. Your written or oral requests for copies of this proxy statement/prospectus and documents Guaranty has incorporated by reference should be directed to:

                              INVESTOR RELATIONS
                              GUARANTY BANCSHARES, INC.
                              100 WEST ARKANSAS
                              MOUNT PLEASANT, TEXAS 75455
                              (903) 572-9881

      TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE A WRITTEN OR ORAL REQUEST FOR A COPY OF SUCH INFORMATION BY ___________________, 1999.


      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. NEITHER FIRST AMERICAN NOR GUARANTY HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, EVEN IF THE PROXY STATEMENT/PROSPECTUS IS DELIVERED TO YOU AFTER THE PROXY STATEMENT/PROSPECTUS DATE.

                       QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers highlight selected information regarding the merger described in this proxy statement/prospectus and may not contain all information that is important to you as you consider the merits of the merger. For a more complete description of the terms of the merger and the related transactions, please read this entire proxy statement/prospectus carefully.

Q:    WHY HAS FIRST AMERICAN PROPOSED TO BE ACQUIRED BY GUARANTY?

A: In January of 1999, the First American Board of Directors received a merger proposal from Guaranty. The Board reviewed the proposal and concluded that the merger consideration represented the fair value of First American stock and that the merger would be in the best interests of the First American shareholders. The merger will provide First American shareholders with an investment in a larger, more diversified financial institution. Further, because Guaranty common stock is traded on the Nasdaq National Market, it will be easier for First American shareholders to sell all or a part of their shares.

      For the reasons set forth above, the First American Board of Directors believes that the merger is in the best interests of First American and its shareholders and recommends that you vote for this merger.

Q:    IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY FIRST AMERICAN
      STOCK?

A: At the completion of the merger, each share of First American stock outstanding will be converted into the right to receive 3.417039 shares of Guaranty common stock and $32.829609 in cash. First American shareholders will receive 351,750 shares of Guaranty common stock, which represents ownership of approximately 10.82% of the issued and outstanding Guaranty common stock after the merger.

Q: WHEN CAN I SELL THE SHARES OF GUARANTY COMMON STOCK THAT I RECEIVE IN CONNECTION WITH THE MERGER?

A: You may sell the shares of Guaranty common stock you receive in connection with the merger at any time without restriction unless you are considered an "affiliate" of First American or you become an affiliate of Guaranty. A director, executive officer or shareholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

Q:    WHAT ARE MY TAX CONSEQUENCES AS A RESULT OF THE MERGER?

A: First American and Guaranty expect that the receipt of shares of Guaranty common stock by First American shareholders will be a tax-free transaction for federal income tax purposes for First American shareholders. However, First American shareholders will have to pay taxes to the extent that they receive cash in exchange for their shares of First American stock. To review the tax consequences to shareholders in greater detail, see pages 35-37. The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    WHAT REGULATORY APPROVALS ARE REQUIRED?

A: The merger of First American Bank with Guaranty Bank must be approved by the Texas Department of Banking and the Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Dallas must waive a filing of any application by Guaranty that may otherwise be required to be filed with the Federal Reserve. Further information on the required regulatory approvals can be found on page 38.

Q:    WHAT RISKS SHOULD I CONSIDER?

A: Your receipt of Guaranty common stock in connection with the merger involves certain risks. You should review the "RISK FACTORS" section on page 20.

Q:    WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: First American and Guaranty are working toward completing the merger as quickly as possible. The merger cannot be completed until a number of important conditions, including First American shareholder approval and regulatory approvals, are satisfied. We expect the merger to become effective in September of 1999.

Q:    HOW DO I VOTE WITH RESPECT TO THE MERGER?

A: Included with this proxy statement/prospectus is a proxy card on which you can indicate your vote with respect to the merger.

Q:    WHAT VOTE IS REQUIRED FOR FIRST AMERICAN SHAREHOLDERS TO APPROVE THE
      MERGER?

A: In order for the merger to be approved, the holders of 81% of the issued and outstanding First American stock must vote in favor of the merger.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of First American at the address given below. Second, you can complete a new proxy card and send it to the Secretary of First American at the address given below. You should send any written notice or new proxy card to the Secretary (Nina Cook) of First American at 919 Gilmer Street, Sulphur Springs, Texas 75483, and the new proxy card will automatically replace any earlier proxy card you returned. You may request a new proxy card by calling the Secretary of First American at (903) 885-3193. Third, you can attend and vote in person at the special meeting which will automatically revoke and replace any earlier proxy card you returned.

Q:    DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A: No. It is not necessary for you to attend the special meeting to vote your shares if you have completed and mailed a proxy card. You are, however, welcome to attend the meeting.

Q: WHAT IF I AM NOT IN FAVOR OF THE MERGER OR RECEIPT OF THE PROPOSED SHARES OF STOCK AND CASH INTO WHICH MY SHARES ARE TO BE CONVERTED IF THE MERGER IS APPROVED?

A: You may exercise dissenting shareholders' appraisal rights by complying with the applicable requirements of the Texas Business Corporation Act. If you comply with all of the applicable provisions of the Texas Business Corporation Act and the merger is consummated, you will receive cash for the fair market value of your shares in lieu of the Guaranty common stock and cash to be issued to First American shareholders. For a description of these provisions, see pages 37-38 and Exhibit B of this proxy statement/prospectus.

Q:    WHAT SHOULD I DO NOW?

A: After reading this document carefully, you should complete and sign your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. The Board of Directors of First American recommends that the First American shareholders vote "FOR" the merger. The special meeting will be held on ______________.

Q:    SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. At least 20 days prior to the completion of the merger, unless a later date is agreed upon between Guaranty and First American, you will receive written instructions for exchanging your stock certificates. You will receive your Guaranty common stock certificate and cash payment as soon as practicable after Guaranty receives your First American stock certificates.

Q:    WHO SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger or the special meeting, please call Mr. James W. Capps, President of First American, at (903) 885-3193.

                                     SUMMARY

      This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger and related transactions more fully, you should carefully read this entire document and the documents referred to in the proxy statement/prospectus. Guaranty and First American urge you to read carefully the entire proxy statement/prospectus.

THE COMPANIES

      GUARANTY. Guaranty is a Texas corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Guaranty provides commercial banking services to consumers and small and medium- sized businesses in Northeast Texas through Guaranty Bank, a Texas state banking association. At March 31, 1999, Guaranty operated seven banking offices located in six Northeast Texas communities. As of March 31, 1999, Guaranty had total assets of $284.5 million, total loans of $197.0 million, total deposits of $253.7 million and total shareholders' equity of $24.3 million. Guaranty's address is 100 West Arkansas, Mount Pleasant, Texas 75455 and its telephone number is (903) 572-9881.

      GUARANTY ACQUISITION CORPORATION. Guaranty Acquisition is a Texas corporation that will be formed as a wholly-owned subsidiary of Guaranty solely to facilitate the acquisition of First American by Guaranty.

      FIRST AMERICAN. First American is a Texas corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First American provides commercial banking services through First American Bank & Mortgage, N.A. and First American Mortgage Company to consumers and small and medium-sized businesses from its banking offices in Sulphur Springs and Commerce, Texas. As of March 31, 1999, First American had total assets of $62.9 million, total loans of $39.3 million, total deposits of $57.0 million and total stockholders' equity of $4.4 million. First American's address is 919 Gilmer Street, Sulphur Springs, Texas 75483 and its telephone number is (903) 885-3193.

THE MERGER

      If the shareholders of First American approve the merger and certain other conditions are met, Guaranty will acquire First American through the merger of First American with and into Guaranty Acquisition. The merger agreement and amendments thereto are attached as Exhibit A to this proxy statement/prospectus. To understand the merger more fully, you should carefully read the merger agreement as well as this proxy statement/prospectus.

      Immediately following the merger of First American with and into Guaranty Acquisition, First American Bank will merge with and into Guaranty Bank. The current main office and branch office of First American Bank will be operated as full service branches of Guaranty Bank.

THE SPECIAL MEETING AND VOTE REQUIRED

      First American is holding a special shareholders' meeting at __________ a.m., local time, on ___________________, 1999, at its principal executive office, 919 Gilmer Street, Sulphur Springs, Texas. The purpose of this meeting is for First American shareholders to consider and vote on the merger. Only shareholders of record at the close of business on the record date will be entitled to vote at the special meeting. Each holder of First American stock will be entitled to one vote for each share of First American stock owned of record on the record date.

      The record date for the special meeting is the close of business on __________________________, 1999.

      As required by the merger agreement, the holders of eighty-one percent (81%) of the outstanding shares of First American stock as of the record date must vote in favor of the merger in order for the First American shareholders to approve the merger. The directors, executive officers and principal shareholders of First American who hold a total of 76,210 shares or 82.89% of the outstanding shares have signed a Consent to Merger and Irrevocable Proxy in which these shareholders have granted a proxy to Gene Watson, a director of First American, with instructions to vote their shares in favor of the merger. Therefore, it is expected that the merger will be approved at the meeting.

STOCK OPTIONS

      Three executive officers of First American currently hold options to acquire 11,000 shares of the First American stock. Pursuant to the stock option plan covering these options, the options vest and become exercisable following a change of control of First American, which includes shareholder approval of a merger. The holders of the outstanding options have informed First American of their intention to exercise the options following shareholder approval of the merger, if such approval is received. The total amount of cash and Guaranty common stock to be paid to First American shareholders was calculated based upon the anticipated exercise of these options prior to closing. At the completion of the merger, the shares of First American stock received upon exercise of the options will convert, like all other shares of First American stock, into Guaranty common stock and cash.

REASONS FOR THE MERGER; RECOMMENDATION OF THE FIRST AMERICAN BOARD OF DIRECTORS

      REASONS FOR THE MERGER. The Board of Directors of First American perceived over the last several years that a strategic alliance with a larger banking organization might be in th best intersts of First American shareholders. The Board of Directors considered several merger proposals over the last three years.

    In January of 1999, the Board of Directors of First American received a merger proposal from Guaranty. The Board reviewed the proposal and concluded that the merger consideration represented the fair value of First American Stock and that the merger with Guaranty would be in the best interests of First American shareholders for a number of reasons. The merger will permit First American to expand services and provide First American shareholders with an investment in a larger, more diversified financial institution. In addition, Guaranty's common stock is publicly traded and has a history of paying dividends.

      The merger agreement is the result of arm's-length negotiations between representatives of Guaranty and First American.

      RECOMMENDATION OF THE FIRST AMERICAN BOARD OF DIRECTORS. Based on the reasons set out above, the Board of Directors of First American believes that the merger is in the best interest of First American and its shareholders and recommends that you vote "FOR" the merger.

WHAT YOU WILL RECEIVE IN THE MERGER

      In exchange for all of the issued and outstanding shares of First American stock, assuming that no shareholders of First American exercise their dissenters' rights, Guaranty will issue 351,750 shares of Guaranty common stock and make cash payments of $3,379,480. Each share of First American stock outstanding as of the closing will be converted into the right to receive
3.417039 shares of Guaranty common stock and $32.829609 in cash.

      Instead of issuing you a fractional share of Guaranty common stock, Guaranty will pay you an amount of cash for any fractional share that you would have been entitled to receive. The amount of cash will be determined by multiplying the $10.00 fair market value of a share of Guaranty common stock established in the merger agreement by the share fraction you would otherwise receive.

      The shares of Guaranty common stock issued in the merger will be registered under applicable securities laws and will be authorized for trading on the National Market System of The Nasdaq Stock Market under the symbol "GNTY".

CONDITIONS TO COMPLETION OF THE MERGER

      The completion of the merger depends upon the satisfaction or waiver of certain conditions, including the following:

      o     The approval of the merger by First American shareholders.

      o     Guaranty shall have received all required governmental approvals.

      o First American shall have received any necessary consents and governmental approvals.

      o The listing of the Guaranty common stock to be issued pursuant to the merger on the Nasdaq National Market.

      o The absence of a material adverse change in the condition of First American or Guaranty from April 23, 1999 until the closing of the merger.

      o First American shall have received the opinion of a nationally recognized legal firm that the merger will constitute a tax-free reorganization.

      o Guaranty shall have received the opinion of First American's counsel acceptable to Guaranty as to certain corporate and legal enforceability matters.

      o Guaranty shall have received evidence of resolutions approved by the First American Board of Directors terminating the CORPORATEplan for Retirement 100-Profit Sharing/401(k) Plan.

      o Guaranty shall have received written resignations of all directors of First American effective as of the completion of the merger.

      o Guaranty shall have received a signed release of all claims against First American from each director of First American.

      o The material accuracy of all representations and warranties of First American and Guaranty.

      o First American and Guaranty shall have performed or complied with all covenants and conditions required by the merger agreement to be performed or complied with by them prior the completion of the merger.

      o The absence of any actual or threatened action to prohibit the merger or that might affect Guaranty's right to own First American stock or subject Guaranty to any liability for owning First American stock.

      o The absence of any pending or threatened action to enjoin the merger or impose liability upon First American or its officers, directors, employees, shareholders or agents for any action taken in connection with the merger.

REGULATORY APPROVALS

      The merger of First American Bank with Guaranty Bank must be approved by the Texas Department of Banking and the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Dallas must waive a filing of any application by Guaranty that may otherwise be required to be filed with the Board of Governors of the Federal Reserve System. On June 29, 1999, Guaranty filed an application with the Texas Department of Banking and the Federal Deposit Insurance Corporation to obtain prior approval of the bank merger. On June 29, 1999, Guaranty filed a waiver request with the Federal Reserve Bank of Dallas to obtain a waiver of any application that might otherwise be required to be filed with the Federal Reserve.

TERMINATION OF THE MERGER AGREEMENT

      First American and Guaranty may mutually agree to terminate the merger agreement and not complete the merger. The merger agreement also may be terminated in certain other circumstances, including the following:

      o By First American or Guaranty if the merger is not completed on or before September 30, 1999.

      o By First American if one or more of the conditions required for its obligations under the merger agreement is not fulfilled as of the time the merger is set to be completed.

      o By Guaranty if one or more of the conditions required for its obligations under the merger agreement is not fulfilled as of the time the merger is set to be completed.

RESALE OF GUARANTY COMMON STOCK RECEIVED IN THE MERGER

      Guaranty has registered under the federal securities laws the shares of its common stock to be issued in the merger. Therefore, you may sell such shares without restriction unless you are considered an "affiliate" of First American or you become an affiliate of Guaranty. A director, executive officer or shareholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

      If you are considered an affiliate of First American or become an affiliate of Guaranty, you may resell the shares of Guaranty common stock you receive only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the commission's rules, or in transactions otherwise exempt from registration under the securities laws. Guaranty is not obligated and does not intend to register for resale the shares issued to affiliates of First American.

APPRAISAL RIGHTS

      Under Texas law, First American shareholders may dissent from the merger and demand the "fair value" of their shares in cash. To properly exercise this right and avoid a waiver of this right, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Texas law. See page 37.

COMPARATIVE SHAREHOLDER RIGHTS

      Once the merger occurs, First American shareholders will become shareholders of Guaranty. Both Guaranty and First American are Texas corporations and are governed by Texas corporate law. However, as a result of the merger, your rights as a shareholder, which now are governed by Texas corporate law and the provisions of the Articles of Incorporation and Bylaws of First American, will after the merger be governed by Texas corporate law and the provisions of the Articles of Incorporation and Bylaws of Guaranty. Because of the differences between the Articles and Bylaws of First American and the Articles and Bylaws of Guaranty, your rights as a shareholder will change as a result of the merger. See page 39.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of First American stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their First American stock for Guaranty common stock in the merger, but will recognize gain or loss to the extent that they receive cash in exchange for their shares of First American stock. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of First American to complete the merger that First American receive a legal opinion from a nationally recognized legal firm that the merger will be a tax-free reorganization for federal income tax purposes. Neither First American nor Guaranty will request a ruling from the Internal Revenue Service concerning the federal income tax consequences of this transaction. See page 35.

      The federal income tax consequences described above may not apply to some holders of First American stock. Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                         SELECTED HISTORICAL FINANCIAL DATA

      We are providing the following financial information to aid you in your financial analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Guaranty" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of First American" included in this proxy statement/prospectus.

      Guaranty and First American have different fiscal years. Guaranty has a fiscal year ending December 31 and in 1997 First American elected to use a fiscal year ending June 30. Accordingly, the selected financial data for the periods presented corresponds to each company's applicable fiscal year end. For Guaranty, the financial data presented covers Guaranty's last five fiscal years and the three months ended March 31, 1999 and 1998. For First American, the financial data presented covers First American's most recent fiscal year (ending June 30, 1998), a six month period ended June 30, 1997, the three fiscal years ended December 31, 1996, 1995 and 1994 and the nine months ended March 31, 1999 and 1998.

SELECTED FINANCIAL DATA OF GUARANTY

      The following selected financial data for each of the years ended December 31, 1994 through 1998 are derived from Guaranty's audited consolidated financial statements. The following selected financial data for the three months ended March 31, 1999 and March 31, 1998 are derived from the unaudited consolidated financial statements of Guaranty and include, in the opinion of Guaranty's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods.

                                                  As of and for the
                                                 Three Months Ended
                                                      March 31,                As of and for the Years Ended December 31,
                                                  -----------------     -----------------------------------------------------------
                                                   1999       1998       1998         1997         1996         1995         1994
                                                  ------     ------     -------      -------      -------      -------      -------
                                                     (Unaudited)              (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income .............................     $4,763     $4,481     $18,368      $17,009      $14,851      $14,248      $11,658
Interest expense ............................      2,273      2,232       8,951        8,192        6,919        6,372        4,470
                                                  ------     ------     -------      -------      -------      -------      -------
   Net interest income ......................      2,490      2,249       9,417        8,817        7,932        7,876        7,188
Provision for loan losses ...................        105        370         540          355          206          149          298
   Net interest income after
     provision for loan losses ..............      2,385      1,879       8,877        8,462        7,726        7,727        6,890
Noninterest income ..........................        662      1,162       2,826        1,657        2,390        1,440        1,582
Noninterest expense .........................      2,227      2,026       8,488        7,446        7,073        6,795        6,700
                                                  ------     ------     -------      -------      -------      -------      -------
   Earnings before taxes ....................        820      1,015       3,215        2,673        3,043        2,372        1,772
Provision for income tax expense ............        165        295         541          273          165          261          245
                                                  ------     ------     -------      -------      -------      -------      -------
   Net earnings .............................        655        720       2,674        2,400        2,878        2,111        1,527
Preferred stock dividend ....................        --         --           37           74           74           74           74
                                                  ------     ------     -------      -------      -------      -------      -------
   Net earnings available to
   common shareholders ......................     $  655     $  720     $ 2,637      $ 2,326      $ 2,804      $ 2,037      $ 1,453
                                                  ======     ======     =======      =======      =======      =======      =======

COMMON SHARE DATA (1):
Net earnings (basic and diluted)(2)..........     $ 0.23     $ 0.28     $  0.95      $  0.91      $  1.08      $  0.75      $  0.53
Book value ..................................       8.38       7.12        8.21         6.84         6.06         5.32         4.69
Tangible book value .........................       8.31       7.03        8.14         6.74         5.95         5.21         4.57
Cash dividends ..............................        --         --         0.24         0.22         0.21         0.19         0.16
Dividend payout ratio .......................        --%        --%       26.38%       24.24%       18.81%       24.79%       29.26%
Weighted average common shares
   outstanding (in thousands) ...............      2,898      2,548       2,782        2,547        2,592        2,724        2,721
Period end shares outstanding
   (in thousands) ...........................      2,898      2,548       2,898        2,548        2,545        2,725        2,723

                                                 (TABLE CONTINUES ON NEXT PAGE.)

                                        As of and for the
                                       Three Months Ended
                                             March 31,                   As of and for the Years Ended December 31,
                                      ---------------------     -------------------------------------------------------------
                                        1999         1998         1998         1997         1996         1995          1994
                                      --------     --------     --------     --------     --------     --------      --------
                                           (Unaudited)                  (Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Total assets ....................     $284,535     $247,488     $272,906     $244,157     $213,932     $192,935      $187,547
Securities ......................       49,344       52,580       51,367       58,139       30,382       31,200        30,321
Loans ...........................      197,048      163,061      185,886      157,395      139,289      126,287       124,307
Allowance for loan losses .......        1,560        1,494        1,512        1,129        1,055        1,005         1,012
Total deposits ..................      253,710      225,158      242,325      222,961      194,855      174,717       170,884
Total common shareholders' equity       24,285       18,153       23,796       17,426       15,423       14,499        12,782

AVERAGE BALANCE SHEET DATA:
Total assets ....................     $274,696     $246,178     $253,633     $228,782     $203,056     $190,782      $180,648
Securities ......................       51,227       55,046       47,972       50,089       29,520       30,770        26,030
Loans ...........................      190,714      161,375      169,754      146,061      132,400      124,209       121,078
Allowance for loan losses .......        1,525        1,174        1,397        1,070        1,029          968         1,067
Total deposits ..................      243,903      224,316      227,919      208,401      183,896      172,064       164,250
Total common shareholders' equity       24,242       17,940       21,363       16,508       15,164       13,861        12,559

PERFORMANCE RATIOS:
Return on average assets ........         0.95%        1.17%        1.05%        1.05%        1.42%        1.11%         0.85%
Return on average common equity .        10.81        16.05        12.34        14.09        18.49        14.70         11.57
Net interest margin .............         4.03         4.05         4.07         4.24         4.32         4.59          4.41
Efficiency ratio (3) ............        70.65        59.40        69.33        71.09        68.52        72.94         76.40

ASSET QUALITY RATIOS (4):
Nonperforming assets to total
  loans and other real estate....         0.69%        0.44%        0.67%        1.22%        1.49%        1.58%         2.67%

Net loan charge-offs to average
  loans .........................         0.03         0.01         0.09         0.19         0.12         0.13          0.30
Allowance for loan losses to
  total loans....................         0.79         0.92         0.81         0.72         0.76         0.80          0.81
Allowance for loan losses to
  nonperforming loans (5) .......       128.61       162.75       130.80        92.85        93.12       100.60         45.28

CAPITAL RATIOS (4):
Leverage ratio ..................         8.76%        7.61%        9.30%        7.87%        7.87%        7.88%         7.35%
Average shareholders' equity to
  average total assets ..........         8.83         7.62         8.59         7.58         7.88         7.70          7.41
Tier 1 risk-based capital ratio .        12.02        12.01        12.29        11.16        11.07        12.11         11.13
Total risk-based capital ratio ..        12.80        12.35        13.08        11.86        11.80        12.92         11.98

------------------------
(1)   Adjusted for a seven for one stock split effective March 24, 1998.

(2) Net earnings per share is based upon the weighted average number of common shares outstanding during the period. The Company has no dilutive potential common shares.

(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.

(4) At period end, except net loan charge-offs to average loans, and average shareholders' equity to average total assets.

(5) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

SELECTED FINANCIAL DATA OF FIRST AMERICAN

      The following selected financial data for each of the years ended December 31, 1994, 1995 and 1996, the six months ended June 30, 1997 and the year ended June 30, 1998 are derived from First American's audited consolidated financial statements. The following selected financial data for the nine months ended March 31, 1999 and March 31, 1998 are derived from the unaudited consolidated financial statements of First American and include, in the opinion of First American's management, all adjustments (consisting only of normal accruals) necessary to present fairly the data of such periods.

                                             As of and for the    As of and for  As of and for
                                             Nine Months Ended       the Year    the Six Months       As of and for the Years
                                                 March 31,        Ended June 30  Ended June 30,           Ended December 31,
                                           --------------------     --------        --------      ---------------------------------
                                            1999         1998         1998           1997(1)        1996         1995       1994(2)
                                           -------     --------     --------        --------      --------      -------     -------
                                               (Unaudited)                    (Dollars in thousands, except per share data)

INCOME STATEMENT DATA:
Interest income .........................  $ 3,579     $  3,775     $  4,853        $  2,506      $  4,904      $ 4,861     $ 3,727
Interest expense ........................    1,779        1,817        2,433           1,244         2,614        2,571       1,497
                                           -------     --------     --------        --------      --------      -------     -------
     Net interest income ................    1,800        1,958        2,420           1,262         2,290        2,290       2,230
Provision for loan losses ...............      187          180          181             622           182           87          62
                                           -------     --------     --------        --------      --------      -------     -------
     Net interest income after
       provision for loan losses.........    1,613        1,778        2,239             640         2,108        2,203       2,168
Noninterest income ......................      446          597          906             545         1,083        1,346         809
Noninterest expense .....................    1,944        1,968        2,601           1,719         3,087        2,699       2,418
                                           -------     --------     --------        --------      --------      -------     -------
     Earnings (loss) before taxes .......      115          407          544            (534)          104          850         559
(Benefit) provision for income
  tax expense ...........................     --           (100)        (100)           --            (174)         208         158
                                           -------     --------     --------        --------      --------      -------     -------
     Net earnings (loss) ................  $   115     $    507     $    644        $   (534)     $    278      $   642     $   401
                                           =======     ========     ========        ========      ========      =======     =======
COMMON SHARE DATA:
Net earnings ............................  $  1.25     $   5.51     $   7.01        $  (5.69)     $   2.90      $  6.69     $  4.18
Book value ..............................    47.63        45.37        47.13           37.45         44.16        44.08       33.52
Cash dividends per share ................     --           --           0.25            0.25          --           --          --
Dividend payout ratio ...................     --  %        --  %        3.57%           N/A           --  %        --  %       --  %
Weighted average common
  shares outstanding (in thousands) .....   91,940       91,940       91,931          93,870        96,000       96,000      96,000
Period end shares outstanding
  (in thousands) ........................   91,940       91,940       91,940          91,740        96,000       96,000      96,000

BALANCE SHEET DATA:
Total assets ............................  $62,855     $ 63,985     $ 65,937        $ 63,699      $ 62,635      $64,925     $57,695
Securities ..............................   15,227       18,363       18,816          21,834        18,362       25,594      23,710
Loans (net) .............................   39,294       35,094       36,733          36,188        36,973       34,551      29,671
Allowance for loan losses ...............      497          511          457             470           470          433         404
Total deposits ..........................   57,009       56,236       58,808          55,151        54,740       50,143      46,516
Total common stockholders' equity .......    4,379        4,171        4,333           3,436         4,239        4,232       3,218

AVERAGE BALANCE SHEET DATA:
Total assets ............................  $64,396     $ 63,993     $ 64,818        $ 63,167      $ 63,780      $61,310     $54,475
Securities ..............................   17,021       20,098       20,325          20,098        21,978       24,652      22,950
Loans (net) .............................   38,013       35,641       36,460          38,080        35,762       32,111      26,913
Allowance for loan losses ...............      504          467          463             470           451          418         404
Total deposits ..........................   57,908       55,962       56,979          54,945        52,441       48,329      46,778
Total common stockholders' equity .......    4,356        3,861        3,884           3,837         4,235        3,725       3,512

                                                 (TABLE CONTINUES ON NEXT PAGE.)

                                             As of and for the    As of and for  As of and for
                                             Nine Months Ended       the Year    the Six Months       As of and for the Years
                                                 March 31,        Ended June 30  Ended June 30,           Ended December 31,
                                           --------------------     --------        --------      ---------------------------------
                                            1999         1998         1998           1997(1)        1996         1995       1994(2)
                                           -------     --------     --------        --------      --------      -------     -------
                                               (Unaudited)                    (Dollars in thousands, except per share data)

PERFORMANCE RATIOS:
Return on average
assets ............................         0.24%        1.06%         0.99%         (0.84)%        0.44%         1.05%       0.74%
Return on average
common equity .....................         3.51        17.51         16.58         (13.92)         6.56         17.23       11.42
Average stockholders'
equity to average
    total assets ..................         6.76         6.03          5.99           6.07          6.64          6.07        6.45

------------------------
(1) Represents the six month period from December 31, 1996 to June 30, 1997 due to a change in the fiscal year end of First American from December 31 to June 30.

(2)   Represents financial data for First American Bank, N.A.

SUMMARY OF HISTORICAL AND PRO FORMA PER SHARE SELECTED FINANCIAL DATA

      Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for Guaranty and First American on a historical basis, on a pro forma combined basis and on a pro forma combined basis per First American equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Guaranty, First American and on a pro forma basis. The exchange ratio for the merger is 3.417039 shares of Guaranty common stock and $32.829609 in cash for each share of First American stock.

      The pro forma data was derived by combining the historical consolidated financial information of Guaranty and First American using a purchase method of accounting for business combinations.

      The First American pro forma equivalent share information shows the effect of the merger from the perspective of an owner of First American stock. The information was computed by multiplying the pro forma information by an exchange ratio of 3.417039.

      You should read the information below together with historical financial statements and related notes and other information included in this proxy statement/prospectus and incorporated by reference. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                   At or for the Three       At or for the
                                                                       Months Ended      Twelve Months Ended
                                                                      March 31, 1999        December 31, 1998
                                                                      --------------        -----------------
Basic earnings per share
   Guaranty .................................................           $     0.23             $     0.95
   First American ...........................................                 0.30                   4.08
   Pro Forma ................................................                 0.21                   0.94
   Equivalent pro forma per share of First American stock ...                 0.08                   1.07
Diluted earnings per share
   Guaranty .................................................           $     0.23             $     0.95
   First American ...........................................                 0.27                   3.64
   Pro Forma ................................................                 0.21                   0.94
   Equivalent pro forma per share of First American stock ...                 0.08                   1.07
Cash dividends per share
   Guaranty .................................................           $     --               $     0.24
   First American ...........................................                 --                     0.25
   Pro Forma ................................................                 --                     0.22
   Equivalent pro forma per share of First American stock ...                 --                     0.07
Book value per share
   Guaranty .................................................           $     8.38             $     8.21
   First American ...........................................                47.63                  47.07
   Pro Forma ................................................                 8.82                   8.65
   Equivalent pro forma per share of First American stock ...                12.41                  12.30
Weighted average common and dilutive potential
 common shares outstanding
   Guaranty .................................................            2,898,280              2,781,613
   First American ...........................................              102,940                102,940
   Pro Forma ................................................            3,250,030              3,133,363
Number of shares of common outstanding at end of period
   Guaranty .................................................            2,898,280              2,898,280
   First American ...........................................               91,940                 91,940
   Pro Forma ................................................            3,250,030              3,250,030

COMPARATIVE STOCK PRICES

      The following table summarizes the comparative stock prices of First American stock and Guaranty common stock on April 23, 1999, the business day prior to the announcement of the merger. Because the market price of Guaranty common stock is subject to fluctuation, the market value of the shares of Guaranty common stock that holders of First American stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following the effectiveness of the merger. You should obtain current market quotations for Guaranty common stock.

                                   Historical                Equivalent
                           --------------------------         Pro Forma
                           Guaranty      First American      Per Share of
                                                         First American Stock
                                                         --------------------
Market value per share    $ 10.125(1)      $ 40.00(2)       $ 67.00(3)

-----------------
(1)   Represents the average of the high and low prices on the Nasdaq.

(2) Although there are occasional transactions in the First American stock, there is no established trading market in the First American stock. The market value listed above of $40.00 per share represents the last trade of First American stock which occurred on October 9, 1998.

(3) Equivalent pro forma market value per share of First American stock represents the sum of (i) the fair market value of Guaranty common stock pursuant to the merger agreement of $10.00 per share multiplied by
      3.417039 and (ii) $32.829609, the exchange rate pursuant to which each share of First American stock will be converted into shares of Guaranty common stock and cash as set forth in the merger agreement.

                               PRO FORMA CONSOLIDATED
                                FINANCIAL STATEMENTS

      The following Pro Forma Consolidated Balance Sheet as of March 31, 1999 and Pro Forma Consolidated Statements of Earnings as of the three months ended March 31, 1999 and the year ended December 31, 1998 combine the historical consolidated financial statements of Guaranty and First American and are intended to give you a better picture of what the companies might have looked like had the merger between First American and Guaranty been effective on January 1, 1998. The companies may have performed differently if they had been combined.

      The unaudited pro forma consolidated financial statements are presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the merger been consummated as of January 1, 1998.

      The fiscal year ends of Guaranty and First American are different. Upon consummation of the merger, the fiscal year end of Guaranty will be the fiscal year end of the combined entity. For purposes of the unaudited pro forma consolidated statements of earnings for the three months ended March 31, 1999 and for the year ended December 31, 1998, First American's statements of income for the three months ended March 31, 1999 and for the twelve months ended December 31, 1998 have been combined with Guaranty's statements of earnings for the three months ended March 31, 1999 and for the year ended December 31, 1998. First American's statements of income for the three months ended March 31, 1999 and for the twelve months ended December 31, 1998 were prepared by management and have not been audited but, in the opinion of management of First American, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of the interim periods. Guaranty's statement of earnings for the three months ended March 31, 1999 was prepared by management and has not been audited, but, in th opinion of management of Guaranty, contains all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of the interim period.

                     GUARANTY BANCSHARES, INC. AND SUBSIDIARIES

                        PRO FORMA CONSOLIDATED BALANCE SHEET
                                   March 31, 1999
                                     (Unaudited)

                                       ASSETS

                                                                                            First          Pro Forma     Pro Forma
                                                                         Guaranty          American        Adjustments  Consolidated
                                                                         --------          --------        -----------  ------------
                                                                                             (Dollars in thousands)
Cash and cash equivalents
    Cash and due from banks ...................................          $  8,062          $  3,343        $(3,379)(1)      $  8,026
    Interest bearing deposits in other banks ..................             2,032               288            --              2,320
                                                                         --------          --------        --------         --------
          Total cash and cash equivalents .....................            10,094             3,631         (3,379)           10,346
Federal funds sold ............................................            13,705             2,155            --             15,860
Securities
    Available-for-sale ........................................            42,172            12,786            --             54,958
    Held-to-maturity ..........................................             7,172             2,441            --              9,613
                                                                         --------          --------        --------         --------
          Total securities ....................................            49,344            15,227            --             64,571
Loans, net ....................................................           195,488            39,439            --            234,927
Premises and equipment, net ...................................             7,460             1,028            --              8,488
Other real estate .............................................               144                12            --                156
Intangible assets .............................................               212               362          2,533 (2)         3,107
Other assets ..................................................             8,088             1,128            --              9,216
                                                                         --------          --------        --------         --------
          Total assets ........................................          $284,535          $ 62,982        $  (846)         $346,671
                                                                         ========          ========        ========         ========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
       Noninterest-bearing ....................................          $ 43,071          $  9,053           $--           $ 52,124
       Interest-bearing deposits ..............................           210,639            48,135            --            258,774
                                                                         --------          --------        --------         --------
          Total deposits ......................................           253,710            57,188            --            310,898
    Borrowed funds ............................................             3,911             1,000            --              4,911
    Accrued interest and other liabilities ....................             2,629               430            --              3,059
                                                                         --------          --------        --------         --------
          Total liabilities ...................................           260,250            58,618            --            318,868
Shareholders' equity
       Preferred stock ........................................              --                --              --               --
       Common stock ...........................................             2,898               240            112 (3)         3,250
       Additional capital .....................................             9,494             1,427          1,788 (4)        12,709
       Retained earnings ......................................            11,837             2,746         (2,746)(4)        11,837
       Accumulated other comprehensive
          income--Net unrealized appreciation of
          available-for-sale securities, net of
          tax of $4 ...........................................                56               (49)           --                  7
                                                                         --------          --------        --------         --------
          Total shareholders' equity ..........................            24,285             4,364           (846)           27,803
                                                                         --------          --------        --------         --------
          Total liabilities and shareholders'
              equity ..........................................          $284,535          $ 62,982        $  (846)         $346,671
                                                                         ========          ========        ========         ========

---------------

(1)  Represents the cash paid out in the transaction.
(2)  Represents the estimated goodwill in the transaction.
(3) To adjust common stock for Guaranty issue of 351,750 shares of Guaranty common stock at $1.00 par value per share.
(4)  Represents the effects of purchase accounting on equity.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   For the three months ended March 31, 1999
                                   (Unaudited)

                                                                              Guaranty       First American    Consolidated
                                                                              --------       --------------    ------------
                                                                            (Dollars in thousands, except per share data)
Interest income
    Loans, including fees ...........................................          $3,881           $  871           $4,752
    Securities
       Taxable ......................................................             744              243              987
       Nontaxable ...................................................              28             --                 28
    Federal funds sold and interest-bearing deposits ................             110               38              148
                                                                               ------           ------           ------
          Total interest income .....................................           4,763            1,152            5,915
                                                                               ------           ------           ------
Interest expense
    Deposits ........................................................           2,222              555            2,777
    Other ...........................................................              51               13               64
                                                                               ------           ------           ------
          Total interest expense ....................................           2,273              568            2,841
                                                                               ------           ------           ------
          Net interest income .......................................           2,490              584            3,074
Provision for loan losses ...........................................             105               86              191
                                                                               ------           ------           ------
          Net interest income after provision for loan losses .......           2,385              498            2,883
Noninterest income
    Service charges .................................................             405              104              509
    Net realized gains on sales of available-for-sale securities ....               5                2                7
    Other income ....................................................             252              129              381
                                                                               ------           ------           ------
          Total noninterest income ..................................             662              235              897
                                                                               ------           ------           ------
Noninterest expense
    Employee compensation and benefits ..............................           1,268              347            1,615
    Occupancy expenses ..............................................             309               77              386
    Other operating expenses ........................................             650              281              931
                                                                               ------           ------           ------
          Total noninterest expenses ................................           2,227              705            2,932
                                                                               ------           ------           ------
          Earnings before income taxes ..............................             820               28              848
Provision for income taxes ..........................................             165             --                165
                                                                               ------           ------           ------
          NET EARNINGS ..............................................          $  655           $   28           $  683
                                                                               ======           ======           ======
Earnings per share:
    Basic ...........................................................          $ 0.23           $ 0.30           $ 0.21
                                                                               ======           ======           ======
    Diluted .........................................................          $ 0.23           $ 0.27           $ 0.21
                                                                               ======           ======           ======

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      For the year ended December 31, 1998
                                     (Unaudited)

                                                                          Guaranty      First American     Consolidated
                                                                          --------      --------------     ------------
                                                                        (Dollars in thousands, except per share data)
Interest income
    Loans, including fees ..........................................      $14,544           $3,476           $18,020
    Securities
       Taxable .....................................................        2,991            1,174             4,165
       Nontaxable ..................................................           64             --                  64
    Federal funds sold and interest-bearing deposits ...............          769              205               974
                                                                          -------           ------           -------
          Total interest income ....................................       18,368            4,855            23,223
                                                                          -------           ------           -------
Interest expense
    Deposits .......................................................        8,926            2,283            11,209
    Other ..........................................................           25              142               167
                                                                          -------           ------           -------
          Total interest expense ...................................        8,951            2,425            11,376
                                                                          -------           ------           -------
          Net interest income ......................................        9,417            2,430            11,847
Provision for loan losses ..........................................          540              112               652
                                                                          -------           ------           -------
          Net interest income after provision for loan losses ......        8,877            2,318            11,195
Noninterest income
    Service charges ................................................        1,336              400             1,736
    Net realized gains on sales of available-for-sale securities ...           81               22               103
    Other income ...................................................        1,409              461             1,870
                                                                          -------           ------           -------
          Total noninterest income .................................        2,826              883             3,709
                                                                          -------           ------           -------
Noninterest expense
    Employee compensation and benefits .............................        4,458            1,392             5,850
    Occupancy expenses .............................................        1,206              337             1,543
    Other operating expenses .......................................        2,824            1,097             3,921
                                                                          -------           ------           -------
          Total noninterest expenses ...............................        8,488            2,826            11,314
                                                                          -------           ------           -------
          Earnings before income taxes .............................        3,215              375             3,590
Provision for income taxes .........................................          541             --                 541
                                                                          -------           ------           -------
          NET EARNINGS .............................................      $ 2,674           $  375           $ 3,049
                                                                          =======           ======           =======
Earnings per share:
    Basic ..........................................................      $  0.95           $ 4.08           $  0.94
                                                                          =======           ======           =======
    Diluted ........................................................      $  0.95           $ 3.64           $  0.94
                                                                          =======           ======           =======

                                   CAPITALIZATION

      The following table sets forth the consolidated capitalization of Guaranty as of March 31, 1999, and as adjusted to give effect to Guaranty's acquisition of First American, including the issuance by Guaranty of 351,750 shares of Guaranty common stock in connection with the merger.

                                                         MARCH 31, 1999
                                                    -------------------------
                                                    ACTUAL        AS ADJUSTED
                                                    ------        -----------
                                                    (DOLLARS IN THOUSANDS)
Shareholders' Equity:
Preferred Stock, $5.00 par
  value; 15,000,000
  shares authorized; no
  shares issued
  and outstanding ............................      $  --            $  --
Common Stock, $1.00 par value;
  50,000,000 shares authorized;
  2,898,280 shares issued
  outstanding; 3,250,030 shares
  issued and outstanding as ..................        2,898            3,250
  adjusted
Additional capital ...........................        9,494           12,709
Retained earnings ............................       11,837           11,837
Net unrealized appreciation of
  available-for-sale securities ..............           56                7
                                                    -------          -------
    Total shareholders' equity ...............      $24,285          $27,803
                                                    =======          =======

                                    RISK FACTORS

      An investment in the Guaranty common stock in connection with the merger involves certain risks. In considering the proposal to approve to merger, you should carefully consider the following risk factors, in addition to the other information contained in this proxy statement/prospectus.

GUARANTY MAY BE UNABLE TO MANAGE THE NEW ASSETS IT ACQUIRES.

      As a result of the merger, Guaranty's total assets will increase 22.1% or $63.0 million. Guaranty's ability to successfully integrate First American into Guaranty's operations depends on its ability to

      o      monitor operations,

      o      control costs,

      o      maintain positive customer relations,

      o      maintain regulatory compliance, and

      o      attract, assimilate and retain qualified personnel.

      If Guaranty fails to successfully integrate First American's operations with its operations, Guaranty may experience interruptions in its business which may have a material adverse impact on its business, financial condition or results of operations. The significant integration issues which must be addressed include

      o      consolidation of data processing operations,

      o      combination of employee benefit plans,

      o      creation of joint account and lending products, and

      o      development of unified marketing plans.

      Successful integration of these operations could be more expensive than anticipated. The failure to successfully integrate First American's operations may also effect Guaranty's ability to operate Guaranty Bank consistent with safe and sound banking practices.

      Some of the risks involved with acquisitions in general, including the proposed acquisition of First American, include

      o     changes in results of operations or cash flows,

      o unforseen liabilities related to the acquired company or arising from the acquisition,

      o     poor asset quality of the acquired company,

      o     adverse personnel relations,

      o     loss of customers due to the company's identity change, and

      o     deterioration in the local economic conditions.

YOU WILL LOSE YOUR ABILITY TO CONTROL ASPECTS OF FIRST AMERICAN.

      As a First American shareholder, you control First American through electing the board of directors and voting on certain matters affecting First American and the other First American shareholders. As a result of the merger, First American will be a part of Guaranty and as new Guaranty shareholders, you and the other First American shareholders will not control Guaranty's management or policies because the First American shareholders combined will not hold a majority of the Guaranty common stock.

GUARANTY'S TAX LIABILITY BEGINNING IN THE YEAR 1999 WILL BE GREATER THAN IN PREVIOUS YEARS AND GUARANTY COULD RECEIVE AN UNFAVORABLE DETERMINATION FROM THE INTERNAL REVENUE SERVICE WHICH WOULD RESULT IN ITS PREVIOUS TAX LIABILITIES BEING INCREASED.

      Guaranty Leasing Corporation, a subsidiary of Guaranty, has invested, through the acquisition of limited partnership interests, in certain partnerships engaged in the equipment leasing business. The investments were structured by TransCapital Corporation through various subsidiaries and controlled partnerships of TransCapital. The transactions created federal income tax losses which were deductible by Guaranty. As a result of these deductions, Guaranty's effective tax rates in 1998, 1997 and 1996 were 16.83%, 10.21% and 5.42%, respectively. The tax benefits related to these leasing transactions begin to decrease in 1999 and will not be available after 2001. This will result in an increase in Guaranty's tax liability and Guaranty may not be able to achieve the net income levels generated during the years in which these benefits were available.

      The Internal Revenue Service has taken the position that certain losses taken by the partnerships during 1994, 1995 and 1996 of $302,000, $410,000 and $447,000, respectively, would be disallowed. The partnerships plan to appeal the determination with the Internal Revenue Service's Appellate Division. If the appeal is unsuccessful, the partnerships plan to litigate the matter in Tax Court. Guaranty will be bound by any final determination of the partnerships' tax liability. If the Internal Revenue Service is ultimately successful in redetermining the partnerships' tax liability, Guaranty's tax deductions taken in 1994, 1995 and 1996 will be disallowed and its tax liability for these years will be adjusted, which may adversely affect the results of operations of Guaranty.

      Similar to the investments of Guaranty mentioned above, First American, through a subsidiary, has invested in a partnership engaged in the equipment leasing business. This investment was also structured by TransCapital Corporation and the transaction created federal income tax losses which were deductible by First American. The amount of the losses deducted for the tax years ended June 30, 1998, December 31, 1997 and December 31, 1996 were approximately $349,000, $632,000 and $578,000, respectively. As a result of these deductions, First American's effective tax rate in 1998, 1997 and 1996 was 0%.

      As of the date of this proxy statement/prospectus, First American has not been notified of and is not aware of any investigation into the lease transactions and related tax losses by the Internal Revenue Service. However, the Internal Revenue Service is currently investigating other partnerships structured by TransCapital Corporation and neither Guaranty nor First American can provide assurance that the Internal Revenue Service will not pursue an investigation into the investment in the partnership and related tax deductions taken by First American. If such an investigation occurs and the Internal Revenue Service is successful in redetermining the partnership's tax liability, First American's tax deductions taken in 1996, 1997 and 1998 will be disallowed and its tax liability for these years will be adjusted. Such an adjustment may affect the results of operations of First American, which as a result of the merger, may affect the results of operations of Guaranty.

THERE IS A LIMITED MARKET FOR THE GUARANTY COMMON STOCK AND THE STOCK MARKET CAN BE VOLATILE.

      Although the Guaranty common stock is listed on the Nasdaq National Market, there is currently only a limited trading market for the Guaranty common stock. Guaranty cannot assure you that an active trading market will develop in the future or that you will be able to sell the Guaranty common stock you receive in the merger without a considerable delay or significant impact on the price of the Guaranty common stock.

      The current market price of the Guaranty common stock may significantly fluctuate in response to various factors, including, but not limited to, variations in annual or quarterly financial results, expansion of services by Guaranty or its competitors, acquisitions by Guaranty or its competitors, conditions in the economy in general or the banking industry in particular, changes by financial research analysts in their estimates of the earnings of Guaranty or its competitors or unfavorable publicity regarding Guaranty or the banking industry. In addition, the stock markets have, on occasion, experienced price and volume fluctuations which have affected the market prices for the securities of many companies whose shares are traded, although such fluctuations may be unrelated to the operating performance of those companies. The limited trading market for Guaranty common stock may cause these fluctuations to be more exaggerated than would occur in an active trading market.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT GUARANTY'S BUSINESS.

      Guaranty's earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income Guaranty earns on loans, investments and other interest-earning assets and the interest expense Guaranty pays on deposits, other borrowings and interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise, can have a significant effect on net interest income. Guaranty's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, a rapid increase or decrease in market interest rates could have an adverse impact on Guaranty's net interest margin and results of operations.

GUARANTY'S OFFICERS AND DIRECTORS HAVE SIGNIFICANT INFLUENCE OVER GUARANTY AND COULD CONTROL MATTERS SUBMITTED TO ITS SHAREHOLDERS.

      After completion of the merger, Guaranty's executive officers, directors, principal shareholders and certain entities affiliated with them will beneficially own approximately 38.14% of the outstanding shares of Guaranty common stock. As a result, these shareholders, if they act together, could significantly influence the outcome of matters submitted to the shareholders for a vote, including the election of directors, the determination of day-to-day corporate and management policies, the approval of mergers and other business.

LOSS OF GUARANTY'S PRESIDENT OR OTHER EXECUTIVE OFFICERS COULD ADVERSELY AFFECT ITS BUSINESS.

      Guaranty's success is dependent upon the continued service and skills of its executive officers and senior management, none of whom is bound by an employment agreement. If Guaranty loses the services of these key personnel, it could have a negative impact on Guaranty's business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Arthur B. Scharlach, Jr., Guaranty's President and the President and Chief Executive Officer of Guaranty Bank, would be particularly difficult to replace. Guaranty does maintain a "key-man" life insurance policy covering Mr. Scharlach.

PROVISIONS OF GUARANTY'S ARTICLES OF INCORPORATION AND BYLAWS AND TEXAS LAW COULD DETER A TAKEOVER ATTEMPT.

      Provisions of Guaranty's Articles of Incorporation and Bylaws as well as Texas law could make it more difficult for a third party to gain control or acquire Guaranty, even if it would be beneficial to Guaranty's shareholders. Guaranty is subject to the provisions of Texas law which restrict certain business combinations between a Texas corporation and affiliated shareholders, which may have the effect of inhibiting a non-negotiated merger or other business combinations.

GUARANTY AND GUARANTY BANK OPERATE IN A HIGHLY REGULATED ENVIRONMENT.

      Guaranty and Guaranty Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. As a bank holding company, Guaranty is subject to regulation and supervision by the Board of Governors of Federal Reserve System. Guaranty Bank, as a Texas banking association, is subject to regulation and supervision by the Texas Department of Banking and, as a result of the insurance it has on its deposits, by the Federal Deposit Insurance Corporation.

      Federal and Texas laws and regulations govern numerous matters, including:

      o     adequate capital and financial condition,

      o permissible types, amounts and terms of extensions of credit and investments,

      o     permissible non-banking activities, and

      o     restrictions on dividend payments.

      The federal and state regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Guaranty and Guaranty Bank undergo periodic examinations by one or more regulatory agencies. Following such examinations, Guaranty may be required, among other things, to change its asset valuations or the amounts of required loss allowances or to restrict its operations. Such actions would result from the regulators' judgments based on information available to them at the time of their examination. In addition, Guaranty is required to serve as a source of financial strength to Guaranty Bank, which could result in a decrease of available funds for dividends to Guaranty shareholders. Guaranty Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which Guaranty and Guaranty Bank may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Guaranty's business.

GUARANTY OPERATES IN A HIGHLY COMPETITIVE MARKET.

      There is significant competition in Texas and elsewhere in the United States for banking customers and Guaranty's profit depends primarily upon its ability to compete in its market areas. Guaranty experiences competition from commercial banks, savings banks, savings and loans associations, credit unions, finance companies, mutual funds, investment banking firms and certain other nonfinancial entities, including retail stores which have their own credit programs and governmental organizations which may offer more favorable financing than it can. Many of Guaranty's competitors have greater financial strength, marketing capability and name recognition than it does, and operate on a statewide or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans more aggressively to our small business customers. Such advantages may enable Guaranty's competitors to realize greater economies of scale and operating efficiencies than it can. Guaranty can provide no assurance that it will be able to compete effectively against such competition.

      Federal legislation enacted in August 1998 eased membership limits on credit unions, which previously were permitted to serve only members that share a single, common bond. Guaranty expects that this legislation will increase the ability of credit unions to compete with community banks, such as Guaranty Bank, for both deposits and loans.

DIVIDEND PAYMENTS BY GUARANTY BANK TO GUARANTY AND BY GUARANTY TO ITS SHAREHOLDERS CAN BE RESTRICTED.

      Guaranty has paid dividends on its common stock since 1980, but cannot guarantee that it will continue to pay dividends on the common stock in the future. Guaranty's ability to declare a dividend on the common stock will depend upon, among other things, future earnings, operating and financial condition, capital and liquidity requirements, general business and regulatory climate and the receipt of regulatory approval, if then required.

      As a bank holding company, Guaranty may pay a dividend on the common stock only

      o     out of income available over the past year, and

      o if prospective earnings retention is consistent with its expected future needs and financial condition.

      Guaranty's principal source of funds to pay dividends on the common stock is from cash dividends it receives from Guaranty Bank. The payment of these dividends by Guaranty Bank is also restricted by state and federal banking laws and regulations, including a prohibition on paying a dividend if, after paying the dividend, Guaranty Bank would be "undercapitalized." As of March 31, 1999, an aggregate of approximately $9.2 million was available for dividend payments from Guaranty Bank to Guaranty without regulatory approval.

GUARANTY'S BUSINESS IS CONCENTRATED IN NORTHEAST TEXAS AND A DOWNTURN IN THE TEXAS ECONOMY MAY ADVERSELY AFFECT ITS BUSINESS.

      Substantially all of Guaranty's business is located in Northeast Texas, and as a result, its financial condition, results of operations and cash flows are subject to changes in the economic condition of that area. During the mid 1980s, Texas experienced a significant downturn in its economy, which caused recession and unemployment in the region and resulted in excess vacancies in the local real estate market. Since 1987, the Texas and Northeast Texas economies have improved in part due to their expansion into non-energy related industries. Because the Texas and Northeast Texas economies have diversified away from the energy industry, they have become more susceptible to changes in the national economy. A prolonged period of economic recession or other adverse economic conditions in Texas and Northeast Texas could result in an increase in nonpayment of loans, causing operating losses, impairing liquidity and eroding capital. Guaranty can provide no assurance that conditions in the Texas and Northeast Texas economies will not deteriorate in the future and that such a deterioration will not have a material adverse effect on Guaranty.

NO ASSURANCES AS TO ADEQUACY OF ALLOWANCE FOR LOAN LOSSES.

      Guaranty believes that its allowance for loan losses is maintained at a level adequate to absorb any inherent losses in its loan portfolio. Management's estimates are used to determine an allowance that is considered adequate to absorb losses inherent in the existing loan portfolio. Management's estimates are based on historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, current economic conditions that may affect the borrower's ability to pay and value of collateral, volume, growth and composition of the loan portfolio and other relevant factors. These estimates are inherently subjective and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, Guaranty's actual loan losses could increase significantly. As a result, such losses could exceed Guaranty's current allowance estimates. Guaranty can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses be realized.

      In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review Guaranty's allowance for loan losses. Such regulatory agencies may require Guaranty to increase its provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in its allowance required by these regulatory agencies could have a negative effective on Guaranty.

YEAR 2000 ISSUES MAY AFFECT GUARANTY'S INFORMATION TECHNOLOGY SYSTEMS.

      The Year 2000 issue is a computer programming concern that may adversely affect Guaranty's information technology systems and software, such as its item and data processing applications, as well as so-called embedded technology, such as microprocessors that control various functions, such as its security systems and telecommunication equipment. The phrase "Year 2000 issue" refers to the concern that certain computer applications will not be able to distinguish dates in the twentieth and twenty-first centuries. Guaranty has developed a plan to identify and remedy the material Year 2000 issues that directly affect its systems and products. This plan also includes procedures to evaluate the preparedness of its key vendors and significant customers in addressing the Year 2000 issue. Guaranty believes that it has taken reasonable steps to address its internal Year 2000 concerns and to inquire about the actions that its vendors and customers have taken to identify and address the Year 2000 issue. Guaranty can provide no assurance, however, that its operational and financial systems, or those of its vendors and customers, will not be adversely affected by Year 2000 issues or that any Year 2000 problem of Guaranty or its vendors and customers will not adversely affect its business. In particular, it will be difficult for Guaranty to implement viable contingency plans for any adverse effect of the Year 2000 issue on local or national telecommunications systems or on its local electric utility. Furthermore, Year 2000 problems may turn out to exist in portions of important computer programs not now suspected, and Guaranty can provide no assurance that it will not be adversely affected by issues it has yet to identify. If Guaranty fails to adequately address the Year 2000 issue pertaining to its internal operations or those of its customers and vendors, that failure could adversely affect its business.

      In addition, bank regulatory agencies, as part of their supervisory function, are assessing and will continue to assess Year 2000 readiness. The failure of a financial institution, such as Guaranty, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions which could have a material adverse effect on such institution. These actions may include the imposition of fines, or result in the delay or denial of regulatory applications, such as an application for a merger.

                             FORWARD-LOOKING INFORMATION

      Statements and financial discussion and analysis by Guaranty contained or incorporated in this proxy statement/prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

INTEREST RATES AND ECONOMY

      o     Changes in interest rates and economic conditions;

      o changes in the levels of loan prepayments and the resulting effects on the value of Guaranty's loan portfolio;

      o changes in local economic and business conditions adversely affecting Guaranty's borrowers and their ability to repay their loans according to their terms or impacting the value of the related collateral; and

      o changes in local economic and business conditions adversely affecting Guaranty's customers other than borrowers and their ability to transact profitable business with Guaranty.

COMPETITION AND PRODUCT AVAILABILITY

      o Increased competition for deposits and loans adversely affecting rates and terms; and

      o various strategic alternatives that Guaranty considers from time to time, including acquisitions of other depository institutions, their assets or their liabilities on favorable terms, and Guaranty's successful integration of any such acquisitions.

ASSET MANAGEMENT

      o Increased credit risk in Guaranty's assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio; and

      o the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses.

LIQUIDITY AND CAPITAL

      o Changes in the availability of funds resulting in increased costs or reduced liquidity;

      o     changes in Guaranty's ability to pay dividends on its common stock;
            and

      o increased asset levels and changes in the composition of assets and the resulting impact on Guaranty's capital levels and regulatory capital ratios.

SYSTEMS

      o Guaranty's ability to acquire, operate and maintain cost effective and efficient systems;

      o unexpectedly difficult or expensive but necessary technological changes (including changes to address Year 2000 data systems issues); and

      o Guaranty's ability to complete its project to assess and resolve any Year 2000 problems on time.

PERSONNEL

      o The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

TAX, REGULATORY, COMPLIANCE AND LEGAL

      o The effects of the Internal Revenue Service's examination regarding Guaranty's leveraged leasing transactions;

      o changes in applicable statutes and government regulations or their interpretations;

      o claims of Guaranty's noncompliance with statutory and regulatory requirements; and

      o     changes in the status of litigation to which Guaranty is a party.

                     NATURE OF TRADING MARKET AND MARKET PRICES

      Guaranty common stock is traded on the Nasdaq National Market under the symbol "GNTY." As of March 31, 1999, Guaranty common stock was held of record by approximately 388 shareholders. The following table sets forth the high and low closing price per share of Guaranty common stock for the periods indicated.


1999                                                 High              Low
----                                                 ----              ---
Second quarter (through June 14, 1999) .......    $  11.125        $   9.375

First quarter ................................       10.625            8.750

1998
----
Fourth quarter ...............................        11.50             8.88

Third quarter ................................        15.50            12.00

Second quarter (since May 21, 1998)  .........        15.25            14.38


      As of ___________, 1999, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing sale price for Guaranty common stock was $______ per share. Prior to Guaranty's initial public offering of common stock on May 21, 1998, there was no active public market for the shares of Guaranty common stock.

      There has been no active public trading market for shares of First American stock, although it is traded infrequently in private transactions about which First American's management has little reliable information regarding price.

                            DIVIDEND HISTORY AND POLICIES

      The following table sets forth the dividends paid per share of Guaranty common stock and First American stock for the periods indicated.


1999                                     Guaranty Stock     First American Stock
----                                     --------------     --------------------
First quarter ....................       $     --               $     --

1998
----
Fourth quarter ...................           0.1300                   --

Third quarter ....................             --                   0.2500

Second quarter ...................           0.1100                   --

First quarter ....................             --                     --

1997
----
Fourth quarter ...................           0.1140                   --

Third quarter ....................             --                     --

Second quarter ...................           0.1070                   --

First quarter ....................             --                   0.2500


FIRST AMERICAN

      Holders of First American stock are entitled to receive distributions when, as and if declared by First American's Board of Directors out of funds legally available therefor. First American has declared distributions on the First American stock in the first quarter of 1997 and the third quarter of 1998.

      The principal source of cash revenues to First American is dividends paid by First American Bank with respect to First American Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of July 1, 1998, an aggregate of approximately $75,000 was available for payment of dividends by First American Bank to First American under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of First American Bank to pay dividends to First American if such limits were deemed appropriate to preserve certain capital adequacy requirements.

      If the merger is not approved, the declaration and payment of dividends on the First American stock will depend upon the earnings and financial condition of First American, liquidity and capital requirements, the general economic and regulatory climate, First American's ability to service any equity or debt obligations senior to the First American stock and other factors deemed relevant by First American's Board of Directors.

GUARANTY

      Holders of Guaranty common stock are entitled to receive dividends when, as and if declared by Guaranty's Board of Directors out of funds legally available therefor. While Guaranty has declared dividends on its common stock since 1980 and in 1998 paid semi-annual dividends aggregating $0.24 per share per annum, there is no assurance that Guaranty will continue to pay dividends in the future.

      The principal source of cash revenues to Guaranty is dividends paid by Guaranty Bank with respect to Guaranty Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of March 31, 1999, an aggregate of approximately $9.2 million was available for payment of dividends by Guaranty Bank to Guaranty under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Guaranty Bank to pay dividends to Guaranty if such limits were deemed appropriate to preserve certain capital adequacy requirements.

      The declaration and payment of dividends on the Guaranty common stock will depend upon the earnings and financial condition of Guaranty, liquidity and capital requirements, the general economic and regulatory climate, Guaranty's ability to service any equity or debt obligations senior to the Guaranty common stock and other factors deemed relevant by Guaranty's Board of Directors.

                                 THE SPECIAL MEETING
GENERAL

      This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of First American from the shareholders of First American for use at the meeting. The meeting is a special meeting of the shareholders of First American at which you will consider the merger. A complete copy of the merger agreement and the amendments thereto is attached to this proxy statement/prospectus as Exhibit A.

      It is anticipated that this proxy statement/prospectus will first be mailed to shareholders on or about ____________, 1999. The meeting will be held on ___________, ____________, 1999 , at _______ a.m., local time, at the principal executive office of First American, 919 Gilmer Street, Sulphur Springs, Texas.

SHARES ENTITLED TO VOTE, QUORUM AND VOTE REQUIRED

      The holders of record of the outstanding First American stock at the close of business on ______________ will be entitled to notice of and to vote at the meeting. At the close of business on such date, First American had issued and outstanding and entitled to vote at the meeting 91,940 shares of First American stock. Each holder of First American stock will be entitled to one vote for each share of First American stock owned of record on the record date. The presence of the holders of a majority of the First American stock, either in person or by proxy, is required to constitute a quorum at the meeting. The affirmative vote of 81% of the issued and outstanding First American stock is required to approve the merger. A majority of the First American stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting. The directors and executive officers of First American (and their affiliates) own or otherwise control the right to vote 58,272 shares of First American stock, comprising approximately 63.38% of the total shares of First American stock issued and outstanding as of the record date. THE FIRST AMERICAN BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

      The directors, executive officers and principal shareholders of First American who hold a total of 76,210 shares of First American stock, or 82.89% of the outstanding shares as of the record date, have signed a Consent to Merger and Irrevocable Proxy in which such shareholders have granted a proxy to Gene Watson, a director of First American, with instructions to vote their shares in favor of the merger. Therefore, it is expected that the merger will be approved at the meeting.

VOTING AND REVOCATION OF PROXIES

      Proxies, in the form enclosed, which are properly executed by the shareholders and returned to First American and not subsequently revoked, will be voted at the meeting as directed in the proxy. Any properly executed proxy on which voting instructions are not specified will be voted in favor of the ratification and approval of the merger. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is brought before the meeting. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of First American, by execution of a proxy of a later date filed with the Secretary of First American at or before the meeting or by voting in person at the meeting.

      This proxy solicitation is made by the First American Board of Directors. Guaranty and First American are each responsible for their own expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors, officers, and regular employees of First American intend to solicit proxies personally or by telephone without receiving special compensation therefor. First American will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                                   THE MERGER

      The following information relating to the merger is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this proxy statement/prospectus, including the exhibits hereto and the documents referred to herein or incorporated herein by reference. A copy of the merger agreement and amendments thereto is included as Exhibit A and is incorporated herein by reference. All shareholders of First American are urged to read the merger agreement in its entirety.

TERMS OF THE MERGER

      The merger agreement provides for the merger of First American with and into a wholly-owned subsidiary of Guaranty. The merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all other conditions to the consummation of the merger. As a result of the merger, each holder of First American stock (other than those shareholders who perfect their dissenters' rights of appraisal) will be entitled to receive 3.417039 shares of Guaranty common stock and $32.829609 in cash per share of First American stock owned and will no longer be owners of First American stock. As a result of the merger, certificates for First American stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after the completion of the merger.

      As a result of the merger, assuming that no First American shareholder exercises their dissenter's rights, all issued and outstanding shares of First American stock will be converted into 351,750 shares of Guaranty common stock and $3,379,480 in cash.

      Guaranty will not issue any certificates for fractional shares of Guaranty common stock in connection with the merger. Instead of issuing fractional shares, Guaranty will pay cash for such fractional shares in an amount based on the fair market value of Guaranty common stock pursuant to the merger agreement of $10.00 per share.

SHAREHOLDER APPROVAL

      The merger agreement must be approved by the affirmative vote of the holders of 81% of the outstanding shares of First American stock entitled to vote at the meeting. Of the 91,940 shares of First American stock outstanding on the record date, the holders of 74,472 shares must vote in favor of the merger in order for it to be approved. Guaranty is expected to approve the merger as the sole shareholder of Guaranty Acquisition.

STOCK OPTIONS

      As of the date of this proxy statement/prospectus, three executive officers of First American hold options to purchase 11,000 shares of First American stock. Pursuant to the stock option plan covering the outstanding options, the options vest and become exercisable upon a change of control, which includes shareholder approval of a merger. Pursuant to the plan, the First American Board of Directors has indicated its intention to determine the effective date of the change of control for purposes of the plan to be the first business day following the special meeting if shareholder approval of the merger is obtained at the special meeting. The holders of the outstanding options have informed First American of their intention to exercise the options following the effective date of the change of control. The merger consideration set forth above was calculated based upon the anticipated exercise of these options prior to the completion of the merger. At the completion of the merger, the shares of First American stock received upon exercise of the options will convert, like all other shares of First American stock, into Guaranty common stock and cash.

BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF FIRST AMERICAN BOARD

      The Board of Directors of First American perceived over the last several years that a strategic alliance with a larger banking organization might be in the best interests of First American shareholders. Prior to entering into the merger agreement with Guaranty, First American's Board of Directors considered potential business combinations with other banking companies. In January of 1999, the Board of Directors of First American received a merger proposal from Guaranty. In reaching its determination to enter into the merger agreement, the First American Board considered a number of factors, including:

     o the adequacy and fairness of the merger consideration, including whether the merger consideration was comparable to the price range previously established with the assistance of a financial advisor and to the financial terms of a previously negotiated transaction,

     o the increased investment liquidity the receipt of Guaranty common stock would provide to First American shareholders,

     o the future prospects of First American compared with the future prospects of Guaranty, and

     o the location of Guaranty's main office in Mount Pleasant, Texas and the reputation of Guaranty for serving neighboring communities.

During its deliberations in connection with the merger proposal, the First American Board of Directors did not assign any specific weights to these or any other factors.

      The Board of Directors of Guaranty believes that acquiring First American will allow Guaranty to strengthen its presence in the Northeast Texas region by expanding into the Texas communities of Sulphur Springs and Commerce and will also result in some economies of scale.

      The merger agreement is the result of arm's-length negotiations between representatives of Guaranty and First American and was executed on April 23, 1999. The aggregate consideration to be paid to the holders of First American stock resulted from negotiations which considered the historical earnings and dividends of First American and Guaranty, the earnings potential and deposit base of First American, potential growth in First American's market, First American's asset quality and the effect of the merger on the shareholders, customers and employees of First American and Guaranty.

      Subject to satisfaction of certain conditions contained in the merger agreement, the First American Board of Directors believes the merger to be fair and in the best interest of First American and its shareholders. THE FIRST AMERICAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FIRST AMERICAN SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation of the merger, subject to approval of First American shareholders, federal and state bank regulators and the satisfaction of certain other conditions.

OPERATIONS AFTER THE MERGER

    Guaranty and First American intend that immediately following consummation of the merger, First American Bank will merge with and into Guaranty Bank and the current main office and branch office of First American Bank will be operated as full service branches of Guaranty Bank.

OTHER TERMS AND CONDITIONS

      The merger agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the closing date, including, but not limited to, the following:

      o     The approval of the merger by the First American shareholders.

      o     Guaranty shall have received all required governmental approvals.

      o First American shall have received any necessary consents and governmental approvals.

      o The listing of the Guaranty common stock to be issued pursuant to the merger on the Nasdaq National Market.

      o The absence of a material adverse change in the condition of First American or Guaranty from April 23, 1999 until the completion of the merger.

      o First American shall have received the opinion of a nationally recognized legal firm by First American that (i) the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of First American stock upon receipt of Guaranty common stock and (iii) the receipt of cash by holders of First American stock shall be capital gain or loss to the extent the shares of First American stock were held as a capital asset on the date of the exchange.

      o Guaranty shall have received the opinion of First American's counsel acceptable to Guaranty as to certain corporate and legal enforceability matters.

      o Guaranty shall have received evidence of resolutions approved by the Board of Directors of First American terminating the CORPORATEplan for Retirement 100-Profit Sharing/401(k) Plan.

      o Guaranty shall have received the written resignations of all directors of First American effective as of the completion of the merger.

      o Guaranty shall have received a signed release from the directors of First American releasing First American from all claims of such directors against First American.

      o All representations and warranties of First American and Guaranty shall be true and complete in all material respects at and as of the date of the completion of the merger.

      o First American and Guaranty shall have performed or complied with all covenants and conditions required by the merger agreement to be performed or complied with by them prior the completion of the merger.

      o The absence of any actual or threatened action to prohibit the merger or that might affect Guaranty's right to own First American stock or subject Guaranty to any liability for owning First American Stock.

      o The absence of any pending or threatened action to enjoin the merger or impose liability upon First American or its officers, directors, employees, shareholders or agents for any action taken in connection with the merger.

      Pursuant to the merger agreement, any condition to Guaranty's obligations pursuant to the merger may be waived in writing by Guaranty.

BUSINESS PENDING EFFECTIVE TIME

      The merger agreement imposes certain limitations on the conduct of First American's business pending consummation of the merger. Among other things, First American must conduct its businesses only in the usual, regular and ordinary manner and may not declare, pay or make any dividend or other distribution or payments in respect of the shares of First American stock.

AMENDMENT

      The merger agreement may be amended only by a writing signed by the party to the merger agreement to be bound by such amendment.

TERMINATION

      MUTUAL CONSENT. The merger agreement may be terminated and the merger abandoned at any time on the mutual written consent of Guaranty and First American.

      BY EITHER PARTY. The merger agreement may be terminated and the merger abandoned at any time prior to the closing by either Guaranty or First American if the merger shall not have been completed on or before September 30, 1999.

      BY FIRST AMERICAN. The merger agreement may be terminated and the merger abandoned at any time prior to the time the merger is to be completed by First American if any one or more of the conditions precedent to its obligations contained in the merger agreement are not fulfilled.

      In the event First American desires to terminate the merger agreement as provided in the item above, First American must notify Guaranty in writing of its intent to terminate stating the reason therefor concurrently with such termination.

      BY GUARANTY. The merger agreement may be terminated and the merger abandoned at any time prior to the time the merger is to be completed by Guaranty if any one or more of the conditions precedent to its obligations contained in the merger agreement are not fulfilled.

      In the event Guaranty desires to terminate the merger agreement as provided in the item above, Guaranty must notify First American in writing of its intent to terminate stating the reason therefor concurrently with such termination.

      REMEDIES. In the event of the termination of the merger agreement without breach by any party hereto, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party. A termination of the merger agreement will not relieve a party of any liability for breach of the merger agreement.

EXPENSES

      Whether or not the merger is consummated, each party to the merger agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under the merger agreement.

EXCHANGE OF SHARES

      At least 20 days prior to the closing date, or such other date agreed upon by Guaranty and First American, First American will mail to each holder of an outstanding certificate or certificates representing shares of First American stock, a letter of transmittal for use in exchanging such certificates and instructions explaining how to surrender the certificates to First American. Promptly after receipt, Guaranty shall review the certificates and executed letters of transmittal. For each letter of transmittal which is properly completed, accompanied by the appropriate certificate or certificates and made available for review by First American by noon on the first business day prior to the closing date, Guaranty shall deliver to that shareholder on the closing date, the per share merger consideration multiplied by the number of shares of First American stock surrendered.

      If a shareholder of First American does not provide a properly completed letter of transmittal accompanied by the appropriate stock certificates to Guaranty by the first business day prior to the closing date, that shareholder will not receive any per share merger consideration on the closing date. However, once a shareholder provides Guaranty with a properly completed letter of transmittal accompanied by the appropriate stock certificates, Guaranty shall, within two (2) business days following receipt of those documents, pay to that shareholder the per share merger consideration multiplied by the number of shares of First American stock surrendered.

      Upon the effective date, you will cease to have any rights as shareholder of First American. Until so surrendered, each certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the merger consideration to be paid pursuant to the merger agreement. Neither First American nor any other party hereto will be liable to any holder of certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest will be paid on the cash portion of the merger consideration or the cash payable for dissenting shares, and no dividends will be disbursed with respect to shares of Guaranty common stock until certificates representing shares of First American stock are surrendered in exchange therefor. If you are unable to locate any certificate, you will receive your share of the merger consideration only upon the First American's receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to Guaranty.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a general summary of certain United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code, regulations promulgated by the United States Treasury Department, judicial authorities, and current rulings and administrative practice of the Internal Revenue Service in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. For purposes of this discussion, it is assumed that shares of First American stock are held as "capital assets" within the meaning of
Section 1221 of the Code (I.E., property held for investment). This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of First American stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold First American stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar or to persons who have received their First American stock as compensation. Further, this discussion does not address the state, local or foreign tax consequences of the merger.

      The merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. It is a condition to the obligation of First American to consummate the merger that First American shall have received an opinion from a nationally recognized legal firm to the effect that, for federal income tax purposes, (i) the merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by holders of First American stock upon receipt of Guaranty common stock and (iii) the receipt of cash by a holder of First American stock will be treated as capital gain or capital loss to the extent the shares of First American stock were held by the shareholder as a capital asset. These opinions will be rendered in reliance upon certain assumptions and representations made by officers and shareholders of First American and officers of Guaranty and Guaranty Acquisition. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Neither First American nor Guaranty has requested or will receive a ruling from the IRS as to the tax consequences of the merger.

      Assuming the merger is treated as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, the merger will result in the following federal income tax consequences to the First American shareholders:

      o Each shareholder who receives Guaranty common stock and cash in the merger will recognize gain equal to the amount of cash received. However, this gain is limited to the difference between the sum of
            (i) the fair market value of the Guaranty common stock of $10.00 per share pursuant to the merger agreement and (ii) the amount of cash received by the shareholder in the merger, less the shareholder's basis in the First American stock exchanged therefor. The gain recognized upon the receipt of cash will be a capital gain to the extent the shares were held by the shareholder as a capital asset.

      o A shareholder's aggregate tax basis in the shares of Guaranty common stock received pursuant to the merger in exchange for First American stock will be equal to the aggregate tax basis of the shares of First American stock surrendered in exchange therefor (decreased by the amount of the cash received by such shareholder in the merger and increased by the amount of gain recognized by such shareholder in the merger).

      o Each shareholder will include in his holding period for Guaranty common stock received in the merger the holding period of the shares of First American stock surrendered in exchange therefor; provided that the First American stock is held as a capital asset on the date of the exchange.

      o A shareholder who receives cash in lieu of a fractional share interest in Guaranty common stock in the merger will be treated for federal income tax purposes as if the fractional share of Guaranty common stock had been received and then redeemed for cash and will recognize a capital gain or loss in an amount equal to the difference between the cash received and the proportionate part of the aggregate federal income tax basis of such shareholder's First American stock allocable to such fractional share interest, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

      o A shareholder who exercises the right to dissent in connection with the merger and receives only cash in exchange for such shareholder's First American stock will be treated as having received such cash as a distribution in redemption of such shareholder's First American stock and will recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's First American stock, unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

      THE FOREGOING IS A SUMMARY DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR FIRST

AMERICAN SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. FIRST AMERICAN SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECTS.

DISSENTERS RIGHTS OF APPRAISAL AND RELATED ISSUES

      You have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved by the shareholders and consummated, any shareholder who properly perfects his dissenters' rights will be entitled to receive an amount of cash equal to the fair value of his shares of First American stock rather than being required to receive the consideration established by the merger agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act (the "TBCA"), which are reproduced in full in Exhibit B to this proxy statement/prospectus. YOU MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE TBCA IN ORDER TO PROPERLY EXERCISE YOUR DISSENTER'S RIGHTS OF APPRAISAL AND AVOID WAIVER OF THOSE RIGHTS.

      Any shareholder who desires to dissent from the merger must file a written objection to the merger with the Secretary of First American, Ms. Nina Cook, 919 Gilmer Street, Sulphur Springs, Texas 75483, prior to the meeting. The written notice must state that the shareholder will exercise his right to dissent if the merger is consummated and give the shareholder's address to which notice of effectiveness of the merger should be sent. A vote against the merger is not sufficient to perfect a shareholder's statutory right to dissent from the merger. If the merger is consummated, each shareholder who sent notice to First American as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger ("Dissenting Shareholder"). Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

      Guaranty will be liable for any payments to Dissenting Shareholders and shall, within ten days of the effective date, notify the Dissenting Shareholders in writing that the merger has been effected. Each Dissenting Shareholder so notified must, within ten days of the delivery or mailing of such notice, make a written demand on Guaranty, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand shall state the number and class of the shares owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the merger. Dissenting Shareholders who fail to make a written demand within the ten day period will be bound by the merger and lose their rights to dissent. Within twenty days after making a demand, the Dissenting Shareholder must submit his or her Certificates to Guaranty for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

      Within twenty days after receipt of a Dissenting Shareholder's demand letter as described above, Guaranty shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Guaranty accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety days after the effective date, upon surrender of the Certificates duly endorsed by the Dissenting Shareholder, or (ii) containing Guaranty's written estimate of the fair value of the shares of First American stock together with an offer to pay such amount within ninety days after the effective date if Guaranty receives notice, within sixty days after the effective date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the Certificates duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in First American following consummation of the merger.

      If the Dissenting Shareholder and Guaranty cannot agree on the fair value of the shares within sixty days after the effective date, the Dissenting Shareholder may, within sixty days of the expiration of the initial sixty day period, file a petition ("Petition") in any court of competent jurisdiction in Titus County, Texas requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, Guaranty must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no Petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Guaranty on the value of their shares shall be bound by the merger and lose their rights to dissent.

      After a hearing concerning the Petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of First American stock in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of First American, which judgment shall be binding on Guaranty and on all Dissenting Shareholders receiving notice of the hearing. This value may be more than, less than, or equal to what is received by non-Dissenting Shareholders. The court shall direct Guaranty to pay such amount, together with interest thereon beginning 91 days after the effective date to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Guaranty of the Certificates fully endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in the Certificates. All court costs shall be allotted between the Dissenting Shareholders and Guaranty in the manner the court determines to be fair and equitable.

      Any Dissenting Shareholder who has made a written demand on Guaranty for payment of the fair value of his First American stock may withdraw such demand at any time before payment for his shares has been made or before a Petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the merger and his status as a former shareholder shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

      In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the Shareholder with respect to the Merger. See Exhibit B.

ACCOUNTING TREATMENT

      Guaranty expects to account for the merger as a purchase.


RESTRICTIONS ON SALES OF GUARANTY COMMON STOCK BY AFFILIATES OF FIRST AMERICAN

      Guaranty has registered under the federal securities laws its shares of common stock to be issued in the merger. Therefore, the Guaranty common stock to be issued to First American shareholders in the merger will be freely transferable, except for shares issued to persons who control, are controlled by, or are under common control with, First American (such persons being "affiliates" and generally include executive officers, directors and shareholders who beneficially own 10% or more of the outstanding shares) at the time of the meeting.

      If you are considered an affiliate of First American or become an affiliate of Guaranty after the merger, you may resell the shares of Guaranty common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the commission's rules, or in transactions otherwise exempt from registration under the securities laws. Guaranty is not obligated and does not intend to register for resale the shares issued to affiliates of First American.

REGULATORY APPROVALS

      The merger of First American Bank with Guaranty Bank must be approved by the Texas Department of Banking and the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Dallas must waive a filing of any application by Guaranty that may otherwise be required to be filed with the Board of Governors of the Federal Reserve System. On June 29, 1999, Guaranty filed an application with the Texas

Department of Banking and the Federal Deposit Insurance Corporation to obtain prior approval of the bank merger. On June 29, 1999, Guaranty filed a waiver request with the Federal Reserve Bank of Dallas to obtain a waiver of any application that might otherwise be required to be filed with the Federal Reserve.

                        COMPARISON OF RIGHTS OF SHAREHOLDERS
                           OF GUARANTY AND FIRST AMERICAN

      The rights of First American shareholders under Texas corporate law, the Articles of Incorporation of First American and the Bylaws of First American will differ in some respects from the rights First American shareholders will have as shareholders of Guaranty under Texas corporate law, the Articles of Incorporation of Guaranty and the Bylaws of Guaranty. Guaranty's Articles of Incorporation and Bylaws contain several provisions which may make Guaranty a less attractive target for an acquisition of control by anyone who does not have the support of the Guaranty Board of Directors. Such provisions include a staggered board of directors, a restriction on a shareholder's ability to call a special meeting, the requirement of a supermajority vote of shareholders to amend certain provisions of the Articles of Incorporation and Bylaws and the limitation that shareholder action without a meeting may only be taken by unanimous written consent. Copies of Guaranty's Articles of Incorporation and Bylaws are filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part. Copies of the First American Articles of Incorporation and Bylaws are available upon written request from First American.

      A description of the corresponding provisions contained in First American's Articles of Incorporation and Bylaws and Guaranty's Articles of Incorporation and Bylaws, as such differences may affect the current rights of First American shareholders, are set forth below. This summary is not intended to be complete and is qualified by reference to Texas corporate law, the First American Articles of Incorporation, the First American Bylaws, the Guaranty Articles of Incorporation and the Guaranty Bylaws.

             SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF
                FIRST AMERICAN SHAREHOLDERS AND RIGHTS THOSE PERSONS
             WILL HAVE AS SHAREHOLDERS OF GUARANTY FOLLOWING THE MERGER

                          FIRST AMERICAN                       GUARANTY
Corporate         The rights of First American     The rights of Guaranty
Governance:       shareholders are currently       shareholders are governed by
                  governed by Texas corporate law  Texas corporate law and the
                  and the Articles of              Articles of Incorporation and
                  Incorporation and Bylaws of      Bylaws of Guaranty.
                  First American. Following the
                  completion of the merger,
                  rights of First American
                  shareholders who become
                  Guaranty shareholders will be
                  governed by Texas law and the
                  Articles of Incorporation and
                  Bylaws of Guaranty.

Classification    First American does not have a   Guaranty's board is divided into
of the Board      classified board.  The First     three classes, as nearly equal
of Directors:     American Bylaws require that     in number as possible, with each
                  all directors be elected at      class serving a staggered
                  each annual meeting of           three-year term.  This means
                  shareholders for a one-year      that only one-third of the board
                  term.                            is elected at each annual
                                                   meeting of shareholders.  The
                                                   classification makes it more
                                                   difficult to change the
                                                   composition of Guaranty's Board
                                                   of Directors because at least
                                                   two annual meetings of
                                                   shareholders are required to
                                                   change control of the Board of
                                                   Directors.

                          FIRST AMERICAN                       GUARANTY
Removal of        Texas law provides that at any      Guaranty's Bylaws provide that
Directors         meeting of shareholders called      any director or the entire board
                  expressly for that purpose, any     of directors may be removed, but
                  director or the entire board of     only for cause, by the
                  directors may be removed, with or   affirmative vote of the holders
                  without cause, by a specified       of a majority of shares entitled
                  portion of votes not less than a    to vote at an election of
                  majority of shares entitled to      directors.
                  vote at an election of directors,
                  unless otherwise provided in a
                  corporation's articles of
                  incorporation or bylaws. The First
                  American Bylaws provide that any
                  director may be removed, with or
                  without cause, by the affirmative
                  vote of a majority in number of
                  shares of the shareholders
                  present, in person or proxy, at
                  such a meeting and entitled to
                  vote for the election of the
                  director(s).

Vote Required     Texas law provides that on matters  Guaranty's Articles of
for Certain       other than the election of          Incorporation do contain a
Shareholder       directors, the affirmative vote of  provision which reduces the
Actions:          the holders of a majority of the    required shareholder approval
                  shares entitled to vote and         level to a majority for certain
                  represented at a shareholders'      actions such as a merger, a
                  meeting shall be the act of the     consolidation, a share exchange,
                  shareholders, unless the vote of a  certain sales of substantially all greater number is required by law,  of Guaranty's assets, a
                  the articles of incorporation or    dissolution or an amendment to
                  bylaws. Under Texas law, a          Guaranty's Articles of
                  corporation's articles of           Incorporation. Absent this pro-
                  incorporation may provide for a     vision, each of the above matters
                  different level of approval, not    would require two-thirds
                  less than a majority. The First     shareholder approval under Texas
                  American Articles of Incorporation  law.
                  do not provide for a different
                  number.

Amendment of      Under Texas law, unless a           Guaranty's Articles of
Bylaws:           corporation's articles of           Incorporation and Bylaws provide
                  incorporation or a bylaw adopted    that Guaranty's Bylaws may be
                  by the shareholders provides        amended only by Guaranty's Board
                  otherwise, a corporation's          of Directors. The Guaranty
                  shareholders may amend the bylaws.  shareholders do not have the power
                  The First American Bylaws provide   to amend the Bylaws.
                  that the Bylaws may be amended by
                  the board of directors, with such
                  amendment being subject to repeal
                  or change at any shareholders'
                  meeting by the affirmative vote of
                  a majority of the shareholders
                  present at the meeting (provided
                  that notice of the proposed
                  amendment was contained in the
                  notice of the meeting).

Shareholder       Under Texas law, shareholders may   Guaranty's Articles of
Actions           act without a meeting if a written  Incorporation also do not provide
Without a         consent is signed by all the        for less than unanimous consent
Meeting:          shareholders entitled to vote on    when shareholder action is taken
                  the matter, unless a corporation's  without a meeting, so no action
                  articles of incorporation require   may be taken by written consent
                  less than unanimous consent (but    unless all shareholders agree.
                  not less than the number of votes
                  necessary to take the action at a
                  meeting). First American's

                          FIRST AMERICAN                       GUARANTY
                  Articles of Incorporation do not
                  provide for less than unanimous
                  consent when shareholder action is
                  taken without a meeting, so no
                  action may be taken by written
                  consent unless all shareholders
                  agree.

Special           A special meeting of shareholders   Guaranty's Articles of
Meetings of       of a Texas corporation may be       Incorporation provide that special
Shareholders:     called by the president, the board  meetings of shareholders can be
                  of directors, other persons so      called by shareholders only at the
                  authorized in the corporation's of  request of the holders of not less
                  articles of incorporation stock     than 50% or the outstanding shares
                  bylaws or the holders less than     of of not entitled to vote at the
                  10% of all the shares entitled to   meeting.
                  vote at the meeting, unless a
                  different percentage, not to
                  exceed 50%, is provided for in the
                  articles of incorporation. First
                  American's Articles of
                  Incorporation do not require the
                  holders of a greater percentage of
                  shares to call a special meeting
                  of shareholders, therefore, the
                  holders of only 10% of the
                  outstanding shares entitled to
                  vote may call a special meeting of
                  shareholders.

                SELECTED CONSOLIDATED FINANCIAL DATA OF GUARANTY

      The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of Guaranty and the notes thereto, appearing elsewhere in this proxy statement/prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Guaranty." The selected consolidated financial data as of and for the five years ended December 31, 1998 are derived from Guaranty's Consolidated Financial Statements which have been audited by independent certified public accountants. The selected consolidated financial data as of and for the three months ended March 31, 1999 and March 31, 1998 have not been audited but, in the opinion of the management of Guaranty, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of the interim periods.

                                                        As of March 31,           As of and for the Years Ended December 31,
                                                     -------------------   --------------------------------------------------------
                                                       1999       1998       1998        1997        1996        1995        1994
                                                     --------   --------   --------    --------    --------    --------    --------
                                                         (Unaudited)            (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income ..................................   $  4,763   $  4,481   $ 18,368    $ 17,009    $ 14,851    $ 14,248    $ 11,658
Interest expense .................................      2,273      2,232      8,951       8,192       6,919       6,372       4,470
                                                     --------   --------   --------    --------    --------    --------    --------
     Net interest income .........................      2,490      2,249      9,417       8,817       7,932       7,876       7,188
Provision for loan losses ........................        105        370        540         355         206         149         298
     Net interest income after
        provision for loan losses ................      2,385      1,879      8,877       8,462       7,726       7,727       6,890
Noninterest income ...............................        662      1,162      2,826       1,657       2,390       1,440       1,582
Noninterest expense ..............................      2,227      2,026      8,488       7,446       7,073       6,795       6,700
                                                     --------   --------   --------    --------    --------    --------    --------
     Earnings before taxes .......................        820      1,015      3,215       2,673       3,043       2,372       1,772
 Provision for income tax expense ................        165        295        541         273         165         261         245
                                                     --------   --------   --------    --------    --------    --------    --------
      Net earnings ...............................        655        720      2,674       2,400       2,878       2,111       1,527
Preferred stock dividend .........................       --         --           37          74          74          74          74
                                                     --------   --------   --------    --------    --------    --------    --------
     Net earnings available to
        common shareholders.......................   $    655   $    720   $  2,637    $  2,326    $  2,804    $  2,037    $  1,453
                                                     ========   ========   ========    ========    ========    ========    ========
COMMON SHARE DATA (1):
Net earnings (basic and diluted) (2) .............   $   0.23   $   0.28   $   0.95    $   0.91    $   1.08    $   0.75    $   0.53
Book value .......................................       8.38       7.12       8.21        6.84        6.06        5.32        4.69
Tangible book value ..............................       8.31       7.03       8.14        6.74        5.95        5.21        4.57
Cash dividends ...................................       --         --         0.24        0.22        0.21        0.19        0.16
Dividend payout ratio ............................       -- %       -- %      26.38%      24.24%      18.81%      24.79%      29.26%
Weighted average common shares
    outstanding (in thousands) ...................      2,898      2,548      2,782       2,547       2,592       2,724       2,721
Period end shares outstanding (in thousands) .....      2,898      2,548      2,898       2,548       2,545       2,725       2,723

BALANCE SHEET DATA:
Total assets .....................................   $284,535   $247,488   $272,906    $244,157    $213,932    $192,935    $187,547
Securities .......................................     49,344     52,580     51,367      58,139      30,382      31,200      30,321
Loans ............................................    197,048    163,061    185,886     157,395     139,289     126,287     124,307
Allowance for loan losses ........................      1,560      1,494      1,512       1,129       1,055       1,005       1,012
Total deposits ...................................    253,710    225,158    242,325     222,961     194,855     174,717     170,884
Total common shareholders' equity ................     24,285     18,153     23,796      17,426      15,423      14,499      12,782

AVERAGE BALANCE SHEET DATA:
Total assets .....................................   $274,696   $246,178   $253,633    $228,782    $203,056    $190,782    $180,648
Securities .......................................     51,227     55,046     47,972      50,089      29,520      30,770      26,030
Loans ............................................    190,714    161,375    169,754     146,061     132,400     124,209     121,078
Allowance for loan losses ........................      1,525      1,174      1,397       1,070       1,029         968       1,067
Total deposits ...................................    243,903    224,316    227,919     208,401     183,896     172,964     164,250
Total common shareholders' equity ................     24,242     17,940     21,363      16,508      15,164      13,861      12,559

                                                 (TABLE CONTINUES ON NEXT PAGE.)

                                                        As of March 31,           As of and for the Years Ended December 31,
                                                      --------------------   ------------------------------------------------------
                                                        1999        1998       1998        1997       1996       1995        1994
                                                      --------    --------   --------    --------   --------   --------    --------
                                                         (Unaudited)            (Dollars in thousands, except per share data)
PERFORMANCE RATIOS:
Return on average assets ..........................     0.97%       1.19%       1.05%       1.05%      1.42%      1.11%       0.85%
Return on average common equity ...................    10.95       16.27       12.34       14.09      18.49      14.70       11.57
Net interest margin ...............................     4.03        4.05        4.07        4.24       4.32       4.59        4.41
Efficiency ratio (3) ..............................    70.65       59.40       69.33       71.09      68.52      72.94       76.40
ASSET QUALITY RATIOS(4):
Nonperforming assets to total loans
    and other real estate .........................     0.69%       0.44%       0.67%       1.22%      1.49%      1.58%       2.67%
Net loan charge-offs to average loans .............     0.03        0.01        0.09        0.19       0.12       0.13        0.30
Allowance for loan losses to total loans ..........     0.79        0.92        0.81        0.72       0.76       0.80        0.81
Allowance for loan losses to
    nonperforming loans (5) .......................   128.61      162.75      130.80       92.85      93.12     100.60       45.28

CAPITAL RATIOS (4):
Leverage ratio ....................................     8.76%       7.61%       9.30%       7.87%      7.87%      7.88%       7.35%
Average shareholders' equity to
    average total assets ..........................     8.83        7.62        8.59        7.58       7.88       7.70        7.41
Tier 1 risk-based capital ratio ...................    12.02       12.01       12.29       11.16      11.07      12.11       11.13
Total risk-based capital ratio ....................    12.80       12.35       13.08       11.86      11.80      12.92       11.98

--------------------------
(1) Adjusted for a seven for one stock split effective March 24, 1998.

(2) Net earnings per share is based upon the weighted average number of common shares outstanding during the period. The Company has no dilutive potential common shares.

(3) Calculated by dividing total noninterest expenses, excluding securities losses, by net interest income plus noninterest income.

(4) At period end, except net loan charge-offs to average loans, and average shareholders' equity to average total assets.

(5) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GUARANTY

      Management's Discussion and Analysis of Financial Condition and Results of Operations of Guaranty analyzes the major elements of Guaranty's balance sheets and statements of earnings. This section should be read in conjunction with Guaranty's Consolidated Financial Statements and accompanying notes and other detailed information appearing elsewhere in this proxy statement/prospectus.

               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

OVERVIEW

      Net earnings available to common shareholders for the three months ended March 31, 1999, were $655,000 or $0.23 per share compared with $720,000 or $0.28 per share for the three months ended March 31, 1998, a decrease of 9.0%. While aided by an increase in net interest income resulting from an 11.4% growth in average earning assets, net earnings decreased on a comparative basis as a result of the inclusion in first quarter 1998 earnings of a gain on the sale of approximately $2.0 million in principal amount of mortgage loans that were originally purchased in 1991 at a discount from the Resolution Trust Corporation. Guaranty sold the mortgage loans at par, which resulted in a gain of $444,000, net of $230,000 in taxes expensed as a result of the sale. Guaranty did not have a gain from the sale of loans in the first three months of 1999. The gain on the sale of the loans in 1998 was partially offset by an additional provision for loan losses of $340,000 in the first quarter of 1998. Accordingly, after giving effect to these transactions, core earnings available to common shareholders were $655,000 or $0.23 per share for the first three months of 1999 compared with $616,000 or $0.24 per share for the first three months of 1998, a 6.3% increase in net core earnings.

      The three month period ended March 31, 1999 showed steady growth. Total loans increased to $197.0 million at March 31, 1999, from $185.9 million at December 31, 1998, an increase of $11.1 million or 6.0%. Total assets were $284.5 million at March 31, 1999, compared with $272.9 million at December 31, 1998. The increase of $11.6 million in total assets resulted primarily from an increase in total deposits to $253.7 million at March 31, 1999, from $242.3 million at December 31, 1998, an increase of $11.4 million or 4.7%, and an increase in shareholders equity of $489,000. Common shareholders' equity was $24.3 million at March 31, 1999, compared with $23.8 million at December 31, 1998, an increase of $489,000 or 2.1%. This increase was due to net earnings for the period of $655,000 less a decrease in accumulated other comprehensive income of $167,000.

RESULTS OF OPERATIONS

NET INTEREST INCOME

    Net interest income represents the amount by which interest income on assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Guaranty's earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

      Net interest income was $2.5 million for the three months ended March 31, 1999, compared with $2.2 million for the three months ended March 31, 1998, an increase of $241,000 or 10.7%. The increase in net interest income resulted primarily from growth in average earning assets to $250.9 million for the three months ended March 31, 1999, from $225.3 million for the three months ended March 31 1998, an increase of $25.6 million or 11.4%.

      Guaranty's net interest income is affected by changes in the amount and mix of interest-earning assets and interest- bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change."

      The following table sets forth, for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid for the three months ended

March 31, 1999 and 1998. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods.

                                                                             THREE MONTHS ENDED MARCH 31,
                                                    -----------------------------------------------------------------------------
                                                                     1999                                    1998
                                                    ------------------------------------   --------------------------------------
                                                    AVERAGE        INTEREST      AVERAGE     AVERAGE        INTEREST      AVERAGE
                                                  OUTSTANDING       EARNED/       YIELD/   OUTSTANDING       EARNED/       YIELD/
                                                    BALANCE          PAID         RATE       BALANCE          PAID          RATE
                                                    -------         ------        ----       -------         ------         ----
                                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
      Loans:
           Commercial and industrial.........       $58,230         $1,163        8.10%      $45,720         $  945         8.38%
           Real estate-mortgage and
             construction....................       111,495          2,217        8.06        93,912          1,983         8.56
           Installment and other.............        20,989            501        9.68        21,743            519         9.68
      Securities.............................        51,227            772        6.11        55,046            895         6.59
      Federal funds sold.....................         6,936             83        4.85         8,862            139         6.36
      Interest-bearing deposits in other
           financial institutions............         1,980             27        5.53          ---             ---          ---
                                                    -------         ------        ----       -------         ------         ----
           Total interest-earning assets.....       250,857          4,763        7.70%      225,283          4,481         8.07%
                                                                    ------        ----                       ------         ----
      Less allowance for loan losses.........        (1,525)                                  (1,174)
                                                    -------                                  -------
           Total interest-earning assets,
             net of allowance................       249,332                                  224,109

Non-earning assets:
      Cash and due from banks................         8,682                                    8,649
      Premises and equipment.................         7,226                                    6,276
      Interest receivable and other assets...         9,321                                    6,419
      Other real estate owned................           135                                      725
                                                   --------                                 --------
           Total assets......................      $274,696                                 $246,178
                                                   ========                                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
      NOW, savings, and money market
           accounts..........................       $65,569         $  512        3.17%     $ 59,235        $  525         3.59%
      Time Deposits..........................       136,085          1,709        5.09       122,734         1,707         5.64
                                                   --------         ------       -----      --------        ------        -----
           Total interest-bearing deposits...       201,654          2,221        4.47       181,969         2,232         4.97
      Other borrowed funds...................         3,995             52        5.28         ---             ---           --
                                                   --------         ------       -----      --------        ------        -----
           Total interest-bearing liabilities       205,649          2,273        4.48%      181,969         2,232         4.97%
                                                                    ------       -----                      ------        -----
Noninterest-bearing liabilities:
      Demand deposits........................        42,249                                   42,347
      Accrued interest, taxes and other
           liabilities.......................         2,556                                    3,095
                                                    -------                                  -------

           Total liabilities.................       250,454                                  227,411

Shareholders' equity.........................        24,242                                   18,767
                                                   --------                                  -------
           Total liabilities and
             shareholders' equity ...........      $274,696                                 $246,178
                                                   ========                                 ========
Net interest income..........................                        $2,490                                  $2,249
                                                                     ======                                  ======
Net interest spread..........................                                     3.22%                                     3.10%
                                                                                 =====                                     =====
Net interest margin..........................                                     4.03%                                     4.05%
                                                                                 =====                                     =====

      The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which can be segregated have been allocated.

                                                    THREE MONTHS ENDED MARCH 31,
                                                            1999 VS. 1998
                                                    ---------------------------
                                                    INCREASE (DECREASE)
                                                          DUE TO
                                                      ---------------
                                                      VOLUME     RATE     TOTAL
                                                      -----     -----     -----
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Loans ........................................    $ 627     $(193)    $ 434
    Securities ...................................      (62)      (61)     (123)
    Federal funds sold ...........................      (30)      (26)      (56)
    Interest-bearing deposits in other
      financial institutions .....................       27      --          27
                                                      -----     -----     -----
        Total increase (decrease) in
          interest income ........................      562      (280)      282
                                                      -----     -----     -----
Interest-bearing liabilities:
    NOW, savings and money market accounts .......       56       (69)      (13)
    Time Deposits ................................      186      (184)        2
    Other borrowed funds .........................       52      --          52
                                                      -----     -----     -----
      Total increase (decrease) in
        interest expense .........................      294      (253)       41
                                                      -----     -----     -----
    Increase (decrease) in net interest
      income .....................................    $ 268     $ (27)    $ 241
                                                      =====     =====     =====

PROVISION FOR LOAN LOSSES

      Guaranty's provision for loan losses is established through charges to operating income in the form of the provision in order to bring the total allowance for loan losses to a level deemed appropriate by management of Guaranty based on such factors as historical experience, the volume and type of lending conducted by Guaranty, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Guaranty's portfolio.

      The provision for loan losses for the three months ended March 31, 1999, was $105,000 compared with $370,000 for the three months ended March 31, 1998. The first quarter 1998 provision included an extraordinary charge to the provision of $340,000 done in order to get the reserve for loan losses to a level management believed to be adequate based on loan growth, loan quality, prior charge-off experience and local economic conditions. The first quarter 1999 provision is deemed adequate by management based on a continued low net loan charge-off to average loans ratio of 0.03% as of March 31, 1999, and a low nonperforming assets to total loans and other real estate ratio of 0.69% as of March 31, 1999. For the three months ended March 31, 1999, net charge-offs were $57,000.

NONINTEREST INCOME

      Noninterest income is an important source of revenue for financial institutions. Guaranty's primary sources of recurring noninterest income are service charges on deposit accounts and fee income. Excluding a $674,000 nonrecurring gain from the sale of loans in March 1998, noninterest income for the quarter ended March 31, 1999 increased to $662,000 from $488,000 for the quarter ended March 31, 1998, an increase of $174,000 or 35.7%. The gain on sale of loans was recorded in March 1998, when Guaranty sold approximately $2.0 million of loans originally purchased at a discount in June 1991 from the Resolution Trust Corporation.

      The following table presents, for the periods indicated, the major categories of noninterest income:

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                           ------------------
                                                           1999          1998
                                                           ----          ----
                                                          (DOLLARS IN THOUSANDS)
Service charges on deposit accounts ................       $405         $  287

Fee income .........................................        117            153
Fiduciary income ...................................         17             16
Gain on sale of loans ..............................        --             674
Other noninterest income ...........................        118             32
Realized gain on securities ........................          5           --
                                                           ----         ------
   Total noninterest income ........................       $662         $1,162
                                                           ====         ======

      After excluding the nonrecurring gain on the sale of loans, the increase in noninterest income from March 31, 1998 to March 31, 1999, resulted primarily from an increase in service charges on deposit accounts and fee income due to an increase in the number of deposit accounts. Additionally, Guaranty's increased emphasis on fee based services resulted in greater income from check cashing, ATM fees, appraisal fees and wire transfer fees.

NONINTEREST EXPENSES

      Noninterest expenses totaled $2.2 million for the three months ended March 31, 1999 compared with $2.0 million for the three months ended March 31, 1998, an increase of $201,000 or 9.9%. The following table presents, for the periods indicated, the major categories of noninterest expenses:

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                           ------------------
                                                           1999          1998
                                                           ----          ----
                                                          (DOLLARS IN THOUSANDS)
Employee compensation and benefits ...............       $1,268         $1,082
Non-staff expenses:
   Net bank premises expense .....................          309            286
   Office and computer supplies ..................           51             60
   Legal and professional fees ...................          101            102
   Advertising ...................................           42             53
   Postage .......................................           34             31
   FDIC insurance ................................            7              6
   Other .........................................          415            406
                                                         ------         ------
      Total non-staff expenses ...................          959            944
                                                         ------         ------
      Total noninterest expenses .................       $2,227         $2,026
                                                         ======         ======

      Employee compensation and benefits expense for the three months ended March 31, 1999, was $1.3 million, an increase of $186,000 or 17.2% over the $1.1 million for the same period in 1998. The increase was due primarily to normal salary increases and additional staff placement in the Texarkana, Mt. Pleasant and Paris locations to handle customer growth. Guaranty has hired and begun training staff for its new Pittsburg, Texas location which opened in May 1999. The number of full-time equivalent employees was 135.5 at March 31, 1999, compared with 124.5 at March 31, 1998, an increase of 8.8%.

      Non-staff expenses were $959,000 for the three months ended March 31, 1999, compared with $944,000 for the same period in 1998, an increase of $15,000 or 1.6%. Net bank premises expense increased $23,000 or 8.0% to $309,000.

      Other non-staff expenses include director fees, insurance, franchise tax, telephone expense and other miscellaneous expenses, the combination of which increased $9,000 or 2.2% to $415,000 as of March 31, 1999.

INCOME TAXES

      Income tax expense decreased approximately $130,000 to $165,000 for the three months ended March 31, 1999 from $295,000 for the same period in 1998. The decrease was primarily attributable to the gain on sale of loans Guaranty recorded in 1998 of $674,000 creating an additional tax expense during that period of approximately $230,000. Guaranty did not have a gain from the sale of loans in the first quarter of 1999.

IMPACT OF INFLATION

      The effects of inflation on the local economy and on Guaranty's operating results have been relatively modest for the past several years. Since substantially all of Guaranty's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Guaranty tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "Interest Rate Sensitivity and Liquidity" below.

FINANCIAL CONDITION

LOAN PORTFOLIO

      Guaranty provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals. Guaranty aggressively pursues qualified lending customers in both the commercial and consumer sectors, providing customers with direct access to lending personnel and prompt, professional service. The 76.71% loan to deposit ratio as of December 31, 1998, reflects Guaranty's commitment as an active lender in the local business communities it serves. Total loans were $197.0 million at March 31, 1999, an increase of $11.1 million or 6.0% from $185.9 million at December 31, 1998. Loan growth occurred primarily in one to four family residential loans, commercial mortgage loans and commercial loans. Loans comprised 75.2% of total earning assets at March 31, 1999 compared with 74.5% at December 31, 1998.

      The following table summarizes the loan portfolio of Guaranty by type of loan as of March 31, 1999, and December 31, 1998:

                                          MARCH 31, 1999      DECEMBER 31, 1998
                                        ------------------   ------------------
                                         AMOUNT    PERCENT    AMOUNT    PERCENT
                                        --------  --------   --------  --------
                                                 (DOLLARS IN THOUSANDS)
Commercial and industrial ...........   $ 60,508     30.71%  $ 59,241     31.86%
Real estate:
      Construction and land
         development ................      3,538      1.80      3,130      1.68
      One to four family residential.     55,591     28.21     48,376     26.02
      Commercial mortgages ..........     49,905     25.32     47,977     25.81
      Farmland ......................      7,823      3.97      7,258      3.90
      Multi-family residential ......      1,202      0.61        844      0.45
Consumer ............................     18,481      9.38     19,060     10.28
                                        --------  --------   --------  --------
         Total loans ................   $197,048    100.00%  $185,886    100.00%
                                        ========  ========   ========  ========

    The primary lending focus of Guaranty is to small and medium-sized businesses. Guaranty offers business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit.

Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Guaranty requires personal guarantees on commercial loans to help assure repayment.

    Guaranty's commercial mortgage loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to three years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

    Guaranty makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate. Guaranty conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Guaranty's construction lending activities. In keeping with the community-oriented nature of its customer base, Guaranty provides construction and permanent financing for churches located within its market area.

    Guaranty rarely makes loans at its legal lending limit. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loans above $500,000 are evaluated and acted upon by the Executive Committee which meets weekly and are reported to the Board of Directors. Guaranty's strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include: (i) granting loans on a sound and collectible basis; (ii) investing funds properly for the benefit of shareholders and the protection of depositors; (iii) serving the legitimate needs of the community and Guaranty's general market area while obtaining a balance between maximum yield and minimum risk; (iv) ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan; (v) developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and (vi) ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate. Guaranty's loan review and compliance personnel interact daily with commercial and consumer lenders to identify potential underwriting or technical exception variances. In addition, Guaranty has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum. Management believes that this strict adherence to conservative loan policy guidelines has contributed to Guaranty's below average level of loan losses compared to its industry peer group over the past few years.

    Guaranty's loans collateralized by single-family residential real estate generally are originated in amounts of no more than 90% of the lower of cost or appraised value. Guaranty requires mortgage title insurance and hazard insurance in the amount of the loan. Of the mortgages originated, Guaranty generally retains mortgage loans with short terms or variable rates and sells longer term fixed-rate loans that do not meet Guaranty's credit underwriting standards to Texas Independent Bank Mortgage Company.

    As of March 31, 1999, Guaranty's one to four family real estate loan portfolio was $56 million. Of this amount, $28 million is repriceable in one year or less and an additional $20 million is repriceable from one year to five years. These high percentages in short-term real estate loans reflects Guaranty's commitment to reducing interest rate risk.

    Guaranty provides a wide variety of consumer loans including motor vehicle, watercraft, education loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan. As of March 31, 1999, Guaranty had no indirect consumer loans, indicating a preference to maintain personal banking relationships and strict underwriting standards. Installment loans have decreased during the last five years, reflecting management's tight control of consumer credit due to record high personal bankruptcy filings nationwide. This concern also prompted management to sell its credit card portfolio at book value to Texas Independent Bank in March 1997.

    The contractual maturity ranges of the commercial and industrial and real estate construction loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of March 31, 1999 are summarized in the following table:

                                                           MARCH 31, 1999
                                           -------------------------------------------------
                                                        AFTER ONE
                                            ONE YEAR     THROUGH       AFTER
                                            OR LESS     FIVE YEARS   FIVE YEARS     TOTAL
                                           ----------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS)
Commercial and industrial ..............   $   43,457   $    8,498   $      803   $   52,758
Real estate construction ...............        2,902          560           76        3,538
                                           ----------   ----------   ----------   ----------
             Total .....................   $   46,359   $    9,058   $      879   $   56,296
                                           ==========   ==========   ==========   ==========
Loans with a predetermined interest
  rate .................................   $   24,972   $    9,883   $    3,084   $   37,939
Loans with a floating interest rate ....        7,430        8,604        2,323       18,357
                                           ----------   ----------   ----------   ----------
             Total .....................   $   32,402   $   18,487   $    5,407   $   56,296
                                           ==========   ==========   ==========   ==========

NONPERFORMING ASSETS

      Guaranty has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Guaranty has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Guaranty's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

      Nonperforming assets were $1.4 million at March 31, 1999 compared with $1.3 million at December 31, 1998, reflecting continued strong asset quality. The ratio of nonperforming assets to total loans and other real estate was 0.69% and 0.67% at March 31, 1999, and December 31, 1998, respectively.

      Guaranty generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. Guaranty is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring, however, Guaranty had no restructured loans at March 31, 1999. In addition to an internal loan review, Guaranty retains Independent Bank Services, L.C. ("IBS") for an annual external review to evaluate the loan portfolio.

      Guaranty maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. Guaranty records other real estate at fair value at the time of acquisition, less estimated costs to sell.

      Guaranty has adopted Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING FOR CREDITORS FOR IMPAIRMENT OF A LOAN- INCOME RECOGNITION AND DISCLOSURES. Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Guaranty will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS No. 114 did not have a material adverse affect on Guaranty's financial statements.

      The following table presents information regarding nonperforming assets as of the dates indicated:

                                                        MARCH 31,   DECEMBER 31,
                                                          1999         1998
                                                        ---------   ------------
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans ....................................   $     361   $        290
Accuring loans 90 or more days past due .............         852   $        866
                                                        ---------   ------------
Total nonperforming loans ...........................       1,213          1,156
Other real estate ...................................         144             97
                                                        ---------   ------------
Total nonperforming assets ..........................   $   1,357   $      1,253
                                                        =========   ============

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses in Guaranty's loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to Guaranty's Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers the diversification by industry of Guaranty's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the evaluation of its loan portfolio by the annual external loan review conducted by IBS and the annual examination of Guaranty's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

      Guaranty follows an internal loan review program to evaluate the credit risk in the loan portfolio. In addition, Guaranty contracts with IBS to annually perform an external loan review. Through the loan review process, Guaranty maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans internally classified as "substandard" or in the more severe categories of "doubtful" or "loss" are those loans that at a minimum have clear and defined weaknesses such as a highly- leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. At March 31, 1999, Guaranty had $3.1 million of such loans compared with $3.3 million at March 31, 1998, a 4.3% decrease.

      In addition to the internally classified loan list and delinquency list of loans, Guaranty maintains a separate "watch list" which further aids Guaranty in monitoring loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. Guaranty reviews these loans to assist in assessing the adequacy of the allowance for loan losses. At March 31, 1999, Guaranty had $1.6 million of such loans.

      In order to determine the adequacy of the allowance for loan losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on Guaranty's historical charge-off experience. Guaranty then charges to operations a provision for loan losses to maintain the allowance for loan losses at an adequate level determined by the foregoing methodology.

      Management actively monitors Guaranty's asset quality and provides specific loss allowances when necessary. Loans are charged-off against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. As of March 31, 1999, the allowance for loan losses amounted to $1.6 million or 0.79% of total loans. The allowance for loan losses as a percentage of nonperforming loans was 128.61% at March 31, 1999.

      Set forth below is an analysis of the allowance for loan losses for the three months ended March 31, 1999:

                                                            THREE MONTHS ENDED
                                                              MARCH 31, 1999
                                                            ------------------
                                                          (DOLLARS IN THOUSANDS)
Average loans outstanding ...............................   $          190,714
                                                            ==================
Gross loans outstanding at end of period ................   $          197,048
                                                            ==================
Allowance for loan losses at beginning of period ........   $            1,512
Provision for loan losses ...............................                  105
Charge-offs:
     Commercial and industrial ..........................                   (4)
     Real estate ........................................                 --
     Consumer ...........................................                  (73)
Recoveries:
     Commercial and industrial ..........................                    9
     Real estate ........................................                    1
     Consumer ...........................................                   10
                                                            ------------------
Net loan (charge-offs) recoveries .......................                  (57)
                                                            ------------------
Allowance for loan losses at end of period ..............   $            1,560
                                                            ==================
Ratio of allowance to end of period loans ...............                 0.79%
Ratio of net charge-offs to average loans ...............                 0.03%
Ratio of allowance to end of period nonperforming loans .               128.61%


The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the date indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                           March 31, 1999
                                                       ----------------------
                                                                  Percent of
                                                                   Loans to
                                                       Amount    Total Loans
                                                       ------    ------------
                                                       (Dollars in thousands)
Balance of allowance for loan losses applicable to:

Commercial, industrial and agriculture                   $940      30.71%
Real Estate:
   Construction and land development .................      -       1.80%
   One to four family residential ....................     68      28.21
   Commercial mortgage ...............................    145      25.32
   Farmland ..........................................      -       3.97
   Multi-family ......................................      -       0.61
Consumer .............................................    160       9.38
Unallocated ..........................................    247          -
                                                         -----   -------
   Total allowance for loan losses ................... $1,560    100.00%
                                                        =====    =======

SECURITIES

      Guaranty uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. Securities totaled $49.3 million at March 31, 1999, a decline of $2.1 million from $51.4 million at December 31, 1998. The decline occurred as maturing securities were used to fund loans. At March 31, 1999, securities represented 17.3% of total assets compared with 18.8% of total assets at December 31, 1998. The yield on average securities for the three months ended March 31, 1999, was 6.11% compared with 6.59% for the same period in 1998. At March 31, 1999, securities included $1.1 million in U.S. Treasury securities, $27.1 million in U.S. Government securities, $17.6 million in mortgage-backed securities, $1.1 million in equity securities and $2.4 million in municipal securities. The average life of the securities portfolio at March 31, 1999, was approximately two years and six months.

      The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of March 31, 1999:

                                                                MARCH 31, 1999
                                 ---------------------------------------------------------------------------------------------------
                                                    AFTER ONE YEAR BUT   AFTER FIVE YEARS BUT
                                  WITHIN ONE YEAR   WITHIN FIVE YEARS      WITHIN TEN YEARS      AFTER TEN YEARS
                                 -----------------  ------------------   --------------------   ----------------
                                  AMOUNT   YIELD     AMOUNT    YIELD       AMOUNT     YIELD      AMOUNT   YIELD     TOTAL   YIELD
                                 -------- --------  --------- --------   ---------   --------   -------- -------  -------- --------
                                                                          (Dollars in thousands)
U.S. Treasury securities ......  $  1,110     6.29% $    --         --%  $    --           --%  $   --        --% $  1,110     6.29%
U.S. Government securities ....      --        --      11,130     5.97      15,940       6.21       --        --    27,070     6.11
Mortgage-backed securities ....         5     5.16      5,462     6.49       4,010       5.79      8,062    5.80    17,539     6.02
Equity Securities .............      --         --       --         --        --           --      1,147    5.23     1,147     5.23
State and municipal securities.       100     4.55         70     6.01       1,736       4.32        487    5.65     2,393     4.65
                                 -------- --------  --------- --------   ---------   --------   -------- -------  -------- --------
         Total ................  $  1,215     6.14% $  16,662     6.14%  $  21,686       5.98%  $  9,696    5.73% $ 49,259     5.99%
                                 ======== ========  ========= ========   =========   ========   ======== =======  ========= =======

      The following table summarizes the carrying value and classification of securities as of March 31, 1999:

                                                      MARCH 31, 1999
                                                      --------------
                                                  (Dollars in thousands)
             Available-for-sale ..................    $       42,172
             Held-to-maturity ....................             7,172
                                                      --------------
                      Total securities ...........    $       49,344
                                                      ==============

      The following table summarizes the amortized cost of securities classified as available-for-sale and their approximate fair values as of the date shown:

                                                          MARCH 31, 1999
                                       ---------------------------------------------------------
                                       AMORTIZED       GROSS             GROSS           FAIR
                                         COST      UNREALIZED GAIN   UNREALIZED LOSS     VALUE
                                       ---------   ---------------   ---------------   ---------
                                                      (Dollars in thousands)
U.S. Treasury securities ...........   $   1,010   $            12   $          --     $   1,022
U.S. Government securities .........      27,070               131                93      27,108
Mortgage-backed securities .........      12,860                65                30      12,895
Equity Securities ..................       1,147              --                --         1,147
State and municipal securities .....        --                --                --          --
                                       ---------   ---------------   ---------------   ---------
         Total .....................   $  42,087   $           208   $           123   $  42,172
                                       =========   ===============   ===============   =========

   The following table summarizes the amortized cost of securities classified as held-to-maturity and their approximate fair values as of the date shown:

                                                          MARCH 31, 1999
                                       ---------------------------------------------------------
                                       AMORTIZED       GROSS             GROSS           FAIR
                                         COST      UNREALIZED GAIN   UNREALIZED LOSS     VALUE
                                       ---------   ---------------   ---------------   ---------
                                                      (Dollars in thousands)
U.S. Treasury securities ...........   $     100   $             1   $          --     $     101
U.S. Government securities .........        --                --                --          --
Mortgage-backed securities .........       4,679                56                 8       4,727
Equity Securities ..................        --                --                --          --
State and municipal securities .....       2,393                55                11       2,437
                                       ---------   ---------------   ---------------   ---------
         Total .....................   $   7,172   $           112   $            19   $   7,265
                                       =========   ===============   ===============   =========

   Guaranty accounts for securities according to SFAS No.115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. At the date of purchase, Guaranty is required to classify debt and equity securities into one of three categories: held- to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

   Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings and minimum regular monthly cash flows of principal and interest which are guaranteed by the issuing agencies. All Guaranty's mortgage-backed securities at March 31, 1999 were agency- issued collateral obligations.

   At March 31, 1999, 45.97% of the mortgage-backed securities held by Guaranty had final maturities of more than 10 years. However, unlike U.S. Treasury and U.S. Government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Therefore, the average life, or the average amount of time until Guaranty receives the total amount invested, of the mortgage-backed security will be shorter than the contractual maturity. Guaranty estimates the remaining average life of the fixed-rate mortgage-backed security portfolio to be less than five years. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will not be unduly shortened. Approximately $8.9 million of Guaranty's mortgage-backed securities earn interest at floating rates and reprice within one year, and accordingly are less susceptible to declines in value should interest rates increase.

PREMISES AND EQUIPMENT

   Premises and equipment totaled $7.5 million at March 31, 1999 and $7.0 million at December 31, 1998. The net change shows an increase of $428,000 or 6.1%, in fixed assets. The increase is primarily due to the purchase of land in Pittsburg, Texas for a new full-service bank which opened in May 1999.

OTHER ASSETS

   On July 1, 1998, Guaranty invested $3.1 million in single insurance premium policies. Such policies insured the lives of certain key senior officers. As of March 31, 1999, the net surrender values of these policies totaled $3.2 million.

DEPOSITS

   Guaranty offers a variety of deposit accounts having a wide range of interest rates and terms. Guaranty's deposit accounts consist of demand, savings, money market and time accounts. Guaranty relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Guaranty does not have or accept any brokered deposits.

   At March 31, 1999, demand, money market and savings deposits accounted for approximately 45.9% of total deposits, while certificates of deposit made up 54.1% of total deposits. Noninterest-bearing demand deposits totaled $43.1 million or 17.0% of total deposits at March 31, 1999, compared with $47.4 million or 19.5% of total deposits at December 31, 1998. The average cost of deposits, including noninterest-bearing demand deposits, was 3.69% for the three months ended March 31, 1999 compared with 4.04% for the same period in 1998. The decrease in the average cost of deposits was primarily due to the lower interest rate environment during the first quarter 1999 compared with the same period in 1998.

   The daily average balances and weighted average rates paid on deposits for the period ended March 31, 1999 are presented below:

                                                          THREE MONTHS ENDED
                                                            MARCH 31, 1999
                                                       ------------------------
                                                         AMOUNT         RATE
                                                       ----------    ----------
                                                         (DOLLARS IN THOUSANDS)
Regular savings ....................................   $    7,614          2.50%
NOW accounts .......................................       22,438          2.46
Money market checking ..............................       35,517          3.76
Time deposits less than $100,000 ...................       78,828          5.07
Time deposits $100,000 and over ....................       57,257          5.12
                                                       ----------    ----------
   Total interest-bearing deposits .................   $  201,654          4.47%
Noninterest-bearing deposits .......................       42,249          --
                                                       ----------    ----------
   Total deposits ..................................   $  243,903          3.69%
                                                       ==========    ==========

      The following table sets forth the amount of Guaranty's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                              MARCH 31, 1999
                                                              --------------
                                                          (DOLLARS IN THOUSANDS)
3 months or less ..........................................   $       17,794
Over 3 months through 6 months ............................           18,465
Over 6 months through 1 year ..............................           17,641
Over 1 year ...............................................            4,029
                                                              --------------
         Total.............................................   $       57,929
                                                              ==============

INTEREST RATE SENSITIVITY AND LIQUIDITY

      Guaranty's Asset Liability and Funds Management Policy provides management with the necessary guidelines for effective funds management, and Guaranty has established a measurement system for monitoring its net interest rate sensitivity position. Guaranty manages its sensitivity position within established guidelines.

      Interest rate risk is managed by the Asset Liability Committee ("ALCO"), which is composed of senior officers of Guaranty, in accordance with policies approved by Guaranty's Board of Directors. The ALCO formulates strategies based on appropriate levels in interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital based on the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest- bearing liabilities; and (ii) an interest rate shock simulation model. Guaranty has traditionally managed its business to reduce its overall exposure to changes in interest rates, however, under current policies of Guaranty's Board of Directors, management has been given some latitude to increase Guaranty's interest rate sensitivity position within certain limits if, in management's judgement, it will enhance profitability. As a result, changes in market interest rates may have a greater impact on Guaranty's financial performance in the future than they have had historically.

      To effectively measure and manage interest rate risk, Guaranty uses an interest rate shock simulation model to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by Guaranty's Board of Directors on an ongoing basis. Guaranty manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Guaranty does not currently enter into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

      An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is management's intent to achieve a proper balance so that incorrect rate forecasts should not have a significant impact on earnings.

      The following table sets forth an interest rate sensitivity analysis for Guaranty at March 31, 1999:

                                                                  VOLUMES SUBJECT TO REPRICING WITHIN
                                          ------------------------------------------------------------------------------------------
                                            0-30       31-180      181-365      1-3       3-5      5-10     GREATER THAN
                                            DAYS        DAYS        DAYS       YEARS     YEARS     YEARS      10 YEARS        TOTAL
                                          --------    --------    --------    -------   -------   -------   ------------    --------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
     Securities ........................  $  2,974    $  8,036    $ 12,602    $16,577   $ 5,134   $ 2,729   $         61    $ 48,113
     Loans .............................    16,630      65,059      47,679     31,655    25,396    10,443           --       196,862
     Federal funds sold ................    13,705        --          --         --        --        --             --        13,705
     Due from banks ....................      --         1,980        --         --        --        --             --         1,980
                                          --------    --------    --------    -------   -------   -------   ------------    --------
       Total interest-earning assets ...    33,309      75,075      60,281     48,232    30,530    13,172             61     260,660
                                          --------    --------    --------    -------   -------   -------   ------------    --------

Interest-bearing liabilities:
     NOW, money market and
       savings deposits ................    73,330        --          --         --        --        --             --        73,330
     Certificates of deposit and
       other time deposits .............    14,593      65,348      46,793      9,879     1,329      --             --       137,888
     Borrowed funds ....................        23         115         144        624       681     1,933            391       3,911
                                          --------    --------    --------    -------   -------   -------   ------------    --------
       Total interest-bearing
         liabilities ...................    87,892      65,463      46,937     10,503     2,010     1,933            391     215,129
                                          --------    --------    --------    -------   -------   -------   ------------    --------

Period GAP .............................  $(54,583)   $  9,612    $ 13,344    $37,729   $28,520   $11,239   $       (330)   $ 45,531
Cumulative GAP .........................  $(54,583)   $(44,971)   $(31,627)   $ 6,102   $34,622   $45,861   $     45,531
Period GAP to total assets .............    (19.18)%      3.38%       4.69%     13.26%    10.02%     3.95%         (0.12)%
Cumulative GAP to total assets .........    (19.18)%    (15.81)%    (11.12)%     2.14%    12.17%    16.12%         16.00%

Cumulative interest-earning assets
     to cumulative interest-bearing
     liabilities .......................     37.90%      70.68%      84.21%    102.89%   116.27%   121.36%        121.16%

      Guaranty's one-year cumulative GAP position at March 31, 1999, was negative $31.6 million or 11.12% of assets. This is a one-day position that is continually changing and is not indicative of Guaranty's position at any other time. While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. For example, the GAP position reflects only the prepayment assumptions pertaining to the current rate environment. Assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates. Because of this and other risk factors not contemplated by the GAP position, an institution could have a matched GAP position in the current rate environment and still have its net interest income exposed to increased rate risk. Guaranty maintains a Rate Committee and the ALCO that review Guaranty's interest rate risk position on a weekly or monthly basis, respectively.

      Liquidity involves Guaranty's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Guaranty on an ongoing basis. Guaranty's liquidity needs are primarily met by growth in core deposits. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Guaranty does not rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

      Guaranty's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $745,000 and $3.3 million for the three months ended March 31, 1999 and 1998, respectively. The decrease was due primarily to the proceeds from the sale of loans in the first quarter 1998 of $2.0 million. Guaranty did not have any sale of loans in the first quarter of 1999.

      Net cash (used) by investing activities was $(13.7) million and $(7.4) million for the three months ended March 31, 1999 and 1998, respectively. During the three months ended March 31, 1999, Guaranty funded more loans than it did in the three months ended March 31, 1998.

      Net cash provided by financing activities was $11.3 million and $2.2 million for the three months ended March 31, 1999 and 1998, respectively. The difference was due primarily to a larger net increase in deposits of $11.4 in 1999 as compared to a net increase of $2.2 million in 1998.

CAPITAL RESOURCES

      Capital management consists of providing equity to support both current and future operations. Guaranty is subject to capital adequacy requirements imposed by the Board of Governors of the Federal Reserve ("Federal Reserve") and the Bank is subject to capital adequacy requirements imposed by the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("TDB"). Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital".

      The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

      Pursuant to the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The Bank is classified "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

      Total shareholders' equity as of March 31, 1999, was $24.3 million, an increase of $489,000 or 2.1% compared with shareholders' equity of $23.8 million at December 31, 1998. The increase was due to net earnings for the period of $655,000 offset by the decrease in accumulated other comprehensive income of $167,000.

      The following table provides a comparison of Guaranty's and Guaranty Bank's leverage and risk-weighted capital ratios as of March 31, 1999 to the minimum and well-capitalized regulatory standards:

                                     MINIMUM          WELL-     ACTUAL RATIO AT
                                     REQUIRED      CAPITALIZED   MARCH 31, 1999
                                     --------      -----------  ---------------
GUARANTY
  Leverage ratio ..................      3.00%(1)          N/A             8.76%
  Tier 1 risk-based capital ratio .      4.00%             N/A            12.02%
  Risk-based capital ratio ........      8.00%             N/A            12.80%
GUARANTY BANK
  Leverage ratio ..................      3.00%(2)         5.00%            8.36%
  Tier 1 risk-based capital ratio .      4.00%            6.00%           11.46%
  Risk-based capital ratio ........      8.00%           10.00%           12.24%
---------------

(1) The Federal Reserve may require Guaranty to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require Guaranty Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.


YEAR 2000 COMPLIANCE

      GENERAL. The Year 2000 risk involves computer programs and computer software that are not able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999, to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause the temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by Guaranty, its suppliers and its borrowers, there could be a material adverse impact on Guaranty's financial condition or results of operations.

      STATE OF READINESS. Guaranty formally initiated its Year 2000 project and plan in August 1997 to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. Guaranty has formed a Year 2000 project team, and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology ("IT") and non-informational technology ("non-IT") systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to their importance to Guaranty and an assessment of all mission critical IT and mission critical non-IT systems has been completed. This assessment involved inputting test data which simulates the Year 2000 date change into such IT systems and reviewing the system output for accuracy. Guaranty's assessment of mission critical non-IT systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, Guaranty believes that none of its mission critical non-IT systems are date dependent. The software for Guaranty's systems is provided through service bureaus and software vendors. Guaranty has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. Guaranty's item processing software provider, which performs substantially all of Guaranty's data processing functions, has stated that its software is Year 2000 compliant and pursuant to applicable regulatory guidelines Guaranty is currently producing testing scenarios to verify this assertion. In addition, Guaranty's compliance efforts regarding Year 2000 issues were reviewed by the FDIC in January 1999 and June 1999.

      Except as discussed above, Guaranty has completed the following phases of its Year 2000 plan: (i) recognizing Year 2000 issues and (ii) assessing the impact of Year 2000 issues on Guaranty's mission critical systems. Guaranty is in the process of upgrading, testing and implementing the mission-critical systems for Year 2000 compliance.

      COSTS OF COMPLIANCE. Management does not expect that the cost of bringing Guaranty's systems into Year 2000 compliance will have a material adverse effect on Guaranty's financial condition, results of operations or liquidity. Guaranty has budgeted $50,000 to address Year 2000 issues. As of March 31, 1999, Guaranty has not incurred any significant costs in relation to Year 2000. The largest potential risk to Guaranty concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, Guaranty is prepared to perform functions manually. Guaranty believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

      RISKS RELATED TO THIRD PARTIES. The impact of Year 2000 noncompliance by third parties with which Guaranty transacts business cannot be accurately gauged. Guaranty identified its largest dollar depositors (aggregate deposits over $100,000) and loan customers ($150,000 or more) and, based on information available to Guaranty, conducted a preliminary evaluation to determine which of those customers are likely to be affected by Year 2000 issues. In addition, corporate borrowers have been contacted and assessed by their respective lending officers and scored on a scale of one, two or three, with three being the least affected by Year 2000 issues. A corporate borrower which received a rating of one or two was subsequently contacted to assess Year 2000 readiness efforts. To the extent a problem is identified with respect to a customer, Guaranty intends to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects borrowers, Guaranty may be required to charge-off the loan to such borrowers. For a discussion of possible effects of such charge-offs, see "Contingency Plans" below. In the event that Year 2000 noncompliance causes depositors to withdraw funds, Guaranty plans to maintain additional cash on hand. Guaranty relies on the Federal Reserve for electronic fund transfers and check clearing and understands that the Federal Reserve has certified its systems to be Year 2000 compliant and continues to test product upgrades. With respect to its borrowers, Guaranty includes in its loan documents a Year 2000 disclosure form and an addendum to the loan agreement in which the borrower represents and warrants its Year 2000 compliance to Guaranty.

      CONTINGENCY PLANS. Guaranty is in the process of finalizing its contingency planning with respect to the Year 2000 date change and believes that if its own systems should fail, Guaranty could convert to a manual entry system for a period of up to three months without significant losses. Guaranty believes that any mission critical system could be recovered and operating within three to five days. In the event that the Federal Reserve is unable to handle electronic funds transfers and check clearing, Guaranty does not expect the impact to be material to its financial condition or results of operations as long as Guaranty is able to utilize an alternative funds transfer and clearing source. As part of its contingency planning, Guaranty has reviewed its loan customer base and the potential impact on capital of Year 2000 noncompliance. Based upon such review, using what it considers to be a reasonable worst case scenario, Guaranty has assumed that certain of its commercial borrowers whose businesses are most likely to be affected by Year 2000 noncompliance would be unable to repay their loans, resulting in charge-offs of loan amounts in excess of collateral values. If such were the case, Guaranty believes that it is unlikely that its exposure would exceed $100,000, although there are no assurances that this amount will not be substantially higher. Management does not believe that this amount is material enough for Guaranty to adjust its current methodology for making provisions to the allowance for loan losses. In addition, Guaranty plans to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

SUBSEQUENT EVENTS

      On April 9, 1999 Guaranty received approval from the Texas Department of Banking and the Federal Deposit Insurance Corporation to open a new full-service banking facility in Pittsburg, Texas. Property was purchased and the bank opened in temporary quarters on May 12, 1999.

                FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

OVERVIEW

      Net earnings available to common shareholders were $2.6 million, $2.3 million and $2.8 million for the years ended December 31, 1998, 1997 and 1996, respectively, and net earnings per common share were $0.95, $0.91 and $1.08 for these same periods. The increase in earnings from 1997 to 1998 resulted primarily from higher net interest income generated by the significant growth in loans during the year. Additional income was generated by the gain on sale of loans in March 1998 of $674,000 when Guaranty sold approximately $2.0 million of loans originally purchased in June 1991 from the Resolution Trust Company ("RTC"). Net earnings decreased from $2.8 million in 1996 to $2.3 million in 1997, a total of $478,000 or 17.0%. The decrease was attributable to the $822,000 one time gain by Guaranty in 1996 from proceeds of a key man life insurance policy offset by an increase in net interest income of $885,000 or 11.2% in 1997 over 1996. Guaranty posted returns on average assets of 1.05%,
1.05 % and 1.42% and returns on average common equity of 12.34%, 14.09% and 18.49% for the years ended 1998, 1997 and 1996, respectively.

      Total assets at December 31, 1998, 1997 and 1996 were $272.9 million, $244.2 million and $213.9 million, respectively. Total deposits at December 31, 1998, 1997 and 1996 were $242.3 million, $223.0 million and $194.9 million, respectively. Deposits increased by $28.1 million or 14.4% in 1997 and by $19.4 million or 8.7 % in 1998. These increases were primarily attributable to growth in public funds deposit monies, certificates of deposits and the development of the Premier money market account in 1996. At December 31, 1998, 1997 and 1996, investment securities totaled $51.4 million, $58.1 million and $30.4 million, respectively. The decrease in 1998 was primarily attributable to Guaranty's strong loan demand that increased loans by approximately $28.5 million during the year. The increase in 1997 was primarily attributable to the investment of the growth in deposit funds. Common shareholders' equity was $23.8 million, $17.4 million and $15.4 million at December 31, 1998, 1997 and 1996, respectively. The increase in common shareholder's equity reflects earnings retention and Guaranty's initial public offering in May 1998.

RESULTS OF OPERATION

NET INTEREST INCOME

      1998 VERSUS 1997. Net interest income increased from $8.8 million in 1997 to $9.4 million in 1998, a $600,000 increase, primarily due to growth in interest income of $1.4 million. This increase was partially offset by an increase in interest expense of $760,000. This resulted in net interest margins of 4.07% and 4.24% and net interest spreads of 3.18% and 3.39% for 1998 and 1997, respectively.

      The increase in interest income was driven by growth in average interest-earning assets of $23.0 million or 11.0% primarily attributable to the growth in average loans of $23.7 million or 16.2 % offset by a small decrease in average securities. The yield on average interest-earning assets decreased 22 basis points from 1997 to 1998.

      1997 VERSUS 1996. Net interest income totaled $8.8 million in 1997 compared with $7.9 million in 1996, an increase of $885,000 or 11.2%. The additional income resulted from an increase in average interest-earning assets of $24.6 million in 1997 over 1996, versus an increase in average interest-bearing liabilities of $21.5 million during the same period. A decrease in the net interest margin to 4.24% in 1997 from 4.32% in 1996 partially offset the increase.

      Total interest income was $17.0 million in 1997, an increase of $2.2 million or 14.5% over 1996. The increase resulted primarily from the growth in average loans of $13.7 million or 10.3% and growth in average investment securities of $20.1 million or 69.7% which contributed $1.2 million and $1.3 million, respectively, to the increase in total interest income in 1997. These volume increases were augmented slightly by higher yields on both loans and investment securities, contributing $77,000 and $50,000, respectively, to the 1997 increase in total interest income. The higher yield on investment securities resulted in part from Guaranty repositioning its assets within its investment policy guidelines into higher yielding U. S. Government securities and mortgage-backed securities. U. S. Government securities increased from $8.9 million in 1996 to $20.5 million in 1997 and mortgaged-backed securities increased from $5.7 million in 1996 to $20.7 million in 1997. In this repositioning of interest- earning assets, Guaranty also decreased federal funds sold from $18.2 million to $7.7 million, causing a decrease in federal funds interest income of $233,000. Guaranty also decreased its interest-earning deposits in other financial institutions from $7.1 million to zero.

      The following table presents for the periods indicated the total dollar amount of interest income from average interest- earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are yearly average balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                          YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------------------------------
                                                  1998                              1997                           1996
                                       -----------------------------   -----------------------------  -----------------------------
                                         AVERAGE    INTEREST AVERAGE     AVERAGE    INTEREST AVERAGE    AVERAGE    INTEREST AVERAGE
                                       OUTSTANDING   EARNED/  YIELD/   OUTSTANDING   EARNED/  YIELD/  OUTSTANDING   EARNED/  YIELD/
                                         BALANCE      PAID    RATE       BALANCE      PAID    RATE      BALANCE      PAID    RATE
                                       -----------  -------- -------   -----------  -------- -------  -----------  -------- -------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans:
   Commercial and industrial ........  $    49,182  $  4,108    8.35%  $    39,975  $  3,411    8.53% $    36,938  $  3,183    8.62%
     Real estate-mortgage and
       construction .................       98,962     8,247    8.33        84,570     7,478    8.84       73,476     6,287    8.56
     Installment and other ..........       21,610     2,135    9.88        21,516     2,116    9.83       21,986     2,233   10.16
 Fees on loans ......................         --          54     --          --           46     --         --           58    --
 Securities .........................       47,972     3,104    6.47        50,089     3,247    6.48       29,520     1,882    6.38
 Federal funds sold .................       12,867       689    5.35         9,470       520    5.49       14,451       753    5.21
 Interest-bearing deposits in
  other financial institutions ......          572        31    5.42         2,554       191    7.48        7,212       455    6.31
                                       -----------  -------- -------   -----------  -------- -------  -----------  -------- -------

     Total interest-earning assets ..      231,165    18,368    7.95%      208,174    17,009    8.17%     183,583    14,851    8.09%
                                                    -------- -------                -------- -------               -------- -------
Less allowance for loan losses ......       (1,397)                         (1,070)                        (1,029)
                                       -----------                     -----------                    -----------
     Total interest-earning
           assets,  net of allowance       229,768                         207,104                        182,554
Non-earning assets:
     Cash and due from banks ........        8,579                           8,228                          7,838
     Premises and equipment .........        6,687                           6,199                          5,552
     Interest receivable and
          other assets ..............        8,209                           6,361                          6,165
     Other real estate owned ........          390                             890                            947
                                       -----------                     -----------                    -----------
           Total assets .............  $   253,633                     $   228,782                    $   203,056
                                       ===========                     ===========                    ===========
LIABILITIES AND SHAREHOLDERS'
   EQUITY
Interest-bearing liabilities:
     NOW, savings, and money
         market accounts ............  $    59,276  $  2,013    3.40%  $    56,636  $  1,994    3.52% $    48,497  $  1,584    3.27%
     Time deposits ..................      127,472     6,913    5.42       114,596     6,185    5.40      101,059     5,305    5.25
                                       -----------  -------- -------   -----------  -------- -------  -----------  -------- -------
         Total interest-bearing
             deposits ...............      186,748     8,926    4.78       171,232     8,179    4.78      149,556     6,889    4.61
     Other borrowed funds ...........          809        25    3.09           168        13    7.74          319        30    9.40
                                       -----------  -------- -------   -----------  -------- -------  -----------  -------- -------
         Total interest-bearing
             liabilities ............      187,557     8,951    4.77%      171,400     8,192    4.78%     149,875     6,919    4.62%
                                                    -------- -------                -------- -------               -------- -------
Noninterest-bearing liabilities:
     Demand deposits ................       41,171                          37,169                         34,340
     Accrued interest, taxes and
         other liabilities ..........        3,129                           2,878                          2,850
                                       -----------                     -----------                    -----------
         Total liabilities ..........      231,857                         211,447                        187,065
Shareholders' equity ................       21,776                          17,335                         15,991
                                       -----------                     -----------                    -----------
         Total liabilities and
             shareholders' equity ...  $   253,633                     $   228,782                    $   203,056
                                       ===========                     ===========                    ===========
Net interest income .................               $  9,417                        $  8,817                       $  7,932
                                                    ========                        ========                       ========
Net interest spread .................                           3.18%                           3.39%                          3.47%
                                                             =======                         =======                        =======
Net interest margin .................                           4.07%                           4.24%                          4.32%
                                                             =======                         =======                        =======

      The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which can be segregated have been allocated.

                                                                                          YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------------------------------------
                                                                           1998 VS. 1997                     1997 VS. 1996
                                                                    ------------------------------   ------------------------------
                                                                    INCREASE (DECREASE)              INCREASE (DECREASE)
                                                                          DUE TO                              DUE TO
                                                                    -------------------              -------------------
                                                                     VOLUME     RATE        TOTAL     VOLUME      RATE       TOTAL
                                                                    --------   --------   --------   --------   --------   --------
                                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNINGS ASSETS:
  Loans ..........................................................  $  2,121   $   (628)  $  1,493   $  1,213   $     77   $  1,290
  Securities .....................................................      (137)        (6)      (143)     1,315         50      1,365
  Federal funds sold .............................................       187        (18)       169       (260)        27       (233)
  Interest-bearing deposits in other
    financial institutions .......................................      (148)       (12)      (160)      (294)        30       (264)
                                                                    --------   --------   --------   --------   --------   --------
    Total increase (decrease) in
      interest income ............................................     2,023       (664)     1,359      1,974        184      2,158

INTEREST-BEARING LIABILITIES:
  NOW, savings and money market accounts .........................        90        (71)        19        267        143        410
  Time deposits ..................................................       701         27        728        710        170        880
  Other borrowed funds ...........................................        50        (38)        12        (13)        (4)       (17)
                                                                    --------   --------   --------   --------   --------   --------
    Total increase (decrease) in
      interest expense ...........................................       841        (82)       759        964        309      1,273
                                                                    --------   --------   --------   --------   --------   --------
     Increase (decrease) in net interest income ..................  $  1,182   $   (582)  $    600   $  1,010   $   (125)  $    885
                                                                    ========   ========   ========   ========   ========   ========

PROVISION FOR LOAN LOSSES

      The provision for loan losses during the twelve months ended December 31, 1998 was $540,000 compared with $355,000 during the twelve months ended December 31, 1997, or an increase of $185,000. Guaranty made additional provisions to compensate for the ongoing growth in the loan portfolio. Strong asset quality is reflected as net charge-offs remains at low levels totaling $157,000, or 0.09% of average loans in 1998 compared with $281,000, or 0.19% of average loans in 1997. Guaranty's provision for loan losses increased from $206,000 in 1996 to $355,000 in 1997 also as a result of loan growth and a slight increase in net loan charge-offs for the year.

NONINTEREST INCOME

      Noninterest income for the year ended December 31, 1998 was $2.8 million, an increase of $1.2 million from $1.7 million in 1997 and up from $2.4 million in 1996. The year ended December 31,1998 included a gain on sale of loans of $674,000 which occurred when Guaranty sold $2.0 million in loans that were originally purchased at a discount in 1992 from the RTC. The year ended December 31, 1996 included a one-time gain from the proceeds of a key man life insurance policy of $822,000. Excluding these gains, noninterest income was $495,000 greater in 1998 than in 1997, and $89,000 greater in 1997 than in 1996. This results in annual percentage increases of 29.8% and 5.7% for 1998 and 1997, respectively.

      The following table presents for the periods indicated the major categories of noninterest income:

                                                      YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                     1998       1997       1996
                                                    ------     ------     ------
                                                       (DOLLARS IN THOUSANDS)
Service charges ...............................     $1,336     $1,097     $1,059
Fee income ....................................        434        386        376
Securities gains, net .........................         81         19          2
Fiduciary income ..............................         46         43         43
Life insurance proceeds gain ..................       --         --          822
Gain on sale of loans .........................        674       --         --
Other noninterest income ......................        255        112         88
                                                    ------     ------     ------
          Total noninterest income ............     $2,826     $1,657     $2,390
                                                    ======     ======     ======

      After excluding the gain on sale of loans in 1998, the increase in noninterest income from 1997 to 1998 resulted primarily from service charges and fee income due to an increase in the number of deposit accounts and an increase in fees charged per check in 1998. Additionally, Guaranty's increased emphasis on fee-based services resulted in greater income from check cashing, ATM fees, appraisal fees and wire transfer fees. The increase in noninterest income from 1996 to 1997 was also the result of service charges and fee income related to an increase in the number of deposit accounts.

NONINTEREST EXPENSE

      For the years ended December 31, 1998, 1997 and 1996, noninterest expense totaled $8.5 million, $7.4 million and $7.1 million, respectively. The 14.0% increase in 1998 was primarily the result of additional operating expenses incurred at the Texarkana location which formally opened in August 1997. The new Texarkana location contributed to the increase in employee compensation and benefits as the number of full-time equivalent employees for Guaranty grew from 121 in 1997 to 135 in 1998. In addition, bank premises and fixed asset expense increased from $1.1 million to $1.2 million, an increase of $81,000 or 7.2%. Legal and professional fees increased $57,000 or 17.0% due to independent loan review expenses and bankruptcy and litigation proceedings. The increase in total noninterest expense for 1997 over 1996 of $373,000 or 5.3% was primarily the result of the opening of a second location in Mount Pleasant in October 1996 and the initial opening of the Texarkana location in August 1997. Guaranty's efficiency ratios, calculated by dividing total noninterest expenses (excluding securities losses) by net interest income plus noninterest income, were 69.33% in 1998, 71.09% in 1997 and 68.52% in 1996. The following table presents for the periods indicated the major categories of noninterest expense:

                                                      YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                     1998       1997       1996
                                                    ------     ------     ------
                                                      (DOLLARS IN THOUSANDS)
Employee compensation and benefits ............     $4,458     $3,717     $3,549
Non-staff expenses:
    Net bank premises and fixed
     asset expense ............................      1,206      1,125        991
    Office and computer supplies ..............        280        291        225
    Legal and professional fees ...............        392        335        236
    Advertising ...............................        254        246        225
    Postage ...................................        132        119        118
    FDIC insurance ............................         26         23          5
    Other .....................................      1,740      1,590      1,724
                                                    ------     ------     ------
      Total non-staff expenses ................      4,030      3,729      3,524
                                                    ------     ------     ------
      Total noninterest expense ...............     $8,488     $7,446     $7,073
                                                    ======     ======     ======

INCOME TAXES

      Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expense. Guaranty utilized tax benefits on leveraged lease transactions in the amounts of $430,000, $530,000 and $616,000 in 1998, 1997 and 1996, respectively. In 1996,
Guaranty also had non-taxable income in the form of proceeds from key man life insurance in the amount of $822,000. The effective tax rates in 1998, 1997 and 1996 were 16.83%, 10.21% and 5.42%, respectively. Income taxes for financial purposes in the consolidated statements of earnings differ from the amount computed by applying the statutory income tax rate of 34% to earnings before income taxes. The difference in the statutory rate is primarily due to the tax benefits on the leveraged lease transactions and non-taxable income.

      Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income from federal securities. Total franchise tax expense was $52,000 in 1998, $34,000 in 1997 and $58,000 in 1996. Such expense was included as a part of other noninterest expense.

FINANCIAL CONDITION

LOAN PORTFOLIO

      Total loans increased by $28.5 million or approximately 18.1% to $185.9 million at December 31, 1998, from $157.4 million at December 31, 1997. In 1997, total loans increased by $18.1 million to $157.4 million from $139.3 million at

December 31, 1996. In 1996, total loans increased by $13.0 million or 10.3% from $126.3 million at December 31, 1995. The growth in loans reflected the improving local economy, an aggressive advertising campaign, Guaranty's pro-lending reputation and the solicitation of new companies and individuals entering Guaranty's market areas.

      The following table summarizes the loan portfolio of Guaranty by type of loan as of the dates indicated:

                                                                             DECEMBER 31,
                                  -------------------------------------------------------------------------------------------------
                                        1998                1997                1996                1995                1994
                                  -----------------   -----------------   -----------------   -----------------   -----------------
                                   AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                  --------  -------   --------  -------   --------  -------   --------  -------   --------  -------
                                                                        (DOLLARS IN THOUSANDS)
Commercial and  industrial .....  $ 51,589    27.75%  $ 36,598    23.26%  $ 29,412    21.11%  $ 26,099    20.67%  $ 24,696    19.86%
Agriculture ....................     7,652     4.11      8,174     5.19      7,159     5.14      6,466     5.12      4,814     3.87
Real estate:
  Construction and land
    development ................     3,130     1.68      3,072     1.95      2,292     1.65      2,948     2.33      2,944     2.37
  One to four family
      residential ..............    48,376    26.02     41,398    26.30     36,967    26.54     35,024    27.73     35,201    28.32
  Farmland .....................     7,258     3.90      6,492     4.12      6,685     4.80      5,865     4.64      5,515     4.44
  Non-residential and non-
     farmland ..................    47,977    25.81     42,363    26.92     36,460    26.18     29,672    23.50     29,191    23.48
  Multi-family residential .....       844     0.45        360     0.23        535     0.38        388     0.31         70     0.06
Consumer .......................    19,060    10.28     18,938    12.03     19,779    14.20     19,825    15.70     21,876    17.60
                                  --------  -------   --------  -------   --------  -------   --------  -------   --------  -------
    Total loans ................  $185,886   100.00%  $157,395   100.00%  $139,289   100.00%  $126,287   100.00%  $124,307   100.00%
                                  ========  =======   ========  =======   ========  =======   ========  =======   ========  =======

      The contractual maturity ranges of the commercial, industrial and real estate construction loan portfolio and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 1998, are summarized in the following table:

                                                        DECEMBER 31, 1998
                                              -----------------------------------------
                                                        AFTER ONE
                                              ONE YEAR   THROUGH      AFTER
                                               OR LESS  FIVE YEARS  FIVE YEARS   TOTAL
                                              --------  ----------  ----------  -------
                                                         (DOLLARS IN THOUSANDS)
Commercial and industrial ..................  $ 32,405  $   17,203  $    1,981  $51,589
Real estate construction ...................     3,051        --            79    3,130
                                              --------  ----------  ----------  -------
     Total .................................  $ 35,456  $   17,203  $    2,060  $54,719
                                              ========  ==========  ==========  =======
Loans with a predetermined interest
  rate .....................................  $ 26,297  $   10,497  $    1,817  $38,611
Loans with a floating interest rate ........     9,159       6,706         243   16,108
                                              --------  ----------  ----------  -------
     Total .................................  $ 35,456  $   17,203  $    2,060  $54,719
                                              ========  ==========  ==========  =======

NONPERFORMING ASSETS

      Guaranty's conservative lending approach, as well as a healthy local economy, has resulted in strong asset quality. Nonperforming assets at December 31, 1998, decreased 35.1% to $1.3 million compared with $1.9 million at December 31, 1997. Nonperforming assets were $2.1 million at December 31, 1996. This resulted in ratios of nonperforming assets to total loans plus other real estate of 0.67%, 1.22% and 1.49% for the years ended December 31, 1998, 1997 and 1996, respectively.

      The following table presents information regarding nonperforming assets at the dates indicated:

                                                                                  DECEMBER 31,
                                                        --------------------------------------------------------------
                                                           1998         1997         1996         1995         1994
                                                        ----------   ----------   ----------   ----------   ----------
                                                                             (DOLLARS IN THOUSANDS)
Nonaccrual loans .....................................  $      290   $      298   $      722   $      817   $      514
Accruing loans past due 90 days or more ..............         866          918          411          172        1,683
Restructured loans ...................................        --           --           --             10           38
Other real estate ....................................          97          714          953        1,016        1,112
                                                        ----------   ----------   ----------   ----------   ----------
  Total nonperforming assets .........................  $    1,253   $    1,930   $    2,086   $    2,015   $    3,347
                                                        ==========   ==========   ==========   ==========   ==========
Nonperforming assets to total loans and
  other real estate ..................................        0.67%        1.22%        1.49%        1.58%        2.67%

ALLOWANCE FOR LOAN LOSSES

      For the twelve months ended December 31, 1998, net loan charge-offs totaled $157,000 or 0.09% of average loans outstanding for the period, compared with $281,000 in net loan charge-offs or 0.19% of average loans for the year ended December 31, 1997. During 1998, Guaranty recorded a provision for loan losses of $540,000 compared with $355,000 for 1997. The increase in the provision for 1998 is the result of a $28.5 million increase in loans during 1998. Guaranty made a provision for loan losses of $206,000 for 1996. At December 31, 1998, the allowance for loan losses totaled $1.5 million, or 0.81% of total loans. At December 31, 1997, the allowance for loan losses totaled $1.1 million or 0.72% of total loans.

      The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

                                                                          YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------------------------
                                                           1998         1997         1996         1995         1994
                                                        ----------   ----------   ----------   ----------   ----------
                                                                            (DOLLARS IN THOUSANDS)
Average loans outstanding ............................  $  169,754   $  146,061   $  132,400   $  124,209   $  121,078
                                                        ----------   ----------   ----------   ----------   ----------
Gross loans outstanding at end of period .............  $  185,886   $  157,395   $  139,289   $  126,287   $  124,307
                                                        ----------   ----------   ----------   ----------   ----------
Allowance for loan losses at beginning of period .....  $    1,129   $    1,055   $    1,005   $    1,012   $    1,078
Provision for loan losses ............................         540          355          206          149          298

Charge-offs:
      Commercial and industrial ......................        (113)         (53)        (116)        (184)        (299)
      Real estate ....................................         (14)        (170)         (66)         (19)         (49)
      Consumer .......................................        (149)        (162)         (101)        (95)         (68)
Recoveries:
      Commercial and industrial ......................          33           65           65           81           34
      Real estate ....................................          26           13           23           15            4
      Consumer .......................................          60           26           39           46           14
                                                        ----------   ----------   ----------   ----------   ----------
Net loan charge-offs .................................        (157)        (281)        (156)        (156)        (364)
                                                        ----------   ----------   ----------   ----------   ----------
Allowance for loan losses at end of period ...........  $    1,512   $    1,129   $    1,055   $    1,005   $    1,012
                                                        ==========   ==========   ==========   ==========   ==========
Ratio of allowance to end of
  period loans .......................................        0.81%        0.72%        0.76%        0.80%        0.81%
Ratio of net loan charge-offs
  to average loans ...................................        0.09%        0.19%        0.12%        0.13%        0.30%
Ratio of allowance to end of
  period nonperforming loans .........................      130.80%       92.85%       93.12%      100.60%       45.28%

      The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                                                          DECEMBER 31,
                                                                                          ------------------------------------------
                                                                                                 1998                   1997
                                                                                          --------------------   -------------------
                                                                                                   PERCENT OF            PERCENT OF
                                                                                                    LOANS TO              LOANS TO
                                                                                          AMOUNT   TOTAL LOANS   AMOUNT  TOTAL LOANS
                                                                                          ------   -----------   ------  -----------
                                                                                                  (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
   Commercial, industrial and agriculture ..............................................  $  932      31.86%    $    554     28.45%
   Real estate:
        Construction and land development ..............................................    --         1.68         --        1.95
        One to four family residential .................................................      67      26.02           58     26.30
        Commercial mortgage ............................................................     145      25.81          128     26.92
        Farmland .......................................................................    --         3.90         --        4.12
        Multi-family ...................................................................    --         0.45         --        0.23
    Consumer ...........................................................................     166      10.28          171     12.03
    Unallocated ........................................................................     202       --            218      --
                                                                                          ------     ------     --------  --------
            Total allowance for loan losses ............................................  $1,512     100.00%    $  1,129    100.00%
                                                                                          ======     ======     ========  ========
                                                                                              DECEMBER 31,
                                                                   ----------------------------------------------------------------
                                                                           1996                  1995                   1994
                                                                   --------------------   -------------------   -------------------
                                                                             PERCENT OF           PERCENT OF            PERCENT OF
                                                                             LOANS TO              LOANS TO              LOANS TO
                                                                    AMOUNT  TOTAL LOANS   AMOUNT  TOTAL LOANS   AMOUNT  TOTAL LOANS
                                                                    ------  -----------   ------  -----------   ------  -----------
                                                                                         (DOLLARS IN THOUSANDS)
Balance of allowance for loan losses applicable to:
Commercial, industrial and agriculture ...........................  $  501        26.25%  $  320        25.79%  $  432        23.73%
Real estate:
  Construction and land development ..............................    --           1.65     --           2.33     --           2.37
  One to four family residential .................................      86        26.54       95        27.73      105        28.32
  Commercial mortgage ............................................      91        26.18       93        23.50       89        23.48
  Farmland .......................................................    --           4.80     --           4.64     --           4.44
  Multi-family ...................................................    --           0.38     --           0.31     --           0.06
Consumer .........................................................     128        14.20      124        15.70      102        17.60
Unallocated ......................................................     249         --        373         --        284         --
                                                                    ------  -----------   ------  -----------   ------  -----------
          Total allowance for loan losses ........................  $1,055       100.00%  $1,005       100.00%  $1,012       100.00%
                                                                    ======  ===========   ======  ===========   ======  ===========

      Management believes that the allowance for loan losses at December 31, 1998 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that Guaranty will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses at December 31, 1998.

SECURITIES

      At December 31, 1998, investment securities totaled $51.4 million, a decrease of $6.8 million from $58.1 million at December 31, 1997. The decrease was primarily attributable to Guaranty's strong loan demand that increased loans by approximately $28.5 million during 1998. During 1997, securities increased approximately $27.7 million from $30.4 million at December 31, 1996, to $58.1 million at December 31, 1997. The increase was primarily attributable to the investment of additional funds generated by the free checking product, the Premier money market account and the certificate of deposit campaign initiated in mid-1997. At December 31, 1998, investment securities represented 18.8% of total assets compared to 23.8% of total assets at December 31, 1997. The yield on the investment portfolio for the year ended December 31, 1998, was 6.08% compared to a yield of 6.69% for the year ended December 31, 1997.

      The following table summarizes the amortized cost of investment securities held by Guaranty as of the dates shown:

                                                           DECEMBER 31,
                                                 -------------------------------
                                                   1998        1997        1996
                                                 -------     -------     -------
                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury securities ...................     $ 3,115     $14,372     $14,378
U.S. Government  securities ................      27,114      20,366       8,880
Mortgage-backed securities .................      17,884      20,664       5,654
Equity securities ..........................       1,092         992         393
State and municipal securities .............       1,825       1,379       1,048
                                                 -------     -------     -------
          Total securities .................     $51,030     $57,773     $30,353
                                                 =======     =======     =======


      The following table summarizes the contractual maturity of investment securities on an amortized cost basis and their weighted average yields as of December 31, 1998:

                                                                             DECEMBER 31, 1998
                                             --------------------------------------------------------------------------------------
                                                                AFTER ONE         AFTER FIVE
                                                 WITHIN       YEAR BUT WITHIN  YEARS BUT WITHIN
                                                ONE YEAR        FIVE YEARS        TEN YEARS       AFTER TEN YEARS
                                             --------------   ---------------   ---------------   ---------------
                                             AMOUNT  YIELD    AMOUNT   YIELD    AMOUNT   YIELD    AMOUNT   YIELD     TOTAL   YIELD
                                             ------  ------   -------  ------   -------  ------   -------  ------   -------  ------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury securities ..................  $3,115    6.21%  $  --        --%  $  --        --%  $  --      --  %  $ 3,115    6.21%
U.S. Government securities ................    --      --      10,143    5.96    16,971    6.28      --      --      27,114    6.16
Mortgage-backed securities ................       7    6.39     2,786    5.95     6,165    6.34     8,926    6.04    17,884    6.14
Equity securities .........................    --      --        --      --        --      --       1,092    4.75     1,092    4.75
State and municipal  securities ...........     240    5.21        55    5.94       726    4.60       804    5.13     1,825    4.96
                                             ------  ------   -------  ------   -------  ------   -------  ------   -------  ------
        Totals ............................  $3,362    6.14%  $12,984    5.96%  $23,862    6.24%  $10,822    5.84%  $51,030    6.08%
                                             ======  ======   =======  ======   =======  ======   =======  ======   =======  ======

      The following table summarizes the carrying value and classification of securities as of the dates shown:

                                                        DECEMBER 31,
                                           -------------------------------------
                                            1998           1997           1996
                                           -------        -------        -------
                                                 (DOLLARS IN THOUSANDS)
Available-for-sale ................        $44,305        $42,906        $ 8,305
Held-to-maturity ..................          7,062         15,233         22,077
                                           -------        -------        -------
Total securities ..................        $51,367        $58,139        $30,382
                                           =======        =======        =======

      The following table summarizes the amortized cost of securities classified as available-for-sale and their approximate fair values as of the dates shown:

                                             DECEMBER 31, 1998                           DECEMBER 31, 1997
                                  ------------------------------------------  ------------------------------------------
                                              GROSS        GROSS                           GROSS       GROSS
                                  AMORTIZED  UNREALIZED  UNREALIZED    FAIR   AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                    COST       GAIN        LOSS       VALUE     COST        GAIN       LOSS       VALUE
                                  ---------  ----------  ----------  -------  ---------  ----------  ----------  -------
                                                                       (DOLLARS IN THOUSANDS)
U.S. Treasury securities .......  $   3,015  $       29  $     --    $ 3,044  $  12,178  $      272  $     --    $12,450
U.S. Government securities .....     27,114         241           5   27,350     16,174          94        --     16,268
Mortgage-backed securities .....     12,747          77           5   12,819     13,196        --          --     13,196
Equity securities ..............      1,092        --          --      1,092        992        --          --        992
                                  ---------  ----------  ----------  -------  ---------  ----------  ----------  -------
        Total ..................  $  43,968  $      347  $       10  $44,305  $  42,540  $      366  $     --    $42,906
                                  =========  ==========  ==========  =======  =========  ==========  ==========  =======

                                                   DECEMBER 31, 1996
                                       -----------------------------------------
                                                     GROSS      GROSS
                                       AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                          COST       GAIN        LOSS      VALUE
                                       ---------  ----------  ----------  ------
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury securities ............  $   6,794  $       27  $     --    $6,821
U.S. Government securities ..........        996           2        --       998
Mortgage-backed securities ..........         93        --          --        93
Equity securities ...................        393        --          --       393
                                       ---------  ----------  ----------  ------
          Total .....................  $   8,276  $       29  $     --    $8,305
                                       =========  ==========  ==========  ======

      The following table summarizes the amortized cost of securities classified as held-to-maturity and their approximate fair values as of the dates shown:

                                                    DECEMBER 31, 1998                           DECEMBER 31, 1997
                                        -----------------------------------------  -------------------------------------------
                                                     GROSS       GROSS                           GROSS       GROSS
                                        AMORTIZED  UNREALIZED  UNREALIZED   FAIR   AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                           COST      GAIN        LOSS      VALUE     COST        GAIN        LOSS      VALUE
                                        ---------  ----------  ----------  ------  ---------  ----------  ----------  -------
                                                                        (DOLLARS IN THOUSANDS)
U.S. Treasury securities .............  $     100  $        1  $     --    $  101  $   2,194  $        8  $     --    $ 2,202
U.S. Government securities ...........       --          --          --      --        4,192         144        --      4,336
Mortgage-backed securities ...........      5,137          74           2   5,209      7,468        --          --      7,468
State and municipal
  securities .........................      1,825          65           4   1,886      1,379          96        --      1,475
                                        ---------  ----------  ----------  ------  ---------  ----------  ----------  -------
     Total ...........................  $   7,062  $      140  $        6  $7,196  $  15,233  $      248  $     --    $15,481
                                        =========  ==========  ==========  ======  =========  ==========  ==========  =======
                                                      DECEMBER 31, 1996
                                          ------------------------------------------
                                                       GROSS       GROSS
                                          AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                            COST       GAIN        LOSS       VALUE
                                          ---------  ----------  ----------  -------
                                                     (DOLLARS IN THOUSANDS)
U.S. Treasury securities ...............  $   7,584  $       66  $     --    $ 7,650
U.S. Government  securities ............      7,884         113           5    7,992
Mortgage-backed securities .............      5,561        --          --      5,561
State and municipal securities .........      1,048          39        --      1,087
                                          ---------  ----------  ----------  -------
          Total ........................  $  22,077  $      218  $        5  $22,290
                                          =========  ==========  ==========  =======

DEPOSITS

      Total deposits at December 31, 1998, increased to $242.3 million from $223.0 million at December 31, 1997, an increase of $19.4 million or 8.7%. The increase can be attributed to several factors. First, Guaranty's certificates of deposits increased from $119.6 million at December 31, 1997, to $130.7 million at December 31, 1998, an $11.1 million or 9.3% increase for the year. Second, public fund deposits were $27.4 million at December 31, 1998, an increase of $6.3 million or 30.1% from December 31, 1997. There were no additional deposit contracts for public fund entities added in 1998. Third, Guaranty continues to expand its customer base with its free checking product and its Premier money market account. The number of checking accounts increased 10.9% to 14,573 while the number of Premier money market accounts increased 15.4% to 1,510 during 1998. The Paris and Texarkana locations increased their deposits by a combined $8.2 million or 21.9% and continue to gain market share as Guaranty becomes better known in these communities. In 1997, deposits rose to $223.0 million from $194.9 million in 1996, an increase of $28.1 million or 14.4%. This increase is primarily attributable to the free checking campaign that increased checking accounts by $6.8 million or 19.1% and the Premier money market account that increased deposits by $3.4 million or 11.7%. Guaranty's ratio of average noninterest-bearing demand deposits to average total deposits for years ended December 31, 1998, 1997 and 1996, were 18.1%, 17.8% and 18.7%, respectively.

      The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 1998, 1997 and 1996 are presented below:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------------------
                                                                          1998                   1997                    1996
                                                                   ------------------     ------------------     ------------------
                                                                    AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
                                                                   --------    ------     --------    ------     --------    ------
                                                                                        (DOLLARS IN THOUSANDS)
Regular savings ...............................................    $  7,653      2.68%    $  7,555      2.74%    $  8,191      2.81%
NOW accounts ..................................................      19,276      2.64       17,516      2.78       16,818      2.90
Money market checking .........................................      32,347      4.02       31,565      4.12       23,487      3.69
Time deposits less than $100,000 ..............................      78,724      5.37       70,743      5.32       63,177      5.18
Time deposits $100,000 and over ...............................      48,748      5.50       43,853      5.53       37,883      5.37
                                                                   --------    ------     --------    ------     --------    ------
    Total interest-bearing deposits ...........................    $186,748      4.78%    $171,232      4.78%    $149,556      4.61%
Noninterest-bearing deposits ..................................      41,171      --         37,169      --         34,340      --
                                                                   --------    ------     --------    ------     --------    ------
    Total deposits ............................................    $227,919      3.92%    $208,401      3.92%    $183,896      3.75%
                                                                   ========    ======     ========    ======     ========    ======

      The following table sets forth the amount of Guaranty's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                     DECEMBER 31, 1998
                                                     -----------------
                                                   (DOLLARS IN THOUSANDS)
         3 months or less .........................  $          18,676
         Over 3 months  through 6 months ..........              8,973
         Over 6 months  through 1 year ............             19,400
         Over 1 year ..............................              4,678
                                                     -----------------
                  Total ...........................  $          51,727
                                                     =================

INTEREST RATE SENSITIVITY AND LIQUIDITY

      The following table sets forth an interest rate sensitivity analysis for Guaranty at December 31, 1998:

                                                                    VOLUMES SUBJECT TO REPRICING WITHIN
                                         ------------------------------------------------------------------------------------------
                                           0-30       31-180      181-365      1-3       3-5      5-10     GREATER THAN
                                           DAYS        DAYS        DAYS       YEARS     YEARS     YEARS      10 YEARS       TOTAL
                                         --------    --------    --------    -------   -------   -------   ------------    --------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
     Securities .......................  $  3,330    $ 10,017    $ 11,797    $19,880   $ 4,862   $ 1,118   $        363   $ 51,367
     Loans ............................    35,201      48,667      37,087     34,834    23,324     6,773           --      185,886
     Federal funds sold ...............    10,090        --          --         --        --        --             --       10,090
     Due from banks ...................        50       1,980        --         --        --        --             --        2,030
                                         --------    --------    --------    -------   -------   -------   ------------   --------
         Total interest-earning assets.    48,671      60,664      48,884     54,714    28,186     7,891            363    249,373
                                         --------    --------    --------    -------   -------   -------   ------------   --------
Interest-bearing liabilities:
     NOW, money market and
         savings deposits .............    64,305        --          --         --        --        --             --       64,305
     Certificates of deposit and
         other time deposits ..........    17,099      44,360      55,581     12,582     1,038      --             --      130,660
     Borrowed funds ...................        23         117         140        607     1,040     1,643            410      3,980
                                         --------    --------    --------    -------   -------   -------   ------------   --------
     Total interest-bearing
         liabilities ..................    81,427      44,477      55,721     13,189     2,078     1,643            410    198,945
                                         --------    --------    --------    -------   -------   -------   ------------   --------
Period GAP ............................  $(32,756)   $ 16,187    $ (6,837)   $41,525   $26,108   $ 6,248   $        (47)  $ 50,428
Cumulative GAP ........................  $(32,756)   $(16,569)   $(23,406)   $18,119   $44,227   $50,475   $     50,428
Period GAP to total assets ............    (12.00)%      5.93%      (2.51)%   15.22%     9.57%      2.29%         (0.02)%
Cumulative GAP to total assets ........    (12.00)%     (6.07)%     (8.58)%    6.64%    16.21%     18.50%         18.48%
Cumulative interest-earning assets
     to cumulative interest-bearing
     liabilities ......................     59.77%      86.84%      87.11%   109.30%   122.46%    125.42%        125.35%

      Liquidity involves Guaranty's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Guaranty on an ongoing basis. Guaranty's liquidity needs are met primarily by financing activities, which consisted mainly of growth in core deposits, supplemented by investment securities and earnings through operating activities. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, Guaranty does not generally rely on these external funding sources. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

      Federal Home Loan Bank ("FHLB") advances may be utilized from time to time as either a short-term funding source or a longer-term funding source. FHLB advances can be particularly attractive as a longer-term funding source to balance interest rate sensitivity and reduce interest rate risk. Guaranty is eligible for two borrowing programs through the FHLB. The first, called "Short Term Fixed," requires delivery of eligible securities for collateral. Maturities under this program range from 1-35 days. Guaranty does not currently have any borrowings under this program. As of December 31, 1998, Guaranty does not have any of its investment securities in safekeeping at the FHLB.

      The second borrowing program, the "Blanket Borrowing Program," is under a borrowing agreement which does not require the delivery of specific collateral. Borrowings are limited to a maximum of 75% of Guaranty's one to four family mortgage loans. At December 31, 1998, Guaranty had approximately $4.0 million borrowed of a potential $36.3 million available under this program, leaving approximately $32.3 million in available borrowings.

      See "Management's Discussion and Analysis and Results of Operations of Guaranty - Interest Rate Sensitivity and Liquidity" for the three months ended March 31, 1999 and 1998 for a discussion of Guaranty's policies regarding asset and liability risk management.

CAPITAL RESOURCES

      Shareholders' equity increased to $23.8 million at December 31, 1998, from $18.3 million at December 31, 1997, an increase of $5.5 million or 30.4%. This increase was primarily the result of net income of $2.7 million, net proceeds from Guaranty's initial public offering of $4.4 million, offset by the payment of common stock and preferred stock dividends of $696,000 and $37,000, respectively, and the redemption of preferred stock of $827,000. During 1997, shareholders' equity increased by $2.0 million or 12.2%, from $16.3 million at December 31, 1996. The increase was primarily the result of net income of $2.4 million and an increase in net unrealized appreciation on available-for-sale securities offset by the payment of common stock and preferred stock dividends of $564,000 and $74,000 respectively. Guaranty had approximately $827,000 in preferred stock outstanding at December 31, 1997.

      The following table provides a comparison of Guaranty's and Guaranty Bank's leverage and risk-weighted capital ratios as of December 31, 1998 to the minimum and well-capitalized regulatory standards:

                                               MINIMUM                          ACTUAL RATIO AT
                                               REQUIRED      WELL-CAPITALIZED   DECEMBER 31, 1998
                                               --------      ----------------   -----------------
GUARANTY
   Leverage ratio ...........................      3.00%(1)               N/A                9.30%
   Tier 1 risk-based capital ratio ..........      4.00%                  N/A               12.29%
   Risk-based capital ratio .................      8.00%                  N/A               13.08%
GUARANTY BANK
   Leverage ratio ...........................      3.00%(2)              5.00%               8.97%
   Tier 1 risk-based capital ratio ..........      4.00%                 6.00%              12.05%
   Risk-based capital ratio .................      8.00%                10.00%              12.86%

-----------------

(1) The Federal Reserve may require Guaranty to maintain a leverage ratio of up to 200 basis points above the required minimum.

(2) The FDIC may require Guaranty Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                      GUARANTY

GENERAL

      Guaranty was incorporated as a business corporation under the laws of the State of Texas in 1980 to serve as a holding company for Guaranty Bank, which was chartered in 1913, and for Talco State Bank, which was chartered in 1912 and merged into Guaranty Bank in 1997. Guaranty's headquarters are located at 100 West Arkansas, Mount Pleasant, Texas 75455 and its telephone number is (903) 572-9881. As of March 31, 1999, Guaranty had total assets of $284.5 million, total loans of $197.0 million, total deposits of $253.7 million and total shareholders' equity of $24.3 million.

FACILITIES

      Guaranty conducts business at eight banking locations, two of which are located in Mount Pleasant and the others located in the Northeast Texas communities of Bogata, Deport, Paris, Pittsburg, Talco and Texarkana. Guaranty's headquarters are located at 100 West Arkansas in Mount Pleasant in a two-story office building. Guaranty owns all of its locations. The following table sets forth specific information on each of Guaranty's locations:

                                                                             DEPOSITS AT
LOCATION                              ADDRESS                               MARCH 31, 1999
--------                              -------                               --------------
                                                                        (DOLLARS IN THOUSANDS)
Bogata                   110 Halesboro St., Bogata, Texas 75417             $       12,817
Deport                   111 Main St., Deport, Texas 75435                          10,011
Mount Pleasant-Downtown  100 W. Arkansas, Mount Pleasant, Texas 75455              165,366
Mount Pleasant-South     2317 S. Jefferson, Mount Pleasant, Texas 75455              2,244
Paris                    3250 Lamar Ave., Paris, Texas 75460                        37,424
Pittsburg                116 Greer, Pittsburg, Texas 75686                             --  (1)
Talco                    104 Broad St., Talco, Texas 75487                          14,704
Texarkana                2202 St. Michael Dr., Texarkana, Texas  75503              11,144

-----------------
   (1) Opened for business on May 12, 1999.

COMPETITION

      The banking business is highly competitive, and the profitability of Guaranty depends principally on Guaranty's ability to compete in the market areas in which its banking operations are located. Guaranty competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than Guaranty. Guaranty has been able to compete effectively with other financial institutions by emphasizing customer service, technology and local office decision-making; by establishing long-term customer relationships and building customer loyalty; and by providing products and services designed to address the specific needs of its customers. Competition from both financial and non-financial institutions is expected to continue.

EMPLOYEES

      As of March 31, 1999, Guaranty had 135 full-time employees, 4 of whom were executive officers. Guaranty provides medical and hospitalization insurance to its full-time employees. Guaranty considers its relations with employees to be excellent.

LEGAL PROCEEDINGS

      In the normal course of its businesses, Guaranty from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, Guaranty's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon Guaranty's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to First American's obligation to consummate the merger.

INTERESTS OF CERTAIN PERSONS

      No director or executive officer of Guaranty has any material director or indirect financial interest in First American or the merger except as a director, executive officer or shareholder of Guaranty or its subsidiaries.

                               MANAGEMENT OF GUARANTY

DIRECTORS AND EXECUTIVE OFFICERS OF GUARANTY

      The following is a list of the directors and executive officers of Guaranty, their respective positions with Guaranty and Guaranty Bank and their ages:

         NAME                           POSITIONS                            AGE
         ----                           ---------                            ---
John A. Conroy...........  Class I Director of Guaranty; Director             81
                           of Guaranty Bank

Jonice Crane.............  Class II Director of Guaranty; Director of         73
                           Guaranty Bank

C. A. Hinton, Sr.........  Class II Director of Guaranty; Director of         75
                           Guaranty Bank

Bill G. Jones............  Chairman of the Board, Class III Director          69
                           and Chief Executive Officer of Guaranty;
                           Chairman of the Board of Guaranty Bank

Russell L. Jones.........  Class III Director and Senior Vice President of    44
                           Guaranty; Director and Executive Vice President of Guaranty Bank

Weldon Miller............  Class III Director of Guaranty; Director of        63
                           Guaranty Bank

Clifton A. Payne.........  Class I Director, Senior Vice President and        41
                           Controller of Guaranty; Director, Executive Vice
                           President and Chief Financial Officer of Guaranty
                           Bank

Arthur B. Scharlach, Jr..  Class II Director and President of Guaranty;       59
                           Director, President and Chief Executive Officer of Guaranty Bank

D. R. Zachry, Jr.........  Class I Director of Guaranty; Director of          75
                           Guaranty Bank

      JOHN A. CONROY. Mr. Conroy has served as a director of Guaranty since it was formed in 1980 and as a director of the Bank since 1975. Mr. Conroy is the owner of Conroy Ford Tractor Company in Mount Pleasant, Texas.

      JONICE CRANE. Ms. Crane joined Guaranty Bank in 1943 and had 53 years of continuous service until her retirement as an officer of Guaranty Bank in 1996. She served as an Executive Vice President of Guaranty Bank from 1971 to 1996 and has served as a director of Guaranty Bank since 1971 and a director of Guaranty since its inception.

      C. A. HINTON, SR. Mr. Hinton has served as a director of Guaranty Bank since 1960 and as a director of Guaranty since it was formed in 1980. Mr. Hinton is the Chairman of Hinton Production Company in Mount Pleasant, Texas. In 1994, Hinton Drilling Company filed for bankruptcy under Chapter 11.

      BILL G. JONES. Mr. Jones joined Guaranty Bank as President and a director in 1969 and became Chairman of the Board in 1979. He retired as an officer of Guaranty Bank in 1996 but continues to serve as Chairman of the Board. Mr. Jones has been Chairman of the Board of Guaranty since 1992 and Chief Executive Officer of Guaranty since its formation in 1980.

      RUSSELL L. JONES. Mr. Jones has been a director of Guaranty since 1992 and has served as Senior Vice President since 1992. Mr. Jones began working for Talco State Bank in 1973. In 1982, he became a Director and Vice President of Talco State Bank, which was acquired by Guaranty in 1980 and merged into Guaranty Bank in 1997. Mr. Jones became a Senior Vice President of Guaranty Bank in 1996 and was elected an Executive Vice President in 1998. Mr. Jones is the nephew of Bill G. Jones.

      WELDON MILLER. Mr. Miller became a director of Guaranty in 1980 and has served as a director of Guaranty Bank since 1969. Mr. Miller is the President of Everybody's Furniture Company in Mount Pleasant, Texas.

      CLIFTON A. PAYNE. Mr. Payne joined Guaranty Bank in 1984 after four years in private practice as a Certified Public Accountant. He became a Vice President of Guaranty Bank in 1986 and was elected an Executive Vice President in 1996 and Chief Financial Officer in 1998. In 1995, Mr. Payne was elected to the Board of Directors of Guaranty and Guaranty Bank. Mr. Payne is also a Senior Vice President and Controller of Guaranty.

      ARTHUR B. SCHARLACH, JR. Mr. Scharlach is the President and a director of Guaranty and President, Chief Executive Officer and a director of Guaranty Bank. He joined Guaranty Bank in 1970 as a Vice President and Loan Officer and was elected to Guaranty Bank's Board of Directors in 1971. He was elected a Senior Vice President of Guaranty Bank in 1974, President in 1979, Chief Operating Officer in 1983 and Chief Executive Officer in 1989. He has served as a director of Guaranty since its inception and as President since 1992. Mr. Scharlach is a director and Vice Chairman of Texas Independent Bank, Dallas, Texas.

      D.R. ZACHRY, JR. Mr. Zachry has served as a director of Guaranty Bank since 1957 and as a director of Guaranty since its inception. He is retired.

      Directors are elected for three year terms, classified into Classes I, II and III. Messrs. Conroy, Payne and Zachry are Class I directors with terms of office expiring on the date of Guaranty's annual meeting of shareholders in 2001; Messrs. Hinton and Scharlach and Ms. Crane are Class II directors with terms of office expiring on the date of Guaranty's annual meeting of shareholders in 2002; and Messrs. Bill G. Jones, Russell L. Jones and Miller are Class III directors with terms of office expiring on the date of Guaranty's annual meeting of shareholders in 2000.

      The Board of Directors has established Audit and Compensation Committees. The Audit Committee reviews the general scope of the audit conducted by Guaranty's independent auditors and matters relating to Guaranty's internal control systems. In performing its function, the Audit Committee meets separately with representatives of Guaranty's independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Conroy and Miller and Ms. Crane, each of whom is an outside director.

      The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of Guaranty's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers Guaranty's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. The Compensation Committee is composed of Messrs. Hinton (Chairman) and Miller and Ms. Crane, each of whom is an outside director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Prior to the formation of the Compensation Committee in 1998, matters related to compensation, employee benefit matters and stock options were considered by the Personnel Committee of Guaranty Bank, which included Arthur B. Scharlach, Jr., Clifton A. Payne and Russell L. Jones. As members of this committee, Messrs. Scharlach, Payne and Russell Jones participated in determinations as to compensation of executive officers, including themselves. Final determination regarding compensation was made by the Board of Directors of Guaranty Bank.

DIRECTOR COMPENSATION

      Directors of Guaranty receive fees for attending Guaranty Board meetings. Inside directors are paid $175 for each meeting attended, and outside directors are paid $400 for each meeting attended. The Board of Directors of Guaranty Bank also meets monthly. Inside directors of Guaranty Bank are paid $375 for each meeting of Guaranty Bank's Board of Directors attended, and outside directors are paid $400 for each meeting attended. An Executive Committee meets weekly and consists of all members of the Board of Directors of Guaranty. Inside directors are paid $225 for each Executive Committee meeting attended and outside directors are paid $250 for each Executive Committee meeting attended.

                      EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

      The following table provides certain summary information concerning compensation paid or accrued by Guaranty to or on behalf of Guaranty's Chairman of the Board and Chief Executive Officer and each of the other five most highly compensated executive officers of Guaranty and Guaranty Bank (determined as of the end of the last fiscal year) for each of the two fiscal years ended December 31, 1998:

                                ANNUAL COMPENSATION

   NAME AND                                                                          ALL OTHER
PRINCIPAL POSITION                                      YEAR    SALARY     BONUS    COMPENSATION
------------------                                      ----   --------   -------   ------------
Bill G. Jones.........................................  1998   $ 48,000   $13,900   $  39,968(1)
 Chairman of the Board and Chief Executive Officer      1997     48,000    24,159      40,733
Arthur B. Scharlach, Jr...............................  1998    207,600    61,191      42,226(2)
 President                                              1997    195,994    51,916      14,750
Clifton A. Payne......................................  1998     96,800    37,382      13,657(3)
 Senior Vice President and Controller                   1997     86,476    28,587       8,630
Devry W. Garrett......................................  1998    127,604    19,763      14,694(4)
 Legal Officer of the Bank                              1997    121,988    17,949      10,495
Russell L. Jones......................................  1998     93,800    36,871      13,043(5)
 Senior Vice President                                  1997     86,178    28,752       7,762
Byron Rhea............................................  1998     92,971    32,716      11,869(6)
 Executive Vice President of the Bank                   1997     85,176    26,586       7,784

----------

(1) Consists of contributions by Guaranty to the 401(k) Plan of $4,642 and $5,412 in 1998 and 1997, respectively, and the payment of $35,326 and $35,321 in 1998 and 1997, respectively in connection with a supplemental retirement plan.

(2) Consists of contributions by Guaranty to the 401(k) Plan of $12,290 and $14,750 in 1998 and 1997, respectively, and $29,936 in 1998 in connection with a salary continuation plan.

(3) Consists of contributions by Guaranty to the 401(k) Plan of $10,064 and $8,630 in 1998 and 1997, respectively, and $3,593 in 1998 in connection with an incentive retirement plan.

(4) Consists of contributions by Guaranty to the 401(k) Plan of $10,904 and $10,495 in 1998 and 1997, respectively, and $3,790 in 1998 in connection with an incentive retirement plan.

(5) Consists of contributions by Guaranty to the 401(k) Plan of $9,577 and $7,762 in 1998 and 1997, respectively, and $3,466 in 1998 in connection with an incentive retirement plan.

(6) Consists of contributions by Guaranty to the 401(k) Plan of $8,462 and $7,784 in 1998 and 1997, respectively, and $3,407 in 1998 in connection with an incentive retirement plan.

STOCK OPTION PLAN

      Guaranty's Board of Directors and shareholders approved a stock option plan in 1998 (the "1998 Plan") which authorizes the issuance of up to 1,000,000 shares of Common Stock under both "non-qualified" and "incentive" stock options to employees and "non-qualified" stock options to directors who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee's termination with Guaranty, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. No options or other awards have been granted under the 1998 Plan. The 1998 Plan provides that in the event of a change in control of Guaranty, all options granted immediately vest and become exercisable. In addition, the 1998 Plan permits the Compensation Committee, which administers the 1998 plan, discretion in the event of a change in control to modify in certain respects the terms of awards under the 1998 Plan, including
(i) providing for the payment of cash in lieu of such award, (ii) limiting the time during which an option may be exercised, (iii) making adjustments to options to reflect the change in control and (iv) providing that options shall be exercisable for another form of consideration in lieu of the Common Stock pursuant to the terms of the transaction resulting in a change in control.

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option- pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. Although it does not require the fair value based method to be adopted, a company must comply with the disclosure requirements set forth in the statement. Guaranty has continued to apply accounting in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations, and, accordingly, provides the pro forma disclosures of net income and earnings per share.

BONUS PLAN

      Guaranty has a bonus plan for its officers and employees which provides for a bonus pool in an amount based on a graduated percentage of return on equity. The bonus pool is funded with 8% of after-tax income if a return on equity of 13.2% is achieved. The bonus pool increases to a maximum of 14.5% of after-tax income with a return on equity of 17.6% or greater. Allocation of the bonus pool is in the discretion of the Board of Directors and is generally based on management's recommendations regarding an employee's merit. The bonus pool was $387,000 and $306,000 in 1998 and 1997, respectively.

BENEFIT PLANS

      EMPLOYEE STOCK OWNERSHIP PLAN. Effective January 1, 1992, the Board of Directors of Guaranty voted to restate the existing 401(k) profit sharing (defined contribution) plan as an Employee Stock Ownership Plan ("ESOP") containing 401(k) provisions. The ESOP covers substantially all employees of Guaranty and six persons, three of whom are members of the Board of Directors, serve as trustees. The ESOP calls for an employer matching contribution on behalf of each ESOP participant of up to 4.0% of such participant's qualified compensation. Contributions to the ESOP charged to expenses totaled approximately $271,000, $234,000 and $232,000 in 1998, 1997 and 1996,
respectively. At December 31, 1998, the book value of ESOP assets was approximately $6.5 million, with an approximate market value of $5.7 million.

      SUPPLEMENTAL RETIREMENT PLAN. In 1992, Guaranty established a non-qualified, non-contributory retirement plan for an executive officer who retired from the Bank in 1996. The plan generally provides benefits equal to amounts payable under the Bank's retirement plan and certain social security benefits to aggregate a predetermined percentage of the executive officer's average salary over the five year period immediately prior to his retirement. Guaranty contributes to the retirement plan on a non-funded basis. Plan expenses totaled approximately $18,000, $20,000 and $52,000 in 1998, 1997 and 1996,
respectively.

      EXECUTIVE INCENTIVE RETIREMENT PLAN. In 1998, Guaranty established a non-qualified, non-contributory incentive retirement plan for certain executive officers of Guaranty and the Bank. The plan provides retirement benefits in amounts based on a selected percentage of salary, which varies depending upon each officer's responsibility and longevity with Guaranty or the Bank. The percentage of salary which will be contributed to the retirement plan by Guaranty will be determined by the earnings performance of Guaranty, however, no contribution will be made in any given year in which Guaranty's earnings do not meet the target performance goal for that year. The plan is non-funded. Plan expenses totaled $18,000 in 1998.

      SALARY CONTINUATION PLAN. In 1998, Guaranty established a non-qualified, non-contributory salary continuation plan for Guaranty's President, Arthur B. Scharlach, Jr. The plan is designed to provide benefits over a ten year period equal to 75% of Mr. Scharlach's projected compensation at retirement as adjusted for amounts payable under Guaranty's retirement plan and certain social security benefits. The plan is non-funded. Plan expenses totaled $30,000 in 1998.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

      Many of the directors, executive officers and principal shareholders of Guaranty (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of Guaranty. During 1998, Guaranty made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of Guaranty and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with Guaranty and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of Guaranty are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by Guaranty to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1998, all of such loans aggregated $1.4 million which was approximately 5.9% of Guaranty's Tier 1 capital at such date. Guaranty expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                       BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                  MANAGEMENT OF GUARANTY AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of Guaranty common stock as of the record date by (i) directors, executive officers of Guaranty and certain officers of Guaranty Bank listed in the Summary Compensation Table herein, (ii) each person who is known by Guaranty to own beneficially 5% or more of the Guaranty common stock and
(iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Guaranty.

                                                                PRO FORMA
                                                PERCENTAGE      PERCENTAGE
                                     NUMBER    BENEFICIALLY  BENEFICIALLY OWNED
NAME                               OF SHARES      OWNED       AFTER MERGER (1)
                                   ---------   ------------  ------------------
John A. Conroy ...................   126,350           4.36%               3.89%
Jonice Crane .....................    97,692(2)        3.37%               3.01%
Guaranty Bancshares, Inc. Employee
   Stock Ownership Plan ..........   407,514          14.06%              12.54%
Devry W. Garrett .................     7,162(3)           *                   *
C. A. Hinton, Sr .................   179,676(4)        6.20%               5.53%
Bill G. Jones ....................   334,194(5)       11.53%              10.28%
Russell L. Jones .................   101,735(6)        3.51%               3.13%
Weldon Miller ....................   223,872(7)        7.72%               6.89%
Clifton A. Payne .................     1,330              *                   *
Byron M. Rhea ....................        56              *                   *
Arthur B. Scharlach, Jr ..........    82,742(8)        2.85%               2.55%
D. R. Zachry, Jr .................    92,029(9)        3.18%               2.83%
Directors and Executive Officers
   as a Group(9).................. 1,239,620          42.77%              38.14%

----------

*     Indicates ownership which does not exceed 1.0%.

(1) Assumes the issuance of 351,750 shares of Guaranty common stock in connection with the merger.

(2) Includes 3,500 shares held of record by the Jonice Crane IRA and 1,715 shares held of record by Horace Crane, the husband of Ms. Crane.

(3)   Includes 5,432 shares held of record by the Devry W. Garrett IRA.

(4)   Includes 2,884 shares held of record by the Charles A. Hinton IRA.

(5) Includes 22,827 shares held of record by the Bill G. Jones IRA Rollover and 161 shares held of record by Alma Jones, the wife of Mr. Jones.

(6) Includes 5,164 shares held of record by Trust A under the Jones Family Trust, of which Mr. Jones is trustee and 1,000 shares held of record by Trust C under the Jones Family Trust, of which Mr. Jones is trustee.

(7) Includes 8,463 shares held of record by Everybody's Furniture Company, of which Mr. Miller is the President, 37,657 shares held of record by the Everybody's Furniture Company Profit Sharing Plan & Trust, of which Mr. Miller is the trustee, 865 shares held of record by the Weldon Miller IRA and 865 shares held of record by the Joann Miller IRA. Joann Miller is the wife of Mr. Miller.

(8) Includes 9,991 shares held of record by the Arthur B. Scharlach, Jr. IRA, 34,041 shares held of record by Jane Scharlach, the wife of Mr. Scharlach, 105 shares held of record by the Erin Scharlach Trust, of which Mr. Scharlach is the trustee and 105 shares held of record by the Emily Scharlach Trust, of which Mr. Scharlach is the trustee.

(9)   Includes 2,884 shares held of record by the D. R. Zachry IRA.

                       DESCRIPTIONS OF SECURITIES OF GUARANTY

AUTHORIZED CAPITAL STOCK

      The authorized capital stock of Guaranty consists of (i) 15,000,000 shares of preferred stock, $5.00 per share par value issuable in series, none of which are issued and outstanding and (ii) 50,000,000 shares of common stock, $1.00 per share par value, of which 2,898,280 shares were issued and outstanding as of the date of this proxy statement/prospectus. The terms of any new series of preferred stock may be fixed by the Board of Directors of Guaranty within certain limits set by Guaranty's Articles of Incorporation.

      The following discussion of the terms and provisions of Guaranty's capital stock is qualified in its entirety by reference to Guaranty's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this proxy statement/prospectus is a part.

PREFERRED STOCK

      Guaranty is authorized to issue 15,000,000 shares of preferred stock. The preferred stock (or other securities convertible in whole or in part into preferred stock) is available for issuance from time to time for various purposes as determined by Guaranty's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by Guaranty's Articles of Incorporation, the preferred stock (or such convertible securities) may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to Guaranty).

      Moreover, except as otherwise limited by the Articles of Incorporation or applicable laws, rules or regulations, the Board of Directors has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. Guaranty's Articles of Incorporation require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

      o dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

      o redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

      o     sinking fund provisions for the redemption or purchase of shares;

      o the amount payable upon shares in the event of voluntary or involuntary liquidation;

      o the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

      o     voting rights; and

      o such other powers, preferences and rights as the Board of Directors shall determine.

      The Board of Directors does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law. Under the Texas Business Corporation Act shareholder approval prior to the issuance of shares of common stock or preferred stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Board of Directors that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Guaranty and its shareholders. The Board of Directors does not intend to issue any shares of common stock or preferred stock except on terms which the Board of Directors deems to be in the best interests of Guaranty and its then existing shareholders.

      Although the preferred stock could be deemed to have an anti-takeover effect, the Board of Directors is not aware of any takeover efforts. If a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Guaranty's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Guaranty's securities or the removal of incumbent management.

      The effects of the issuance of the preferred stock on the holders of common stock could include, among other things:

      o reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

      o restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears;

      o dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

      o dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

      o restrictions on the rights of holders of common stock to share in Guaranty's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Holders of common stock have no preemptive rights to purchase or otherwise acquire any preferred stock that may be issued.

COMMON STOCK

      The holders of the common stock are entitled to one vote for each share of common stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of preferred stock issued, all voting power is in the common stock. Holders of common stock may not cumulate their votes for the election of directors. Holders of common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Guaranty, or securities of Guaranty convertible into or carrying a right to subscribe for or acquire shares of Guaranty.

      Holders of common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. However, the Board of Directors may not declare or pay cash dividends on common stock, and no common stock may be purchased by Guaranty, unless full dividends have been declared and paid on outstanding preferred stock for the current dividend period and, with respect to any outstanding cumulative preferred stock, all past dividend periods.

      On the liquidation of Guaranty, the holders of common stock are entitled to share pro rata in any distribution of the assets of Guaranty, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, if any, and after all other indebtedness of Guaranty has been retired.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

      Certain provisions of Texas law, Guaranty's Articles of Incorporation and Guaranty's Bylaws could make more difficult the acquisition of Guaranty by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Guaranty to negotiate first with Guaranty.

      Guaranty is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which provides that a Texas corporation such as Guaranty may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder. The Texas Business Combination Law is not applicable to: (i) the business combination of a corporation: (a) where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, (b) that adopted an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law, or (c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law; (ii) a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder and (b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition; (iii) a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination; (iv) a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and (v) a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder's beneficial ownership of the voting shares of the corporation. Neither the Articles of Incorporation nor the Bylaws of Guaranty contain any provision expressly providing that Guaranty will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Guaranty, even if such event would be beneficial to Guaranty's shareholders.

      The following discussion is a summary of certain material provisions of Guaranty's Articles of Incorporation and Guaranty's Bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

      CLASSIFIED BOARD OF DIRECTORS. Under Guaranty's Bylaws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of Guaranty's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the shareholders would be required to change the control of the Board of Directors rather than one. In addition, the Bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on the Board of Directors may be filled by the remaining directors.

      ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATIONS. Guaranty's Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before any meeting of shareholders of Guaranty. The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of Guaranty prior to the meeting at which directors are to be elected, will be eligible for election as directors of Guaranty and that, at a shareholders' meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice to the Secretary of Guaranty of such shareholder's intention to bring such business before such meeting.

      Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business to be made at a shareholders' meeting to be timely, such notice must be received by Guaranty not less than 60 days prior to the meeting.

      A shareholder's notice to Guaranty proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Bylaws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of Guaranty stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

      The Shareholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Guaranty and its shareholders.

      SPECIAL MEETINGS OF SHAREHOLDERS. The Articles of Incorporation provide that special meetings of shareholders can be called by shareholders only at the request of the holders of not less than one-half of the outstanding shares of stock entitled to vote at the meeting.

      REDUCED SHAREHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS. Guaranty's Articles of Incorporation provide that, notwithstanding any provision of the Texas Business Corporation Act that would require approval of more than a majority of the shares entitled to vote on such matter and present or represented by proxy at the meting, the vote or approval of a majority of the shares of Guaranty's stock, entitled to vote on such matter will be sufficient to approve such matter. This provision reduces the required shareholder approval level for certain actions such as a merger, a consolidation, a share exchange, certain sales of substantially all of Guaranty's assets, a dissolution or an amendment to Guaranty's Articles of Incorporation, each of which would otherwise require two-thirds shareholder approval under Texas law.

      AMENDMENT OF BYLAWS. Guaranty's Articles of Incorporation and Bylaws provide that the Bylaws may be amended only by the Board of Directors. Shareholders do not have the power to amend Guaranty's Bylaws.

               SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST AMERICAN

      The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of First American and the notes thereto, appearing elsewhere in this proxy statement/prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of First American." The selected consolidated financial data as of and for the three years ended December 31, 1994, 1995 and 1996, as of and for the six months ended June 30, 1997 and as of and for the year ended June 30, 1998 are derived from First American's Consolidated Financial Statements which have been audited by independent certified public accountants. The selected consolidated financial data as of and for the nine months ended March 31, 1999 and March 31, 1998 have not been audited but, in the opinion of the management of First American, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of the interim periods.

                                                    AS OF AND FOR THE   AS OF AND FOR   AS OF AND FOR
                                                    NINE MONTHS ENDED     THE YEAR      THE SIX MONTHS     AS OF AND FOR THE YEARS
                                                        MARCH 31,       ENDED JUNE 30,  ENDED JUNE 30,       ENDED DECEMBER 31,
                                                    -----------------   -------------   -------------   ---------------------------
                                                      1999     1998         1998           1997(1)        1996      1995    1994(2)
                                                    -------  --------   -------------   -------------   --------   -------  -------
                                                       (Unaudited)                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
Interest income ................................... $ 3,579  $  3,775   $       4,853   $       2,506   $  4,904   $ 4,861  $ 3,727
Interest expense ..................................   1,779     1,817           2,433           1,244      2,614     2,571    1,497
                                                    -------  --------   -------------   -------------   --------   -------  -------
         Net interest income ......................   1,800     1,958           2,420           1,262      2,290     2,290    2,230
Provision for loan losses .........................     187       180             181             622        182        87       62
                                                    -------  --------   -------------   -------------   --------   -------  -------
         Net interest income after provision
         for loan losses ..........................   1,613     1,778           2,239             640      2,108     2,203    2,168
Noninterest income ................................     446       597             906             545      1,083     1,346      809
Noninterest expense ...............................   1,944     1,968           2,601           1,719      3,087     2,699    2,418
                                                    -------  --------   -------------   -------------   --------   -------  -------
         Earnings (loss) before taxes .............     115       407             544            (534)       104       850      559
(Benefit) provision for income tax
expense ...........................................    --        (100)           (100)           --         (174)      208      158
                                                    -------  --------   -------------   -------------   --------   -------  -------
         Net earnings (loss) ...................... $   115  $    507   $         644   $        (534)  $    278   $   642  $   401
                                                    =======  ========   =============   =============   ========   =======  =======
COMMON SHARE DATA:
Net earnings ...................................... $  1.25  $   5.51   $        7.01   $       (5.69)  $   2.90   $  6.69  $  4.18
Book value ........................................   47.63     45.37           47.13           37.45      44.16     44.08    33.52
Cash dividends per share ..........................    --        --              0.25            0.25       --        --       --
Dividend payout ratio .............................    --        --              3.57%           N/A        --        --       --
Weighted average common shares
 outstanding (in thousands) .......................  91,940    91,940          91,931          93,870     96,000    96,000   96,000
Period end shares outstanding
         (in thousands) ...........................  91,940    91,940          91,940          91,740     96,000    96,000   96,000

BALANCE SHEET DATA:
Total assets ...................................... $62,855  $ 63,985   $      65,937   $      63,699   $ 62,635   $64,925  $57,695
Securities ........................................  15,227    18,363          18,816          21,834     18,362    25,594   23,710
Loans (net) .......................................  39,294    35,094          36,733          36,188     36,973    34,551   29,671
Allowance for loan losses .........................     497       511             457             470        470       433      404
Total deposits ....................................  57,009    56,236          58,808          55,151     54,740    50,143   46,516
Total common stockholders' equity .................   4,379     4,171           4,333           3,436      4,239     4,232    3,218

AVERAGE BALANCE SHEET DATA:
Total assets ...................................... $64,396  $ 63,993   $      64,818   $      63,167   $ 63,780   $61,310  $54,475
Securities ........................................  17,021    20,098          20,325          20,098     21,978    24,652   22,950
Loans (net) .......................................  38,013    35,641          36,460          38,080     35,762    32,111   26,913
Allowance for loan losses .........................     504       467             463             470        451       418      404
Total deposits ....................................  57,908    55,962          56,979          54,945     52,441    48,329   46,778
Total common stockholders' equity .................   4,356     3,861           3,884           3,837      4,235     3,725    3,512

                                                 (TABLE CONTINUES ON NEXT PAGE.)

                                                    AS OF AND FOR THE   AS OF AND FOR   AS OF AND FOR
                                                    NINE MONTHS ENDED     THE YEAR      THE SIX MONTHS     AS OF AND FOR THE YEARS
                                                        MARCH 31,       ENDED JUNE 30,  ENDED JUNE 30,       ENDED DECEMBER 31,
                                                    -----------------   -------------   -------------   ---------------------------
                                                      1999     1998         1998           1997(1)        1996      1995    1994(2)
                                                    -------  --------   -------------   -------------   --------   -------  -------
                                                       (Unaudited)                 (Dollars in thousands, except per share data)
PERFORMANCE RATIOS:
Return on average assets ..........................    0.24%     1.06%           0.99%          (0.84)%     0.44%     1.05%    0.74%
Return on average common equity ...................    3.51     17.51           16.58          (13.92)      6.56     17.23    11.42
Average stockholders' equity to average
    total assets ..................................    6.76      6.03            5.99            6.07       6.64      6.07     6.45

------------------

(1) Represents the six month period from December 31, 1996 to June 30, 1997 due to a change in the fiscal year end of First American from December 31 to June 30.

(2)   Represents financial data for First American Bank, N.A.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST AMERICAN

      Management's Discussion and Analysis of Financial Condition and Results of Operations of First American analyzes the major elements of First American's balance sheets and statements of income. This section should be read in conjunction with First American's Consolidated Financial Statements and accompanying notes and other detailed information appearing elsewhere in this proxy statement/prospectus.

                  FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998

OVERVIEW

      For the nine months ended March 31, 1999, net income decreased $392,000, or 77.3%, to $115,000 as compared with $507,000 for the nine months ended March 31, 1998. This decrease in earnings was primarily the result of a decrease in noninterest income of $151,000 and a reduction in net interest income of $158,000 for the nine months ended March 31, 1999 as compared with the nine month period ended March 31, 1998. Falling interest rates through the last half of 1998 affected both net interest income and noninterest income. Such movements in interest rates effect the level of prepayment associated with First American's servicing portfolio, which influences both the value of the servicing and the level of fees generated.

      Total assets decreased $3,082,000 to $62,855,000 as of March 31, 1999 as compared with $65,937,000 as of June 30, 1998. This decrease was the result of the repayment of $1,000,000 of other borrowings during the nine months ended March 31, 1999 and a decrease in deposits of $1,799,000 to $57,009,000 as of March 31, 1999 as compared with $58,808,000 as of June 30, 1998. The increase in loans of $2,561,000 during the nine months ended March 31, 1999 was funded by a $3,589,000 reduction in investments and mortgage-backed securities and a decrease in cash and cash equivalents of $1,889,000 for the same time period.


RESULTS OF OPERATIONS

NET INTEREST INCOME

      Net interest income before provisions decreased $158,000 to $1,800,000 for the nine months ended March 31, 1999 compared with the nine months ended March 31, 1998. This decrease was the net result of total interest income decreasing $196,000 for the nine month period ended March 31, 1999 as compared with the nine month period ended March 31, 1998 and a decrease in total interest expense of $38,000 for the same comparative period. The decrease in total interest income was primarily the result of decreasing portfolio yields due to the reductions in the prime lending rate that occurred in the fall of 1998. Total interest expense decreased as First American reduced other borrowings and replaced those funds with lower cost deposits.

      Total interest income decreased $196,000, or 5.2%, to $3,579,000 for the nine months ended March 31, 1999, from $3,775,000 for the nine months ended March 31, 1998. The decreases in interest income on investment and mortgage-backed securities and interest income on loans of $193,000 and $78,000, respectively, for the nine months ended March 31, 1999 as compared with the nine months ended March 31, 1998 were offset by an increase in the interest on overnight interest-bearing deposits of $75,000 for the same time period. The loan portfolio increased over $2,500,000 during the nine month period ended March 31, 1999 but this was not enough to completely offset the lower portfolio yields. Interest income on investment and mortgage-backed securities decreased due to decreased portfolio volumes, compounded by lower net yields. The increase in interest income on overnight interest-bearing deposits increased primarily due to the generally higher balances maintained during the nine months ended March 31, 1999 as compared with the balances maintained during the nine months ended March 31, 1998.

      Total interest expense decreased $38,000, or 2.1%, to $1,779,000 for the nine months ended March 31, 1999 as compared with $1,817,000 for the nine months ended March 31, 1998. Interest on deposit accounts increased $32,000 to $1,707,000 for the nine month period ended March 31,1999 as compared with the nine months ended March 31, 1998. This increase is the net result of higher deposit volume offset by a decrease in deposit yields. Interest expense on other borrowings decreased $70,000 to $72,000 for the nine months ended March 31, 1999 as compared with $142,000 for the nine months ended

March 31, 1998. This increase was due primarily to the decreased level of borrowing experienced during the nine month period ended March 31, 1999 as compared with the same period in 1998.

      The following table sets forth for the periods indicated the weighted average yields earned on First American's interest- earning assets, the weighted average rate paid on interest-bearing liabilities, the interest rate spread and net yield on interest- earning assets:

                                                                                   NINE MONTHS ENDED MARCH 31,
                                                              ---------------------------------------------------------------------
                                                                             1999                                 1998
                                                              ---------------------------------   ---------------------------------
                                                                AVERAGE                 AVERAGE     AVERAGE                 AVERAGE
                                                              OUTSTANDING   INTEREST    YIELD/    OUTSTANDING   INTEREST     YIELD/
                                                                BALANCE    EARNED/PAID   RATE       BALANCE    EARNED/PAID   RATE
                                                              -----------  -----------  -------   -----------  -----------  -------
                                                                                        (Dollars in thousands)
ASSETS:
Interest-earning assets:
   Mortgage loans ..........................................  $    11,863  $       826     9.28%  $     9,691  $       669     9.20%
   Other loans .............................................       26,150        1,816     9.26        25,950        2,052    10.54
                                                              -----------  -----------  -------   -----------  -----------  -------
      Total loans ..........................................       38,013        2,642     9.27        35,641        2,721    10.18
   Investment and mortgage-backed securities ...............       17,022          798     6.25        20,406          990     6.47
   Overnight interest-bearing deposits .....................        6,739          139     2.75         4,908           64     1.74
                                                              -----------  -----------  -------   -----------  -----------  -------
      Total investment securities ..........................       23,761          937     5.26        25,314        1,054     5.55
                                                              -----------  -----------  -------   -----------  -----------  -------
      Total interest-earning assets ........................       61,774        3,579     7.73%       60,955        3,775     8.26%
                                                              -----------  -----------  -------   -----------  -----------  -------
Noninterest-earning assets:
   Office property and equipment, net ......................        1,054                               1,008
   Real estate acquired through foreclosure ................           11                                   1
   Other noninterest-earning assets ........................        1,564                               2,025
                                                              -----------                         -----------
      Total assets .........................................  $    64,403                         $    63,989
                                                              ===========                         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
   Deposit accounts ........................................  $    44,607  $     1,707     5.10%  $    46,388  $     1,675     4.82%
   Borrowings ..............................................        1,500           72     6.40         3,750          142     5.05
                                                              -----------  -----------  -------   -----------  -----------  -------
      Total interest-bearing liabilities ...................       46,107        1,779     5.14%       50,088        1,817     4.84%
                                                              -----------  -----------  -------   -----------  -----------  -------
   Noninterest-bearing deposits ............................       13,464                               9,595
   Other liabilities .......................................          476                                 505
                                                              -----------                         -----------
      Total liabilities ....................................       60,047                              60,188
                                                              -----------                         -----------
Stockholders' equity .......................................        4,356                               3,801
                                                              -----------                         -----------
   Total liabilities and stockholders' equity ..............  $    64,403                         $    63,989
                                                              ===========                         ===========
Net interest income ........................................               $     1,800                         $     1,958
                                                                           ===========                         ===========
Interest rate spread .......................................                               2.59%                               3.42%
                                                                                        =======                             =======
Net yield on average interest-earning assets ...............                               3.88%                               4.28%
                                                                                        =======                             =======
Ratio of average interest-earning assets to
   average interest-bearing liabilities ....................                               1.34%                               1.22%
                                                                                        =======                             =======

      The following table sets forth certain information regarding changes in the interest income and interest expense of First American for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by the old volume); and (iii) the total. Changes in rate/volume (changes in rate multiplied by the changes in volume) have been allocated to rate and volumes consistently on a proportionate basis.

                                                  NINE MONTHS ENDED MARCH 31,
                                               --------------------------------
                                                       1999  VS. 1998
                                               --------------------------------
                                                INCREASE (DECREASE)
                                                       DUE TO
                                               --------------------
                                                VOLUME      RATE        TOTAL
                                               ---------  ---------   ---------
                                                   (Dollars in thousands)
Change in interest income:
   Loans ....................................  $     244  $    (322)  $     (78)
   Investment and mortgage-backed securities.       (149)       (44)       (193)
   Overnight interest-bearing securities ....         28         47          75
                                               ---------  ---------   ---------
   Total interest income ....................        123       (319)       (196)
                                               ---------  ---------   ---------
Change in interest expense:
   Deposits .................................         75        (43)         32
   Borrowings ...............................         46       (116)        (70)
                                               ---------  ---------   ---------
   Total interest expense ...................        121       (159)        (38)
                                               ---------  ---------   ---------
Change in net interest income ...............  $       2  $    (160)  $    (158)
                                               ---------  ---------   ---------

PROVISION FOR LOAN LOSSES

      The provision for loan losses increased $7,000 for the nine months ended March 31, 1999 to $187,000 as compared with $180,000 for the same period in 1998. The allowance for loan losses as a percentage of total loans at March 31, 1999 was 1.21% as of March 31, 1999 as compared with 1.19% as of March 31, 1998. The allowance for loan losses as a percentage of total non- performing loans was 43.9% and 97.5% as of March 31, 1999 and June 30, 1998, respectively.

NONINTEREST INCOME

      Total noninterest income decreased $151,000, or 25.3%, for the nine months ended March 31, 1999 as compared with the nine months ended March 31, 1998. During the nine months ended March 31, 1999, First American experienced an increase in the prepayment of its servicing assets which caused First American to accelerate the amortization of its purchased and capitalized servicing rights. The increased prepayments also led to net reduction in the volume of assets serviced and the level of fee income derived from this activity. This combination of events caused net loan servicing fees to decrease $91,000 for the nine months ended March 31, 1999 as compared with the nine months ended March 31, 1998. Fee income decreased $80,000 for the nine months ended March 31, 1999 as compared with the nine months ended March 31, 1998. The decrease is primarily the result of a reduction in the fees earned on the origination of single family mortgage loans. Competitive pressures reduced the fees generated per loan and caused a reduction in originations.

NONINTEREST EXPENSE

      Total noninterest expense decreased $24,000, or 1.2%, to $1,944,000 for the nine months ended March 31, 1999 from $1,968,000 for the nine months ended March 31, 1998. This decrease was primarily the result of decreases in compensation and employee benefits and occupancy and equipment expense of $76,000 and $50,000, respectively, which were partially offset by increases of $64,000 and $38,000 in other expense and professional services, respectively, for the nine months ended March 31, 1999 as compared with the nine months ended March 31, 1998. The decrease in compensation and employee benefits is due to a reduction in the number of staff which resulted from attrition. Occupancy and equipment expense decreased as the result of operational efficiencies and increased productivity. Other expense increased primarily as the result of an acceleration of the amortization of deferred costs related to a leasing transaction. Professional services increased as the result of the implementation of an internal audit program and costs associated with First American's Year 2000 program.

INCOME TAXES

      First American has not paid any taxes or recorded any federal income tax expense for the nine month periods ended March 31, 1999 and 1998 because of the existence of certain net operating loss carryforwards primarily created from the tax effects of a leverage lease transaction.

IMPACT OF INFLATION AND CHANGING PRICES

      The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principals, which require the measurement of financial position and operating results in terms of historical dollars without considering the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. However, noninterest expenses do reflect general levels of inflation.

FINANCIAL CONDITION

LOAN PORTFOLIO

      LOANS. First American's net loan portfolio totaled approximately $39,294,000 at March 31, 1999, representing approximately 62.5% of total assets and 68.9% of deposits. The principal lending activity of First American is the origination of commercial, consumer and one-to-four family residential mortgage loans. As of March 31,1999, $10,830,000 or 26.35% of the total loan portfolio consisted of commercial loans, $9,959,000 or 24.23% of the loans were secured by one-to-four family residential property and $8,141,000 or 19.81%, were consumer credits. To a lesser extent, First American originates other mortgage loans secured by commercial real estate, which totaled $5,337,000 at March 31, 1999. First American also offers construction and land loans on one-to-four family residential property and commercial property. Loans of this type were $2,738,000, or 6.66% of the total loan portfolio at March 31, 1999.

      Set forth below is selected data relating to the composition of First American's loan portfolio by type of loan on the dates indicated:

                                          AT MARCH 31,          AT JUNE 30,
                                             1999                  1998
                                      -------------------   -------------------
                                       AMOUNT    PERCENT     AMOUNT    PERCENT
                                      --------   --------   --------   --------
                                               (Dollars in thousands)
Real estate:
  One-to-four family residential .... $  9,959      24.23%  $  7,053      18.40%
  Commercial real estate ............    5,337      12.99      5,121      13.36
  Construction and land loans .......    2,738       6.66      2,190       5.71
  Loans held for sale, at fair value.      146       0.35        300       0.78
  Other loans - real estate .........      930       2.26      1,853       4.84
Commercial ..........................   10,830      26.35     10,332      26.95
Agriculture .........................    3,019       7.35      3,091       8.06
Consumer and installment (1) ........    8,141      19.81      8,394      21.90
                                      --------   --------   --------   --------
  Total loans ....................... $ 41,100     100.00%  $ 38,334     100.00%
                                      ========   ========   ========   ========
Less: Undisbursed portion of
 interim construction loans .........   (1,004)                 (634)
  Unearned income ...................     (305)                 (510)
  Allowance for loan losses .........     (497)                 (457)
                                      --------              --------
    Total loans receivable, net ..... $ 39,294              $ 36,733
                                      ========              ========

---------
(1) Includes primarily automobile loans, mobile home loans and unsecured consumer loans.

      First American offers commercial lending products to small and medium-sized businesses. First American offers general business loans, commercial real estate loans, equipment loans, working capital loans, revolving lines of credit and letters of credit. Generally, commercial loans are collateralized and on a structured repayment program; however, First American does originate term loans depending on the needs of the customer. Essentially all commercial loans are personally guaranteed by the owners or principal participants. Commercial loans generally have adjustable rates of interest and adjustment provisions that range from daily to annually.

      First American offers fixed-rate and adjustable-rate one-to-four family residential loans with terms up to 30 years. One-to-four family residential loans are amortized on a monthly basis with principal and interest due each month. All residential mortgage loans customarily include "due-on-sale" clauses which are provisions giving First American the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage. First American is aware of the risks inherent in originating fixed-rate, one-to-four family residential loans for its portfolio but recognizes the need to respond to the market demand for fixed-rate loans. Substantially all fixed-rate, one-to-four family mortgage loans with terms greater than 15 years are originated and underwritten using secondary mortgage market criteria for sale into the secondary mortgage market. The sale of these loans reduces First American's exposure to interest rate risk.

      First American offers adjustable-rate, one-to-four family mortgage loans ("ARMs") in order to decrease the vulnerability of its operations to changes in interest rates. First American's residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. Substantially all of the ARMs in its portfolio have interest rates that adjust on an annual basis in accordance with a designated index. First American currently offers ARMs with either a 2% limit on the rate adjustment per period and a 6% limit on the rate adjustment over the life of the loan. First American's underwriting standards for ARMs require that it assess a potential borrower's ability to make principal and interest payments assuming a 2% increase in the interest rate from the rate at the time of origination. First American's ARMs are not convertible into fixed-rate loans, are assumable only with approval from First American Bank, do not contain prepayment penalties and do not produce negative amortization.

      First American's commercial real estate loans include loans secured by businesses, churches, small office buildings and family-type business establishments while multi-family residential loans are secured primarily by small apartment buildings. At March 31, 1999, First American's commercial and multi-family real estate loans were secured by properties located in First American Bank's primary market. As a general rule, commercial real estate and multi-family loans have terms of up to 25 years and loan-to-value ratios are limited to a maximum of 75%. The loan-to-value ratio and term to maturity are based upon the age of the applicable structure, condition of repair and remaining economic life. First American originates both fixed-rate and adjustable-rate commercial and multi-family real estate loans.

      Federal regulations permit a maximum loan-to-value ratio of 100% for one-to-four family dwellings and 80% for all other real estate loans. First American's lending policies generally limit the maximum loan-to-value ratio on one-to-four family real estate loans to 80% of the lesser of the appraised value or the purchase price. All real estate loans made in excess of interagency policy are reported separately and monitored monthly by the Board of Directors. First American generally originates real estate loans that are less than the maximum permissible under applicable regulations and in accordance with sound lending practices, market conditions and applicable underwriting standards.

      First American requires appraisals of all properties securing real estate loans. Depending upon the size of the loan, appraisals are performed by either an in-house appraiser or an independent fee appraiser designated by First American. All appraisals are reviewed and approved by the servicing officer. In originating real estate loans, First American considers the quality and location of the real estate and the credit quality of the borrower. Additionally, corporate cash flows and the quality of management involved with the property are considered for commercial real estate loans. Commercial and multi-family residential real estate loans to corporations require the personal guaranty of the entity's controlling stockholders. After a real estate loan is approved, it is First American's policy to record a lien on the real estate securing the loan and to obtain a title insurance policy which insures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing. Flood insurance is required for properties located in an area designated as flood plain by the Department of Housing and Urban Development.

      First American makes land loans primarily to individuals for the acquisition of both improved and unimproved land. Construction loans are originated for the construction of residential and commercial properties. Residential construction loans are made to individuals for the construction of their residence and to approved builders for the construction of presold and unsold (speculative) properties. Although these loans afford First American the opportunity to achieve higher interest rates and fees with shorter terms to maturity than do one-to-four family permanent mortgage loans, construction financing is generally considered to involve a higher degree of risk. First American's risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of value proves inaccurate, First American may be confronted at, or prior to, maturity of the loan, with a projection of value which is insufficient to assure full repayment. If the estimate of construction cost or salability of the property upon completion of the project proves inaccurate, First American may be required to advance funds beyond the amount originally committed to permit completion of the project. Speculative construction loans carry more risk than other construction loans originated by First American because the payoff for the loan is dependent upon the builder's ability to sell the property prior to the time the construction loan is due. First American attempts to mitigate these risks by among other things, working with builders with whom it has established relationships and by generally limiting the number of unsold homes under construction.

      Construction and land loans are generally limited to First American's primary lending area and generally have terms that do not exceed one year. Construction loans are originated and closed separately from the permanent financing on the structure, however, the borrower must have obtained a commitment for permanent financing from First American before the construction loan is closed. Construction loans are typically interest only, with principal and interest payments beginning with the closing of the permanent mortgage loan. Construction loans are underwritten pursuant to the same general guidelines used for originating permanent loans. Loan disbursements occur only after an inspection of the site has been made and documented by First American's servicing officer.

      First American makes loans for a wide variety of personal, or consumer purposes. First American's consumer loan portfolio consists primarily of loans secured by savings accounts, automobiles, boats, recreational vehicles and other consumer goods. As a service to our customers, First American from time to time will make an unsecured loan based on the financial strength of the borrower.

      For loans secured by automobiles, boats and recreational vehicles, First American retains the original certificate of title to the collateral until the loan is paid in full. Borrowers must provide proof of collision coverage and any other applicable loss coverage as a condition of the loan. A condition report is required on all used auto, boat and recreational vehicle loans. There is a minimum loan amount of $500 for consumer loans. The maximum loan amount is a condition of a published value of the collateral, such as NADA value for an automobile, and applicable loan-to-value ratios.

      Consumer loans generally involve more credit risk than mortgage loans because of the type and nature of the collateral. Collection of consumer loans is dependent upon the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, the repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. First American has attempted to limit these greater risks generally associated with consumer lending by emphasizing loans be fully secured by readily marketable collateral.

      The following table sets forth certain information at March 31, 1999 regarding the dollar amount of loans maturing in First American's loan portfolio based on contractual terms to maturity:

                                                     MARCH 31, 1999
                                    --------------------------------------------------
                                                DUE AFTER ONE
                                    DUE WITHIN  THROUGH FIVE   DUE AFTER FIVE
                                    ONE YEAR(1)    YEARS           YEARS        TOTAL
                                    ----------  -------------  --------------  -------
                                                 (Dollars in thousands)
One-to-four family residential ...  $      593  $         675  $        8,046  $ 9,314
Commercial real estate ...........         844            582             123    1,549
Construction and land loans ......       1,032            843               3    1,878
Consumer and other loans .........      14,096          7,739           4,718   26,553
                                    ----------  -------------  --------------  -------
   Total .........................  $   16,565  $       9,839  $       12,890  $39,294
                                    ==========  =============  ==============  =======

--------------------

(1) Demand loans, having no stated schedule of repayments and no stated maturity and overdrafts are included as due within one year.

      Loans with a predetermined interest rate due after one year totaled $9,655,000 at March 31, 1999 while loans with a floating interest rate due after one year totaled $5,052,000 as of the same date.

      ORIGINATION, PURCHASE AND SALE OF LOANS. The lending activities of First American are subject to the written, non- discriminatory underwriting standards and loan origination procedures established by First American's Board of Directors and management. Loan originations come primarily from walk-in customers and begin with an initial interview with an officer of First American Bank for the purpose of obtaining a formal application. Upon receipt of a loan application from a perspective borrower, a credit report is ordered to verify specific information relating to the applicant's income and credit standing. This information may be verified by personal contacts with other reference sources. If the loan is secured by real property, an appraisal of the real estate intended to secure the proposed loan is undertaken by a pre-approved, qualified, independent appraiser. As soon as the required information has been obtained and the appraisal complete, the information is reviewed for compliance with corporate underwriting standards. Single-family residential loans over $214,000 require Board approval. All other loans in excess of $100,000 require the approval of the Officer's Loan Committee and Director's Loan Committee.

      Mortgage loans underwritten for specific government programs, such as Farmers Home Administration or the Veterans Administration are sold "servicing released" with First American receiving compensation for the value of the servicing rights sold and origination fees charged to the customer. Conventional fixed-rate mortgage loans are sold "servicing retained" with First American receiving 25 basis points to service the loans. All sales of conventional loans were cash sales with no recourse provisions. Governmental loans sold were cash sales with the purchaser having the right to require First American to repurchase the loan if it defaults in the first 12 months.

      First American originates small business loans guaranteed by the Small Business Administration ("SBA") and the Farm Services Administration ("FSA"), formerly known as the Farmers Home Administration. The participation amounts range from 75% to 90% of the loan value and is typically a condition of loan approval. At March 31, 1999 the guaranteed portion of loans guaranteed by the SBA and FSA totaled $1,585,000.

      First American has sold participation interests in commercial loans to other financial institutions to reduce First American's exposure to any one project. First American services these loans and remits the investors' portion as called for in the participation agreement. First American had sold $1,228,000 of participation interests as of March 31, 1999.

      First American, from time to time, will purchase participation interests from other financial institutions. Participations purchased totaled $435,000 at March 31, 1999 and consisted primarily of interim construction loans on one-to-four family residential real estate.

      LOAN SERVICING ACTIVITIES. In addition to servicing loans held in its portfolio, First American services one-to-four family residential real estate loans sold to the secondary market. The servicing portfolio consists of one-to-four family residential real estate loans sold to Federal National Mortgage Corporation ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC"). Servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for the payment of real estate taxes and insurance premiums, contacting delinquent borrowers, supervising foreclosures in the event of unremedied defaults and general administration of the loans. The aggregate unpaid principal balance of loans serviced for others at March 31, 1999 was $46,278,000.

NONPERFORMING ASSETS

      DELINQUENT LOANS. When a borrower fails to make a scheduled loan payment, First American contacts the customer in an effort to bring the loan current. In general, contacts are made after a real estate loan is more than 15 days past due. A delinquent notice is sent and a late charge imposed, if called for in the note, after the loan payment is 15 days past due. If a delinquency on a mortgage loan reaches 90 days and is not cured through First American's normal collection process, or an acceptable arrangement is not worked out with the borrower, First American will implement measures to remedy the default, including foreclosure action or, in special circumstances, accepting a voluntary deed in lieu of foreclosure from the borrower. When a commercial loan becomes 5 days delinquent, a delinquent notice is sent. Generally, the borrower will receive a call from the servicing officer before a loan reaches 30 day delinquent. If a commercial loan is not cured within 90 days, action necessary to protect First American's interest and minimize loss is taken. Defaults are cured promptly in most cases.

      Consumer installment loans that are five days past due are sent a delinquent notice. When an installment loan that is collateralized with real or personal property becomes 90 days past due, title and possession of the property is taken unless other arrangements are made that are satisfactory with First American.

      NONPERFORMING ASSETS. Loan are placed on a non-accrual status when, in the opinion of management, the collectability of additional interest is deemed insufficient to warrant further accrual. Generally, First American places all loans more than 90 days past due on non-accrual status. When a loan is placed on non-accrual status, interest is not accrued beyond 90 days. Subsequent payments are applied to the outstanding principal balance until the loan is brought current. A loan is returned to accrual status when the loan has been brought current and, in the opinion of management, the borrower's ability to pay as agreed has been restored.

      Real estate acquired through foreclosure, or a deed in lieu of foreclosure, is classified as real estate acquired in the settlement of loans. When the property is acquired, it is recorded at the lower of the recorded investment in the property or its fair value, whichever is less. The recorded investment is the sum of the unpaid principal balance, accrued interest as of the date of acquisition and acquisition costs associated with the property. If the recorded investment in the property exceeds its fair value, the excess is charged to the allowance for loan losses at the time of acquisition. Any subsequent write-downs and costs associated with holding and maintaining the property are charged to earnings.

      Under generally accepted accounting principles, First American is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if First American, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that First American would not otherwise consider. Debt restructurings and/or loan modifications do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans.

      The following table sets forth information with respect to First American's nonperforming assets as of the dates indicated:

                                                           MARCH 31,   JUNE 30,
                                                             1999       1998
                                                           ---------  ---------
                                                          (Dollars in thousands)
Non-accruing loans ......................................  $     370  $   1,114
Accruing loans greater than 90 days delinquent ..........         99         18
                                                           ---------  ---------
    Total nonperforming loans ...........................        469      1,132
Real estate acquired through foreclosure ................         11          1
                                                           ---------  ---------
    Total nonperforming assets ..........................  $     480  $   1,133
                                                           =========  =========

      For non-accruing loans, First American would have recognized additional interest income of approximately $40,000 under the original terms of these loans during the nine months ended March 31, 1999.

      CLASSIFIED ASSETS. Federal regulations require that each insured bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. A fourth category, designated "special mention", is for assets which contain deficiencies but do not currently expose an insured institution to a sufficient degree of risk to warrant classification as "substandard", "doubtful" or "loss". Potential losses in assets classified as "substandard" or "doubtful" may require additions to the institution's general allowance for loan loss. If an asset or portion thereof is classified "loss", the insured institution must either establish a specific allowance for loan loss in the amount of 100% of the portion of the asset classified "loss", or charge-off such amount. General loss allowances established to cover possible losses related to assets classified "substandard" or "doubtful" may be included in determining an institution's regulatory capital. Federal examiners may disagree with an insured institution's self classifications and corresponding reserve amounts and may require the institution to reclassify assets and adjust reserves accordingly. First American's total classified assets as of March 31, 1999 amounted to $1,032,000, or 1.65% of total assets.

ALLOWANCE FOR LOAN LOSSES

    It is management's policy to maintain an allowance for estimated loan losses at a level which management considers adequate to absorb losses inherent in the loan portfolio at each reporting date. Management's estimation of this amount includes a review of all loans for which full collection is not reasonably assured. Management considers, among other factors, prior years' loss experience, current and anticipated economic conditions, distribution of portfolio loans by risk class and the estimated value of underlying collateral. Although management uses the best information available to make determinations with respect to the provision for loan losses, additional provisions for loan losses may be required in the future should economic or other conditions change substantially. In addition, the Office of the Comptroller of the Currency ("OCC") and the FDIC, as an integral part of their examination process, periodically review First American's allowance for loan losses and may require First American to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

      Activity in the allowance for loan losses consisted of the following:

                                                             NINE MONTHS ENDED
                                                               MARCH 31, 1999
                                                             -----------------
                                                          (Dollars in thousands)
Balance at beginning of period ............................  $             457
Provision for loan losses .................................                187
Charge-offs:
     Commercial and industrial ............................                (57)
     Real estate ..........................................               --
     Consumer .............................................               (157)
Recoveries:
     Commercial and industrial ............................                 18
     Real estate ..........................................               --
     Consumer .............................................                 49
                                                             -----------------
Net charge-offs ...........................................               (147)
                                                             -----------------
Balance at end of period ..................................  $             497
                                                             =================
Ratio of net charge-offs to average
  loans outstanding .......................................               0.39%


      The following table describes the allocation of the allowance for loan losses among the various loan categories as of March 31, 1999:

                                                            MARCH 31, 1999
                                                       ------------------------
                                                               PERCENT OF LOANS
                                                       AMOUNT   TO TOTAL LOANS
                                                       ------  ----------------
                                                        (Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and agriculture ..........................  $  220             33.70%
Real estate:
    Commercial ......................................     104             15.25
    One-to-four family residential ..................      89             31.24
Consumer ............................................      84             19.81
                                                       ------  ----------------
Total allowance for loan losses .....................  $  497            100.00%
                                                       ======  ================

SECURITIES

      First American has the authority under federal regulation to invest in certain types of investment securities, including United States Treasury obligations, securities of various federal agencies, state and municipal governments, certificates of deposits in federally insured institutions, certain banker's acceptances and federal funds. Subject to various restrictions, First American may also invest in commercial paper, corporate debt securities and mutual funds.

      First American's investment and mortgage-backed securities portfolio is managed in accordance with its Investment Policy adopted by the Board of Directors and administered by the Investment Committee. The stated goals of the investment policy are to maximize the return on the portfolio while maintaining the liquidity necessary to effectively manage the operations of First American.

      The following table summarizes the amortized cost of the investment and mortgage-backed securities held by First American as of the dates indicated:

                                                 MARCH 31, 1999           JUNE 30, 1998
                                              ---------------------   ---------------------
                                              AMORTIZED  PERCENT OF   AMORTIZED  PERCENT OF
                                                COST     PORTFOLIO      COST     PORTFOLIO
                                              ---------  ----------   ---------  ----------
                                                          (Dollars in thousands)
U.S. Government and agency obligations .....  $   4,954       32.37%  $   4,588       24.33%
Equity securities ..........................        266        1.75         262        1.40
Mortgage-backed securities .................     10,081       65.88      14,006       74.27
                                              ---------  ----------   ---------  ----------
     Total .................................  $  15,301      100.00%  $  18,856      100.00%
                                              =========  ==========   =========  ==========

      The fair value of First American's investment and mortgage-backed securities portfolio was $15,215,000 and $18,806,000 at March 31, 1999 and June 30, 1998, respectively.

      Management purchases both fixed-rate and adjustable-rate mortgage-backed securities, from FHLMC, FNMA and GNMA with maturities from five to 40 years.

      First American purchases derivative securities in the form of collateralized mortgage obligations ("CMOs") and structured notes. While these types of investments possess minimal credit risk due to the federal guarantee backing the issuing U.S. government agencies, they do possess liquidity risk and interest rate risk. While all financial instruments are subject to interest rate risk and liquidity risk, these instruments are more sensitive because of the regulatory concerns and differing note structures. The fair value of the CMOs at March 31, 1999 and June 30, 1998 was approximately $6,198,000 and $8,363,000, respectively. First American does not purchase derivatives for speculative or hedging purposes.

      The following table sets forth at amortized cost the maturities and weighted average yields of First American's investment and mortgage-backed securities portfolio at March 31, 1999:

                                                                                    MARCH 31, 1999
                                                     ------------------------------------------------------------------------------
                                                      LESS THAN       ONE TO FIVE    FIVE TO TEN       OVER TEN
                                                       ONE YEAR          YEARS          YEARS           YEARS            TOTAL
                                                     -------------   -------------   -------------   -------------   --------------
                                                     AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT   YIELD
                                                     ------  -----   ------  -----   ------  -----   ------  -----   -------  -----
                                                                                  (Dollars in thousands)
U.S. Government and agency obligations ............  $  452   4.86%  $3,507   6.12%  $  496   7.05%  $  499   6.36%  $ 4,954   6.12%
Debt securities ...................................    --     --       --     --       --     --        266   --         266   --
Mortgage-backed securities ........................    --     --        135   8.64      808   6.54    2,821   6.33     3,764   6.46
Collateralized mortgage obligations ...............    --     --       --     --      2,723   5.69    3,594   5.94     6,317   5.84
                                                     ------  -----   ------  -----   ------  -----   ------  -----   -------  -----
       Total ......................................  $  452   4.86%  $3,642   6.21%  $4,027   6.03%  $7,180   5.91%  $15,301   5.98%
                                                     ======  =====   ======  =====   ======  =====   ======  =====   =======  =====

      At March 31, 1999, approximately $4,965,000 million of mortgage-backed securities were adjustable-rate securities.

      Securities classified as held-to-maturity consisted of the following:

                                                             MARCH 31, 1999
                                              --------------------------------------------
                                                           GROSS        GROSS
                                              AMORTIZED  UNREALIZED   UNREALIZED    FAIR
                                                COST        GAIN        LOSS        VALUE
                                              ---------  ----------   ----------   -------
                                                          (Dollars in thousands)
U.S. Government and agency obligations ..     $     666  $        1   $       (2)  $   665
Debt securities .........................           266        --           --         266
Mortgage-backed securities ..............         1,776           9          (19)    1,766
                                              ---------  ----------   ----------   -------
    Total held-to-maturity securities ...     $   2,708  $       10   $      (21)  $ 2,697
                                              =========  ==========   ==========   =======

      Securities classified as available-for-sale consisted of the following:

                                                                        MARCH 31, 1999
                                                         ---------------------------------------------
                                                                      GROSS       GROSS
                                                         AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                                           COST        GAIN       LOSS         VALUE
                                                         ---------  ----------  ----------   ---------
                                                                     (Dollars in thousands)
U.S. Government and agency obligations ..............    $   4,288  $       24  $      (10)  $   4,302
FNMA stock ..........................................         --            11        --            11
Mortgage-backed securities ..........................        1,988          21          (2)      2,007
Collateralized mortgage obligations .................        6,317          12        (130)      6,199
                                                         ---------  ----------  ----------   ---------
              Total available-for-sale securities....    $  12,593  $       68  $     (142)  $  12,519
                                                         =========  ==========  ==========   =========

DEPOSITS AND BORROWINGS

      Deposits are the major source of First American's funds for lending and other investment purposes. In addition to deposits, First American derives funds from principal repayments and interest payments on loans and mortgage-backed securities. Loans and mortgage-backed securities repayments of principal and interest payments are a relatively stable source of funds, typically slowing as rates rise and speeding up as rates fall. Borrowings are used on a short-term basis to compensate for reductions in the availability of funds from other sources and for general business purposes.

      Local deposits are, and traditionally have been, the primary source of First American's funds for use in lending and for other general business purposes. First American offers a number of deposit accounts including demand accounts, negotiable order of withdrawal ("NOW") accounts, money market savings accounts, savings accounts, individual retirement accounts ("IRAs") and certificate of deposit accounts. Deposit accounts vary as to term regarding withdrawal provisions, deposit provisions and interest rates. First American adjusts the interest rates offered on its deposit accounts as necessary so as to remain competitive with other financial institutions in its market area. First American does not solicit or accept brokered deposits.

      The daily average balances and weighted average rates paid on deposits for the period ended March 31, 1999 are presented below:

                                                           NINE MONTHS ENDED
                                                             MARCH 31, 1999
                                                          ------------------
                                                           AMOUNT     RATE
                                                          --------  --------
                                                        (Dollars in thousands)
Checking and savings accounts:
   Demand ..............................................  $  8,876       -- %
   NOW .................................................     4,016      1.25
   Money market ........................................     7,710      3.55
   Savings accounts ....................................     1,880      2.25
                                                          --------  --------
      Total checking and savings deposit ...............  $ 22,482      1.63%
                                                          ========  ========
Certificates of deposit
   IRA's ...............................................     3,476      5.77
   Money Market CDs ....................................    31,051      5.44
                                                          --------  --------
   Total certificates of deposit .......................    34,527      5.47
                                                          --------  ========
      Total deposits ...................................  $ 57,009      3.96%
                                                          ========  ========

      The following table sets forth the maturities of First American's certificates of deposit with balances in excess of $100,000:

                                                              MARCH 31, 1999
                                                             -----------------
                                                          (Dollars in thousands)
Three months or less ......................................  $           1,559
Over three through six months .............................              1,438
Over six through twelve months ............................              3,846
Over twelve months ........................................              2,799
                                                             -----------------
    Total .................................................  $           9,642
                                                             =================

      During the nine months ended March 31, 1999 First American used advances from the Federal Home Loan Bank of Dallas ("FHLB") to supplement its supply of lendable funds for granting loans, making investments and to meet deposit withdrawal requirements. First American had an average amount of outstanding advances of approximately $1,000,000 for the nine months ended March 31, 1999.

INTEREST RATE SENSITIVITY

      First American is committed to following a program of asset and liability management in an effort to manage the fluctuations in earnings caused by movements in interest rates. The ability to maximize net interest income is largely dependent upon the achievement of a positive net interest rate spread that can be sustained during fluctuations in prevailing market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice, or mature, within a given time period. This difference, or the interest rate repricing "gap", provides an indication of the extent to which First American's interest rate spread will be affected by changes in interest rates. In addition to the effects of changes in the relative level of interest rates, changes in the relationship between long-term interest rates and short-term interest rates also affect the net interest rate spread of First American. Generally, a positively sloped yield curve (long-term rates are higher than short-term rate) increases First American's net interest rate spread while a negatively sloped yield curve (short-term interest rates are higher than long-term interest rates) generally leads to a decrease in the net interest rate spread.

      One means of evaluating the sensitivity of an institution's net interest income to changes in interest rates is to examine the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates, the net interest income of an institution with a positive gap may be adversely affected due to its interest-earning assets repricing to a greater extent than its interest-bearing liabilities, while an institution with a negative gap would likely experience the opposite result. Conversely, during a period of rising interest rates, the net interest income of an institution with a positive gap may increase since it is able to increase the yield on its interest-earning assets more rapidly than the costs of its interest-bearing liabilities, while an institution with a negative gap would likely have an opposite result.

      The following table sets forth First American's interest-earning assets and interest-bearing liabilities at March 31, 1999, which are anticipated, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual maturity of the asset or liability. The actual maturities of loans, investment securities and mortgage-backed securities can be significantly shorter than contractual maturities due to the ability of the borrowers and issuers to call, repay, or prepay, principal with, or without, call or prepayment penalties.

                                                                            TIME TO REPRICING OR MATURITY FROM MARCH  31, 1999
                                                                    ----------------------------------------------------------------
                                                                     THREE      FOUR MONTHS     OVER ONE
                                                                    MONTHS OR   THROUGH ONE    YEAR THROUGH    MORE THAN
                                                                      LESS         YEAR         FIVE YEARS     FIVE YEARS     TOTAL
                                                                    ---------   -----------    ------------   ------------   -------
                                                                                             (Dollars in thousands)
Interest-earning assets:
   Loans, net ....................................................  $  15,597   $    12,599    $     10,619   $        632   $39,447
   Loans held-for-sale ...........................................       --            --              --              145       145
   Mortgage-backed securities ....................................      5,205         1,432           2,209            665     9,511
   Debt and equity securities ....................................      1,688         1,642           1,861            286     5,477
   Short-term interest-bearing deposits ..........................      3,286          --              --             --       3,286
                                                                    ---------   -----------    ------------   ------------   -------
     Total interest-earning assets ...............................     25,776        15,673          14,689          1,728    57,866
                                                                    ---------   -----------    ------------   ------------   -------
Interest-bearing liabilities:
   Savings accounts ..............................................      1,880          --              --             --       1,880
   NOW accounts ..................................................      4,017          --              --             --       4,017
   Money market accounts/ ........................................      7,710          --              --             --       7,710
   Certificate of deposits .......................................      5,894        19,407           9,218           --      34,519
   Borrowed funds ................................................       --            --             1,000           --       1,000
                                                                    ---------   -----------    ------------   ------------   -------
      Total interest-bearing liabilities .........................     19,501        19,407          10,218           --      49,126
                                                                    ---------   -----------    ------------   ------------   -------
Interest sensitivity gap .........................................  $   6,275   $    (3,734)   $      4,471   $      1,728   $ 8,740
Cumulative interest sensitivity gap ..............................  $   6,275   $     2,541    $      7,012   $      8,740
Cumulative total interest-earning assets as a percentage
    of cumulative interest-bearing liabilities ...................       1.32%         1.07%           1.14%          1.18%
Cumulative interest sensitivity gap as a percentage of
    total assets .................................................       9.98%         4.04%          11.16%         13.90%

      The table above does not include any estimate of prepayments, which can significantly shorten the average life of mortgage loans. The actual average life of mortgage loans is substantially less than the contractual term because of loan repayments and the enforcement of due-on-sale clauses which gives First American the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the loan and mortgage. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decreases when current mortgage loan rates are substantially lower than rates on existing mortgage loans.

      As indicated in the preceding table, First American has a positive $2,541,000 cumulative gap for assets and liabilities maturing or repricing in one year or less which is equal to 4.04% of total assets . Thus, decreases in interest rates during this time would generally decrease First American's net interest income. However, certain limitations are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in the market interest rates, while the interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and decay rates would likely deviate significantly from those assumed in calculating the table.

      While the preceding table provides an indication of the sensitivity of First American's net interest income to future changes in interest rates, it does not include any indication of the sensitivity of servicing fee income earned by First American for servicing loans for others to changes in interest rates. These fees are included in noninterest income in First American's consolidated statements of income. In periods of rising interest rates, when prepayments on loans generally decline, the servicing fee income on a given group of loans generally remains higher than if the rates had not increased. The converse is generally true during periods of falling interest rates. The rate at which mortgage servicing rights are amortized generally decreases during periods of rising interest rates and increases during periods of falling interest rates. Thus, net servicing fee income earned on loans serviced for others will generally remain higher when rates rise and will generally be reduced when rates fall.

CAPITAL RESOURCES

      Capital management consists of providing equity to support both current and future operations. First American Bank is subject to capital adequacy requirements imposed by the OCC for assessing bank capital adequacy. First American is not subject to the capital adequacy guidelines of the Federal Reserve, which are substantially similar to those of the OCC, because First American's consolidated assets do not total $150,000,000 or more. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

      The risk-based capital standards issued by the OCC require all national banks to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital".

      The OCC has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

      Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. Also pursuant to FDICIA, the OCC has promulgated regulations setting the levels at which an insured institution such as First American Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." First American Bank's riskbased capital ratios remain above the levels required for First American Bank to be designated as "well-capitalized" as of March 31, 1999.

      Total stockholders' equity as of March 31, 1999, was $4,379,000, an increase of $46,000 or 10.6% compared with stockholders' equity of $4,333,000 at June 30, 1998.

      The following table provides a comparison of First American Bank's leverage and risk-weighted capital ratios as of March 31, 1999 to the minimum and well-capitalized regulatory standards:

                                    MINIMUM           WELL-     ACTUAL RATIO AT
                                    REQUIRED      CAPITALIZED   MARCH 31, 1999
                                    --------      -----------   ---------------
FIRST AMERICAN BANK
Leverage ratio ...................      3.00%(1)         5.00%             6.94%
Tier 1 risk-based capital ratio ..      4.00%            6.00%            11.04%
Risk-based capital ratio .........      8.00%           10.00%            12.31%

-----------------
(1) The OCC may require First American Bank to maintain a leverage ratio of up to 200 basis points above the required minimum.

YEAR 2000 COMPLIANCE

      GENERAL. The Year 2000 risk involves computer programs and computer software that are not able to perform without interruption into the Year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest, payment or due dates or cause the temporary inability to process transactions, send invoices or engage in similar normal business activities. If these issues are not addressed by First American, its suppliers and its borrowers, there could be a material adverse impact on First American's financial condition or results of operations.

      STATE OF READINESS. First American formally initiated its Year 2000 project and plan in September 1997 to insure that its operational and financial systems will not be adversely affected by Year 2000 problems. First American has formed a Year 2000 project team, and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure completion. An inventory of all systems and products (including both information technology ("IT") and non-informational technology ("non-IT") systems) that could be affected by the Year 2000 date change has been developed, verified and categorized as to their importance to First American and an assessment of all mission critical IT and mission critical non-IT systems has been completed. This assessment involved inputting test data which simulates the Year 2000 date change into such IT systems and reviewing the system output for accuracy. First American's assessment of mission critical non-IT systems involved reviewing such systems to determine whether they were date dependent. Based on such assessment, First American believes that none of its mission critical non-IT systems are date dependent. The software for First American's systems is provided through service bureaus and software vendors. First American has contacted all of its third party vendors and software providers and is requiring them to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. First American's item processing software provider, which performs substantially all of First American's data processing functions, has stated that its software is Year 2000 compliant and pursuant to applicable regulatory guidelines First American is currently producing testing scenarios to verify this assertion. In addition, First American's compliance efforts regarding Year 2000 issues were reviewed by the OCC in April 1999.

      Except as discussed above, First American has completed the following phases of its Year 2000 plan: (i) recognizing Year 2000 issues and (ii) assessing the impact of Year 2000 issues on First American's mission critical systems. First American is in the process of upgrading, testing and implementing the mission-critical systems for Year 2000 compliance.

      COSTS OF COMPLIANCE. Management does not expect that the cost of bringing First American's systems into Year 2000 compliance will have a material adverse effect on First American's financial condition, results of operations or liquidity. First American has budgeted $20,000 to address Year 2000 issues. As of March 31, 1999, First American has not incurred any significant costs in relation to Year 2000. The largest potential risk to First American concerning Year 2000 is the malfunction of its data processing system. In the event its data processing system does not function properly, First American is prepared to perform functions manually. First American believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance.

      RISKS RELATED TO THIRD PARTIES. The impact of Year 2000 noncompliance by third parties with which First American transacts business cannot be accurately gauged. Corporate borrowers have been contacted and assessed by their respective lending officers in regards to Year 2000 issues. To the extent a problem is identified with respect to a customer, First American intends to monitor the customer's progress in resolving such problem. In the event that Year 2000 noncompliance adversely affects borrowers, First American may be required to charge-off the loan to such borrowers. In the event that Year 2000 noncompliance causes depositors to withdraw funds, First American plans to maintain additional cash on hand and has entered into an agreement with the Federal Home Loan Bank of Dallas to provide additional cash if necessary. First American relies on the Federal Reserve for electronic fund transfers and check clearing and understands that the Federal Reserve has certified its systems to be Year 2000 compliant and continues to test product upgrades. With respect to its borrowers, First American includes in its loan documents a Year 2000 disclosure form and an addendum to the loan agreement in which the borrower represents and warrants its Year 2000 compliance to First American.

      CONTINGENCY PLANS. First American is in the process of finalizing its contingency planning with respect to the Year 2000 date change and believes that if its own systems should fail, First American could convert to a manual entry system for a period of up to one month without significant losses. First American believes that any mission critical system could be recovered and operating within three to five days. In the event that the Federal Reserve is unable to handle electronic funds transfers and check clearing, First American does not expect the impact to be material to its financial condition or results of operations as long as First American is able to utilize an alternative funds transfer and clearing source. As part of its contingency planning, First American has reviewed its loan customer base and the potential impact on capital of Year 2000 noncompliance. Based upon such review, using what it considers to be a reasonable worst case scenario, First American has assumed that certain of its commercial borrowers whose businesses are most likely to be affected by Year 2000 noncompliance would be unable to repay their loans, resulting in charge-offs of loan amounts in excess of collateral values. If such were the case, First American believes that the effect would not be material, although there are no assurances such amount might increase and materially effect the financial condition or results of operations of First American. Management does not believe that this amount is material enough for First American to adjust its current methodology for making provisions to the allowance for loan losses. In addition, First American plans to maintain additional cash on hand to meet any unusual deposit withdrawal activity.

                     FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

      Beginning January 1, 1997, First American changed its fiscal year end from December 31 to June 30. The audited consolidated financial statements of First American included elsewhere in this proxy statement/prospectus are for the year ended December 31, 1996, the six month period ended June 30, 1997 and the year ended June 30, 1998. The following analysis of the financial condition and results of operations of First American is for the twelve month periods ending June 30, 1998 and June 30, 1997. Audited financial statements are not provided for the year ended June 30, 1997. The information presented as of June 30, 1997 is derived from the financial statements included herewith for the six month period ended June 30, 1997 and unaudited information prepared by management for the six month period ended December 31, 1996.

OVERVIEW

      For the year ended June 30, 1998, net income increased $1,085,000 to $644,000 as compared with a loss of $441,000 for the year ended June 30, 1997. This increase in earnings was primarily the result of a decrease in noninterest expense of $588,000 and a $181,000 provision for loan losses for the year ended June 30, 1998 as compared with a provision of $747,000 for the year ended June 30, 1997.

      Total assets increased $2,238,000, or 3.51%, to $65,937,000 at June 30,
1998, from $63,699,000 at June 30, 1997. During fiscal 1998, First American increased liquidity and reduced its dependence on borrowed funds. Cash and overnight interest-bearing deposits increased 227.9%, or $5,337,000 to $7,678,000 during the year ended June 30, 1998 while other borrowings decreased 55.56%, or $2,500,000, to $2,000,000 during the same time period. Deposits increased $3,657,000 to $58,808,000 as of June 30, 1998 from $55,151,000 as of
June 30, 1997. First American reduced its holdings of investment and mortgage-backed securities $3,018,000 to $18,816,000 during the year ended June 30, 1998. These funds were used to increase liquidity, reduce borrowings and fund new loans, net. Loans increased $545,000 to $36,733,000 at June 30, 1998 from $36,188,000 at June 30, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME

      Net interest income before provisions decreased $81,000 to $2,420,000 for the year ended June 30, 1998 compared with the year ended June 30, 1997. This decrease was the result of total interest income decreasing $138,000 for the year ended June 30, 1998 compared with the prior year and while total interest expense decreased $57,000 for the same comparative period. The decrease in total interest income was primarily the result of reduced portfolio yields, which were partially offset by increased portfolio volumes. Total interest expense decreased primarily as the result of a reduction in other borrowings, which was offset with lower cost deposits.

      Total interest income decreased $138,000, or 2.8%, to $4,853,000 for the year ended June 30, 1998, from $4,991,000 for the year ended June 30, 1997. Interest income on loans decreased $204,000, or 5.6%, from $3,648,000 for the year ended June 30, 1997 to $3,444,000 for the year ended June 30, 1998. This decrease was primarily the result of lower portfolio yields offsetting the increased volume of loans outstanding. Interest income on overnight interest-bearing deposits increased $102,000 to $137,000 for the year ended June 30, 1998 as compared with the year ended June 30, 1997. This was the result of First American maintaining minimal funds purchased balances the year ended June 30, 1997 and often maintaining a funds sold position. Interest income on investment and mortgage-backed securities decreased $36,000 for the year ended June 30, 1998 as compared with the year ended June 30, 1997 and was primarily the result of a decrease in the yields.

      Interest expense decreased $57,000, or 2.3%, to $2,433,000 for the year ended June 30, 1998 as compared with $2,490,000 for the year ended June 30, 1997. Interest on deposit accounts increased $62,000 to $2,251,000 for the year ended

June 30, 1998 as compared with the year ended June 30, 1997. This increase was the net result of higher deposit volume offsetting the decrease in deposit yields. Interest expense on other borrowings decreased $119,000 to $182,000 for the year ended June 30, 1998 as compared with $301,000 for the year ended June 30, 1997. This increase was due primarily to the decreased level of borrowing experienced during the year ended June 30, 1998 as compared with the year ended June 30, 1997.

      The following table sets forth for the periods indicated the weighted average yields earned on First American's interest- earning assets, the weighted average rate paid on interest-bearing liabilities, the interest rate spread and net yield on interest- earning assets:

                                                                                      YEARS ENDED JUNE 30,
                                                          -------------------------------------------------------------------------
                                                                              1998                               1997
                                                          -------------------------------------   ---------------------------------
                                                                AVERAGE    INTEREST                AVERAGE     INTEREST
                                                              OUTSTANDING  EARNED/    AVERAGE     OUTSTANDING   EARNED/    AVERAGE
                                                                BALANCE     PAID     YIELD/RATE     BALANCE      PAID    YIELD/RATE
                                                              -----------  --------  ----------   -----------  --------  ----------
                                                                                       (Dollars in thousands)
ASSETS
Interest-earning assets:
   Loans ...................................................  $    36,461  $  3,444        9.45%  $    36,580  $  3,648        9.97%
   Investment and mortgage-backed securities ...............       20,325     1,272        6.26        20,098     1,308        6.51
   Overnight interest-bearing deposits .....................        2,192       137        6.25         1,003        35        3.49
                                                              -----------  --------  ----------   -----------  --------  ----------
            Total interest-earning assets ..................  $    58,978  $  4,853        8.23%  $    57,681  $  4,991        8.65%
                                                              ===========  ========  ==========   ===========  ========  ==========
Noninterest-earning assets:-
   Office property and equipment, net ......................          998                               1,034
   Real estate acquired through foreclosure ................           85                                 181
   Other noninterest-earning assets ........................        4,757                               4,271
                                                              -----------                         -----------
Total assets ...............................................  $    64,818                         $    63,167
                                                              ===========                         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Deposit accounts ........................................  $    46,928  $  2,251        4.80%  $    45,980  $  2,189        4.76%
   Borrowings ..............................................        3,250       182        5.60         3,750       301        8.03
                                                              -----------  --------  ----------   -----------  --------  ----------
   Total interest-bearing liabilities ......................       50,178     2,433        4.85%       49,730     2,490        5.01%
                                                              -----------  --------  ----------   -----------  --------  ----------
Noninterest-bearing deposits ...............................       10,051                               8,966
Other liabilities ..........................................          704                                 634
                                                              -----------                         -----------
   Total liabilities .......................................       60,933                              59,330
Stockholders' equity .......................................        3,885                               3,837
                                                              ===========                         ===========
Total liabilities and stockholders' equity .................  $    64,818                         $    63,167
                                                              ===========                         ===========
Net interest income ........................................               $  2,420                            $  2,501
                                                                           ========                            ========
Interest rate spread .......................................                               3.38%                               3.64%
                                                                                     ==========                          ==========
Net yield on average interest-earning assets ...............                               4.10%                               4.34%
                                                                                     ==========                          ==========
Ratio of average interest-earning assets to
  average interest-bearing liabilities .....................                               1.18%                               1.16%
                                                                                     ==========                          ==========

      The following table sets forth certain information regarding changes in the interest income and interest expense of First American for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by the old volume); and (3) the total. Changes in rate/volume (changes in rate multiplied by the changes in volume) have been allocated to rate and volumes consistently on a proportionate basis.

                                                 YEARS ENDED JUNE 30,
                                          -------------------------------------
                                                     1998 VS. 1997
                                          INCREASE (DECREASE) DUE TO
                                          --------------------------
                                             VOLUME         RATE        TOTAL
                                          ------------  ------------   --------
                                                  (Dollars in thousands)
Change in interest income:
   Loans ...............................  $        (13) $       (191)  $   (204)
   Mortgage-backed securities ..........            14           (50)       (36)
   Overnight interest-bearing deposits..            58            44        102
                                          ------------  ------------   --------
        Total interest income ..........            59          (197)      (138)
Change in interest expense:
   Deposits ............................           (45)          (17)       (62)
   Borrowings ..........................            34            85        119
                                          ------------  ------------   --------
        Total interest expense .........           (11)           68         57
                                          ------------  ------------   --------
Change in net interest income ..........  $         48  $       (129)  $    (81)
                                          ============  ============   ========

PROVISION FOR LOAN LOSSES

      The provision for loan losses decreased $566,000 for the year ended June 30, 1998 to $181,000 as compared with the provision for loan losses of $747,000 for the year ended June 30, 1997. The decrease in the provision for loan losses for the year ended June 30, 1998 as compared with the year ended June 30, 1997 was due primarily to anticipated losses associated with purchased sub-prime automobile paper. The allowance for loan losses as a percentage of total loans at June 30, 1998 and 1997, respectively, was 1.23% and 1.28%. The allowance for loan losses as a percentage of total nonperforming loans was 38.64% and 58.98% as of June 30, 1998 and 1997, respectively.

NONINTEREST INCOME

      Total noninterest income decreased $218,000, or 19.4%, for the year ended June 30, 1998 as compared with the year ended June 30, 1997. During 1997, First American recorded income associated with a leasing transaction in the amount of approximately $335,000. No income was recorded in association with this transaction during the year ended June 30, 1998. Fee income generated by First American increased $146,000 to $435,000 for the year ended June 30, 1998 as compared with the year ended June 30, 1997, partially offsetting the above mentioned reduction.

NONINTEREST EXPENSE

      Total noninterest expense decreased 18.4%, or $588,000, to $2,601,000 for the year ended June 30, 1998 from $3,189,000 for the year ended June 30, 1997. This decrease was primarily the result of a decrease of approximately $284,000 in amortization expense relating to a leasing transaction during the year ended June 30, 1997 that was not taken during the year ended June 30, 1998. Occupancy and equipment expense and compensation and employee benefits increased $143,000 and $96,000, respectively, for the year ended June 30, 1998 as compared with the year ended June 30, 1997.

INCOME TAXES

      First American has not paid any taxes or recorded any federal income tax expenses for the year ended December 31, 1996, the six month period ended June 1, 1997 and the year ended June 30, 1998 because of the existence of certain net operating loss carryforwards primarily created from the tax effects of a leverage lease transaction.

FINANCIAL CONDITION

LOAN PORTFOLIO

      LOANS. First American's net loan portfolio increased 1.51% to approximately $36,733,000 at June 30, 1998 from $36,188,000 at June 30, 1997.
This represented approximately 55.70% of total assets and 62.46% of deposits at June 30, 1998 as compared with 56.81% and 65.62%, respectively, at June 30, 1997. The principal lending activity of First American is the origination of commercial, consumer and one-to-four family residential mortgage loans. As of June 30,1998, $10,332,000, or 26.95%, of the total loan portfolio consisted of commercial loans, $7,053,000, or 18.40% of the loans were secured by one-to-four family residential property and $8,394,000, or 21.90%,were consumer credits. To a lesser extent, First American originates other mortgage loans secured by commercial real estate, which totaled $5,121,000 at June 30, 1998. First American also offers construction and land loans on single-family residential property and commercial property. Loans of this type were $2,190,000, or 5.71% of the total loan portfolio at June 30, 1998. At June 30, 1997, commercial loans totaled $9,354,000 and represented 24.91% of the loan portfolio while one-to-four family residential property totaled $8,912,000, or 23.73%, of the loan portfolio at June 30, 1997. Consumer and installment loans totaled $7,660,000, or 20.40%, of the loan portfolio at June 30, 1997.

      Set forth below is the selected data relating to the composition of First American's loan portfolio by type of loan on the dates indicated:

                                         AT JUNE 30, 1998      AT JUNE 30, 1997
                                        ------------------   ------------------
                                         AMOUNT    PERCENT    AMOUNT    PERCENT
                                        --------   -------   --------   -------
                                                  (Dollars in thousands)
Real estate:
   One-to-four family residential ....  $  7,053     18.40%  $  8,912     23.73%
   Commercial real estate ............     5,121     13.36      4,787     12.74
   Construction and land loans .......     2,190      5.71      2,423      6.45
   Loans held for sale, at fair value.       300      0.78        682      1.81
   Other  loans - real estate ........     1,853      4.84        589      1.57
Commercial ...........................    10,332     26.95      9,354     24.91
Agriculture ..........................     3,091      8.06      3,147      8.39
Consumer and installment (1) .........     8,394     21.90      7,660     20.40
                                        --------   -------   --------   -------
   Total loans .......................  $ 38,334    100.00%  $ 37,554    100.00%
                                        ========   =======   ========   =======
Less:  Undisbursed portion of interim
  construction loans .................      (634)                (688)
    Unearned income ..................      (510)                (208)
    Allowance for loan losses ........      (457)                (470)
                                        --------             --------
      Total loans receivable, net ....  $ 36,733             $ 36,188
                                        ========             ========

------------------
(1) Includes primarily automobile loans, mobile home loans and unsecured consumer loans.

      The following table sets forth certain information at June 30, 1998 regarding the dollar amount of loans maturing in First American's loan portfolio based on contractual terms to maturity:

                                                    JUNE 30, 1998
                                    --------------------------------------------
                                                 DUE AFTER
                                    DUE WITHIN  ONE THROUGH  DUE AFTER
                                     ONE YEAR   FIVE YEARS   FIVE YEARS   TOTAL
                                    ----------  -----------  ----------  -------
                                                (Dollars in thousands)
One-to-four family residential....  $      810  $       635  $    5,908  $ 7,353
Commercial real estate ...........         880          467         131    1,478
Construction and land loans ......         873          884           4    1,761
Consumer and other loans .........      13,304        7,357       5,480   26,141
                                    ----------  -----------  ----------  -------
      Total ......................  $   15,867  $     9,343  $   11,523  $36,733
                                    ==========  ===========  ==========  =======

      As of June 30, 1998, First American had loans with a predetermined interest rate of $9,014,000 and loans with a floating interest rate of $5,337,000.

      First American has sold participation interests in commercial loans to other financial institutions to reduce First American's exposure to any one project. First American services these loans and remits the investors participation as called for in the participation agreement. First American had sold $686,964 participation interests as of June 30, 1998 and $908,723 as of June 30, 1997.

      First American, from time to time, will purchase participation interests from other financial institutions. Participations purchased totaled $108,050 and $96,000 at June 30, 1998 and 1997, respectively, and consisted primarily of interim construction on single family and one-to-four family residential real estate.

      LOAN SERVICING ACTIVITIES. In addition to servicing loans held in its portfolio, First American services one-to-four family residential real estate loans sold to the secondary market. The servicing portfolio consists of single-family residential real estate loans sold to Federal National Mortgage Corporation ("FNMA") and Federal Home Loan Mortgage Corporation. Servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for the payment of real estate taxes and insurance premiums, contacting delinquent borrowers, supervising foreclosures in the event of unremedied defaults and general administration of the loans. The aggregate unpaid principal balance of loans serviced for others at June 30, 1998 was $54,104,000.

NONPERFORMING ASSETS

      The following table sets forth information with respect to First American's nonperforming assets at the periods indicated:

                                                                  JUNE 30,
                                                          ----------------------
                                                           1998     1997    1996
                                                          ------    ----    ----
                                                          (Dollars in thousands)
Non-accruing loans ...................................    $1,114    $283    $352
Accruing loans greater than 90 days delinquent .......        18      16      72
Restructured loans ...................................      --       313     363
                                                          ------    ----    ----
   Total nonperforming loans .........................     1,132     612     787
Real estate acquired through foreclosure .............         1     168     195
                                                          ------    ----    ----
   Total nonperforming assets ........................    $1,133    $780    $982
                                                          ======    ====    ====

      For non-accruing loans, First American would have recognized additional interest income of approximately $95,000, $66,000 and $80,100 under the original terms of these loans during the years ended June 30, 1998, 1997 and 1996, respectively.

ALLOWANCE FOR LOAN LOSSES

      Activity in the allowance for loan losses for each of the years ended June 30, 1998 and 1997 consisted of the following:

                                                           YEARS ENDED JUNE 30,
                                                           -------------------
                                                            1998         1997
                                                           -------     -------
                                                          (Dollars in thousands)
Balance at beginning of period .........................   $   470     $   454
Provision for loan losses ..............................       181         666
Charge-offs:
    Commercial and industrial ..........................       (64)       (414)
    Real estate ........................................      --            (4)
    Consumer ...........................................      (267)       (287)
Recoveries:
    Commercial and industrial ..........................        77           4
    Real estate ........................................      --             6
    Consumer ...........................................        60          45
                                                           -------     -------
Net charge-offs ........................................      (194)       (650)
                                                           -------     -------
Balance at end of period ...............................   $   457     $   470
                                                           =======     =======
Ratio of net charge-offs to average
  loans outstanding ....................................      0.53%       1.76%

      The following table describes the allocation of the allowance for loan losses among the various loan categories for the dates indicated:

                                                                      YEAR ENDED JUNE 30,
                                                           -----------------------------------------
                                                                  1998                 1997
                                                           -------------------   -------------------
                                                                   PERCENT OF            PERCENT OF
                                                                    LOANS TO              LOANS TO
                                                           AMOUNT  TOTAL LOANS   AMOUNT  TOTAL LOANS
                                                           ------  -----------   ------  -----------
                                                                    (Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and agriculture ..............................  $  221        35.01%  $  273        33.48%
Real estate:
      Commercial ........................................     104        18.20        9         8.47
      One-to-four family residential ....................      49        24.89       38        30.87
Consumer ................................................      83        21.90      150        27.18
                                                           ------  -----------   ------  -----------
Total allowance for loan losses .........................  $  457       100.00%  $  470       100.00%
                                                           ======  ===========   ======  ===========

SECURITIES

      First American's investment and mortgage-backed securities portfolio is managed in accordance with First American's Investment Policy adopted by the Board of Directors and administered by the Investment Committee. The stated goals of the investment policy are to maximize the return on the portfolio while maintaining the liquidity necessary to effectively manage the operations of First American.

      The following table summarizes the amortized cost of the investment and mortgage-backed securities held by First American as of the dates indicated:

                                                 JUNE 30, 1998           JUNE 30, 1997
                                              ---------------------   ---------------------
                                              AMORTIZED  PERCENT OF   AMORTIZED  PERCENT OF
                                                COST     PORTFOLIO      COST     PORTFOLIO
                                              ---------  ----------   ---------  ----------
                                                          (Dollars in thousands)
U.S. Government and agency obligations .....  $   4,588       24.33%  $   8,044       36.09%
Equity securities ..........................        262        1.40         649        2.91
Mortgage-backed securities .................     14,006       74.27      13,593       61.00
                                              ---------  ----------   ---------  ----------
  Total ....................................  $  18,856      100.00%  $  22,286      100.00%
                                              =========  ==========   =========  ==========

      The fair value of First American's investment and mortgage-backed securities portfolio was $18,806,000 and $21,794,000 at June 30, 1998 and 1997, respectively.

      The following table sets forth at amortized cost the maturities and weighted average yields of First American's investment and mortgage-backed securities portfolio at June 30, 1998:

                                                                                     JUNE 30, 1998
                                                     ------------------------------------------------------------------------------
                                                     LESS THAN ONE    ONE TO FIVE     FIVE TO TEN      OVER TEN
                                                         YEAR            YEARS           YEARS          YEARS            TOTAL
                                                     -------------   -------------   -------------   -------------   --------------
                                                     AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT   YIELD
                                                     ------  -----   ------  -----   ------  -----   ------  -----   -------  -----
                                                                                 (Dollars in thousands)
U.S. Government and agency
    obligations ...................................  $ --     --  %  $2,712   6.40%  $1,876   6.80%  $ --     --  %  $ 4,588   6.57%
Debt securities ...................................    --     --       --     --       --     --        262   --         262   --
Mortgage-backed securities ........................      43   8.49    1,718   6.88    3,294   6.72      464   6.25     5,519   6.74
Collateralized mortgage
    obligations ...................................   1,172   5.54      823   5.35    3,213   5.77    3,279   6.28     8,487   5.89
                                                     ------  -----   ------  -----   ------  -----   ------  -----   -------  -----
      Total .......................................  $1,215   5.64%  $5,253   6.39%  $8,383   6.37%  $4,005   5.86%  $18,856   6.22%
                                                     ======  =====   ======  =====   ======  =====   ======  =====   =======  =====

      Securities classified as held-to-maturity consisted of the following:

                                                                JUNE 30, 1998
                                                  -------------------------------------------
                                                               GROSS       GROSS
                                                  AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                    COST       GAIN        LOSS        VALUE
                                                  ---------  ----------  ----------   -------
                                                          (Dollars in thousands)
U.S. Government and agency obligations .........  $     112  $     --    $     --     $   112
Mortgage-backed securities .....................      2,130          12         (22)    2,120
                                                  ---------  ----------  ----------   -------
     Total held-to-maturity securities .........  $   2,242  $       12  $      (22)  $ 2,232
                                                  =========  ==========  ==========   =======
                                                                JUNE 30, 1997
                                                  -------------------------------------------
                                                               GROSS       GROSS
                                                  AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                    COST       GAIN        LOSS        VALUE
                                                  ---------  ----------  ----------   -------
                                                          (Dollars in thousands)
U.S. Government and agency obligations .........  $    --    $     --    $     --     $  --
Mortgage-backed securities .....................      2,618          13         (53)    2,578
                                                  ---------  ----------  ----------   -------
     Total held-to-maturity securities .........  $   2,618  $       13  $      (53)  $ 2,578
                                                  =========  ==========  ==========   =======

      Securities classified as available-for-sale consisted of the following:

                                                                JUNE 30, 1998
                                                  -------------------------------------------
                                                               GROSS       GROSS
                                                  AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                    COST       GAIN        LOSS        VALUE
                                                  ---------  ----------  ----------   -------
                                                          (Dollars in thousands)
U.S. Government and agency obligations .........  $   4,476  $       55  $       (2)  $ 4,529
FNMA stock .....................................        262          20        --         272
Mortgage-backed securities .....................     11,876          53        (156)   11,773
                                                  ---------  ----------  ----------   -------
     Total available-for-sale securities .......  $  16,614  $      118  $     (158)  $16,574
                                                  =========  ==========  ==========   =======

                                                              JUNE 30, 1997
                                               -------------------------------------------
                                                            GROSS       GROSS
                                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                  COST      GAIN        LOSS        VALUE
                                               ---------  ----------  ----------   -------
                                                          (Dollars in thousands)
U.S. Government and agency obligations ......  $   8,044  $     --    $      (63)  $ 7,981
Other .......................................        649        --          --         649
Mortgage-backed securities ..................     10,975          11        (400)   10,586
                                               ---------  ----------  ----------   -------
   Total available-for-sale securities ......  $  19,668  $       11  $     (463)  $19,216
                                               =========  ==========  ==========   =======

DEPOSITS AND BORROWINGS

      Deposits are the major source of First American's funds for lending and other investment purposes. In addition to deposits, First American derives funds from principal repayments and interest payments on loans and mortgage-backed securities. Loans and mortgage-backed securities repayments of principal and interest payments are a relatively stable source of funds, typically slowing as rates rise and speeding up as rates fall. Borrowings are used on a short-term basis to compensate for reductions in the availability of funds from other sources and for general business purposes.

      The daily average balances and weighted average rates paid on deposits for each of the years ended June 30, 1998 and 1997 are presented below:

                                               JUNE 30, 1998   JUNE 30, 1997
                                               -------------   -------------
                                               AMOUNT   RATE    AMOUNT  RATE
                                               -------  ----   -------  ----
                                                    (Dollars in thousands)
Checking and savings accounts:
      Demand ................................  $10,954  -- %   $ 9,147  -- %
      NOW ...................................    4,290  1.97     3,817  1.97
      Money market ..........................    9,587  3.68     9,865  3.83
      Savings accounts ......................    1,831  2.50     2,197  2.50
Certificates of deposit .....................   32,146  5.82    30,125  5.67
                                               -------  ----   -------  ----
      Total deposits ........................  $58,808  4.00%  $55,151  4,63%
                                               =======  ====   =======  ====



      The following table sets forth the maturities of First American's certificates of deposits with balances in excess of $100,000 at June 30, 1998:

                                                              JUNE 30, 1998
                                                              -------------
                                                         (Dollars in thousands)
Three months or less ...................................      $       1,452
Over three through six months ..........................              1,479
Over six through twelve months .........................              2,015
Over twelve months .....................................              4,188
                                                              -------------
     Total .............................................      $       9,134
                                                              =============


CAPITAL RESOURCES

      Total stockholders' equity as of June 30, 1998, was $4,333,000, an increase of $897,000 or 26.11% compared with stockholders' equity of $3,436,000 at June 30, 1997. The increase was primarily due to net earnings for the period of $644,000 and an increase in the market value of available-for-sale investment securities, which increased in value by $272,000, net of tax, during the twelve months ended June 30, 1998.

      The following table provides a comparison of First American Bank's leverage and risk-weighted capital ratios as of June 30, 1998 to the minimum and well-capitalized regulatory standards:

                                                                      ACTUAL
                                      MINIMUM          WELL-        RATIO AT
                                      REQUIRED      CAPITALIZED   JUNE 30, 1998
                                      --------      -----------   -------------
FIRST AMERICAN BANK
Leverage ratio .....................      3.00%(1)         5.00%           6.54%
Tier 1 risk-based capital ratio.....      4.00%            6.00%          11.00%
Risk-based capital ratio ...........      8.00%           10.00           12.19%

--------------
(1) The OCC may require First American to maintain a leverage ratio of up to 200 basis points above the required minimum.

                                   FIRST AMERICAN

GENERAL

      First American was organized as a Texas corporation and a bank holding company for First American Bank in 1991. First American Bank is a national banking association that was chartered in 1964. First American offers a variety of services through First American Bank to satisfy the needs of the consumer and commercial customers in its market areas in Northeast Texas. The principal services offered by First American include most types of lending, including commercial, consumer and real estate loans. It also offers safe deposit boxes, a night deposit facility, motor bank, wire transfer and ATM cards. As of March 31, 1999, First American had total assets of $62,855,000, loans of $39,294,000, total deposits of $57,009,000 and total stockholders' equity of $4,379,000.

FACILITIES

      First American conducts business at a full service banking location in Sulphur Springs, Texas and a branch location in Commerce, Texas. First American's headquarters are located at 919 Gilmer Road, Sulphur Springs, Texas in an office building which First American owns. First American leases its facility located in Commerce, Texas.

COMPETITION

      The banking business is highly competitive, and the profitability of First American depends principally on First American's ability to compete in the market areas in which its banking operations are located. First American's most direct competition for deposits has historically come from other commercial banks, savings banks, savings and loan associations and credit unions located in Northeast Texas, including large financial institutions which have greater financial and marketing resources available to them. In addition, First American faces additional significant competition for investors' funds from mutual funds, brokerage and investment banking firms corporate and government securities, annuities and other investment products. The ability of First American to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

      First American experiences competition for loans principally from other commercial banks, savings banks, savings and loan associations and mortgage banking companies. First American competes for loan customers principally through the interest rates and the loan fees it charges, the quality of services it provides borrowers and convenience.

EMPLOYEES

      As of March 31, 1999, First American had 36 full-time employees, 3 of whom were executive officers of First American. First American provides medical and hospitalization insurance to its full-time employees. First American considers its relations with employees to be excellent.

LEGAL PROCEEDINGS

      In the normal course of its businesses, First American from time to time is involved in legal proceedings. Other than such proceedings incidental to its business, First American's management is not aware of any pending or threatened legal proceedings which, upon resolution, would have a material adverse effect upon First American's financial condition, results of operations or cash flows. The continued absence of such proceedings is a condition to Guaranty's obligation to consummate the merger.

                   BENEFICIAL OWNERSHIP OF FIRST AMERICAN STOCK BY
               MANAGEMENT OF FIRST AMERICAN AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of First American stock as of the record date by (i) directors and executive officers of First American, (ii) each person who is known by First American to own beneficially 5% or more of the First American stock and (iii) all directors and executive officers as a group. Also included is the number of shares and percentage of Guaranty common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of First American stock for Guaranty common stock and cash pursuant to the merger. Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares of First American stock of which he or she is the beneficial owner and the address of each shareholder is the same as the address of First American.

                                                                                                            PRO FORMA
                                                                                  AMOUNT                     AMOUNT
                                                                                 (PERCENT)                  (PERCENT)
                                                                                AND NATURE                AND NATURE OF
                                                                               OF BENEFICIAL               BENEFICIAL
                                                                               OWNERSHIP OF                 OWNERSHIP
 NAME AND ADDRESS OF                                                          FIRST AMERICAN               OF GUARANTY
  BENEFICIAL OWNER                       POSITION WITH FIRST AMERICAN             STOCK (1)              COMMON STOCK (2)
 ----------------                       ----------------------------          --------------             ----------------
David Baucom                                      Director                             7,357                   25,200
                                                                                       (8.00%)                  (*)

David Brewer                                Senior Vice President                      2,500                    8,542
                                                                                       (2.65%) (3)              (*)

James W. Capps                           Chief Executive Officer and                   6,251                   21,359
                                                  Director                             (6.38%) (4)              (*)

Jeffrey David                             Senior Vice President and                    2,500                    8,542
                                           Chief Financial Officer                     (2.65%) (5)              (*)

Bob Gideon                                        Director                             3,785                   12,933
                                                                                       (4.12%)                  (*)

Hopkins County Abstract(6)                  Principal Shareholder                      5,324                   18,192
                                                                                       (5.79%)                  (*)

Tim Kelty                                         Director                             10,259                  35,055
                                                                                       (11.16%)                 (1.08%)

Joe Dan Kennedy                                   Director                             4,495                   15,359
                                                                                       (4.89%)                  (*)

Bob Mangum                                        Director                             9,309                   31,809
                                                                                      (10.13%)                  (*)

Dick Pogue                                        Director                             8,376                   28,621
                                                                                       (9.11%)                  (*)

Elizabeth Steinsiek(7)                      Principal Shareholder                     12,614                   43,102
                                                                                      (13.72%)                  (1.33%)

Gene Watson                                       Director                            14,422                   49,280
                                                                                      (15.69%)                  (1.52%)
Directors and Executive Officers                                                      69,272 (8)              236,705
    as a Group (10)                                                                   (67.29%)                  (7.28%)

-----------------

(1) Unless otherwise indicated, all percentages are based upon 91,940 shares of First American stock issued and outstanding as of the record date.

(2) Assumes the issuance of 3.417039 shares of Guaranty common stock and $32.829609 in cash in exchange for each share of First American stock in connection with the merger. All percentages are based upon 3,250,030 shares of Guaranty common stock issued and outstanding after the merger.

(3) Consists of 2,500 shares which may be acquired pursuant to the First American Stock Option Plan. The percentage for Mr. Brewer is based upon 94,440 shares of First American stock issued and outstanding as of the record date, which includes the 2,500 shares he may acquire.

(4) Includes 6,000 shares which may be acquired pursuant to the First American Stock Option Plan. The percentage for Mr. Capps is based upon 97,940 shares of First American stock issued and outstanding as of the record date, which includes the 6,000 shares he may acquire.

(5) Consists of 2,500 shares which may be acquired pursuant to the First American Stock Option Plan. The percentage for Mr. David is based upon 94,440 shares of First American stock issued and outstanding as of the record date, which includes the 2,500 shares he may acquire.

(6) The address of Hopkins County Abstract is 109 Jefferson, Sulphur Springs, Texas 75482.

(7) The address of Elizabeth Steinsiek is 1701 College Street, Sulphur Springs, Texas 75482.

(8) The percentage for directors and executive officers as a group is based upon 102,940 shares of First American stock issued and outstanding as of the record date, which includes the 11,000 shares which may be acquired pursuant to the First American Stock Option Plan.

              SUPERVISION AND REGULATION OF GUARANTY AND FIRST AMERICAN

      The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

      The following description summarizes some of the laws to which Guaranty and First American and Guaranty Bank and First American Bank, N.A. are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

GUARANTY AND FIRST AMERICAN

      Guaranty and First American are bank holding companies registered under the BHC Act, and are subject to supervision, regulation and examination by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

      REGULATORY RESTRICTIONS ON DIVIDENDS; SOURCE OF STRENGTH. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

      Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

      In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

      ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

      SECURITIES ACTIVITIES. The Federal Reserve has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

      SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

      The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

      ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

      CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies with consolidated assets of $150 million or more. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. Currently, these Federal Reserve guidelines do not apply to First American because it does not have consolidated assets of at least $150 million. As of March 31, 1999, Guaranty's ratio of Tier 1 capital to total risk-weighted assets was 12.02% and its ratio of total capital to total risk-weighted assets was 12.80 %.

      In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of March 31, 1999, Guaranty's leverage ratio was 8.76%.

      The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

      IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

      The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

      ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

      CONTROL ACQUISITIONS. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Guaranty, would, under the circumstances set forth in the presumption, constitute acquisition of control of Guaranty.

      In addition, any company is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of Guaranty or First American, or otherwise obtaining control or a "controlling influence" over Guaranty or First American.

GUARANTY BANK

      Guaranty Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the FDIC. Guaranty Bank is not a member of the Federal Reserve System; therefore, Guaranty Bank is subject to supervision and regulation by the FDIC and the Texas Department of Banking ("TDB"). Such supervision and regulation subjects Guaranty Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the TDB. Because the Federal Reserve regulates the bank holding company parent of Guaranty Bank, the Federal Reserve also has supervisory authority which directly affects Guaranty Bank.

      EQUIVALENCE TO NATIONAL BANK POWERS. The Texas Constitution, as amended in 1986, provides that a Texas- chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

      BRANCHING. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the TDB. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

      RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between Guaranty Bank and its nonbanking subsidiaries, including Guaranty, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of Guaranty or its subsidiaries.

      Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between Guaranty Bank and its affiliates be on terms substantially the same, or at least as favorable to Guaranty Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

      The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

      RESTRICTIONS ON DISTRIBUTION OF SUBSIDIARY BANK DIVIDENDS AND ASSETS. Dividends paid by Guaranty Bank have provided a substantial part of Guaranty's operating funds and it is anticipated that dividends paid by Guaranty Bank to Guaranty will continue to be Guaranty's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by Guaranty Bank. Under federal law, Guaranty Bank cannot pay a dividend if, after paying the dividend, Guaranty Bank will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though Guaranty Bank would continue to meet its capital requirements after the dividend.

      Because Guaranty is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as Guaranty) or any shareholder or creditor thereof.

      EXAMINATIONS. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The TDB also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

      AUDIT REPORTS. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

      CAPITAL ADEQUACY REQUIREMENTS. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

      The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for Guaranty Bank as for Guaranty. As of March 31, 1999, Guaranty Bank's ratio of Tier 1 capital to total risk-weighted assets was 11.46% and its ratio of total capital to total risk-weighted assets was 12.24%.

      The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. The TDB has issued a policy which generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6.0%. As of March 31, 1999, Guaranty Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 8.36%.

      CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10.0% or higher; a Tier 1 risk based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8.0% or higher; a Tier 1 risk based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

      In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

      As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

      Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

      DEPOSIT INSURANCE ASSESSMENTS. The Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.27% of deposits.

      The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

      On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalize the SAIF and assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is 0.0126% of deposits.

      ENFORCEMENT POWERS. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The TBD also has broad enforcement powers over the Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

      BROKERED DEPOSIT RESTRICTIONS. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.


      CROSS-GUARANTEE PROVISIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

      COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

      CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Guaranty Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

FIRST AMERICAN BANK

      As a national banking association, First American Bank is principally supervised, examined and regulated by the Office of the Comptroller of the Currency ("OCC"). The OCC regularly examines such areas as capital adequacy, reserves, loan portfolio, investments and management practices. First American Bank must also furnish quarterly and annual reports to the OCC, and the OCC may exercise cease and desist and other enforcement powers over First American Bank if its actions represent unsafe or unsound practices or violations of law. Since the deposits of First American Bank are insured by the BIF of the FDIC, First American Bank is also subject to regulation and supervision by the FDIC.

      RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between First American Bank and its nonbanking subsidiaries, are subject to
Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of First American Bank or its subsidiaries.

      Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between First American Bank and its affiliates be on terms substantially the same, or at least as favorable to First American Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

      The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

      RESTRICTIONS ON DISTRIBUTION OF SUBSIDIARY BANK DIVIDENDS AND ASSETS. Dividends paid by First American Bank to First American are First American's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividend that may be paid by First American Bank. Until capital surplus equals capital stock, a national bank must transfer 10% of its net income for the preceding four quarters to capital surplus in the case of an annual dividend, or 10% of its net income for the preceding two quarters to capital surplus in the case of a quarterly or semiannual dividend. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. Additionally, a national bank may not pay dividends in excess of total retained profits, including current year's earnings. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice. Under FDICIA, First American Bank cannot pay a dividend if it will cause First American Bank to be "undercapitalized."

      EXAMINATIONS. The OCC periodically examines and evaluates insured banks. Based upon such an evaluation, the OCC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets.

      AUDIT REPORTS. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the OCC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

      CAPITAL ADEQUACY REQUIREMENTS. The OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

      The OCC's risk-based capital guidelines generally require national banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. As of March 31, 1999, First American Bank's ratio of Tier 1 capital to total risk-weighted assets was 11.04% and its ratio of total capital to total risk-weighted assets was 12.31%.

      The OCC's leverage guidelines require national banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. As of March 31, 1999, First American Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 6.94%.

      CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10.0% or higher; a Tier 1 risk based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8.0% or higher; a Tier 1 risk based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

      In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment, and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

      As an institution's capital decreases, the OCC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The OCC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

      Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

      DEPOSIT INSURANCE ASSESSMENTS. First American Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% and 0.27% of deposits.

      The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

      On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the SAIF and to assure the payment of the FICO bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is 0.0126% of deposits.

      ENFORCEMENT POWERS. The FDIC, OCC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject First American Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

      BROKERED DEPOSIT RESTRICTIONS. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

      CROSS-GUARANTEE PROVISIONS. FIRREA contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

      COMMUNITY REINVESTMENT ACT. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

      CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, First American Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. First American Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

      Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of Guaranty, First American, Guaranty Bank and First American Bank in substantial and unpredictable ways. Guaranty or First American cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of either Guaranty or First American or their subsidiaries.

EXPANDING ENFORCEMENT AUTHORITY

      One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve, OCC and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

      The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

      Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of Guaranty, First American, Guaranty Bank and First American Bank cannot be predicted.

                     RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

      Guaranty's Board of Directors appointed Arnold, Walker, Arnold & Co., P.C., as independent auditors for Guaranty for the year ending December 31, 1999. Arnold, Walker, Arnold & Co., P.C., has served as Guaranty's independent auditors continuously for 18 years.

      Guaranty has been advised by Arnold, Walker, Arnold & Co., P.C. that Arnold, Walker, Arnold & Co., P.C. does not have any direct financial interest or any material indirect financial interest in Guaranty or its affiliates other than arising from that firm's employment as auditors for Guaranty.

      First American's Board of Directors appointed Fisk & Robinson, P.C. as independent auditors for First American for the year ending June 30, 1999. Fisk & Robinson, P.C. has served as First American's independent auditors continuously since 1996.

      First American has been advised by Fisk & Robinson, P.C. that Fisk & Robinson, P.C. does not have any direct financial interest or any material indirect financial interest in First American other than arising from that firm's employment as auditors for First American.

                                   LEGAL OPINIONS

      The validity of the shares of Guaranty common stock to be issued by Guaranty and certain federal income tax consequences of the merger have been passed upon by Bracewell & Patterson, L.L.P., Houston, Texas.

                                       EXPERTS

      The consolidated financial statements of Guaranty for each of the three years in the period ended December 31, 1998 have been included in this proxy statement/prospectus in reliance upon the report of Arnold, Walker, Arnold & Co., P.C., independent auditors given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of First American for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, included in this proxy statement/prospectus have been audited by Fisk & Robinson, P.C., independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                    OTHER MATTERS

      The First American Board of Directors does not know of any matters to be presented at the meeting other than those set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendations of the First American Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the proxy.

                            INDEX TO FINANCIAL STATEMENTS

GUARANTY BANCSHARES, INC.

Independent Auditor's Report............................................... F-2

Consolidated Balance Sheets as of March 31, 1999 (Unaudited) and
      December 31, 1998 and 1997........................................... F-3

Consolidated Statements of Earnings for the Three Months Ended
      March 31, 1999 and 1998 (Unaudited) and for the Years Ended
      December 31, 1998, 1997 and 1996..................................... F-4

Consolidated Statements of Shareholders' Equity for the Three
      Months Ended March 31, 1999 (Unaudited) and for the Years
      Ended December 31, 1998, 1997 and 1996............................... F-5

Consolidated Statements of Cash Flows for the Three Months
      Ended March 31, 1999 and 1998(Unaudited) and for the Years Ended
      December 31, 1998, 1997 and 1996..................................... F-6

Notes to Consolidated Financial Statements................................. F-7


FIRST AMERICAN FINANCIAL CORPORATION

Independent Auditors' Report............................................... F-26

Consolidated Balance Sheets as of March 31, 1999 and 1998 (Unaudited)...... F-27

Consolidated Statements of Income for the Nine Months Ended
      March 31, 1999 and 1998 (Unaudited).................................. F-28

Consolidated Statements of Changes in Stockholders' Equity for the
      Nine Months ended March 31, 1998 and 1998 (Unaudited)................ F-29

Consolidated Statements of Cash Flows for the Nine Months Ended
      March 31, 1999 and 1998 (Unaudited).................................. F-30

Selected Notes to Unaudited Financial Statements........................... F-31

Consolidated Balance Sheets as of June 30, 1998 and 1997................... F-33

Consolidated Statements of Operations for the Year Ended June 30,
      1998, the Six Month Period Ended June 30, 1997 and the Year
      Ended December 31, 1996.............................................. F-34

Consolidated Statements of Changes in Stockholders' Equity for the
      Year Ended June 30, 1998, the Six Month Period Ended June 30, 1997
      and the Year Ended December 31, 1996................................. F-35

Consolidated Statements of Cash Flows for the and for Year Ended
      June 30, 1998, the Six Month Period Ended June 30, 1997 and the
      Year Ended December 31, 1996......................................... F-36

Notes to Consolidated Financial Statements................................. F-38

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
Guaranty Bancshares, Inc.

     We have audited the accompanying consolidated balance sheets of Guaranty Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARNOLD, WALKER, ARNOLD & CO., P.C.

Mt. Pleasant, Texas
January 26, 1999 (except with respect to
Note P as to which the date is April 23, 1999)

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                            DECEMBER 31,
                                         MARCH 31,    ------------------------
                                           1999          1998         1997
                                        -----------   -----------  -----------
                                        (UNAUDITED)
               ASSETS
Cash and cash equivalents
     Cash and due from banks.........    $    8,064   $     9,691  $     9,750
     Interest bearing deposits in
       other banks...................         2,030         2,030      --
                                        -----------   -----------  -----------
          Total cash and cash
             equivalents.............        10,094        11,721        9,750
Federal funds sold...................        13,705        10,090        7,720
Securities
     Available-for-sale..............        42,172        44,305       42,906
     Held-to-maturity (approximate
       market value of $7,265 at
       March 31, 1999, $7,196 and
       $15,481 at December 31, 1998
       and 1997, respectively).......         7,172         7,062       15,233
                                        -----------   -----------  -----------
          Total securities...........        49,344        51,367       42,906
Loans, net...........................       195,488       184,374      156,266
Premises and equipment, net..........         7,460         7,032        6,359
Other real estate....................           144            97          714
Accrued interest receivable..........         2,368         2,331        2,224
Other assets.........................         5,932         5,894        2,985
                                        -----------   -----------  -----------
                                         $  284,535   $   272,906  $   244,157
                                        ===========   ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
          Noninterest-bearing........    $   43,071   $    47,360  $    46,295
          Interest-bearing
             deposits................       210,639       194,965      176,666
                                        -----------   -----------  -----------
             Total deposits..........       253,710       242,325      222,961
     Borrowed funds..................         3,911         3,980      --
     Accrued interest and other
       liabilities...................         2,629         2,805        2,943
                                        -----------   -----------  -----------
             Total liabilities.......       260,250       249,110      225,904
Commitments and contingencies........       --            --           --
Shareholders' equity
     Preferred stock.................       --            --               827
     Common stock....................         2,898         2,898        2,548
     Additional capital..............         9,494         9,494        5,396
     Retained earnings...............        11,837        11,181        9,240
     Accumulated other comprehensive
       income --
       net unrealized appreciation on
       available-for-sale securities,
       net of tax of $29, $114 and
       $124..........................            56           223          242
                                        -----------   -----------  -----------
                                             24,285        23,796       18,253
                                        -----------   -----------  -----------
                                         $  284,535   $   272,906  $   244,157
                                        ===========   ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        THREE MONTHS ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1999       1998       1998       1997       1996
                                       ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
Interest income
     Loans, including fees...........  $   3,881  $   3,447  $  14,544  $  13,051  $  11,761
     Securities
          Taxable....................        744        878      2,991      3,177      1,825
          Nontaxable.................         28         17         64         70         57
     Federal funds sold and interest
       bearing deposits..............        110        139        769        711      1,208
                                       ---------  ---------  ---------  ---------  ---------
               Total interest
                  income.............      4,763      4,481     18,368     17,009     14,851
Interest expense
     Deposits........................      2,222      2,232      8,926      8,179      6,889
     Other...........................         51     --             25         13         30
                                       ---------  ---------  ---------  ---------  ---------
               Total interest
                  expense............      2,273      2,232      8,951      8,192      6,919
               Net interest income...      2,490      2,249      9,417      8,817      7,932
Provision for loan losses............        105        370        540        355        206
                                       ---------  ---------  ---------  ---------  ---------
               Net interest income
                  after provision for
                  loan losses........      2,385      1,879      8,877      8,462      7,726
Noninterest income
     Service charges.................        405        287      1,336      1,097      1,059
     Net realized gains on sales of
       available-for-sale
       securities....................          5     --             81         19          2
     Life insurance proceeds gain....     --         --         --         --            822
     Other income....................        252        875      1,409        541        507
               Total noninterest
                  income.............        662      1,162      2,826      1,657      2,390
                                       ---------  ---------  ---------  ---------  ---------
Noninterest expense
     Employee compensation and
       benefits......................      1,268      1,082      4,458      3,717      3,549
     Occupancy expenses..............        309        286      1,206      1,125        991
     Other operating expenses........        650        658      2,824      2,604      2,533
                                       ---------  ---------  ---------  ---------  ---------
               Total noninterest
                  expenses...........      2,227      2,026      8,488      7,446      7,073
                                       ---------  ---------  ---------  ---------  ---------
               Earnings before income
                  taxes..............        820      1,015      3,215      2,673      3,043
Provision for income taxes...........
     Current.........................        165        295        541        228        165
     Deferred........................     --         --         --             45     --
                                       ---------  ---------  ---------  ---------  ---------
                                             165        295        541        273        165
                                       ---------  ---------  ---------  ---------  ---------
               Net earnings..........  $     655  $     720  $   2,674  $   2,400  $   2,878
                                       =========  =========  =========  =========  =========
     Basic earnings per common
       share.........................  $    0.23  $    0.28  $    0.95  $    0.91  $    1.08
                                       =========  =========  =========  =========  =========
     Diluted earnings per common
       share.........................  $    0.23  $    0.28  $    0.95  $    0.91  $    1.08
                                       =========  =========  =========  =========  =========

 The accompanying notes are an integral part of these consolidated statements.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 THREE MONTHS ENDED MARCH 31, 1999 AND YEARS ENDED DECEMBER 31, 1998, 1997 AND
                                      1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                                                             COMPREHENSIVE
                                                                                             INCOME -- NET        COMMON
                                                                                            UNREALIZED GAIN        STOCK
                                        PREFERRED    COMMON    ADDITIONAL    RETAINED    (LOSS) ON SECURITIES       IN
                                          STOCK      STOCK      CAPITAL      EARNINGS     AVAILABLE-FOR-SALE      TREASURY
                                        ---------    ------    ----------    --------    ---------------------    -------
Balance at January 1, 1996...........    $   827     $2,725      $5,479      $ 6,274             $  21            $ --
                                        ---------    ------    ----------    --------            -----            -------
Net earnings for the year 1996.......      --         --          --           2,878          --                    --
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $1..............................      --         --          --           --                   (2)             --
                                        ---------    ------    ----------    --------            -----            -------
Total comprehensive income...........      --         --          --           2,878                (2)             --
Purchase of treasury stock...........      --         --          --           --             --                    (438)
Sale of treasury stock...............      --         --          --           --             --                     418
Redemption of common stock...........      --         (177 )        (83)      (1,070 )        --                    --
Dividends
    Preferred -- $0.45 per share.....      --         --          --             (74 )        --                    --
    Common -- $0.21 per share........      --         --          --            (528 )        --                    --
Balance at December 31, 1996.........        827     2,548        5,396        7,480                19               (20)
                                        ---------    ------    ----------    --------            -----            -------
Net earnings for the year 1997.......      --         --          --           2,400          --                    --
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $114............................      --         --          --           --                  223              --
                                        ---------    ------    ----------    --------            -----            -------
Total comprehensive income...........      --         --          --           2,400               223              --
Sale of treasury stock...............      --         --          --           --             --                      20
Dividends
    Preferred -- $0.45 per share.....      --         --          --             (74 )        --                    --
    Common -- $0.22 per share........      --         --          --            (566 )        --                    --
                                        ---------    ------    ----------    --------            -----            -------
Balance at December 31, 1997.........        827     2,548        5,396        9,240               242              --
                                        ---------    ------    ----------    --------            -----            -------
Net earnings for the year 1998.......      --         --          --           2,674          --                    --
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $10.............................      --         --          --           --                  (19)             --
                                        ---------    ------    ----------    --------            -----            -------
Total comprehensive income...........      --         --          --           2,674               (19)             --
Purchase of treasury stock...........      --         --          --           --             --                      (2)
Sale of treasury stock...............      --         --          --           --             --                       2
Redemption of preferred stock........       (827)     --          --           --             --                    --
Sale of common stock.................      --          350        4,098        --             --                    --
Dividends
    Preferred -- $0.23 per share.....      --         --          --             (37 )        --                    --
    Common -- $0.24 per share........      --         --          --            (696 )        --                    --
                                        ---------    ------    ----------    --------            -----            -------
Balance at December 31, 1998.........    $ --        $2,898      $9,494      $11,181             $ 223            $ --
                                        ---------    ------    ----------    --------            -----            -------
Purchase of treasury stock...........      --         --          --           --             --                    --
Sale of treasury stock...............      --         --          --           --             --                    --
Purchase of preferred stock..........      --         --          --           --             --                    --
Sale of common stock.................      --         --          --           --             --                    --
Dividends
    Preferred -- $0.00 per share.....      --         --          --           --             --                    --
    Common -- $0.00 per share........      --         --          --           --             --                    --
    Rounding.........................      --         --          --               1          --                    --
Net change in unrealized gain on
  available-for-sale securities, net
  of tax of $85(1)...................      --         --          --           --                 (167)             --
Net earnings(1)......................      --         --          --             655          --                    --
                                        ---------    ------    ----------    --------            -----            -------
Balance at March 31, 1999(1).........    $ --        $2,898      $9,494      $11,837             $  56            $ --
                                        =========    ======    ==========    ========            =====            =======


                                           TOTAL
                                       SHAREHOLDERS'
                                          EQUITY
                                       -------------
Balance at January 1, 1996...........     $15,326
                                       -------------
Net earnings for the year 1996.......       2,878
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $1..............................          (2)
                                       -------------
Total comprehensive income...........       2,876
Purchase of treasury stock...........        (438)
Sale of treasury stock...............         418
Redemption of common stock...........      (1,330)
Dividends
    Preferred -- $0.45 per share.....         (74)
    Common -- $0.21 per share........        (528)
Balance at December 31, 1996.........      16,250
                                       -------------
Net earnings for the year 1997.......       2,400
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $114............................         223
                                       -------------
Total comprehensive income...........       2,623
Sale of treasury stock...............          20
Dividends
    Preferred -- $0.45 per share.....         (74)
    Common -- $0.22 per share........        (566)
                                       -------------
Balance at December 31, 1997.........      18,253
                                       -------------
Net earnings for the year 1998.......       2,674
Accumulated other comprehensive
  income -- net change in unrealized
  gain (loss) on available-for-sale
  securities, net of tax
  of $10.............................         (19)
                                       -------------
Total comprehensive income...........       2,655
Purchase of treasury stock...........          (2)
Sale of treasury stock...............           2
Redemption of preferred stock........        (827)
Sale of common stock.................       4,448
Dividends
    Preferred -- $0.23 per share.....         (37)
    Common -- $0.24 per share........        (696)
                                       -------------
Balance at December 31, 1998.........     $23,796
                                       -------------
Purchase of treasury stock...........      --
Sale of treasury stock...............      --
Purchase of preferred stock..........      --
Sale of common stock.................      --
Dividends
    Preferred -- $0.00 per share.....      --
    Common -- $0.00 per share........      --
    Rounding.........................           1
Net change in unrealized gain on
  available-for-sale securities, net
  of tax of $85(1)...................        (167)
Net earnings(1)......................         655
                                       -------------
Balance at March 31, 1999(1).........     $24,285
                                       =============

------------

(1) Unaudited

 The accompanying notes are an integral part of these consolidated statements.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                        THREE MONTHS ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1999       1998       1998       1997       1996
                                       ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
Cash flows from operating activities
    Net earnings.....................  $     655  $     720  $   2,674  $   2,400  $   2,878
    Adjustments to reconcile net
      earnings to net cash provided
      by operating activities
    Depreciation.....................        160        136        564        537        467
    Amortization of premiums, net of
      (accretion) of discounts on
      securities.....................         73         37        186         95         85
    Net realized gain on
      available-for-sale
      securities.....................         (5)    --            (81)       (19)        (2)
    Gain on sale of loans............                             (674)    --         --
    Provision for loan losses........        105        370        540        355        206
    Write-down of other real estate
      and repossessed assets.........     --             15         25        150        159
    Proceeds from sale of loans......     --          1,967      1,967     --         --
    Gain on sale of premises,
      equipment and other real
      estate.........................        (11)        (3)       (63)       (11)       (47)
    (Increase) decrease in accrued
      interest receivable and other
      assets.........................       (142)      (343)    (3,112)      (623)       217
    (Decrease) increase in accrued
      interest and other
      liabilities....................        (90)       404       (128)       287        207
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by
           operating activities......        745      3,303      1,898      3,171      4,170
Cash flows from investing activities
    Purchases of held-to-maturity
      securities.....................       (708)    --           (688)    (7,179)    (9,536)
    Proceeds from sales and
      maturities of
      available-for-sale
      securities.....................      4,445      5,042     16,186      1,630      5,108
    Purchases of available-for-sale
      securities.....................     (2,627)    (2,434)   (17,709)   (35,990)    (7,256)
    Proceeds from maturities and
      principal repayments of
      held-to-maturity securities....        593      2,925      8,849     14,023     12,507
    Purchases of premises and
      equipment......................       (588)      (139)    (1,237)    (1,368)      (973)
    Proceeds from sale of premises,
      equipment and other real
      estate.........................         31         19        751        296        329
    Net increase in loans............    (11,219)    (7,638)   (29,941)   (18,387)   (13,161)
    Net (increase) decrease in
      federal funds sold.............     (3,615)    (5,175)    (2,370)    10,430     (7,560)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash used in investing
           activities................    (13,688)    (7,400)   (26,159)   (36,545)   (20,542)
Cash flows from financing activities
    Proceeds from borrowings.........     --         --          4,000     --         --
    Repayment of borrowings..........        (69)    --            (20)      (171)      (272)
    Change in deposits, net..........     11,385      2,197     19,364     28,106     20,138
    Purchase of treasury stock.......     --             (2)        (2)    --           (438)
    Sale of treasury stock...........     --         --              2         20        418
    Redemption of preferred stock....     --         --           (827)    --         --
    Sale of common stock.............     --         --          4,448     --         --
    Redemption of common stock.......     --         --         --         --         (1,330)
    Dividends paid...................     --         --           (733)      (640)      (602)
                                       ---------  ---------  ---------  ---------  ---------
         Net cash provided by
           financing activities......     11,316      2,195     26,232     27,315     17,914
                                       ---------  ---------  ---------  ---------  ---------
         Net increase (decrease) in
           cash and cash
           equivalents...............     (1,627)    (1,902)     1,971     (6,059)     1,542
Cash and cash equivalents at
  beginning of year..................     11,721      9,750      9,750     15,809     14,267
                                       =========  =========  =========  =========  =========
Cash and cash equivalents at end of
  year...............................  $  10,094  $   7,848  $  11,721  $   9,750  $  15,809
                                       =========  =========  =========  =========  =========

 The accompanying notes are an integral part of these consolidated statements.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in the preparation of the consolidated financial statements. The policies conform to generally accepted accounting principles and to general practices within the banking industry.

1.  GENERAL

     The Company operates seven locations in Northeast Texas. The Company's main sources of income are derived from granting loans primarily in Northeast Texas and investing in United States Treasury and Agency securities. A variety of financial products and services are provided to individual and corporate customers. The primary deposit products are checking accounts, money market accounts, and certificates of deposit. The primary lending products are real estate, commercial, and consumer loans. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' abilities to honor contracts is dependent on the economy of the area.

2.  PRINCIPLES OF CONSOLIDATION AND INVESTMENT IN SUBSIDIARIES

     The consolidated financial statements include the accounts of Guaranty Bancshares, Inc. (collectively referred to as the Company) and its wholly-owned subsidiary Guaranty Financial Corp., Inc. which wholly owns Guaranty Bank and one non-bank subsidiary Guaranty Company. Guaranty Bank has two non-bank subsidiaries, Guaranty Leasing Company and GB Com, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

3.  CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Total cash and cash equivalents." Cash and cash equivalents includes due from bank accounts, teller and vault cash.

4.  SECURITIES

     The Company accounts for securities according to Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. At the date of purchase, the Company is required to classify debt and equity securities into one of three categories: held-to-maturity, trading, or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders' equity until realized.

     Gains and losses on the sale of securities are determined using the specific-identification method.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their carrying value that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

5.  LOANS

     Loans are reported at the principal amount outstanding, net of charge-offs, unearned discounts, purchase discounts and an allowance for loan losses. Unearned discounts on installment loans are recognized using a method which approximates a level yield over the term of the loans. Interest on other loans is calculated using the simple interest method on the daily balance of the principal amount outstanding.

     Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan costs is discontinued when a loan is placed on nonaccrual status.

     The Company applies SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118. Under SFAS 114, as amended, a loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. All loans past due 90 days are placed on nonaccrual status unless the loan is both well-secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are not again placed on accrual status until payments are brought current and, in management's judgement, the loan will continue to pay as agreed.

6.  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is considered adequate to provide for losses based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Recognized losses, net of recoveries, are charged to the allowance for loan losses. Additions to the allowance are included in the consolidated statements of earnings as provision for loan losses.

7.  PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Maintenance, repairs and minor improvements are charged to noninterest expense as incurred.

8.  OTHER REAL ESTATE AND REPOSSESSED ASSETS

     Real estate properties acquired by foreclosure and repossessed assets are recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expenses. Repossessed assets are presented on the Balance Sheet as a component of other assets.

9.  INVESTMENT IN LEVERAGED LEASES

     The Company accounts for investment in leveraged leases according to SFAS No. 13, ACCOUNTING FOR LEASES. Under SFAS 13, the Company records its investment in leveraged leases net of nonrecourse debt. The investment in leveraged leases less deferred taxes arising from differences between pretax accounting income and taxable income represents the lessor's net investment in leveraged leases for purposes of computing periodic net income from the leases. Net investment in leveraged leases is adjusted annually by the difference in net cash flow and the amount of income recognized. If at any time during the lease term the projected net cash receipts over the term of the lease are less than the initial investment, a loss is

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

recognized for the deficiency. Estimated residual values and other important assumptions affecting total net income from the leases are reviewed annually. The net investment balance is adjusted considering all values and assumptions.

     During the initial years of the leases, the Company receives benefits for income tax purposes of deductions for depreciation on the equipment and interest on the debt that in the aggregate exceed the rental income from the related equipment. During the later years, rental income will exceed related deductions. Provision has been made for deferred income taxes that arise from these differences. The Company deducts, for tax purposes, rent payments paid to lessors under a master lease. A prior sale of user lease receivables created a difference between tax and book basis which will not reverse.

10.  INCOME TAXES

     The Company files a consolidated Federal income tax return. By agreement with the Parent, subsidiaries record a provision or benefit for Federal income taxes on the same basis as if they filed a separate Federal income tax return. The asset and liability method of accounting is used for income taxes where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

11.  EARNINGS PER SHARE

     Effective March 24, 1998, the Company approved a seven for one common shares stock split. The effects of such split have been incorporated into the consolidated financial statements and notes thereto as if the split had been effective January 1, 1996.

     Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average number of common and dilutive potential common shares. Stock options may be potential dilutive common shares and are therefore considered in the earnings per share calculation, if dilutive. The number of dilutive potential common shares is determined using the treasury stock method.

12.  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

13.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)


in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     A majority of the loan portfolio consists of real estate loans. The ultimate collectibility of the loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the recognition of allowances for losses on loans and foreclosed real estate. Such agencies may require additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

14.  RECENT ACCOUNTING STANDARDS

     As of January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which requires that all components of comprehensive income and total comprehensive income be reported on the financial statements. The Company is disclosing this information on its consolidated statements of shareholders' equity.

15.  RECLASSIFICATIONS

     Certain reclassifications have been made to conform to the 1998 presentation.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE B -- SECURITIES

     The securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                       GROSS         GROSS
                                        AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                          COST         GAINS         LOSSES       VALUE
                                        ---------    ----------    ----------   ---------
Available-for-sale securities:
     December 31, 1998:
          U. S. Treasury
             securities..............    $ 3,015       $   29        $--        $   3,044
          U.S. Government agency
             securities..............     27,114          241             5        27,350
          Mortgage-backed
             securities..............     12,747           77             5        12,819
          Equity securities..........      1,092        --            --            1,092
                                        ---------    ----------    ----------   ---------
                                         $43,968       $  347        $   10     $  44,305
                                        =========    ==========    ==========   =========
     December 31, 1997:
          U. S. Treasury
             securities..............    $12,178       $  272        $--        $  12,450
          U.S. Government agency
             securities..............     16,174           94         --           16,268
          Mortgage-backed
             securities..............     13,196        --            --           13,196
          Equity securities..........        992        --            --              992
                                        ---------    ----------    ----------   ---------
                                         $42,540       $  366        $--        $  42,906
                                        =========    ==========    ==========   =========
Held-to-maturity securities:
     December 31, 1998:
          U.S. Treasury securities...    $   100       $    1        $--        $     101
          Mortgage-backed
             securities..............      5,137           74             2         5,209
          Obligations of state and
             political
             subdivisions............      1,825           65             4         1,886
                                        ---------    ----------    ----------   ---------
                                         $ 7,062       $  140        $    6     $   7,196
                                        =========    ==========    ==========   =========
     December 31, 1997:
          U.S. Treasury securities...    $ 2,194       $    8        $--        $   2,202
          U.S. Government agency
             securities..............      4,192          144         --            4,336
          Mortgage-backed
             securities..............      7,468        --            --            7,468
          Obligations of state and
             political
             subdivisions............      1,379           96         --            1,475
                                        ---------    ----------    ----------   ---------
                                         $15,233       $  248        $--        $  15,481
                                        =========    ==========    ==========   =========

     There were no gross realized losses on sales of available-for-sale securities for the years ended December 31, 1998, 1997 and 1996. Gross realized gains on sales of available-for-sale securities were $81, $19 and $2 for the years ended December 31, 1998, 1997 and 1996.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     The scheduled maturities of securities to be held-to-maturity and securities available-for-sale December 31, 1998, were as follows (in thousands):

                                          HELD-TO-MATURITY        AVAILABLE-FOR-SALE
                                             SECURITIES               SECURITIES
                                        --------------------     ---------------------
                                        AMORTIZED      FAIR      AMORTIZED      FAIR
                                          COST        VALUE        COST         VALUE
                                        ---------     ------     ---------     -------
Due in one year or less..............    $   347      $  350      $ 3,015      $ 3,043
Due from one year through five
  years..............................         55          57       12,929       13,058
Due from five years through ten
  years..............................      1,856       1,891       22,006       22,188
Due after ten years..................      4,804       4,898        4,926        4,924
Equity securities....................      --           --          1,092        1,092
                                        ---------     ------     ---------     -------
                                         $ 7,062      $7,196      $43,968      $44,305
                                        =========     ======     =========     =======

     Mortgage-backed securities are presented based on contractual maturities. The actual average life of these securities may be different from the contractual maturity.

     Securities with a market value of approximately $32,041 and $26,835 at December 31, 1998 and 1997, were pledged to secure public deposits and for other purposes as required or permitted by law.

NOTE C -- LOANS

     Major classifications of loans are as follows at December 31:

                                          1998        1997
                                       ----------  ----------
Commercial...........................  $   51,589  $   36,598
Agriculture..........................       7,652       8,174
Real estate
     Construction....................       3,130       3,072
     1-4 family residential..........      48,376      41,398
     Farmland........................       7,258       6,492
     Non-residential and
       non-farmland..................      47,977      42,363
     Other...........................         844         360
Consumer.............................      20,043      20,120
                                       ----------  ----------
                                          186,869     158,577
Less:
     Unearned discounts..............         983       1,182
     Allowance for loan losses.......       1,512       1,129
                                       ----------  ----------
                                       $  184,374  $  156,266
                                       ==========  ==========

     Impaired loans were $290 and $298 at December 31, 1998 and 1997. The interest income associated with these impaired loans was insignificant and no valuation allowance for loan losses related to impaired loans has been established. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

     Outstanding loans to directors and executive officers of the Bank and to their related business interests aggregated approximately $9,611 and $6,130 at December 31, 1998 and 1997.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     Following is an analysis of activity with respect to such amounts:

                                            1998
                                          ---------
Balance at January 1....................  $   6,130
     New loans and advances.............      6,261
     Repayments.........................     (2,780)
                                          ---------
Balance at December 31..................  $   9,611
                                          =========

NOTE D -- ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows at December 31:

                                            1998       1997       1996
                                          ---------  ---------  ---------
Balance at January 1....................  $   1,129  $   1,055  $   1,005
Provision...............................        540        355        206
Charge-offs.............................       (276)      (385)      (283)
Recoveries..............................        119        104        127
                                          ---------  ---------  ---------
Balance at December 31..................  $   1,512  $   1,129  $   1,055
                                          =========  =========  =========

NOTE E -- PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows at December 31:


                                            1998       1997
                                          ---------  ---------
Land....................................  $   1,627  $   1,597
Building and improvements...............      6,402      5,367
Furniture, fixtures and equipment.......      2,810      2,688
Automobiles.............................        292        279
                                          ---------  ---------
                                             11,131      9,931
Less accumulated depreciation...........      4,099      3,572
                                          ---------  ---------
                                          $   7,032  $   6,359
                                          =========  =========

NOTE F -- INTEREST-BEARING DEPOSITS

     The types of accounts and their respective balances included in interest-bearing deposits are as follows at December 31:

                                             1998        1997
                                          ----------  ----------
NOW accounts............................  $   23,241  $   16,778
Savings and money market accounts.......      41,064      40,293
Certificates of deposit.................     130,660     119,595
                                          ----------  ----------
                                          $  194,965  $  176,666
                                          ==========  ==========

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000 was approximately $51,727 and $42,996 at December 31, 1998 and 1997. At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

3 months or less.....................  $   36,168
Between 3 months and 6 months........      25,412
Between 6 months and 1 year..........      55,315
Over 1 year..........................      13,765
                                       ----------
                                       $  130,660
                                       ==========

     Deposits of executive officers, significant shareholders and directors were $2,659 and $2,290 (including time deposits of $1,551 and $1,725) at December 31, 1998 and 1997.

NOTE G -- BORROWINGS

     During the year ended December 31, 1997, the Company retired the final installment of a note payable to Texas Independent Bank, Dallas, Texas. Company subsidiaries' stock securing the debt was released. As of December 31, 1996, the balance outstanding was $171. Interest expense was $6 and $30 for the years ended December 31, 1997 and 1996, respectively.

     During the year ended December 31, 1998, the Company borrowed from the Federal Home Loan Bank of Dallas ("FHLB"). On September 25, 1998, the Company borrowed $1,000 at 5.06% with final maturity of October 1, 2008, and $1,000 at 5.18% with maturity of October 1, 2013. On November 9, 1998, the Company borrowed $2,000 at 5.34% with final maturity of October 1, 2013. Interest expense was $25 for the year ended December 31, 1998. The following is a schedule of the next five years of principal and interest requirements.

YEAR                                    PRINCIPAL     INTEREST     TOTAL
-------------------------------------   ---------     --------   ---------
1999.................................    $   281       $   202   $     483
2000.................................        296           186         482
2001.................................        312           171         483
2002.................................        328           154         482
2003.................................        346           136         482
Thereafter...........................      2,417           398       2,815
                                        ---------     --------   ---------
                                         $ 3,980       $ 1,247   $   5,227
                                        =========     ========   =========

     The Company secures such FHLB borrowings under a "Blanket Borrowing Program", with its 1-4 family mortgage loans.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE H -- PREFERRED AND COMMON STOCK

     The following summary of issued and outstanding shares of stock shows the effects of a seven for one common shares stock split, effective March 24, 1998.

                                          ISSUED AND        COMMON        COMMON
                                          OUTSTANDING        STOCK         STOCK       TREASURY
                                        PREFERRED STOCK     ISSUED      OUTSTANDING     STOCK
                                        ---------------   -----------   -----------    --------
Balance at January 31, 1996..........        165,456        2,724,680    2,724,680       --
     Purchase of treasury stock......        --               --            (3,213)     (3,213)
     Redemption of common stock......        --              (176,400)    (176,400)      --
                                        ---------------   -----------   -----------    --------
Balance at December 31, 1996.........        165,456        2,548,280    2,545,067      (3,213)
     Sale of treasury stock..........        --               --             3,213       3,213
                                        ---------------   -----------   -----------    --------
Balance at December 31, 1997.........        165,456        2,548,280    2,548,280       --
     Purchase of treasury stock......        --               --            --          (1,867)
     Sale of common stock............        --               350,000      350,000       --
     Sale of treasury stock..........        --               --            --           1,867
     Redemption of preferred stock...       (165,456)         --            --           --
                                        ---------------   -----------   -----------    --------
Balance at December 31, 1998.........        --             2,898,280    2,898,280       --
                                        ===============   ===========   ===========    ========

     At December 31, 1997 and 1996, the Company had 3,000,000 authorized shares of preferred stock of $5 par value. Effective March 24, 1998, a resolution was passed authorizing a total of 15,000,000 shares of preferred stock of $5 par value. At December 31, 1998, the Company had 15,000,000 authorized shares of preferred stock at $5 par value.

     The preferred stock pays dividends semi-annually. The preferred stock is not cumulative or participating, has no voting rights and is not convertible. Preferred stock has liquidation preferences over common stock of the Company. Dividends on common stock of the Company may not be declared or paid unless dividends for the same period on preferred stock have been paid or declared.

     At December 31, 1997 and 1996, the Company had 1,000,000 authorized shares of common stock of $1 par value. Effective March 24, 1998 a resolution was passed authorizing a total of 50,000,000 shares of common stock of $1 par value. At December 31, 1998, the Company had 50,000,000 shares of common stock at $1 par value.

     In May 1998, the Company sold 350,000 shares of common stock at an aggregate offering amount of $4,897. Expenses related to the sale were approximately $540.

NOTE I -- INCOME TAXES

     Federal income tax currently (payable) receivable, deferred tax asset and deferred tax liability, included in other assets and other liabilities, respectively, are as follows at December 31:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Current..............................  $     150  $     (89) $       9
Deferred tax asset...................        155        256        340
Deferred tax liability...............     (1,463)    (1,574)    (1,499)

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are presented below:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Deferred tax assets:
     Allowance for loan losses.......  $      65  $      74  $      67
     Tax credits.....................     --             24        133
     Difference in basis of other
     real estate.....................         90        113         77
     Other...........................     --             45         63
                                       ---------  ---------  ---------
                                       $     155  $     256  $     340
                                       =========  =========  =========
Deferred tax liabilities:
     Unrealized gain on
       available-for-sale
       securities....................  $    (114) $    (124) $     (10)
     Depreciation....................       (623)      (546)      (446)
     Leasing transactions............       (387)      (644)      (799)
     Deferred loan costs, net........       (301)      (260)      (244)
     Other...........................        (38)    --         --
                                       ---------  ---------  ---------
                                       $  (1,463) $  (1,574) $  (1,499)
                                       =========  =========  =========

     The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate as of December 31 is as follows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Statutory federal income tax rate....      34.00%     34.00%     34.00%
Effect of utilization of graduated
  tax rates..........................      (0.37)     (0.44)     (0.39)
Tax exempt income....................      (1.86)     (0.90)     (0.66)
Effect of utilization of tax
  credits............................     --          (0.90)     (4.37)
Recognition of benefit on leveraged
  leases.............................     (11.99)    (19.93)    (20.25)
Life insurance proceeds..............     --         --          (9.17)
Other, net...........................      (2.95)     (1.62)      6.26
                                       ---------  ---------  ---------
Effective income tax rate............      16.83%     10.21%      5.42%
                                       =========  =========  =========

NOTE J -- COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company enters into various transactions which, in accordance with generally accepted accounting principles, are not included in the consolidated balance sheets. These transactions are referred to as "off-balance sheet commitments". The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

     The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Company's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for credit losses.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

     Outstanding commitments and letters of credit at December 31 are approximately as follows:

                                           CONTRACT OR
                                         NOTIONAL AMOUNT
                                       --------------------
                                         1998       1997
                                       ---------  ---------
Commitments to extend credit.........  $  12,831  $   7,977
Letters of credit....................        176        202

     Guaranty Leasing Company, a non-bank subsidiary of the Bank, is a partner in various equipment leasing transactions involving leveraged leases. The transactions were structured as "wrap leases" under which the partnerships are the lesses with respect to the owners of the equipment and are the sublessors under the sublease with the users.

     The following is a schedule by years of future gross minimum rental payments, without respect to related offsetting note receivable payments due the partnerships, under the leases as of December 31, 1998.

  DECEMBER 31,
-------------------------------------
     1999............................      $2,322
     2000............................       2,291
     2001............................       1,407
     2002............................      --
                                        ------------
     Total...........................      $6,020
                                        ============

     The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with legal counsel, does not believe that the outcome of these actions would have a material impact on the financial statements of the Company.

     The Company maintains an Employee Stock Ownership Plan containing Section 401(k) provisions covering substantially all employees. The plan provides for a matching contribution of up to 4% of qualified compensation. Total contributions accrued or paid for December 31, 1998, 1997 and 1996 were approximately $271, $234 and $232.

     The Company established a non-qualified, non-contributory "Supplemental Retirement Plan" in 1992. The plan covers an executive officer to provide benefits equal to amounts payable under the Company's retirement plan and certain social security benefits to aggregate a predetermined percentage of the final five year average salary. The plan is non-funded. Amounts accrued or paid for the period ended December 31, 1998, 1997 and 1996 were approximately $18, $20 and $52.

     The Company established a non-qualified, non-contributory, "Salary Continuation Plan" in 1998. The plan covers an executive officer to provide benefits equal to an amount which represents 75% of projected compensation at retirement as adjusted for amounts payable under the Company's retirement plan and certain social security benefits. This plan is non-funded. As of December 31, 1998, $30 was accrued in other liabilities and charged to expense.

     During 1998 the Company established a non-qualified, non-contributory, "Executive Incentive Retirement Plan." The plan covers a selected group of key personnel to provide benefits equal to amounts computed under an "award criteria" at various targeted salary levels as adjusted for annual earnings performance of the Company. As of December 31, 1998, $18 was accrued in other liabilities and charged to expense.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

     The Company has a bonus plan which provides guidelines whereby key employees can earn bonus compensation based on the profitability of the Company. The bonus amounts are determined based on achievement by the Company on certain percentages of return on equity targets. This plan is approved and adopted annually by the Board of Directors of the Company at the first board meeting of the year. Total expenses under this plan for the years ended December 31, 1998, 1997 and 1996 were $387, $306 and $261.

     The Company on March 24, 1998, adopted a Stock Incentive Plan (the "1998 Stock Incentive Plan") which is intended to provide employees with an opportunity to acquire a proprietary interest in the Company and provide additional incentive opportunities based on the growth of the Company. The 1998 Stock Incentive Plan provides that a committee of the Board of Directors (the "Compensation Committee") shall have the right to grant incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards, phantom stock awards and any combination thereof. The aggregate number of shares that may be issued under this plan is limited to 1,000,000 shares. The Plan has not been implemented, and, no stock options have been awarded to any employee of the Company.

     If approved by the Compensation Committee, incentive stock options may be granted under terms and conditions they approve, provided, however, that the term of any incentive stock option cannot exceed ten years, and no option may be exercised earlier than six months from the date of the grant. The exercise price is determined by the Compensation Committee, provided that the exercise price cannot be less than the fair market value on the date the option is granted, subject to adjustments. Restricted stock awards may allow an employee to receive stock without cash payment, under terms approved by the Compensation Committee, provided, that such awards are subject to restrictions regarding disposition and subject to forfeiture as the Compensation Committee may approve. The restrictions may be based on items such as earnings of the Company, revenue of the Company, return on shareholders' equity achieved by the Company, or other factors. A stock appreciation right permits the holder to receive an amount in cash or stock or combination thereof equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of the stock on the exercise date over the stock appreciation right exercise price. No stock appreciation right may be exercised earlier than six months from the date of the grant. Performance of phantom stock awards may also be paid in cash, stock, or any combination thereof, determined by the Compensation Committee. The grant of such awards may be contingent upon the achievement by the Company or a department thereof, of performance goals established by the Company. The awards may terminate if the grantee's employment with the Company is terminated. Such awards may vest as determined by the Compensation Committee. As mentioned above, the Compensation Committee has awarded no such options or rights to any employee.

NOTE K -- REGULATORY MATTERS

     The Company and Guaranty Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)


average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table. (See Note L.)

                                                                                                                TO BE WELL
                                                                                                                CAPITALIZED
                                                                                                                   UNDER
                                                                                                                  PROMPT
                                                                                                                CORRECTIVE
                                                                                      FOR CAPITAL                 ACTION
                                                       ACTUAL                      ADEQUACY PURPOSES            PROVISIONS
                                           ------------------------------    ------------------------------    -------------
                                              AMOUNT            RATIO           AMOUNT            RATIO           AMOUNT
                                           (GREATER THAN    (GREATER THAN    (GREATER THAN    (GREATER THAN    (GREATER THAN
                                           OR EQUAL TO)     OR EQUAL TO)     OR EQUAL TO)     OR EQUAL TO)     OR EQUAL TO)
                                           -------------    -------------    -------------    -------------    -------------
As of December 31, 1998
    Total Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........       25,089           13.08%           15,345            8.00%              N/A
        Guaranty Bank...................       24,155           12.86%           14,991            8.00%           18,739
    Tier 1 Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........       23,577           12.29%            7,673            4.00%              N/A
        Guaranty Bank...................       22,643           12.05%            7,516            4.00%           11,275
    Tier 1 Capital (to Average Assets):
        Guaranty Bancshares, Inc........       23,577            9.30%            7,605            3.00%              N/A
        Guaranty Bank...................       22,643            8.97%            7,572            3.00%           12,622
As of December 31, 1997
    Total Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........       19,137           11.86%           12,905            8.00%              N/A
        Guaranty Bank...................       18,435           11.75%           12,551            8.00%           15,688
    Tier 1 Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........       18,008           11.16%            6,453            4.00%              N/A
        Guaranty Bank...................       17,306           11.03%            6,275            4.00%            9,413
    Tier 1 Capital (to Average Assets):
        Guaranty Bancshares, Inc........       18,008            7.87%            6,863            3.00%              N/A
        Guaranty Bank...................       17,306            7.60%            6,830            3.00%           11,384


                                              RATIO
                                          (GREATER THAN
                                          OR EQUAL TO)
                                          -------------
As of December 31, 1998
    Total Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................      10.00%
    Tier 1 Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................       6.00%
    Tier 1 Capital (to Average Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................       5.00%
As of December 31, 1997
    Total Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................      10.00%
    Tier 1 Capital (to Risk Weighted
      Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................       6.00%
    Tier 1 Capital (to Average Assets):
        Guaranty Bancshares, Inc........        N/A
        Guaranty Bank...................       5.00%

NOTE L -- MERGER

     Effective January 1, 1997, former bank subsidiary Talco State Bank, merged with Guaranty Bank under the Articles of Merger as filed with the Texas Department of Banking. As a result of that merger, the Articles of Association of Guaranty Bank were amended and restated and the common shares of Talco State Bank were canceled. This merger had no effect on the consolidated financial statements of the Company.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE M -- SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

     The following is supplemental information with respect to the December 31 Consolidated Statements of Cash Flows:

                                         1998       1997       1996
                                       ---------  ---------  ---------
Cash paid for:
     Interest........................  $   8,926  $   8,030  $   6,864
     Income taxes....................        790        130        215
NON-CASH ACTIVITY:
     Loans transferred to other real
       estate or repossessed assets..        167        206        270


NOTE N -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments are based on management's estimates and do not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change.

     The following methods and assumptions were used by the Company in estimating financial instrument fair values:

       o  Cash and Cash Equivalents and Federal Funds Sold

             The balance sheet carrying amount approximates fair value.

       o  Securities to be Held-to-Maturity and Securities Available-for-Sale

             Fair values for investment securities are based on quoted market prices or quotations received from securities dealers. If quoted market prices are not available, fair value estimates may be based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

       o  Loans

             Fair values of loans are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer loans. Each of these categories is further subdivided into fixed and adjustable rate loans and performing and nonperforming loans. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the various types of loans. The fair value of nonperforming loans is estimated at the value of the underlying collateral.

       o  Deposits

             The fair value of demand deposits, such as non-interest bearing demand deposits and interest-bearing transaction accounts such as savings, NOW and money market accounts are equal to the amount payable on demand as of December 31, 1998 and 1997 (i.e. their carrying amounts).

             The fair value of demand deposits is defined as the amount payable, and prohibits adjustment for any value derived from the expected retention of such deposits for a period of time. That value, commonly referred to as the core deposit base intangible, is neither included in the following fair value amounts nor recorded as an intangible asset in the balance sheet.

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

             The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate used represents rates currently offered for deposits of similar remaining maturities.

       o  Borrowings

             The fair value of borrowings is estimated by discounting the contractual cash flows using the current interest rate at which similar borrowing for the same remaining maturities could be made.

       o  Off-Balance Sheet Instruments

             Estimated fair values for the Company's off-balance sheet instruments are based on fees, net of related expenses, currently charged to enter into similar agreements, considering the remaining terms of the agreements and the counterparties' credit standing.

     The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997. The fair value of financial instruments is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                1998                     1997
                                        ---------------------    ---------------------
                                        CARRYING       FAIR      CARRYING       FAIR
                                         AMOUNT       VALUE       AMOUNT       VALUE
                                        ---------    --------    ---------    --------
Financial assets:
     Cash and cash equivalents.......   $  11,721    $ 11,721    $   9,750    $  9,750
     Federal funds sold..............      10,090      10,090        7,720       7,720
  Securities
     Available-for-sale..............      44,305      44,305       42,906      42,906
     Held-to-maturity................       7,062       7,196       15,233      15,481
  Loans, net.........................     184,374     183,782      156,266     155,729
  Financial liabilities:
     Deposits
     Noninterest-bearing.............   $  47,360    $ 47,360    $  46,295    $ 46,295
     Interest-bearing transaction and
       money market accounts.........      64,305      64,305       57,070      57,070
     Certificates of deposit.........     130,660     131,292      119,596     120,039
  Borrowings.........................       3,980       3,980       --           --

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE O -- EARNINGS PER SHARE

     The following data show the amounts used in computing earnings per share
(EPS) and the weighted average number of shares of dilutive potential common stock. Computations reflect the effects of a seven for one common shares stock split, effective March 24, 1998.

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1998       1997       1996
                                       ---------  ---------  ---------
Net earnings.........................  $   2,674  $   2,400  $   2,878
Less: dividends on preferred stock...         37         74         74
                                       ---------  ---------  ---------
Net earnings available to common
  shareholders used in basic and
  diluted EPS........................  $   2,637  $   2,326  $   2,804
                                       =========  =========  =========
Weighted average common shares in
  basic EPS..........................      2,782      2,547      2,592
Effect of dilutive securities........     --         --         --
                                       ---------  ---------  ---------
Weighted average common and potential
  dilutive common shares used in
  dilutive EPS.......................      2,782      2,547      2,592
                                       =========  =========  =========

NOTE P -- SUBSEQUENT EVENT

     On April 23, 1999, the Company entered into a merger agreement with First American Financial Corporation ("First American") located in Sulphur Springs, Texas. This transaction is subject to various regulatory approvals and approval of First American shareholders.

NOTE Q -- PARENT-ONLY FINANCIAL STATEMENTS

                           GUARANTY BANCSHARES, INC.
                                 (PARENT ONLY)

                                 BALANCE SHEETS

                                           DECEMBER 31,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
               ASSETS
Cash and cash equivalents............  $      57  $     165
Investment in subsidiaries...........     22,867     17,556
Investments, insurance...............        701        631
Premises and equipment, net..........          9         22
Other assets.........................        207          2
                                       ---------  ---------
                                       $  23,841  $  18,376
                                       =========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities....................  $      45  $     123
                                       ---------  ---------
          Total liabilities..........         45        123
Commitments and contingencies........     --         --
     Preferred stock.................     --            827
     Common stock....................      2,898      2,548
     Additional capital..............      9,494      5,396
     Retained earnings...............     11,181      9,240
     Accumulated other comprehensive
      income -- net unrealized
       appreciation on
      available-for-sale securities,
      net of tax of
       $114 and $124.................        223        242
                                       ---------  ---------
                                          23,796     18,253
                                       =========  =========
                                       $  23,841  $  18,376
                                       =========  =========

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

                           GUARANTY BANCSHARES, INC.
                                 (PARENT ONLY)

                             STATEMENTS OF EARNINGS
                            YEAR ENDED DECEMBER 31,

                                         1998       1997       1996
                                       ---------  ---------  ---------
Interest income
     Interest bearing deposits.......  $  --      $  --      $       6
Life insurance proceeds gain.........     --         --            822
Other income.........................     --              2     --
                                       ---------  ---------  ---------
                                          --              2        828
Costs and expenses
     General and administrative......        405        321        388
Income taxes
     Current.........................     --            (77)      (123)
     Deferred........................     --         --         --
                                       ---------  ---------  ---------
(Loss) earnings before equity in net
  earnings of subsidiaries...........       (405)      (242)       563
Equity in net earnings of
  subsidiaries.......................      3,079      2,642      2,315
                                       ---------  ---------  ---------
NET EARNINGS.........................  $   2,674  $   2,400  $   2,878
                                       =========  =========  =========

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

                           GUARANTY BANCSHARES, INC.
                                 (PARENT ONLY)

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,


                                         1998       1997       1996
                                       ---------  ---------  ---------
Cash flows from operating activities
  Net earnings.......................  $   2,674  $   2,400  $   2,878
     Adjustments to reconcile net
       earnings to net cash used in
       operating activities
     Earnings of subsidiaries........     (3,079)    (2,642)    (2,315)
     Depreciation....................         13         14          5
     Amortization....................     --         --              1
     Life insurance proceeds gain....     --         --           (822)
     Increase in other assets........       (276)       (83)       (11)
     (Decrease) increase in other
       liabilities...................        (78)        94        (80)
                                       ---------  ---------  ---------
          Net cash (used in) provided
             by operating
             activities..............       (746)      (217)      (344)
Cash flows from investing activities
     Dividends from subsidiaries.....      1,250        950      1,425
     Purchase of subsidiary stock....     (3,500)    --         --
     Life insurance proceeds.........     --         --          1,318
     Purchases of premises and
       equipment.....................     --         --            (40)
                                       ---------  ---------  ---------
          Net cash (used in) provided
             by investing
             activities..............     (2,250)       950      2,703
Cash flows from financing activities
     Repayment of borrowings.........     --           (171)      (272)
     Purchase of treasury stock......         (2)    --           (438)
     Sale of treasury stock..........          2         20        418
     Redemption of preferred stock...       (827)    --         --
     Sale of common stock............      4,448     --         --
     Redemption of common stock......     --         --         (1,330)
     Dividends paid..................       (733)      (640)      (602)
                                       ---------  ---------  ---------
          Net cash provided by (used
             in) financing
             activities..............      2,888       (791)    (2,224)
                                       ---------  ---------  ---------
Net (decrease) increase in cash and
  cash equivalents...................       (108)       (58)       135
Cash and cash equivalents at
  beginning of year..................        165        223         88
                                       ---------  ---------  ---------
Cash and cash equivalents at end of
  year...............................  $      57  $     165  $     223
                                       =========  =========  =========

                   GUARANTY BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth condensed quarterly results of operations for 1998 and 1997:

                                                       QUARTER ENDED 1998
                                           ------------------------------------------
                                           DEC. 31    SEPT. 30    JUNE 30    MARCH 31
                                           -------    --------    -------    --------
Interest income.........................   $ 4,721     $ 4,605    $ 4,561     $4,481
Interest expense........................     2,227       2,255      2,237      2,232
                                           -------    --------    -------    --------
Net interest income.....................     2,494       2,350      2,324      2,249
Provision for loan losses...............        50          60         60        370
                                           -------    --------    -------    --------
Net interest income after provision for
  loan losses...........................     2,444       2,290      2,264      1,879
Noninterest income......................       587         611        466      1,162
Noninterest expense.....................     2,146       2,128      2,188      2,026
                                           -------    --------    -------    --------
Earnings before taxes...................       885         773        542      1,015
Provision for income tax expense........       150          21         75        295
                                           -------    --------    -------    --------
                                           $   735     $   752    $   467     $  720
                                           =======    ========    =======    ========
Earnings per share:
     Basic..............................   $  0.26     $  0.26    $  0.15     $ 0.28
     Diluted............................      0.26        0.26       0.15       0.28


                                                       QUARTER ENDED 1997
                                           ------------------------------------------
                                           DEC. 31    SEPT. 30    JUNE 30    MARCH 31
                                           -------    --------    -------    --------
Interest income.........................   $ 4,738     $ 4,306    $ 4,067     $3,898
Interest expense........................     2,225       2,099      1,953      1,915
                                           -------    --------    -------    --------
Net interest income.....................     2,513       2,207      2,114      1,983
Provision for loan losses...............       245          70         20         20
                                           -------    --------    -------    --------
Net interest income after provision for
  loan losses...........................     2,268       2,137      2,094      1,963
Noninterest income......................       428         436        407        386
Noninterest expense.....................     1,971       1,845      1,794      1,836
                                           -------    --------    -------    --------
Earnings before taxes...................       725         728        707        513
Provision for income tax expense........        73          45         80         75
                                           -------    --------    -------    --------
                                           $   652     $   683    $   627     $  438
                                           =======    ========    =======    ========
Earnings per share:
     Basic..............................   $  0.24     $  0.27    $  0.23     $ 0.17
     Diluted............................      0.24        0.27       0.23       0.17

[FISK ROBINSON LETTERHEAD]



                            INDEPENDENT AUDITORS' REPORT


The Board of Directors
First American Financial Corporation and Subsidiaries


We have audited the accompanying consolidated balance sheet of First American Financial Corporation and Subsidiaries (collectively referred to as Company) as of June 30, 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First American Financial Corporation and Subsidiaries as of June 30, 1998, the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


August 7, 1998


                                              /s/ FISK & ROBINSON P.C.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                             Consolidated Balance Sheet

                        March 31, 1999 and 1998 (Unaudited)

                         (In Thousands, Except Share Data)

                                                           1999              1998
                                                        -----------       -----------
ASSETS

Cash and due from banks                              $       2,504     $       2,262
Short-term interest bearing deposits                         3,285             4,736
                                                        -----------       -----------
      Total cash and cash equivalents                        5,789             6,998
                                                        -----------       -----------
Securities available for sale (at market value)             12,519            16,100
Securities held to maturity (market values of
  $2,697 and $2,294 at March 31, 1999
  and 1998, respectively)                                    2,708             2,263
Loans receivable:
  Held for sale, at fair value                                 145               146
  Held for investment, net of allowance for loan
    losses and unearned income of $1,806
    and $1,176 at March 31, 1999 and
    1998, respectively                                      39,149            34,948
                                                        -----------       -----------
      Total loans receivable                                39,294            35,094
                                                        -----------       -----------
Bank premises and equipment, net                             1,121             1,007
Other real estate owned, net                                    11            -
Other assets                                                 1,413             2,523
                                                        -----------       -----------
      Total assets                                   $      62,855     $      63,985
                                                        ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest bearing                                $       8,876     $       9,567
  Interest bearing                                          48,133            46,669
                                                        -----------       -----------
      Total deposits                                        57,009            56,236

Borrowed funds                                               1,000             3,000
Other liabilities                                              467               578
Commitments and contingencies                               -                 -
                                                        -----------       -----------
      Total liabilities                                     58,476            59,814

Stockholders' equity:
  Common stock, $0.01 par value; 1,000,000 shares
    authorized, and 91,940 issued and outstanding
    at March 31, 1999 and 1998, respectively                     1                 1
  Paid-in capital                                            1,666             1,666
  Retained earnings                                          2,964             2,768
  Accumulated other comprehensive deficit             (         49 )    (         61 )
                                                        -----------       -----------
                                                             4,582             4,374
                                                        -----------       -----------
  Less 4,060 shares treasury stock at cost            (        203 )    (        203 )
                                                        -----------       -----------
      Total stockholders' equity                             4,379             4,171
                                                        -----------       -----------
      Total liabilities and stockholders' equity     $      62,855     $      63,985
                                                        ===========       ===========

                          See accompanying selected notes.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                          Consolidated Statement of Income

           For the Nine Months Ended March 31, 1999 and 1998 (Unaudited)

                       (In Thousands, Except Per Share Data)

                                                           1999              1998
                                                        -----------       -----------
Interest income:
  Interest and fees on loans                         $       2,643     $       2,721
  Interest on short-term interest bearing deposits             139                64
  Interest and dividends on investment securities:
    Taxable                                                    797               990
    Nontaxable                                              -                 -
                                                        -----------       -----------
        Total interest income                                3,579             3,775

Interest expense on deposit accounts (including
  interest expense on certificates of deposit
  of $100,000 and over of $374 and $191
  in 1999 and 1998, respectively)                            1,707             1,675
Interest expense on other borrowings                            72               142
                                                        -----------       -----------
        Total interest expense                               1,779             1,817
                                                        -----------       -----------
Net interest income                                          1,800             1,958

Provision for possible loan losses                             187               180
                                                        -----------       -----------
Net interest income after provision for possible
  loan losses                                                1,613             1,778
                                                        -----------       -----------
Noninterest income:
  Fees for financial services                                  307               387
  Loan servicing fees                                           74               165
  Net gains on the sale of loans                                46                41
  Other                                                         19                 4
                                                        -----------       -----------
        Total noninterest income                               446               597
                                                        -----------       -----------
Noninterest expense:
  Compensation and employee benefits                           911               987
  Occupancy and equipment                                      410               460
  Professional services                                        151               113
  Other                                                        472               408
                                                        -----------       -----------
        Total noninterest expense                            1,944             1,968
                                                        -----------       -----------
Income before income taxes                                     115               407

Income tax benefit                                          -                    100
                                                        -----------       -----------
Net income                                           $         115     $         507
                                                        ===========       ===========
Primary and fully diluted earnings per common and
  common equivalent share                            $        1.25     $        5.51
                                                        ===========       ===========
Weighted average common and common equivalent
  shares outstanding                                        91,940            91,940
                                                        ===========       ===========

                          See accompanying selected notes.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

            Consolidated Statement of Changes in Stockholders' Equity

          For the Nine Months Ended March 31, 1999 and 1998 (Unaudited)

                                 (In Thousands)

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                               COMMON          PAID-IN        RETAINED       COMPREHENSIVE    TREASURY
                                                STOCK          CAPITAL        EARNINGS          DEFICIT         STOCK        TOTAL
                                                -----          -------        --------          -------         -----        -----
Balance at July 1, 1997                      $         1     $     1,666     $     2,280     $(    298 )   $(     213 )   $  3,436

Net income                                        -               -                  507        -              -               507

Other comprehensive income:
  Net change in unrealized depreciation on
    securities available for sale                 -               -               -                237         -               237
                                                                                                                            -------
          Total comprehensive income              -               -               -             -              -               744

Dividends paid                                    -               -            (      19 )      -              -           (    19 )

Sale of treasury stock                            -               -               -             -                  10           10
                                              -----------     -----------     -----------      --------      ---------      -------
Balance at March 31, 1998                    $         1     $     1,666     $     2,768     $(     61 )   $(     203 )   $  4,171
                                              ===========     ===========     ===========      ========      =========      =======
Balance at July 1, 1998                      $         1     $     1,666     $     2,895     $(     26 )   $(     203 )   $  4,333

Net income                                        -               -                  115        -              -               115

Other comprehensive income:
  Net change in unrealized depreciation on
    securities available for sale                 -               -               -             -              -           (    23 )
                                                                                                                            -------
          Total comprehensive income              -               -               -           (     23 )       -                92

Dividends paid                                    -               -           (       46 )      -              -           (    46 )
                                              -----------     -----------     -----------      --------      ---------      -------
Balance at March 31, 1999                    $         1     $     1,666     $     2,964     $(     49 )   $(     203 )   $  4,379
                                              ===========     ===========     ===========      ========      =========      =======

                        See accompanying selected notes.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statement of Cash Flows

           For the Nine Months Ended March 31, 1999 and 1998 (Unaudited)

                                   (In Thousands)

                                                            1999              1998
                                                        -----------       -----------
Cash flows from operating activities, net of
  effect of purchase transactions:
    Net income                                       $         115     $         507
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization net of
          accretion                                            134               122
        Provision for loan losses                              187               182
        (Gain) loss on the sale of investment
          securities available for sale               (         38 )               1
        Net gain on sales of loans held for sale      (         46 )    (         41 )
        Loss (gain) on sale of other real estate                25      (         12 )
        Net change in other assets and other
          liabilities                                 (         10 )    (        525 )
                                                        -----------       -----------
          Net cash provided by operating activities            367               234
                                                        -----------       -----------
Cash flows from investing activities:
  Proceeds from sales or maturities of available
    for sale securities                                     11,705             6,541
  Purchase of available for sale securities           (      7,562 )    (      2,621 )
  Purchase of held to maturity securities             (        550 )          -
  Net loans originated                                (      5,340 )    (      2,614 )
  Proceeds from the sale of loans                            2,502             3,339
  Purchase of premises and equipment                  (        268 )    (        119 )
  Proceeds from sale of other real estate owned                101               321
                                                        -----------       -----------
          Net cash provided by investing activities            588             4,847
                                                        -----------       -----------
Cash flows from financing activities:
  Net (decrease) increase in deposits                 (      1,798 )           1,085
  Net proceeds from sale of treasury stock                  -                     10
  Repayments of other borrowings                      (      1,000 )    (      1,500 )
  Dividends paid                                      (         46 )    (         19 )
                                                        -----------       -----------
          Net cash used by financing activities       (      2,844 )    (        424 )
                                                        -----------       -----------
Net (decrease) increase in cash and cash
  equivalents                                         (      1,889 )           4,657

Cash and cash equivalents at beginning of period             7,678             2,341
                                                        -----------       -----------
Cash and cash equivalents at end of period           $       5,789     $       6,998
                                                        ===========       ===========

                          See accompanying selected notes.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                Selected Notes to Consolidated Financial Statements

                        March 31, 1999 and 1998 (Unaudited)

1.   BASIS OF PRESENTATION

The accompanying unaudited interim financial statements as of and for the nine month periods ended March 31, 1999 and 1998, respectively, reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for such periods presented. Management has determined that all such adjustments are of a normal recurring nature.


2.   RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this guidance, the Company is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, certain provisions of the Statement were delayed for one year. The Company did not experience a significant impact upon implementation of SFAS 125.

In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The term "other comprehensive income" denotes revenues, expenses, gains and losses that are included in comprehensive income but not in net income in accordance with generally accepted accounting principles. The Company adopted SFAS No. 130 effective with its fiscal year beginning July 1, 1998 as required by the pronouncement. Because the 1998 interim financial statements are included for comparative purposes, they have been reclassified to reflect provisions of SFAS No. 130.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has not yet fully evaluated the effects of this change in its operations. The Company, should it acquire such derivative instruments or should it engage in such hedging activities, will adopt SFAS No. 133 as required for its year ended December 31, 2001.

3.    STATEMENT OF CASH FLOWS

The Company has chosen to report its cash flows by the indirect method and has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

Supplemental information on cash flows and non-cash transactions for the nine months ended March 31, 1999 and 1998 (unaudited) is as follows (in thousands):

                                                   1999              1998
                                               -------------     -------------
 Cash transactions:
   Interest expense paid                      $       1,767     $       1,820
                                                 ===========       ===========

   Federal income taxes paid                  $      -          $      -
                                                 ===========       ===========

 Noncash transactions:
   Net acquisitions of other real estate
     owned                                    $          11     $      -
                                                 ===========       ===========

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheet

                             June 30, 1998 and 1997

                             (Dollars in Thousands)


                                                                                 1998        1997
                                                                               --------    --------
ASSETS

Cash and amounts due from depository institutions                              $  3,293    $  2,341
Short-term interest-bearing deposits                                              4,385        --
                                                                               --------    --------
      Total cash and cash equivalents                                             7,678       2,341
                                                                               --------    --------

Investments and mortgage-backed securities:
  Held to maturity, at amortized cost (fair values of $2,232 and
    $2,578, respectively)                                                         2,242       2,618
  Available for sale, at fair value                                              16,574      19,216
                                                                               --------    --------
      Total investments and mortgage-backed securities                           18,816      21,834
                                                                               --------    --------
Loans receivable:
  Held for sale, at fair value                                                      300         682
  Held for investment net of allowance for loan losses and unearned income
    of $1,130 and $1,366 at June 30, 1998 and 1997, respectively                 36,433      35,506
                                                                               --------    --------
      Total loans receivable, net                                                36,733      36,188
                                                                               --------    --------
Bank premises and equipment, net                                                    987       1,010
Other real estate owned, less allowance                                               1         168
Other assets                                                                      1,722       2,158
                                                                               --------    --------
      Total assets                                                             $ 65,937    $ 63,699
                                                                               ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest bearing                                                          $ 10,954    $  9,147
  Interest bearing                                                               47,854      46,004
                                                                               --------    --------
                                                                                 58,808      55,151
Other borrowings                                                                  2,000       3,000
Federal funds purchased                                                            --         1,500
Accrued interest and other liabilities                                              796         612
                                                                               --------    --------
      Total liabilities                                                          61,604      60,263
                                                                               --------    --------

Stockholders' equity:
  Common stock - $0.01 par value; 1,000,000 shares authorized, 96,000 shares issued at June 30, 1998 and 1997 and 91,940 and 91,740
    shares outstanding at June 30, 1998 and 1997, respectively                        1           1
  Additional paid-in capital                                                      1,666       1,666
  Retained earnings                                                               2,895       2,280
  Net unrealized loss on investment and mortgage-backed securities
    available for sale, net of tax                                                  (26)       (298)
                                                                               --------    --------
                                                                                  4,536       3,649
                                                                               --------    --------
  Less treasury stock - 4,060 and 4,260 shares at cost                             (203)       (213)
                                                                               --------    --------
      Total stockholders' equity                                                  4,333       3,436
                                                                               --------    --------
      Total liabilities and stockholders' equity                               $ 65,937    $ 63,699
                                                                               ========    ========

            See accompanying notes to consolidated financial statements.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statement of Operations

   For the Year Ended June 30, 1998, the Six Month Period Ended June 30, 1997
                      and the Year Ended December 31, 1996

                             (Dollars in Thousands)


                                                                                1998      1997         1996
                                                                              --------   --------    --------
Interest income:
  Interest and fees on loans                                                  $  3,444   $  1,815    $  3,490
  Short-term interest bearing deposits                                             137          9          27
  Interest and dividends on investment securities:
    Taxable                                                                      1,272        682       1,387
    Nontaxable                                                                    --         --          --
                                                                              --------   --------    --------

        Total interest income                                                    4,853      2,506       4,904
                                                                              --------   --------    --------

Interest expense:
  Deposit accounts including interest expense on certificates of deposit of
    $100,000 and over $333, $116 and $236 in 1998, 1997
    1996, respectively                                                           2,251      1,106       2,133
  Other borrowings                                                                 182        138         481
                                                                              --------   --------    --------

        Total interest expense                                                   2,433      1,244       2,614
                                                                              --------   --------    --------

Net interest income                                                              2,420      1,262       2,290

Provision for loan loss                                                            181        622         182
                                                                              --------   --------    --------

Net interest income after provision for loan loss                                2,239        640       2,108
                                                                              --------   --------    --------

Noninterest income:
  Fees for financial services                                                      435        202         417
  Loan servicing and origination fees                                              423        196         477
  Other                                                                             48        147         189
                                                                              --------   --------    --------

        Total noninterest income                                                   906        545       1,083
                                                                              --------   --------    --------

Noninterest expense:
  Compensation and employee benefits                                             1,265        668       1,163
  Occupancy and equipment expense                                                  661        406         788
  Professional services                                                            178        119         179
  Other                                                                            497        526         957
                                                                              --------   --------    --------

        Total noninterest expense                                                2,601      1,719       3,087
                                                                              --------   --------    --------

Income (loss) before income taxes                                                  544       (534)        104

Income tax benefit                                                                 100       --           174
                                                                              --------   --------    --------

Net income (loss)                                                             $    644   $   (534)   $    278
                                                                              ========   ========    ========

Earnings (loss) per common share of stock                                     $   7.01   $  (5.69)   $   2.90
                                                                              ========   ========    ========

Weighted average number of common shares outstanding                            91,931     93,870      96,000
                                                                              ========   ========    ========



          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity

   For the Year Ended June 30, 1998, the Six Month Period Ended June 30, 1997
                      and the Year Ended December 31, 1996

                             (Dollars in Thousands)

                                                                                             NET
                                                                                       UNREALIZED LOSS
                                                              ADDITIONAL                  AVAILABLE                    TOTAL
                                                  COMMON       PAID-IN      RETAINED    ON SECURITIES  TREASURY     STOCKHOLDERS'
                                                  STOCK        CAPITAL      EARNINGS      FOR SALE      STOCK          EQUITY
                                                ----------   ------------  ----------  --------------- ----------   -------------
Balance at January 1, 1996                        $     1      $ 1,666      $ 2,597       $   (32)      $  --         $ 4,232

Net income                                           --           --            278          --            --             278

Preferred stock - minority interest dividend         --           --            (15)         --            --             (15)

Change in unrealized loss on securities
  available for sale                                 --           --           --            (256)         --            (256)
                                                  -------      -------      -------       -------       -------       -------

Balance at December 31, 1996                            1        1,666        2,860          (288)         --           4,239

Net income                                           --           --           (534)         --            --            (534)

Dividends                                            --           --            (24)         --            --             (24)

Preferred stock - minority interest dividend         --           --            (22)         --            --             (22)

Purchase of treasury stock                           --           --           --            --            (213)         (213)

Change in unrealized gains (losses) on
  securities available for sale                      --           --           --             (10)         --             (10)
                                                  -------      -------      -------       -------       -------       -------

Balance at June 30, 1997                                1        1,666        2,280          (298)         (213)        3,436

Sale of treasury stock                               --           --           --            --              10            10

Net change in unrealized gain (loss) on
  securities available for sale                      --           --           --             272          --             272

Preferred stock - minority interest dividend         --           --            (29)         --            --             (29)

Net income                                           --           --            644          --            --             644
                                                  -------      -------      -------       -------       -------       -------

Balance at June 30, 1998                          $     1      $ 1,666      $ 2,895       $   (26)      $  (203)      $ 4,333
                                                  =======      =======      =======       =======       =======       =======

          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

   For the Year Ended June 30, 1998, the Six Month Period Ended June 30, 1997
                      and the Year Ended December 31, 1996

                             (Dollars in Thousands)

                                                                   1998          1997           1996
                                                                --------       --------       --------
Cash from operating activities:
  Net income (loss)                                             $    644       $   (534)      $    278
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan loss                                        181            622            182
      Depreciation and amortization, net of accretion                308            113            350
      Net (gain) loss on sale of investment securities
        available for sale                                            (4)             5            (30)
      Net gain on sale of loans held for sale                        (84)          (198)           152
      Net loss on the sale of other real estate owned                  6           --             --
      Net loss (gain) on sale of assets                             --                5            (50)
      FHLB stock dividends                                           (38)          --             --
      Decrease (increase) in other assets                            350           (119)           (30)
      Increase (decrease) in other liabilities                        47            193            (89)
                                                                --------       --------       --------

          Net cash provided by operating activities                1,410             87            763
                                                                --------       --------       --------

Cash flows from investing activities:
  Net loan (originations) repayments                              (5,770)           361         (2,997)
  Proceeds from the sale of loans                                  5,100           --             --
  Purchase of investment and mortgage-backed securities:
    Held to maturity                                                (112)          --             --
    Available for sale                                            (4,063)        (6,083)        (5,295)
  Proceeds from maturities and paydowns of securities
    held to maturity                                                --              216            442
  Proceeds from sale and maturity of investment and
    mortgage-backed securities available for sale                  7,609          2,357         11,701
  Proceeds from sale of real estate acquired through
    foreclosure                                                      186           --             --
  Purchase of premises and equipment                                (161)           (52)          (108)
                                                                --------       --------       --------

          Net cash provided (used) by investing activities         2,789         (3,201)         3,743
                                                                --------       --------       --------


          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
                                   (Continued)

   For the Year Ended June 30, 1998, the Six Month Period Ended June 30, 1997
                      and the Year Ended December 31, 1996

                             (Dollars in Thousands)

                                                            1998          1997          1996
                                                          -------       -------       -------

Cash flows from financial activities:
  Dividends paid                                              (29)          (46)          (15)
  Proceeds from sale of treasury stock                         10          --            --
  Net increase in deposits                                  3,657           411         4,597
  (Repayment) borrowings of other borrowed funds           (2,500)        1,343        (6,805)
  Purchase of treasury stock                                 --            (213)         --
                                                          -------       -------       -------

          Net cash provided by financing activities         1,138         1,495        (2,223)
                                                          -------       -------       -------

Net increase (decrease) in cash and cash equivalents        5,337        (1,619)        2,283

Cash and cash equivalents at beginning of period            2,341         3,960         1,677
                                                          -------       -------       -------

Cash and cash equivalents and end of period               $ 7,678       $ 2,341       $ 3,960
                                                          =======       =======       =======

Supplemental disclosures:
  Cash paid for:
    Income taxes                                          $  --         $  --         $  --
    Interest                                              $ 2,421       $ 1,248       $ 2,601

  Non-cash transactions:
    Net acquisition of other real estate owned            $    25       $  --         $   241



          See accompanying notes to consolidated financial statements.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  June 30, 1998 and 1997 and December 31, 1996


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

First American Financial Corp. (the "Company") was incorporated in the State of Texas in February, 1991 for the purpose of forming a bank holding company for First American Bank and Mortgage, N.A., a federally chartered bank (the "Bank"). The bank conducts business through two full service branches located in two counties in Northeast Texas. The Bank offers a full range of financial services including both personal and commercial deposit services and loan products. The Bank originates and services residential mortgages through its full service mortgage subsidiary, First American Mortgage Company.

ACCOUNTING PRINCIPLES

The accounting and reporting policies of the Company conform to generally accepted accounting principles and practices generally followed within the banking industry. In preparing consolidated financial statements, management is required to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan loss, the valuation of other real estate owned, and the valuation of deferred tax assets and the effect of prepayments on mortgage servicing rights and the premiums and discounts associated with mortgage-related securities. Management believes that the allowance for loan loss, the valuations of other real estate owned and deferred tax assets are adequate, and that the effect of prepayments on mortgage servicing rights and premiums and discounts associated with investments and mortgage-related securities has been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan loss and valuation of other real estate owned. The following summarizes the more significant policies.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Corporation, First American Delaware Financial Corporation, First American Bank & Mortgage, N.A., its wholly-owned subsidiary, First American Mortgage Company (collectively referred to as Company), and its 99% limited partnership interest in Equipment Leasing Associates 1994 - III Limited Partnership. First American Delaware Financial Corporation owns 100% of the capital stock of the Bank. First American Financial Corporation owns 100% of the stock of First American Delaware Financial Corporation. All significant inter-company balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and short term, interest-bearing deposits. Federal funds are normally sold for one-day periods. Periodically, the Company's cash deposits with other financial institutions may exceed the FDIC insurance limits.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The Company accounts for its investment in debt and equity securities as prescribed in Statement of Financial Accounting Standards No. 115 "Accounting for Certain Debt and Equity Securities" ("SFAS 115"). The following summarizes SFAS 115 security classifications and corresponding accounting treatment:

      Held-to-Maturity securities are debt securities that the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Premiums and discounts are amortized or accreted as adjustments to income over the life of the security using the level yield method.

      Trading securities are debt and equity securities that are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. At June 30, 1998 and 1997, no securities have been classified as trading securities.

      Available-for-sale securities are debt and equity securities not classified as either held-to-maturity or trading securities and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax. Premiums and discounts are amortized or accreted as adjustments to income over the life of the security using the level yield method.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


Gains or losses on the sale of securities are based on the specific identification method. The fair value of securities is based on quoted market prices, or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Transfers of securities between classifications are accounted for at fair value.

Federal Home Loan Bank stock, Federal Reserve Bank stock and Texas Independent Bank stock are owned due to regulatory and collateral requirements. These stocks are not considered to be a marketable equity security under SFAS 115 and, therefore, are carried at cost.

LOANS

Loans that the Company has the intent and ability to hold to maturity or repayment, are recorded at cost and represent the unpaid principal balances, adjusted for allowance for loan loss, net deferred origination fees or costs on originated loans and unamortized premiums or discounts on loans purchased.

Costs have been deferred and are recognized over the life of the loans as an adjustment to yield.

Loans are placed on a non-accrual status when, in the opinion of management, the possibility of collection of additional interest is deemed insufficient to warrant further accrual. Generally, the Company places all loans more than ninety days past due on non-accrual status. When a loan is placed on non-accrual status, interest accruals are suspended until, in the opinion of management, the borrower has regained the ability to make periodic interest and principal payments in accordance with the terms of the loan agreement. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Discounts on acquired first mortgage loans are amortized to income using methods that approximate the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments of principal.

Discounts and premiums on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are valued at the aggregate of lower of cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income. Most loans sold are sold with servicing rights retained, however, the Company does sell a portion of its loans held for sale portfolio without retention of servicing rights. The decision to retain or sell the servicing rights is a function of the loan product and the buyer. Gains and losses on the sale of such loans are recognized when substantially all risks and rewards of ownership are transferred. If the loan servicing rights are retained, the value of future servicing rights are considered in the determination of the amount of gain or loss.

ALLOWANCES FOR ESTIMATED LOSSES

The Company maintains allowances for estimated loan loss, uncollected accrued interest receivable and losses on real estate acquired in the settlement of loans. Loss provisions are charged to income when, in the opinion of management, such losses for which no provision has been made are probable.

The allowance for loan loss is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management believes that the allowance for loan loss is adequate. Management's periodic evaluation is based upon analysis of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory authorities as an integral part of their examination process, periodically review the allowance for loan loss. These authorities may require the Company to recognize additions to the allowance for loan loss based on their judgments of information which is available to them at the time of their examination.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), and the Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which amends SFAS 114., defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled debt restructuring (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest on an impaired loan. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans. The adoption of SFAS 118 and SFAS 114 resulted in no adjustment to the allowance for loan loss.

BANK PREMISES AND EQUIPMENT

Land is carried at cost. Bank premises and equipment are carried at cost less accumulated depreciation. Provisions for depreciation are computed using the straight-line method. Average useful lives used for depreciation with respect to major classifications of property are as follows:

      TYPE                                      ESTIMATED LIFE
      ----                                      --------------

      Building                                  30 years
      Furniture and equipment                   2 to 7 years

Maintenance and repairs are charged to expense; improvements and renewals are capitalized. Upon retirement or replacement, the cost of the asset and the related accumulated depreciation are eliminated with any resulting gains or losses charged or credited to income.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



OTHER REAL ESTATE OWNED

Other real estate owned is recorded at the time of foreclosure at the lower of the Company's cost of acquisition or the asset's fair market value which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. An allowance for estimated costs to sell the property is established, if necessary, at the date the real estate is acquired by a charge to operations. Expenses incurred in maintaining other real estate owned and subsequent provisions to reflect declines in the fair market value of the property are included in other real estate owned expense.

INTANGIBLE ASSETS

Intangible assets are amortized over their estimated useful lives on either the straight-line method or based on the expiration of the underlying assets.

FEDERAL INCOME TAXES

The Corporation files a consolidated income tax return with its subsidiaries. Federal income tax expense or benefit has been allocated on a separate return basis.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, as determined under provisions of FASB No. 109, "Accounting for Income Taxes".

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights represent the carrying value of the rights to service mortgage loans for others. The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed seven years. Service fee income is recognized when the related loan payments are collected. On a quarterly basis, management evaluates and makes any necessary adjustments to the remaining balances of mortgage servicing rights, if the fair value of the disaggregated servicing rights indicate that the carrying value is not considered recoverable. Assumptions utilized in the quarterly evaluations are based on current prepayment and investor rates of return provided by an independent investment advisor.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



Effective January 1, 1997 the Company adopted SFAS 122 "Accounting for Mortgage Servicing Rights." This standard prospectively requires the Company, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company is required to assess the fair value of these assets at each reporting date to determine impairment.

FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

EARNINGS PER COMMON SHARE OF STOCK

Earnings per common share of stock is computed by dividing net income by the weighted average number of common shares outstanding during each year.

FORWARD-LOOKING STATEMENTS

Certain phrases contained in these financial statements including, without limitation, statements containing the words "believes", "anticipates", "estimates", "expects" and words of similar meaning, constitute forward-looking statements, as defined in securities law. Among others, notes to the financial statements concerning financial instruments, contingencies, and Year 2000 readiness identify important risk factors that could cause actual results to differ significantly from those contained in the forward-looking statements.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



2.   RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this guidance, the Company is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. SFAS 125 became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, certain provisions of the Statement were delayed for one year. The Company did not experience a significant impact upon implementation of SFAS 125.

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has not yet fully evaluated the effects of this change in its operations. The Company, should it acquire such derivative instruments or should it engage in such hedging activities, will adopt SFAS No. 133 as required for its year ended December 31, 2001.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



3.    INVESTMENT AND MORTGAGE-BACKED SECURITIES

Debt and equity securities have been classified in the consolidated balance sheet according to management's intent. The carrying amount of securities and their approximate fair values are as follows (in thousands):

                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                               COST         GAINS        LOSSES       VALUE
                                            -----------  ------------ ------------  ---------
SECURITIES HELD TO MATURITY

June 30, 1998:
  U.S. Agency obligations                     $   112      $  --        $  --        $   112

  Pass-through certificates guaranteed
    by FNMA, GNMA and FHLMC                     2,130           12           22        2,120
                                              -------      -------      -------      -------

                                              $ 2,242      $    12      $    22      $ 2,232
                                              =======      =======      =======      =======


June 30, 1997:
  Pass-through certificates guaranteed
    by FNMA, GNMA and FHLMC                   $ 2,618      $    13      $    53      $ 2,578
                                              =======      =======      =======      =======


SECURITIES AVAILABLE FOR SALE

June 30, 1998:
  Investment securities:
    U.S. Agency obligations                   $ 4,476      $    55      $     2      $ 4,529
    Equity securities                             262           10         --            272

  Mortgage-backed securities:
    FHLMC                                       1,580           15         --          1,595
    FNMA                                        1,801           15            1        1,815
    CMO's                                       8,495           23          155        8,363
                                              -------      -------      -------      -------

                                              $16,614      $   118      $   158      $16,574
                                              =======      =======      =======      =======


June 30, 1997:
  Investment securities:
    U.S. Agency obligations                   $ 8,044      $  --        $    63      $ 7,981
    Pass-through certificates guaranteed
      by FNMA, GNMA and FHLMC                  10,975           11          400       10,586
    Other                                         649         --           --            649
                                              -------      -------      -------      -------

                                              $19,668      $    11      $   463      $19,216
                                              =======      =======      =======      =======

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



Proceeds from sales of securities available for sale were approximately $1,000,000, $1,600,000 and $9,071,000 for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, respectively. Gross realized gains on these sales were approximately $11,000, $2,000 and $57,000 for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, respectively. Gross realized losses on these sales were approximately $7,000, $7,000 and $27,000 for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, respectively.

Securities with a book value of approximately $894,000 and a fair value of approximately $896,000 were pledged to secure public fund deposits and other purposes as of June 30, 1998.

The maturities of the investment and mortgage-backed securities at June 30, 1998 are as follows (in thousands):

                                        SECURITIES HELD TO MATURITY            SECURITIES AVAILABLE FOR SALE
                                        ---------------------------            -----------------------------
                                          AMORTIZED         FAIR                 AMORTIZED         FAIR
                                            COST            VALUE                  COST            VALUE
                                        ------------     ----------            -------------    ------------
Due in one year or less                   $    43           $    44                $ 1,172        $ 1,161

Due from one year to five years             1,207             1,211                  4,045          4,049

Due from five to ten years                    992               977                  7,398          7,395

Due after ten years                          --                --                    3,737          3,697
                                          -------           -------                -------        -------

    Total debt investment and
      mortgage-backed securities            2,242             2,232                 16,352         16,302

Equity securities                            --                --                      262            272
                                          -------           -------                -------        -------

    Total investment and mortgage-
      backed securities                   $ 2,242           $ 2,232                $16,614        $16,574
                                          =======           =======                =======        =======

At June 30, 1998, approximately $4,500,000 par value of the debt securities were considered structured notes with call provisions ranging from 1 month to 3 years.

At June 30, 1998, the Company's collateralized mortgage obligations ("CMO's") and mortgage-backed securities portfolio consisted of securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Corporation ("GNMA"), or the Federal National Mortgage Corporation ("FNMA") and mature between one and forty years. The actual lives of these securities may be significantly shorter as the result of payments and prepayments of the underlying collateral.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



4.    LOANS RECEIVABLE, NET

Loans receivable consisted of the following (in thousands):

                                                      1998           1997
                                                   --------        --------
    Real estate loans:
      Residential                                  $  7,053        $  8,871
      Commercial                                      5,121           2,572
      Construction                                    2,190           1,888
      Other                                           1,853             676
                                                   --------        --------

          Total real estate loans                    16,217          14,007
                                                   --------        --------

    Other loans:
      Commercial                                     10,332           9,297
      Agricultural                                    3,091           3,147
      Consumer and installment                        8,394          10,895
                                                   --------        --------

          Total other loans                          21,817          23,339
                                                   --------        --------

    Held for sale loans                                 300             682

          Total loans                                38,334          38,028
                                                   --------        --------

    Less:
      Unearned discount                                (673)           (850)
      Undisbursed portion of interim
        construction loans                             (634)           (688)
      Allowance for loan loss                          (457)           (470)
      Net deferred loan costs                           163             168
                                                   --------        --------

          Total loans, net                         $ 36,733        $ 36,188
                                                   ========        ========


Substantially all of the Company's loans are with borrowers located within 100 miles of Sulphur Springs, Texas. The Company's concentrations of credit risk related to the loan portfolio are reflected in the preceding schedule.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



Impairment of loans having recorded investments of approximately $370,000 and $587,000 at June 30, 1998 and 1997, respectively, has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average recorded investment in impaired loans during 1998 and 1997 was approximately $479,000 and $567,000, respectively. The total allowance for loan losses related to these loans at June 30, 1998 and 1997 was approximately $60,000 and $64,000, respectively. Interest income recognized on impaired loans was approximately $15,000 for both 1998 and 1997.

At June 30, 1998 and 1997, loans which were accounted for on a non-accrual basis or were contractually past due ninety days or more totaled approximately $370,000 and $587,000, respectively. The amount the Company will ultimately realize from these loans could differ materially from their carrying value because of future developments affecting the underlying collateral or the borrower's ability to repay the loans. During the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, the Company recognized no interest income on loans past due 90 days or more, whereas, under the original terms of these loans, the Company would have recognized additional interest income of approximately $27,000, $24,000 and $53,000, respectively.

Directors and officers of the Company are customers of the Company in the ordinary course of business. Loans to directors and officers have terms consistent with those offered to other customers. The aggregate amount of such loans outstanding at June, 30, 1998 and 1997 was $635,000 and $837,000, respectively. During 1998 and 1997, new loans to such related parties amounted to $1,129,000 and $112,000, respectively, and repayments amounted to $1,392,000 and $39,000, respectively.

The Company has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

Activity in the allowance for loan loss consisted of the following for the year ended June 30, 1998, the six months period ended June 30, 1997 and the year ended December 31, 1996 (in thousands):

                                                 1998       1997      1996
                                                -----      -----      -----

    Balance at the beginning of the year        $ 470      $ 470      $ 433
    Provision for loan loss                       181        622        182
    Charge-offs, net of recoveries               (194)      (622)      (145)
                                                -----      -----      -----

    Balance at the end of the period            $ 457      $ 470      $ 470
                                                =====      =====      =====

At June 30, 1998 and 1997, accrued interest receivable on loans was $317,000 and $309,000, respectively.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



5.    BANK PREMISES AND EQUIPMENT

Bank premises and equipment consisted of the following (in thousands):

                                                        1998          1997
                                                      -------       -------

    Land                                              $   342       $   342
    Building and improvements                             500           462
    Office furniture, fixtures and equipment              890           782
                                                      -------       -------

                                                        1,732         1,586

    Less accumulated depreciation                        (745)         (576)
                                                      -------       -------

        Bank premises and equipment, net              $   987       $ 1,010
                                                      =======       =======


Depreciation expense totaled approximately $185,000, $95,000 and $198,000 for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, respectively.


6.    LOAN SERVICING

The unpaid principal balance of mortgage loans serviced for others at June 30, 1998 and 1997 was approximately $54,351,000 and $62,763,000, respectively. The Company sells loans in the secondary market without recourse and retains servicing rights on the sale of conventional mortgage loans. The Company originates and sells all FHA/VA servicing released. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees received from the investors as well as certain charges collected from the borrower, such as late payment fees. In connection with these loans serviced for others, the Company held custodial escrow balances of $985,000 and $1,145,000 at June 30, 1998 and 1997, respectively.

Mortgage servicing rights purchased and capitalized amounted to approximately $345,000 and $829,000 at June 30, 1998 and 1997, respectively. Related amortization expense of mortgage servicing rights for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996 amounted to approximately $99,000, $35,000 and $55,000, respectively. There was no valuation allowance at June 30, 1998.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


Mortgage servicing rights of approximately $25,000 were originated and capitalized during both the year ended June 30, 1998 and the six month period ended June 30, 1997. Amortization of originated mortgage servicing rights for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996 was $4,000, $2,000 and $4,000, respectively.


7.    DEPOSITS

Deposit accounts were as follows (dollars in thousands):

                                                   1998                   1997
                                          --------------------   -------------------
                                          BALANCE      PERCENT   BALANCE     PERCENT
                                          -------     --------   -------     -------
Demand accounts                           $10,954        18.6%   $ 9,147     $  16.6%
NOW accounts                                4,290         7.3      3,817         6.9
Money market checking accounts              9,587        16.3      9,865        17.9
Savings accounts                            1,831         3.1      2,197         4.0
                                          -------     -------    -------     -------

    Total demand and savings deposits      26,662        45.3     25,026        45.4

Certificates of deposit                    32,146        54.7     30,125        54.6
                                          -------     -------    -------     -------

    Total deposit accounts                $58,808       100.0%   $55,151       100.0%
                                          =======     =======    =======     =======


As of June 30, 1998 and 1997, deposit accounts with balances of $100,000 and over totaled approximately $13,866,000 and $3,412,000, respectively.


8.    BORROWED FUNDS

Other borrowed funds consisted of the following at June 30, 1998 (in thousands):


      Within one year - fixed rate                         $   -
      Due after one year through five years                   2,000
                                                           --------

            Total borrowings                               $  2,000
                                                           ========

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


At June 30, 1998, the Company had $2,000,000 of advances outstanding from the Federal Home Loan Bank of Dallas . These advances have interest rates that adjust monthly. The advances are prepayable with the balance due in 2001. Interest is due monthly. The Company pledges as collateral to these borrowings their Federal Home Loan Bank stock and has entered into blanket collateral agreements with the Federal Home Loan Bank whereby the Company maintains, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances equal to, when discounted at 75% of the principal balances, 100% of total advances.


9.    INCOME TAXES

The consolidated federal income tax (benefit) expense differs from "expected" consolidated federal income tax for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, computed by applying the statutory U.S. federal corporate tax rate of 34% to income tax expense as follows (in thousands):

                                                        1998       1997       1996
                                                       -----      -----      -----
  Computed "expected" income tax expense (benefit)     $ 219      $(199)     $  35
  Effect of leveraged leasing transaction               (206)      (106)      (189)
  Change in valuation allowance                         (111)       260       --
  Other                                                   (2)        45        (20)
                                                       -----      -----      -----

        Federal income tax (benefit)                   $(100)     $--        $(174)
                                                       =====      =====      =====

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities as of June 30, 1998 and 1997 are as follows (in thousands):

                                                              1998       1997
                                                             -----      -----

  Deferred tax assets:
    Net unrealized loss on securities available for sale $ 13 $ 153 Allowance for loan losses for book in excess
      of tax                                                   155        159
    Net operating loss carryforward                            236        243
    Provision for repossessed assets                            32         32
    Other                                                     --           11
                                                             -----      -----

        Gross deferred tax assets                              436        598
                                                             -----      -----

  Deferred tax liabilities:
    Bank premises and equipment basis for book in
      excess of tax                                             11         21
    Core deposit tangible                                       11         18
    Federal Home Loan Bank stock                                25       --
                                                             -----      -----

        Gross deferred tax liabilities                          47         39
                                                             -----      -----

  Net potential deferred asset                                 389        559

  Valuation allowance                                         (175)      (286)
                                                             -----      -----

  Net deferred tax asset                                     $ 214      $ 273
                                                             =====      =====

A summary of the valuation allowance at June 30, 1998 and 1997 is as follows (in thousands):

                                                             1998        1997
                                                             -----      -----

          Valuation allowance, beginning of period           $ 286      $  26
          Change in valuation allowance                       (111)       260
                                                             -----      -----

          Valuation allowance, end of period                 $ 175      $ 286
                                                             =====      =====

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


At June 30, 1998, the Company has an available net operating loss carryforward of approximately $150,000 which is due to expire, if not utilized, by 2004 and is subject to annual limitations of approximately $78,000 under Section 382 of the Internal Revenue Code. Additionally, the Company has a net operating loss carryforward of approximately $543,000 which will begin to expire, if not utilized, by 2012 and is not subject to annual Internal Revenue Code limitations under Section 382.

Included in other assets and other liabilities in the consolidated balance sheet are net deferred tax assets of approximately $214,000 and $273,000 at June 30, 1998 and 1997, respectively.


10.   EMPLOYEE BENEFITS

The Company has a qualified defined contribution plan, which covers substantially all employees that meet certain service requirements. Employees can contribute up to 15% of their unadjusted compensation. Contributions by the Company are determined as a percent of each covered employee's salary at the Company's discretion for each plan year. Benefits accrued for the year ended June 30, 1998 and for the six month period ended June 30, 1997, pursuant to the plan were approximately $20,000 and $25,000, respectively. There were no benefits accrued for the year ended December 31, 1996.


11.   COMMITMENTS AND CONTINGENCIES

LOAN COMMITMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company had outstanding loan commitments as follows at June 30, 1998 and 1997 (in thousands):

                                                           1998           1997
                                                          ------        ------

  Commitments to extend credit:
    Loan commitments                                      $3,350        $4,842
    Undisbursed portion of interim
      construction loans                                     633          --
    Standby letters of credit                                 91            81
                                                          ------        ------

        Total commitment to extend credit                 $4,074        $4,923
                                                          ======        ======


Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various collateral supporting those commitments for which collateral is deemed necessary.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company has no additional financial instruments with off-balance sheet risks.

CONCENTRATIONS OF CREDIT RISK

The Company's business is principally with customers located in northeast Texas. Except for residential mortgage loans in the Company's market area, the Company has no other significant concentrations of credit risk.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



LITIGATION

The Company is involved in legal actions in the normal course of business. In the opinion of management, based on the advice of its general counsel, the resolution of these matters will not have a material adverse impact on the future results of operations or the financial position of the Company.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

The Company's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Company's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company's interest earning assets consist primarily of long-term, fixed-rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits. Accordingly, the Company's earnings would be adversely affected during periods of rising interest rates.

The Company contracts outside data processing services subject to a noncancelable agreement which expires in June 1999. Monthly payments are contingent upon the amount of usage during a given month. Total expenses pursuant to the agreement were approximately $160,000, $115,000 and $231,000 for the year ended June 30, 1998, the six month period ended June 30, 1997 and the year ended December 31, 1996, respectively.

In the normal course of business, there are various commitments and contingent liabilities outstanding which are not reflected in the accompanying consolidated balance sheets. Management anticipates no material losses as a result of these transactions.


12.   STOCKHOLDERS' EQUITY, DIVIDEND RESTRICTIONS AND REGULATORY MATTERS

Under federal banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the Office of the Comptroller of the Currency is required if dividends declared exceed the net profits for that year combined with the retained net profits for the two preceding years. The calculation of the amount available for payment of dividends is based on the net profits determined in accordance with regulatory accounting principles, reduced by the amount of dividends declared. As of July 1, 1998, the Bank had regulatory approval to pay dividends in the amount of $75,000. However, these net profits are subject to regulatory capital requirements and other factors that substantially limit their distribution.

              FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES


Further, the Office of the Comptroller of the Currency may prohibit the payment of any dividends if it determines that certain circumstances exist in the Bank, including those relating to the financial condition of the Bank, such that the payment of dividends would be considered an unsafe and unsound practice.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if taken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework requiring prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital ( as defined by regulation) to risk weighted assets (as defined), and Tier I capital to average assets ( as defined). The following table sets forth (in thousands) the Bank's current capital requirements, actual capital position and excess capital in both a dollar and percentage basis for June 30, 1998 and 1997:

                                                                                                           TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                          FOR CAPITAL                   PROMPT CORRECTIVE
                                                   ACTUAL              ADEQUACY PURPOSES                ACTION PROVISIONS
                                           --------------------   -----------------------------    -----------------------------
                                             AMOUNT     RATIO        AMOUNT          RATIO            AMOUNT          RATIO
                                           ---------  ---------   -----------   ---------------    -----------  ----------------
June 30, 1998:
  Total capital to risk weighted assets      $4,685     12.2%       $3,075      > or = to  8.0%      $3,844     > or = to  10.0%

  Tier I capital to risk weighted assets      4,230     11.0         1,537      > or = to  4.0        2,306     > or = to   6.0

  Tier I capital to average assets            4,230      6.5         2,586      > or = to  4.0        3,233     > or = to   5.0


June 30, 1997:
  Total capital to risk weighted assets      $3,750      9.1%       $3,285      > or = to  8.0%      $4,106     > or = to  10.0%

  Tier I capital to risk weighted assets      3,280      8.0         1,643      > or = to  4.0        2,464     > or = to   6.0

  Tier I capital to average assets            3,280      5.1         2,594      > or = to  4.0        3,243     > or = to   5.0


13.   YEAR 2000 COMPLIANCE (UNAUDITED)

The Company is in the process of implementing a Year 2000 compliant information system and has initiated an assessment project which addresses those systems that may have Year 2000 compliance issues. This assessment project is to determine that nature of the problem and to determine what actions are necessary for the Company to be in compliance.

               FIRST AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES



The Company presently believes that with the implementation of certain systems modifications, validation, and other related actions, including distribution of information to borrowers, Year 2000 compliance will not result in significant operational issues for the Company. However, if the implementation process is not completed on a timely basis, Year 2000 compliance may have a significant effect on the operations of the Company.


14.   SUBSEQUENT EVENT

In July 1998, the Company entered into Special Stock Option Agreements whereby the Company granted options to certain key employees for the purchase of shares of its common stock at $50 per share, the estimated fair value on the dates of grant. The following table summarizes the options, all of which remain outstanding:

                                         NUMBER OF             OPTION
                                          SHARES               PRICE
      GRANT DATE                       EXERCISABLE           PER SHARE
      ----------                       ------------         ------------

      July 1998                        $     10,000         $      50.00
                                       ============         ============


      The above options remain in effect for 10 years and generally vest at 20 percent per year.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123) allows companies to continue to apply the accounting provisions of the Accounting Principles Board Opinion 25 (APB Opinion 25) or adopt the fair value based method of accounting for stock options. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The provisions of SFAS 123 permit a company to remain with the accounting provisions in APB Opinion 25. However, pro forma disclosures of net income as if the fair value based method of accounting as defined in SFAS 123 had been applied must be provided. The Company has elected to apply APB Opinion 25 and its related interpretations in accounting for its stock options. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date in accordance with the provisions of SFAS 123, the Company' estimated salaries expense for its fiscal year ended 1999 is not expected to be materially impacted. The fair value of each option is estimated on the grant date based on the Company's current stock price less the present value of the options discounted at a risk-free rate of return over the estimated expected life of the options.

                                                                      APPENDIX A


              AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into effective as of April 23, 1999, by and between FIRST AMERICAN FINANCIAL CORP. ("First American") and GUARANTY BANCSHARES, INC., ("Buyer"), and provides as follows:

                      W I T N E S S E T H:

          WHEREAS, Buyer desires to acquire all of the issued and outstanding stock of First American through the merger of First American with and into a subsidiary of Buyer (the "Merger');

          WHEREAS, Buyer and First American believe that the Merger is in the best interests of Buyer, First American and their respective shareholders;

          WHEREAS, Buyer and First American desire to set forth the terms and conditions of the Merger;

          WHEREAS, the respective boards of directors of Buyer and First American have approved this Agreement.

          NOW THEREFORE, in consideration of the premises, First American and Buyer hereby agree that a wholly owned subsidiary of Buyer shall be merged with and into First American on the following terms and conditions:

SECTION 1:  MERGER

           (a) MERGER OF FIRST AMERICAN INTO SUBSIDIARY OF BUYER. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), a wholly-owned subsidiary of Buyer shall be merged with and into First American pursuant to the provisions of and with the effect provided in Part Five of the Texas Business Corporation Act (the "TBCA").

           (b) EFFECT OF MERGER. The specific Plan of Merger is set forth in Exhibit A attached hereto and made a part hereof. The Merger shall have the effects set forth in Part Five of the TBCA. On the Closing Date, First American shall continue as the corporation surviving the Merger (the "Surviving Corporation") which shall not be deemed to be a new corporation, and the separate corporate existence of the subsidiary of Buyer shall cease. On the Closing Date, all rights, title, and interests to all real and personal property owned by First American and said subsidiary shall be allocated to the vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. On the Closing Date, all liabilities and obligations of First American and said subsidiary shall be allocated to the Surviving Corporation and the Surviving Corporation shall be the sole obligor therefore. Thereafter, the Surviving Corporation shall be merged into Buyer.

           (c) THE SURVIVING CORPORATION. The specific Plan of Merger is set forth in Exhibit A attached hereto and made a part hereof. The established office and facilities of First American shall continue as the office and facilities of the Surviving Corporation. The Articles of Incorporation and Bylaws of First American shall continue in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation until the same shall be amended and changed as provided by law. The directors and officers of said subsidiary shall continue as the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law.

           (d) FINAL MERGER. Immediately after Closing, the Surviving Corporation shall be merged with and into Buyer ("Continuing Company") under the charter and Articles of Incorporation of Buyer pursuant to the provisions of, and with the effect provided in Article Five of the TBCA.

           The Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Buyer. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Buyer. Unless and until changed by the Board of Directors of Continuing Company, the main office of Continuing Company shall be the main office of Buyer. The established offices and facilities of the Surviving Corporation immediately prior to the Merger shall become established offices and facilities of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and Buyer and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon.

           (e) MERGER CONSIDERATION. At the consummation of the Plan of Merger, in exchange for all of the issued and outstanding common stock of First American (the "First American Stock"), Buyer shall issue a total of 351,750 shares of its voting common stock, par value $1.00 per share (the "Buyer Stock"), the fair market value of which is agreed to be $10.00 per share, and pay a total of $3,379,480.00 in cash to the shareholders of First American (the "Merger Consideration").

           (f) CONVERSION OF THE FIRST AMERICAN STOCK. On the Closing Date, by virtue of this Agreement and without any further action on the part of any holder, each share of First American Stock shall cease to be issued and outstanding, and other than shares with respect to which dissenters' rights have been perfected, shall be converted into and become the right to receive 3.417039 shares of Buyer Stock and $32.829609 cash (the "Per Share Consideration").

           (g) CONVERSION OF SUBSIDIARY STOCK. The shares of stock of Buyer's subsidiary outstanding on the Closing Date shall, by virtue of the Merger an without any action on the part of the Buyer or any other party as holder thereof, be converted into and become shares of capital stock of Surviving Corporation. By virtue of this Agreement and without any action by any party, the number of shares of capital stock of the Surviving Corporation to be outstanding after the Closing Date shall be 102,940 shares of common stock, $1.00 pat value per share.

SECTION 2: CLOSING

          On a date mutually agreeable to First American and Buyer within five
(5) business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the "Closing Date"), but not later than September 30, 1999, a closing (the "Closing") will take place at the offices of First American at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in this Agreement have been satisfied or waived. If no such condition then exists or if no party has previously exercised any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary in order to effect the transactions contemplated by this Agreement.

          (a) DELIVERY OF CONSIDERATION. First American shall send to each holder of First American Stock a letter of transmittal (which shall include a representation regarding title) for use in exchanging such holder's certificates for the Merger Consideration. Provided that all necessary shareholder and regulatory approvals have been obtained, First American shall forward letters of transmittal to all of the shareholders at least twenty (20) days prior to the Closing Date unless First American and Buyer shall mutually agree to send such letters at a later date. Promptly after receipt of such certificates and letter of transmittal, Buyer shall review the executed letters of transmittal in order to verify proper execution. Provided that the letter of transmittal is properly completed, accompanied by all of the appropriate stock certificates and made available for review by First American by twelve noon on the business day before the Closing Date, on the Closing Date, Buyer shall deliver to such shareholder the Per Share Consideration multiplied by the number of shares of First American Stock surrendered. If a shareholder does not provide properly completed letters of transmittal and all appropriate stock certificates to Buyer on the business day before the Closing Date, then, provided that the letter of transmittal is properly completed and accompanied by all of the appropriate stock certificates and delivered to Buyer, Buyer promptly, but in no event later than two (2) business days following receipt of those documents by Buyer, shall pay to such shareholder the Per Share Consideration multiplied by the number of shares of First American Stock surrendered. In the event that a letter of transmittal contains an error, is incomplete or is not accompanied by all appropriate stock certificates, then neither Buyer nor any other party to this Agreement shall be liable to any holder of certificates representing the First American Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the Merger Consideration.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF FIRST AMERICAN.

        First American does hereby represent and warrant to Buyer and agree as follows:

               (a)ORGANIZATION, GOOD STANDING, POWER. First American is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease, operate, and sell its respective properties and to carry on its respective businesses as they are presently conducted. First American is a bank holding company which wholly owns a bank in Sulphur Springs, Texas, a bank in Commerce, Texas (collectively, the "Bank") and a mortgage company, named First American Mortgage Corporation (the "Mortgage Company"). No other party owns any interest in the Bank or the Mortgage Company, except for the outstanding preferred stock of the Mortgage Company which shall be redeemed prior to the Closing. First American has no other businesses or ownership interest in any other businesses.

                (b) CAPITALIZATION. The authorized capital of First American consists of 1,000,000 shares of common stock, $2.50 par value, of which 91,940 shares are validly issued and outstanding, fully paid and nonassessable, and 11,000 shares in options have been granted, which shall be fully exercised prior to the Closing.

               (c)AUTHORIZATION. This Agreement has been duly executed by First American and, subject to regulatory and shareholder approval, constitutes the valid, legally binding and enforceable obligations of First American.

                (d) EFFECT OF AGREEMENT. The execution, delivery, and performance of this Agreement by First American and the consummation of transactions contemplated hereby, will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the assets of First American pursuant to the corporate charter or by-laws of First American, or pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which First American is a party which breach, termination or default would or may prevent consummation of the transactions contemplated hereby by First American.

               (e)FINANCIAL STATEMENTS OF THE CORPORATION. Delivered to Buyer herewith are the certified balance sheets of First American as of December 31, 1998, December 31, 1997 and December 31, 1996, and the statements of earnings, statements of stockholders' equity and statements of cash flow with respect to First American for the fiscal years ended 1998, 1997 and 1996 (referred to collectively herein as the "Certified Financial Statements"). Also delivered herewith are the unaudited balance sheet of First American as of March 31, 1999, and the unaudited statement of earnings, consolidated statement of stockholders' equity and consolidated statement of cash flow with respect to First American for the three-month period ended March 31, 1999 (referred to herein as the "Interim Financial Statements"). The Certified Financial Statements and the Interim Financial Statements are in accordance with the books and records of First American, fairly present the financial position of the First American as of the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years, except as stated therein.

                (f) UNDISCLOSED LIABILITIES. Except for liabilities disclosed in the Certified Financial Statements and Internal Financial Statements referred to above, First American has no liabilities nor obligations of any kind, whether accrued, absolute, contingent, or otherwise, and regardless of whether such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

                (g) ACCOUNTS RECEIVABLE AND PAYABLE. The accounts and notes receivable of First American reflected on the Interim Financial Statements, and all accounts and notes receivable arising after March 31, 1999 and prior to the Closing Date, are not subject to any defenses, counterclaims, or rights of setoff, and are current and fully collectible, less applicable reserves. First American has no accounts or notes payable, or other liabilities or obligations, except in the ordinary course of business.

                (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise disclosed in Exhibit B attached hereto, since January 1, 1999, First American has not:

                       (i) incurred any obligation or liability (contingent or otherwise) or entered into any contract, transaction, or commitment, except in the ordinary course of business;

                       (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise), except in the ordinary course of business;

                       (iii) mortgaged, pledged, or subjected to lien, charge, security interest, or to any other encumbrance any of its assets;

                       (iv) sold, assigned, transferred, conveyed, leased, or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease, or otherwise dispose of, any of its assets, other than in the ordinary course of business;

                       (v)  canceled any debt or claim;

                       (vi) waived or released anyrights;

                       (vii) made any capital expenditures in excess of $5,000.00;

                       (viii) suffered any casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;

                       (ix) suffered any material adverse change in operations, assets, properties, or businesses;

                       (x) declared any dividend or made any payment or distribution in respect of its capital stock;

                       (xi) engaged in any business other than the Bank and the Mortgage Company.

               (i)TAX MATTERS. First American has filed all United States, foreign, state, county, local, and other tax and duty returns and reports required to be filed and have paid, or set up a reasonable and adequate reserve that is reflected in the Financial Statements of the payment of all income, franchise, property, sales, employment, ad valorem, and other taxes and duties required to be paid in respect of the periods covered by such returns, and have set up a reasonable and adequate reserve that is reflected in the Interim Financial Statements for the payment of all income, franchise, property, sales, employment, or other taxes or duties required to be paid or anticipated to be required to be paid in respect of the periods subsequent to the last of such periods covered by such returns and prior to the Closing Date. First American has made all withholding of tax required to be made under all applicable United States, state, and local tax regulations. First American is not a party to any pending action, examination, investigation or proceeding, nor is any action, examination, investigation or proceeding threatened, by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against First American. To the best knowledge of First American, the liability for Federal Income Taxes for First American is closed for all taxable years ending on or prior to 1998.

                (j)   LIST OF PRIORITIES, CONTRACTS, AND OTHER DATA.
Attached hereto as Exhibit C are correct and complete lists, descriptions, or summaries, as the case may be, setting forth, as of the date of this Agreement except as specified thereon, the following:

                    (i) all policies of insurance in force (with a notation as to the date through which premiums have been paid) with respect to First American;

                    (ii)all existing contracts and commitments, including, without limiting the generality of the foregoing, all mortgages, deeds of trust, indentures, loan agreements, credit agreements, partnership agreements, and joint venture agreements, by which any of First American's assets are or maybe bound;

                    (iii) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee compensation plans or retirement plans, employee profit sharing plans, employee stock purchase or stock option plans, and hospitalization insurance or other plans or arrangements providing for benefits for employees of First American;

                    (iv)the names and current annual total compensation of all present directors and officers of First American;

                    (v) the names of all retired employees of First American who are receiving or are entitled to receive any unfunded pensions not fully covered by any pension plan to which First American is or was a party, their ages, and their current annual unfunded pension rates;

                    (vi)by category, all personal property used by First American in its businesses, including automobiles, machinery, equipment, furniture, and fixtures;

                    (vii) all approvals, authorizations, certificates, consents, licenses, orders, permits, and restrictions of any governmental agency, whether federal, state, or local, required by First American to permit the continued operation of its businesses in the manner in which they are currently conducted.
      True and complete copies of all documents, including all amendments thereto, referred to in such lists or summaries have been delivered to Buyer or are available for inspection at the office of First American. All documents, rights, obligations, and commitments referred to in such lists are valid and enforceable in accordance with their respective terms for the periods stated herein, and there is not under any of them existing default, event of default, or event that with the giving of notice or the passage of time, or both, would constitute a default.

               (k)TITLE TO ASSETS; LEASES. First American has good and marketable title to its all of its assets, free and clear of all claims, liens, and encumbrances, and will have good and marketable title, free and clear of all claims, liens, and encumbrances, to all other assets acquired after the date hereof but before the Closing Date. There are no contracts pursuant to which First American leases any real or personal property, save and except the lease of the Commerce, Texas, location.

               (l)FIXED ASSETS. The real property improvements, equipment, and other tangible assets used or owned by First American in the conduct of its businesses are fit for their intended use and are in good operating condition and repair, subject to ordinary wear and tear. None of said improvements, equipment, and other assets is subject to any commitment or other arrangement for their use by any other parties.

               (m)LITIGATION. Except as disclosed in Exhibit D attached hereto, there are no actions, suits, or proceedings at law or in equity before or by any federal, state, municipal, or other governmental or nongovernmental department, commission, board, bureau, agency, or instrumentality, pending or threatened against or affecting First American or wherein an unfavorable decision, ruling, or finding would adverse affect the consummation of the transactions contemplated by this Agreement, and to the best knowledge of First American, no facts are now in existence upon which such an action, suit, or proceeding could be brought. First American reasonably believes that the damages, liabilities, and related expenses (including the cost and expenses of investigating, prosecuting, or defending any such legal proceeding and fees and disbursements of counsel incurred herein) , whether occasioned through a final adjudication of the issues or good faith settlement, which may be incurred by First American as the result of any pending litigation set forth on Exhibit D will not exceed $50,000.00.

               (n)EPA AND OSHA. There are no actions pending or to First American's knowledge, threatened between First American and any former employees or anyone representing them. To the best knowledge of First American, First American has complied with all requirements made upon it or threatened on it under both the Environmental Protection Act, as amended, and the Occupational Safety and Health Act and has complied in all material respects with all other laws relating to the environment or employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, and the collection or payment of social security withholding and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

               (o)PATENTS, TRADEMARKS, COPYRIGHTS. First American does not own or use or infringe upon the rights of others with respect to any patents, patent applications, trade secrets, trademarks, trade names, or copyrights, and no patents, patent applications, trade secrets, trademarks, trade names, or copyrights are necessary for the conduct of the businesses of First American as now conducted. No director or officer of First American owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights.

               (p)BOOKS AND RECORDS. The books, records, and work papers of First American are substantially complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of First American set forth in the Financial Statements.

                (q) LICENSES, PERMITS, AUTHORIZATIONS. First American has all approvals, authorizations, certificates, consents, licenses, orders, and other permits of all governmental agencies, whether federal state or local, required to permit the operation of its businesses presently conducted, and no action is underway that may cause the termination, modification, or revocation thereof.

                (r) COMPLIANCE WITH APPLICABLE LAW. The conduct of the businesses of First American does not materially violate or infringe any domestic laws, statutes, ordinances, regulations, orders, or requirements. First American has not received notice of, nor do its officers have any specific knowledge of, the violation by First American of any applicable law, statute, ordinance, regulation, order, or requirement relating to its operations or assets.

                (s) TRANSACTION WITH MANAGEMENT. Except as disclosed in Exhibit E attached hereto, First American is not a party to any contract, lease, or commitment with stockholders of First American or any employee, officer, or director of First American, or any member of the family of any such person, nor are there any loans outstanding to or from any of such persons from or to First American. No officer or director has any direct or indirect financial interest in any competitor of First American.

               (t)UNDUE INFLUENCE. First American has not made any payments to or entered into any transactions with any person as an inducement to such person (or to induce such person to influence another person) to take action deemed to be to the advantage of First American in such person's official position with a governmental authority, or in such person's position with any other business entity, nor has First American directly or indirectly made any payment to any person or entity that was contrary to any law or regulation of any such governmental authority.

               (u)NO UNTRUE STATEMENT. Neither this Agreement nor any of the document, certificate, or written statement furnished to Buyer by or on behalf of First American in connection with the transactions contemplated hereby contains any untrue statement or omits to state a fact necessary in order to make the statements contained herein and therein not misleading. There is no fact, which has not been described in this Agreement or in the Exhibits attached hereto, that is known to First American or Stockholders relating to the businesses of First American which now or in the future will, with reasonable probability, materially and adversely affect First American.

               (v)PAYMENT OF BROKERS OR FINDERS. First American has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions, or other like payment in connection with this Agreement.

               (w)PENSION PLANS AND WELFARE PLANS. First American is not the sponsor of any pension benefit or welfare benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended, nor are any of the employees of First American covered by any such pension benefit or welfare benefit plan.

               (x)OFFICIAL STATEMENTS. All filings and statements to all state or federal regulatory agencies (the "Official Statements") and other documents utilized in connection therewith including, without limiting the generality of the foregoing, call reports and examination reports, do not contain any untrue statement of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (y) OFFER AND SALE OF SECURITIES. First American has not sold or offered to sell any securities, as such term is defined in the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), except such securities as shall have been "exempted securities" as such are set forth in Section 3 of the 1933 Act, or except pursuant to "exempted transactions" as such are set forth in Section 4 of the 1933 Act. Each Prospectus, notice, circular, advertisement, letter or other communication, written or by radio or television, pursuant to which First American has offered for sale any security, as such term is defined in the 1933 Act or the 1934 Act, did not at the time such security was issued and sold and does not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.
        Buyer represents and warrants to First American as follows:

        (a) ORGANIZATION, GOOD STANDING, POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease, and operate its properties, to carry on its business as it is presently conducted, and to enter into this Agreement and to perform its obligations hereunder.

               (b)AUTHORIZATION. The execution, delivery, and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action of Buyer. This Agreement has been duly executed by Buyer and is a valid, legally binding, and enforceable obligation of Buyer.

               (c)EFFECT OF AGREEMENT. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the assets of Buyer pursuant to the Certificate of Incorporation or by-laws of Buyer, or pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which Buyer is a party, or by which or pursuant to which Buyer or any of its assets may be bound, which breach, termination, or default would prevent or may be executed to prevent consummation of the transactions contemplated hereby by Buyer.

                  (d) BROKERS OR FINDERS. Buyer has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement.

                   (e) PURCHASE FOR INVESTMENT. Buyer is purchasing the Stock for its own account for investment without a view to or for the distribution thereof.

                   (f) BUYER STOCK. The authorized capital consists of 50,000,000 shares of voting common stock, $1.00 par value per share, of which 2,898,280 shares are validly issued and outstanding, fully paid and nonassessable. Buyer has delivered a certified copy of its Articles of Incorporation and Bylaws, as amended, to First American. Except as set forth in its 1998 Option Plan, the Buyer has not granted or committed to grant any options, rights, warrants or other contractual rights to acquire shares of Buyer's capital stock or securities. The shares of common stock to be issued by Buyer to shareholders of First American pursuant to this Agreement will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights or any person. The shares of Buyer's capital stock are registered under and have been issued in compliance with the 1933 Act and the 1934 Act. Such shares shall be listed for trading on the NASDAQ securities exchange or securities quotation system and will be freely transferable on such exchange without restriction or limitation. Each registration statement, prospectus, annual or quarterly report or filing, and notice, circular, advertisement and other item, relating to Buyer's securities did not at the date of such item and does not as of the date hereof contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                   (g) NO MATERIAL ADVERSE CHANGE. Since December 31, 1998, Buyer has not suffered any material adverse change in operations, assets, properties or business.

SECTION 5. COVENANTS OF FIRST AMERICAN.

        First American covenants and agrees as follows with respect to actions to be taken between the date of this Agreement and the Closing Date:

         (a) MAINTAIN REPRESENTATIONS AND WARRANTIES. Without the prior written consent of Buyer, no action will be taken that would violate the terms and conditions hereof.

               (b) ACCESS TO INFORMATION. First American will give, and to the extent necessary cause other parties to give, to Buyer and its agents and representatives, full access, during normal business hours throughout the period prior to the Closing Date, to the properties, books, work papers, contracts, commitments and records, as well as other assets of First American, whether in the possession of First American, its accountants or other representatives, and will furnish to Buyer during such period all such information concerning First American as Buyer may reasonably request. Buyer agrees that it will, and will cause its agents and representatives, to hold in strict confidence all information so obtained from First American, not disclose such information to any person or entity, and to use such information solely and exclusively for determining whether to proceed with the transaction contemplated by this Agreement, and if the transactions herein provided for is not consummated as contemplated herein, Buyer will return all such data and all copies and memoranda and other written evidence or summation thereof.

                  (c) EVIDENCE OF TITLE. First American will give, and to the extent necessary cause other parties to give, to Buyer and its agents and representatives true and correct copies of all title policies, title documents, and instruments creating or evidencing the encumbrances, easements, and restrictions affecting the properties of First American.

                (d) CONDUCT OF BUSINESS PENDING THE CLOSING DATE. Except such actions as shall be specifically agreed to by Buyer pursuant to advance written consent (which consent shall not be unreasonably withheld), First American, during the period between the date of this Agreement and the Closing Date, shall:

                (i) operate its businesses only in the usual, regular, and ordinary manner and, to the extent consistent with such operation, use its best efforts to preserve its present business organizations intact, keep available the services of its present officers and preserve its present relationship with persons having business dealings with it;

                (ii) maintain all of its assets in customary repair, order, and condition, reasonable wear and use excepted, and maintain insurance upon all of such assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iii) maintain its books, accounts, and records in the usual, regular, and ordinary manner, on a basis consistent with prior years, and endeavor to comply with all laws applicable to it and to the conduct of its businesses and to perform all of its obligations without default;

              (iv) not enter or agree to enter into any merger or consolidation with any corporation or change the character of its businesses in any manner;

              (v) not declare, pay, or make any dividend or other distribution or payments in respect of shares of its capital stock, or purchase or redeem any of such shares other than the redemption of preferred stock by the Mortgage Company;

              (vi)not (1) hire any employees; (2) make any increase in the compensation payable or to become payable by it to any director, officer or agent except in the ordinary course of business; (3) except for the June profit sharing distribution, pay or provide for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement, or other similar payment or arrangement; (4) pay or provide for any unfunded pensions not covered by any pension plan to which it is a party; and ( 5) enter into any employment or consulting agreement, sales agency, or other contract or arrangement with respect to the performance of personal services;

            (vii) not (1) incur or become subject to, or agree to incur or become subject to, any obligation or liability (contingent or otherwise) , except in the ordinary course of business; (2) discharge or satisfy any lien or encumbrance or pay any obligation or liability (contingent or otherwise), except in the ordinary course of business; ( 3) mortgage, pledge, or subject to lien or encumbrance any of its assets; (4) sell, assign, transfer, convey, lease, or otherwise dispose of any of its assets except in the ordinary course of business; (5) acquire or agree to acquire any assets except in the ordinary course of business;(6) cancel, compromise, or postpone any debt or claim except in the ordinary course of business; (7) waive any right, except in the ordinary course of business and not of material value; (8) transfer or grant any rights under any concessions, licenses, patents, inventions, trade names, trademarks, copyrights, or with respect to know-how; (9) enter into, modify, change, or terminate any existing license, lease, contract, or other documents; (10) make any capital expenditures in excess of $5,000.00, or enter into any commitment therefor; (11) enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization; (12) enter into any transactions or make or enter into any contract or commitment that by reason of its size or otherwise is not in the ordinary course of business; ( 13) enter into any contract, lease, or commitment with any member of the family of any officer, director, employee, or stockholder of or corporation affiliated with First American, or loan or otherwise make any advances to any of such entities or persons.

                  (viii) make no change in its banking policies.

               (e)NOTIFICATION OF CHANGES. First American will promptly notify Buyer in writing of the existence or happening of any fact, event, or occurrence that may alter the accuracy or completeness of any representation or warranty contained in this Agreement.

               (f)CONSENTS. First American will obtain any consents or agreements of third parties necessary for the performance by First American of its obligations under this Agreement.

               (g)REGULATORY AUTHORIZATIONS. First American will execute and file, or join in the execution and filing, any applications or other documents that may be necessary in order to obtain the authorization, approval, or consent of any governmental body that may be required, or that Buyer may reasonably request, in connection with the consummation of that transactions contemplated by this Agreement, including but not limited to change of control filings.

                (h) EFFORTS AND COOPERATION. First American will use its good faith reasonable effort to cause the satisfaction of the conditions precedent set forth in this Agreement and shall cooperate with Buyer to consummate the transaction contemplated by this Agreement.

SECTION 6. COVENANTS OF BUYER.

       Buyer covenants and agrees as follows with respect to actions to be taken between the date of this Agreement and the Closing Date:

                (a) MAINTAIN REPRESENTATIONS AND WARRANTIES. Without the prior consent of First American, no action will be taken that would violate the terms and conditions hereof.

                (b) NO CHANGE IN CAPITAL. Buyer shall not make any change in its authorized capital structure or in its issued and outstanding securities. Buyer shall not issue any securities other than the securities to be issued pursuant to the Merger.
                (c) REGISTRATION STATEMENT AND REGULATORY FILINGS. Within 30 days of the effective date of this Agreement, Buyer shall prepare and file with the SEC any required Registration Statement (on such form as may be appropriate) and all amendments and supplements thereto, with respect to the common stock to be issued pursuant to this Agreement. Within 30 days of the effective date of this Agreement, Buyer shall prepare and file all necessary filings with any banking regulatory agency which may be necessary for approval to consummate the transactions contemplated by this Agreement. Buyer shall provide to First American (1) copies of drafts of all filings made pursuant to this section in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between Buyer and any applicable agency including the SEC and the Board of Governors of the Federal Reserve System respecting the filings made pursuant to this section.

                (d) LISTING. Prior to the Closing Date, Buyer shall list the shares of Buyer common stock to be issued in the Merger on the securities exchange or other quotation system on which such shares are primarily traded.

                (e) EFFORTS AND COOPERATION. Buyer will use its good faith reasonable effort to cause the satisfaction of the conditions precedent set forth in this Agreement and shall cooperate with First American to consummate the transaction contemplated by this Agreement.

                (f) INCORPORATED AND ORGANIZATION OF SUBSIDIARY. Buyer will incorporate, charter and organize a subsidiary as a Texas corporation. Buyer will, as soon as practicable after the execution of this Agreement, enter into the Plan of Merger, the form of which is attached hereto as EXHIBIT "A", and shall perform all of its obligations thereunder. Buyer will, as soon as practicable after the execution of this Agreement, cause the subsidiary to duly authorize and enter into the Plan of Merger and shall cause the subsidiary to perform all of its obligations thereunder. Buyer shall vote all of the stock of the subsidiary in favor of the Merger and the Plan of Merger.

SECTION 7. CONDITIONS TO FIRST AMERICAN'S OBLIGATIONS.

              The obligations of First American hereunder are subject to each of the conditions set forth below,

               (a)COMPLIANCE WITH TERMS. On the Closing Date, all of the terms, conditions, and covenants of this Agreement to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed.

               (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement shall be correct and complete in all material respects at and as of the Closing Date.

                (c) SHAREHOLDER APPROVAL. The holders of at least eighty-one percent of the outstanding shares of common stock of First American shall have approved the Merger.

                (d) REGULATORY APPROVAL. Buyer shall have obtained the approval of the transaction contemplated by this Agreement by all required banking and securities regulatory agencies.

                (e) NO LITIGATION. No action shall have been taken or overtly threatened to enjoin the Merger or to impose liability upon First American or its shareholders, directors, officers, employees or agents for any action taken in connection with the Merger.

                (f) LISTING ON SECURITIES EXCHANGE. The shares of Buyer common stock to be issued pursuant to the Merger shall have been listed on the securities exchange or quotation system upon which shares of Buyer common stock are traded.

                (g) MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the condition, financial or otherwise, of the Buyer.

                (h) TAX OPINION. An opinion of a nationally recognized legal firm shall have been received in form and substance reasonably satisfactory to First American to the effect that (i) the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code; (ii) no gain or loss will be recognized by the shareholders of First American with respect to the shares of Buyer common stock received pursuant to the Merger; and (iii) the receipt of cash by shareholders of First American pursuant to the Merger shall be capital gain (or loss) to the extent shares of First American Stock were held as capital assets.

SECTION 8. CONDITIONS TO BUYER'S OBLIGATIONS.

    The obligations of Buyer at the closing hereunder are subject to each of the conditions set forth below. Any of such conditions may be waived by Buyer, but only in writing. Notwithstanding the failure or any one or more of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction of such conditions and without written waiver, and Buyer shall not be deemed to have waived any rights or remedies it may have by reason of failure of any of such conditions.
                  (a) OPINION OF COUNSEL FOR FIRST AMERICAN. Buyer shall have received an opinion of counsel for First American, dated the Closing Date in form and substance satisfactory to Buyer, to the effect that:

                              (i) First American is a corporation duly
organized, validly existing, and in good standing under the laws of the State of Texas and has the power and authority to own, lease, operate and sell its properties and to carry on its businesses as it is presently conducted.

                 (ii) The authorized capitalization of First American consists of ________ shares of common stock, $2.50 par value, of which 102,940 are validly issued and outstanding, fully paid and nonassessable.

             (iii) This Agreement has been duly executed and delivered by First American, and is a valid, legally binding and enforceable obligation as the same may be limited or otherwise affected by applicable bankruptcy, reorganization, moratorium, and other similar laws affecting the rights of creditors generally; provided, however, that no opinion need be rendered as to whether a court would grant specific performance or any other equitable remedy with respect to the enforcement of any provision of this Agreement;

            (iv) The execution, delivery, and performance of this Agreement by First American and the consummation of the transactions contemplated hereby do not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of assets of First American pursuant to the corporate charter or by-laws of First American, or, to such counsel's knowledge, pursuant to any indenture, mortgage, deed of trust, lease, contract, agreement, or other instrument, or any governmental approval, authorization, certificate, consent, license, order, or permit, or any judgment, award, decree, statute, ordinance, regulation, or any other restriction of any kind or character, to which First American is a party or by which or pursuant to which First American or any of their assets may be bound;

                 (v) Except as disclosed in therein, to the knowledge of such counsel, there are no actions, suits, or proceedings at law or in equity by or before any federal, state, municipal, or other governmental or non governmental department, commission, board, bureau, agency, or instrumentality, pending or threatened against or affecting First American or wherein an unfavorable decision, ruling, or finding would adversely affect the consummation of the transactions contemplated by this Agreement,

              (vi)To the knowledge of such counsel, First American has all approvals, authorizations, certificates, consents, licenses, orders, and other permits of all governmental agencies, whether federal, state, or local, required to permit the operation of its businesses as presently conducted, and consummation of the transactions contemplated hereby will not cause the termination, modification, or revocation thereof, or require the consent, approval, or authorization of any governmental entity or agency or any other third party.

                (b) COMPLIANCE WITH TERMS. On the Closing Date, all of the terms, conditions, and covenants of this Agreement to be complied with and performed by First American on or before the Closing Date shall have been complied with or performed.

               (c)ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by First American in this Agreement shall be correct and complete at and as of the Closing Date in all material respects.

               (d)CONSENTS AND AUTHORIZATIONS. Buyer shall have received any necessary consents from third parties and any necessary governmental approvals, consents, or permits for the performance by Buyer of its obligations under this Agreement.

               (e)ACTUAL OR THREATENED ACTIONS. There shall not be any actual or threatened action or proceeding by or before any court or other governmental body or agency that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or that might affect the right of Buyer to own the First American Stock after the Closing Date, or subject Buyer to any liability therefor.

               (f)NO ADVERSE CHANGE. Between the date of this Agreement and the Closing Date there shall have been no material adverse change in the condition or prospects (financial or otherwise) of First American.

                (g) RESIGNATIONS. Buyer shall have received the written resignations of all the directors of First American, which resignations shall become effective of the Closing Date, and a signed release by said directors of all claims against First American in form satisfactory to Buyer.

SECTION 9. TERMINATION.
    Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

           (a)    By mutual written consent of First American and Buyer;

           (b) If any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or, in any event, if the Closing has not occurred on or before September 30, 1999;

                  Written notice of any termination under this section stating the grounds therefor shall be given by the party entitled to terminate this Agreement concurrently with such termination.

SECTION 10. CONTINUING MANAGEMENT.

   The parties agree that during the interim period between the date of the execution of this Agreement and the Closing Date, Buyer shall have the right to have one or more executive officers of Buyer (collectively, the "Executive") present at the offices of First American during such term, to review contracts, documents, instruments and other obligations of First American, to familiarize himself with the conduct and operations of First American, to acquaint himself with the officers and employees of First American, and to monitor the business operations of First American. The Executive shall have the opportunity to review and express his suggestions, comments and concerns regarding the business activities of First American during said period. In no event shall the Executive be considered to be an employee of First American, First American shall have no obligation to pay the Executive, or withhold taxes or provide benefits for the Executive.

   Notwithstanding the termination, closing, or other disposition or resolution of the terms and conditions of this Agreement and the matters contained herein, First American and the Stockholders agree with Buyer that in no event shall Buyer or the Executive incur any liability as a result of the actions, omissions, or other deeds of the Executive done pursuant to the above paragraph, and First American and Stockholders do hereby release, relinquish, waive, and hold Buyer and the Executive harmless from any and all losses, costs, expenses, claims, fees or other liabilities in connections with or related to, directly or indirectly, the actions, omissions, or deeds of the Executive in conducting the activities referred to herein. This release and waiver shall incorporate any and all acts, deeds and omissions of the Executive, including, but not limited to, the Executive's own negligence. This release is between the parties to this Agreement only, and does not limit any action of a third party or any Agency.

SECTION 11. MISCELLANEOUS.

                  (a) NOTICES. All notices or deliveries required or desired to be given hereunder shall be in writing and shall be delivered in person or by registered or certified United States mail, postage prepaid, return receipt requested, or by wire, telegram, or telex, and addressed to the parties at their respective address set forth below, unless by such notice a different address shall have been designated. All notices sent by mail as aforesaid shall be deemed delivered two days after deposit in the mail. All notices sent by wire, telegram, or telex as aforesaid shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received.


  If to the Buyer:       Guaranty Bank
                         Attn:  Art Scharlach
                         P.O. Box 1158
                         Mt. Pleasant, Texas 75456-1158

If to the Seller:        First American Financial Corp.
                         Attn:  Gene Watson
                         919 Gilmer Street
                         Sulphur Springs, Texas  75483

                        (b) CONTROLLING LAW.  All questions
concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.

                (c) HEADINGS. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed to be a part hereof or to affect the construction or interpretation of any provision hereof.

                (d) MODIFICATIONS AND WAIVER. No termination, cancellation, modification, amendment, deletion, addition, or other change in this agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

               (e)ENTIRE AGREEMENT. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby, and contains the entire agreement of the parties hereto.

               (f)ASSIGNMENTS. This Agreement and any rights or duties hereunder shall not be assigned without the advance written consent of all parties hereto.

               (g)COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               (h) TIME OF ESSENCE. The parties acknowledge that time is of the essence in connection with the obligations of each party hereunder.

               (i)BINDING ON SUCCESSORS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, estates, heirs, successors, and assigns.

               (j)EXPENSES. Each party shall pay all expenses, including, without limiting the generality of the foregoing, the fees and expenses of the agents, representatives, counsel, and accountants of all parties hereto incidental to the preparation of this Agreement and the consummation of the transactions provided herein.

               (k)REPRESENTATIONS AND WARRANTIES. The representations and warranties hereunder are cumulative, not exclusive, and no representation or warranty shall be deemed to limit the scope and reasonable meaning of any other representation or warranty.

               (1)EXHIBITS. The exhibits attached hereto are incorporated herein by reference and specifically form a part of this Agreement.

               (m)SPECIFIC PERFORMANCE. The duties and obligations of Buyer and First American under this Agreement shall be subject to specific performance.

               (n)CONFIDENTIALITY. All parties agree that the matters contained herein are confidential and are not to be disclosed to any third party, save and except the Agencies, and agree to keep all matters herein strictly confidential, and will inform the officers and employees of the obligation to maintain such confidentiality.

      EXECUTED as of the date set forth above.

                                          GUARANTY BANCSHARES, INC.

                                          By:/s/ARTHER B. SCHLARACH
                                          Name: Arther B. Schlarach
                                          Title:President



                                          FIRST AMERICAN FINANCIAL CORP.

                                          By:/s/GENE WATSON
                                          Name:Gene Watson
                                          Title:Chairman of the Board

                                                                       EXHIBIT B

               PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                   RELATING TO
                        RIGHTS OF DISSENTING SHAREHOLDERS

                             (Articles 5.11 - 5.13)

ARTICLE 5.11.RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                  (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

                  (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

         (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange:

         (a) listed on a national securities exchange;

         (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (c) held of record by not less than 2,000 holders; and


         (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholders would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholders is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

         (a) shares of a domestic or foreign corporation, that immediately after the effective time of the merger or exchange, will be a part of a class or series, shares of which are:

         (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

         (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (iii) held of record by not less than 2,000 holders; (b) cash in lieu of fractional shares otherwise entitled to be received; or

         (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ARTICLE 5.12.PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

             (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair market value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

             (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten

         (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty
         (20) day period shall be bound by the action.

             (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

             (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing he names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment of their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuating, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13.PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's right under Article 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                       PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Articles of Incorporation and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws of the Registrant are filed as Exhibit 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

      The Registrant's Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

      The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

(A) EXHIBITS

                  The following documents are filed as exhibits to this Registration Statement:

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBIT
-------                  ----------------------

2.1   --    Agreement and Plan of Reorganization dated as of April 23, 1999
            Between First American Financial Corporation and Guaranty
            Bancshares, Inc.

2.2   --    First Amendment to the Agreement and Plan of Reorganization Between
            First American Financial Corporation and Guaranty Bancshares, Inc.

2.3   --    Second Amendment to the Agreement and Plan of Reorganization Between
            First American Financial Corporation and Guaranty Bancshares, Inc.

3.1   --    Amended Articles of Incorporation of Guaranty (incorporated herein by reference to Exhibit 3.1 to Form S-1, Registration No.
            333-48959).

3.2   --    Amended and Restated Bylaws of Guaranty (incorporated herein by reference to Exhibit 3.1 to Form S-1, Registration No. 333-48959).

4     --    Specimen form of certificate evidencing the Common Stock
            (incorporated herein by reference to Exhibit 4 to Form S-1, Registration No. 333-48959).

5     --    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered.

*8    --    Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.

10.1  --    Guaranty Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Form S-1, Registration No.
            333-48959).

21    --    Subsidiaries of the Registrant (incorporated herein by reference to
            Exhibit 21 to Form S-1, Registration No. 333-48959).

23.1  --    Consent of Arnold, Walker, Arnold & Co., P.C.

23.2  --    Consent of Fisk & Robinson, P.C.

23.3  --    Consent of Bracewell & Patterson, L.L.P. (included in the Opinion to be filed as Exhibit 5 to this Registration Statement).

23.4  --    Consent of Bracewell & Patterson, L.L.P. (included in the Opinion to be filed as Exhibit 8 to this Registration Statement).

99.1  --    Form of Proxy for First American

99.2  --    Form of Consent to Merger and Irrevocable Proxy.

----------
      *     To be filed by amendment.

(b)   FINANCIAL STATEMENTS AND SCHEDULES

Either not applicable or shown in the financial statements or notes thereto.

(c)   OPINION OF FINANCIAL ADVISOR

Not applicable.

ITEM 22.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Pleasant, Texas, on June 29, 1999.

                                                GUARANTY BANCSHARES, INC.
                                               (Registrant)

                                                By: /s/ Arthur B. Scharlach, Jr.
                                                Name: Arthur B. Scharlach, Jr.
                                                Title: President

                                     SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bill G. Jones and Arthur B. Scharlach, Jr. as his or her attorney-in-fact with power of substitution for him or her in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on June 29, 1999.

      SIGNATURE                     TITLE

/s/ Bill G. Jones             Chairman of the Board and Chief Executive Officer
Bill G. Jones                 (principal executive officer)

/s/ Clifton A. Payne          Senior Vice President, Controller and Director
Clifton A. Payne              (principal financial officer and principal
                              accounting officer)

/s/ Arthur B. Scharlach, Jr.  President and Director
Arthur B. Scharlach, Jr.

/s/ John A. Conroy            Director
John A. Conroy

/s/ Jonice Crane              Director
Jonice Crane

/s/ C. A. Hinton, Sr.         Director
C. A. Hinton, Sr.

/s/ Russell L. Jones          Director
Russell L. Jones

/s/ Weldon Miller             Director
Weldon Miller

/s/ D. R. Zachry              Director
D. R. Zachry

                                  INDEX TO EXHIBITS

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBIT
-------                  ----------------------

2.1   --    Agreement and Plan of Reorganization dated as of April 23, 1999
            Between First American Financial Corporation and Guaranty
            Bancshares, Inc.

2.2   --    First Amendment to the Agreement and Plan of Reorganization Between
            First American Financial Corporation and Guaranty Bancshares, Inc.

2.3   --    Second Amendment to the Agreement and Plan of Reorganization Between
            First American Financial Corporation and Guaranty Bancshares, Inc.

3.1   --    Amended Articles of Incorporation of Guaranty (incorporated herein by reference to Exhibit 3.1 to Form S-1, Registration No.
            333-48959).

3.2   --    Amended and Restated Bylaws of Guaranty (incorporated herein by reference to Exhibit 3.1 to Form S-1, Registration No. 333-48959).

4     --    Specimen form of certificate evidencing the Common Stock
            (incorporated herein by reference to Exhibit 4 to Form S-1, Registration No. 333-48959).

5     --    Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered.

*8    --    Opinion of Bracewell & Patterson, L.L.P. as to certain federal income tax matters.

10.1  --    Guaranty Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Form S-1, Registration No.
            333-48959).

21    --    Subsidiaries of the Registrant (incorporated herein by reference to
            Exhibit 21 to Form S-1, Registration No. 333-48959).

23.1  --    Consent of Arnold, Walker, Arnold & Co., P.C.

23.2  --    Consent of Fisk & Robinson, P.C.

23.3  --    Consent of Bracewell & Patterson, L.L.P. (included in the Opinion to be filed as Exhibit 5 to this Registration Statement).

23.4  --    Consent of Bracewell & Patterson, L.L.P. (included in the Opinion to be filed as Exhibit 8 to this Registration Statement).

99.1  --    Form of Proxy for First American

99.2  --    Form of Consent to Merger and Irrevocable Proxy.

----------
      *     To be filed by amendment.